As filed with the Securities and Exchange Commission on May 2, 2011
Registration Statement No. 333-171302

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Schottenstein Realty Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

4300 East Fifth Avenue
Columbus, Ohio 43219
(614) 445-8461
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Tod H. Friedman, Esq.
Executive Vice President and General Counsel
Schottenstein Realty Trust, Inc.
4300 East Fifth Avenue
Columbus, Ohio 43219
(614) 445-8461
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Corey E. Light, Esq. Judith D. Fryer, Esq. Sanford C. Presant, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 801-6400	Jeffrey M. Sullivan, Esq. DLA Piper LLP (US) 4141 Parklake Avenue Suite 300 Raleigh, North Carolina 27612 Tel: (919) 786-2000 Fax: (919) 786-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Amount of
	Proposed Maximum Aggregate	Registration
Title of Each Class of Securities to be Registered	Offering Price(1)(2)	Fee(1)
Common Stock, par value $0.01 per share	$491,000,000	$36,897.75(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their over-allotment option.

(3)	Previously paid with initial filing on December 20, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 2, 2011

PROSPECTUS

26,666,667 Shares

Common Stock

Schottenstein Realty Trust, Inc. is a fully-integrated, self-administered and self-managed owner, operator, acquirer and redeveloper of shopping centers predominantly anchored by national retailers. Upon consummation of this offering and our formation transactions, we will own interests in 157 operating properties in 27 states with approximately 21.7 million square feet of gross leasable area, which are being contributed to us by entities controlled by our Chairman and Chief Executive Officer, Jay L. Schottenstein, who will beneficially own 38.4% of our company on a fully diluted basis.

This is our initial public offering. We are offering 26,666,667 shares of our common stock. We expect the initial public offering price of our common stock to be between $14.00 and $16.00 per share. Currently, no public market exists for our common stock. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “SCRT,” subject to official notice of issuance.

We were incorporated in Maryland and intend to elect and qualify as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. Shares of our common stock are subject to ownership and transfer limitations that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a real estate investment trust, including a 9.8% ownership limit. See “Description of Securities — Restrictions on Ownership and Transfer.”

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 21 of this prospectus for a discussion of risks you should consider before investing in our common stock.

Per
	Share	Total

Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Includes a fee for services rendered in connection with transaction structuring and excludes reasonable out-of-pocket expenses of Raymond James & Associates, Inc. See “Underwriting.”

The underwriters may purchase an additional 4,000,000 shares of our common stock, at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock on or before          , 2011.

Raymond James	BofA Merrill Lynch	Wells Fargo Securities

KeyBanc Capital Markets	Credit Suisse

PNC Capital Markets LLC

The date of this prospectus is          , 2011

ROSS

Foothills Mall

LOWE'S

Woodyard Crossings

BED BATH & BEYOND
DSW SHOES
FILENE'S BASEMENT

Harvard Park

OLD NAVY
TARGET

The Marketplace at Factoria Mall

WAL★MART

Colerain Hills Shopping Center

BEST BUY
Schottenstein
REALTY TRUST, INC.

Crossings at Hobart

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or the date or dates specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use market data throughout this prospectus. Unless otherwise indicated, we derived such information from the market study prepared for us by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm. We have paid RCG a fee of $50,000 for such services. In addition, we have obtained certain market data from publicly-available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but we have not verified the accuracy and completeness of the information. Forecasts are based on data (including third-party data), models and experience of these sources and on various assumptions, all of which are subject to change without notice. There is no assurance that any of the projected amounts will be achieved.

The term “our predecessor” means (i) all entities or interests in entities controlled by Jay L. Schottenstein that currently own interests in certain properties, which interests we will own after the completion of our formation transactions described elsewhere in this prospectus, which we refer to as the “existing entities,” and (ii) Schottenstein Property Group, Inc., which we refer to as “our management company.” In this prospectus, Schottenstein Companies refers to our predecessor and all of the other real estate and other business interests owned or held by the Schottenstein family.

Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our,” “us” and “our company” refer to (i) Schottenstein Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Schottenstein Realty LP, a Delaware limited partnership, which we refer to in this prospectus as “our operating partnership,” after giving effect to the formation transactions described elsewhere in this prospectus or (ii) our predecessor before giving effect to the formation transactions described elsewhere in this prospectus.

Interests in our operating partnership are denominated in units of limited partnership, which we call operating partnership units. As used in this prospectus, when we refer to our ownership interest in our operating partnership, we mean the percentage of all operating partnership units, including LTIP units, a special class of operating partnership units that may be awarded under our incentive plan, that are expected to be held by us.

In this prospectus, unless otherwise indicated:

•	“annualized base rent” means our pro rata share, based on our percentage ownership of each property, of monthly base rent under leases in which the tenant is in possession of space earned on a cash basis for the month ending December 31, 2010 multiplied by 12, and (i) in the case of net leases, does not include expenses borne by the tenants, such as real estate taxes and insurance, and common area and other operating expenses, (ii) does not reflect amounts due per percentage rent lease terms, where applicable, (iii) includes the effect of tenant concessions and abatements, where applicable, and (iv) is calculated on a cash basis and differs from how we calculate rent in accordance with generally accepted accounting principles in the United States, or GAAP, for purposes of our financial statements;

•	“consolidated properties” refers to the properties that, immediately after this offering and the formation transactions described in this prospectus, will be majority or wholly owned by us and consolidated within our balance sheet and statement of operations in accordance with GAAP; upon completion of this offering and the formation transactions, of the 120 consolidated properties described in this prospectus, we will own a 57.5% interest in eight of these properties, own an 80% interest in one property which we expect to acquire and wholly own the remaining 111 properties;

•	“enterprise value” means, with respect to our financing policy, the market capitalization of our common equity, including our operating partnership units, plus (i) the current balance of all of our outstanding indebtedness (including, for purposes of this definition, our pro rata share of indebtedness encumbering our unconsolidated joint venture properties), minus our cash balance, and (ii) the current liquidation value of any preferred equity outstanding;

•	“fully diluted basis” means all outstanding shares of our common stock at such time plus all outstanding shares of restricted stock and shares of common stock issuable upon the exchange of operating partnership units and LTIP units for shares of our common stock on a one-for-one basis, which is not the same as the meaning of “diluted” under GAAP;

(i)

•	“fully-integrated” means the ability to provide comprehensive real estate services, including acquisition, asset and property management, leasing, construction and financing services, to support a real estate portfolio;

•	“GLA” means gross leasable area;

•	“net operating income,” or “NOI,” means rents, expense recoveries, percentage rents and other revenues for the applicable property, less property level operating, maintenance and management expenses and real estate taxes;

•	“percentage rent” means the specified percentage of a tenant’s sales made at the rented premises that the tenant is obligated to pay its landlord, in addition to any fixed rental payments;

•	“power/big box shopping center” means a destination center or other large format property typically containing 250,000 or more square feet predominantly occupied by national retailers offering a variety of product lines and includes single- and multi-tenant properties;

•	“pro forma for this offering” or “on a pro forma basis” means for the information presented, having given effect to the formation transactions described elsewhere in this prospectus, the consummation of this offering at the midpoint of the price range set forth in the front cover of this prospectus, and the application of the proceeds of this offering, as described under “Use of Proceeds;” and

•	“unconsolidated properties” refers to properties that, immediately after this offering and the formation transactions described in this prospectus, will be less than majority owned by us and not consolidated within our balance sheet and statement of operations in accordance with GAAP.

(ii)

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” as well as the historical and unaudited pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, the information contained in this prospectus assumes (i) the formation transactions, as described under the caption “Structure and Formation of Our Company” have been completed, (ii) the 26,666,667 shares of common stock to be sold in this offering are sold at $15.00 per share, which is the mid-point of the price range set forth on the front cover of this prospectus, (iii) no exercise by the underwriters of their option to purchase up to an additional 4,000,000 shares of our common stock solely to cover over-allotments, (iv) the operating partnership units to be issued in the formation transactions are valued at $15.00 per unit, and (v) all property and debt information is as of December 31, 2010.

The Company

We are a fully-integrated, self-administered and self-managed owner, operator, acquirer and redeveloper of high quality power/big box, community and neighborhood shopping centers in major population centers throughout the United States predominantly anchored by national retailers.

We believe that our executive management team’s operating capabilities, strong national retailer relationships and entrepreneurial orientation have enabled us to successfully invest in, lease and manage shopping centers through a variety of economic, real estate and capital markets cycles. Our Chairman and Chief Executive Officer, Jay L. Schottenstein, has led the Schottenstein Companies since 1993 and has substantial experience from his more than 30 years in the retail and real estate industries, including the initial public offerings of American Eagle Outfitters, Inc. and DSW, Inc. The Schottenstein Companies have acquired and developed more than 25 million square feet of GLA since 1957, including major redevelopments, repositioning projects and acquisitions of mortgage notes. In addition, the Schottenstein Companies, through our executive management team, have made other opportunistic investments, such as the acquisition, repositioning and retenanting of properties of Albertsons LLC, Montgomery Ward Holding Corp., Service Merchandise Company, Inc., and Best Products Inc. and the related liquidations of inventories in their operating companies. Many of these investments were accomplished by partnering with, and managing real estate properties for, well known market participants, such as Kimco Realty Corporation, Simon Property Group, Cerberus Capital Management, L.P., Klaff Realty, LP and Lubert-Adler Partners, L.P.

As of December 31, 2010, on a pro forma basis, we own interests in 157 operating properties in 27 states with approximately 21.7 million square feet of GLA, which are 91.9% occupied:

•	We own 110 consolidated retail properties with approximately 11.0 million square feet of GLA and joint venture interests in 37 unconsolidated retail properties with approximately 6.1 million square feet of GLA, which in aggregate are 90.6% occupied. Our retail properties contribute 82.7% of our annualized base rent, and we plan to focus on the growth and expansion of our retail property portfolio.

•	We own 10 consolidated office/industrial properties with approximately 4.5 million square feet of GLA that are 96.7% occupied and comprise 17.3% of our annualized base rent, including 2.9 million square feet of GLA at the Columbus Aircenter, a portion of which we occupy as our headquarters.

We were incorporated in Maryland on July 28, 2010 and intend to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. We will conduct substantially all of our business activities through our operating partnership, of which we are the sole general partner and expect to hold a 57.6% ownership interest upon completion of this offering.

Our principal executive offices are located at 4300 East Fifth Avenue, Columbus, Ohio, 43219. In addition, we have property management offices in Tucson, Arizona, Visalia, California and Indianapolis, Indiana. Our telephone number is (614) 445-8461 and our website address is www.srtrust.com. Our website and information accessible through our website do not constitute a part of this prospectus.

Our Competitive Strengths

Experienced Management Team. Our eight-member executive management team has more than 200 years combined experience, including our Chief Financial Officer’s 10 years of public REIT experience. Our management team has grown our portfolio to approximately 21.7 million square feet through a disciplined acquisition philosophy, with 76.7% of our GLA acquired since 1993 but only 5.2% of our GLA acquired in 2006-2007. In addition, members of our executive management team have made other opportunistic investments on behalf of the Schottenstein Companies, such as the acquisition, repositioning and retenanting of properties of Albertsons LLC, Montgomery Ward Holding Corp., Service Merchandise Company, Inc., and Best Products Inc. and the related liquidations of inventories in their operating companies. Our management team has also been involved in several public company real estate and retail transactions, including the initial public offerings of American Eagle Outfitters, Inc., or American Eagle Outfitters, and DSW, Inc., or DSW.

Unique Retail Industry Experience. We believe the experience gained through the association with retailers affiliated with the Schottenstein Companies provides us with a competitive advantage in evaluating retail shopping center locations and understanding retail trends, operators and strategies. The Schottenstein Companies own interests in retail and retail-related businesses such as American Eagle Outfitters, DSW, American Signature, Inc., or American Signature, Judith Leiber, Adrienne Vittadini and Taryn Rose, which cater to a variety of demographics. Jay L. Schottenstein, our Chairman and Chief Executive Officer, is the largest stockholder and non-executive chairman of public companies American Eagle Outfitters, DSW and Retail Ventures, Inc., or RVI, as well as chairman and chief executive officer of furniture retailer American Signature, one of the largest furniture retailers in the U.S., with sales of more than $1 billion in the fiscal year ended July 31, 2010. In addition, the Schottenstein Companies own an interest in SB Capital Group, LLC, or SB Capital, a value maximization and inventory liquidation business whose recent transactions and engagements include Borders, Fortunoff’s, Circuit City, Mervyn’s and Linens & Things.

Well Diversified, Stable Portfolio of High Quality Properties. As of December 31, 2010, pro forma for this offering, our portfolio consists of 157 operating properties with approximately 21.7 million square feet of GLA in 27 states, which are 91.9% occupied. Our properties are located in markets that we believe have attractive traits such as projected population and household income growth. Approximately 84.0% of our annualized base rent is located in a top 50 metropolitan statistical area or city as ranked by population. Approximately 48.6% of our annual base rent is generated from power/big box shopping centers and 33.8% is generated from neighborhood or community shopping centers or enclosed malls. Our combined predecessor portfolio occupancy was 91.2%, 90.3%, and 90.4%, on December 31, 2010, December 31, 2009, and December 31, 2008, respectively.

Large, Diverse, National Tenant Base. Senior management has focused on fostering and maintaining extensive relationships with national and regional retailers. As of December 31, 2010, pro forma for this offering, we generate 80.1% and 9.1% of our annualized base rent from national and regional tenants, respectively, such as American Signature, DSW, Bed Bath & Beyond, Inc., Burlington Coat Factory and TJX Companies, and 47.9% of our annualized base rent from public companies or state governments. We currently have more than 900 distinct existing tenant relationships, which include most national big box retailers.

External Growth Through a Variety of Acquisition Strategies Facilitated by Extensive Industry Relationships. We acquired many of the properties in our current portfolio through our executive management’s established senior level relationships with tenants and other market participants, such as Kimco Realty Corporation, or Kimco, Simon Property Group, Cerberus Capital Management, L.P., Klaff Realty, LP and Lubert-Adler Partners, L.P. In addition, our executive management team has acquired properties successfully through a wide variety of strategies, including through the acquisition of mortgage notes, bankruptcy processes, the acquisition of retailers, the use of joint ventures and the acquisition of fee simple title, ground lease interests and leasehold interests.

Conservative Capital Structure. As of December 31, 2010, on a pro forma basis, we have consolidated indebtedness of approximately $343.8 million and total indebtedness of approximately $488.2 million (including our pro rata share of consolidated and unconsolidated joint venture debt), 4.1% of which is comprised of floating rate obligations. All of our indebtedness is non-recourse to us, except we have guarantees or indemnification agreements with respect to approximately $32.0 million in principal balances related to certain joint ventures with Kimco. At the midpoint of our stated offering range, we will have a net debt-to-enterprise value ratio of 39.5% (based on our total indebtedness, including our pro rata share of consolidated and unconsolidated joint venture debt). We anticipate entering into a new $200 million revolving credit facility concurrently with, or shortly following, the closing of this offering. At March 31, 2011, our total indebtedness was $484.1 million as a result of our pro rata share of regular principal payments since December 31, 2010 of $3.6 million of consolidated debt and $0.5 million of joint venture debt.

Management Team Aligned with Stockholders. Pro forma for this offering, our executive officers will beneficially own 39.8% of our company on a fully diluted basis.

Business and Growth Strategies

Our objective is to increase stockholder value by maximizing total returns and achieving long-term growth through the following business and growth strategies:

Reinvest in our Properties. We have historically invested in properties located in attractive markets where we believe we can enhance value through leasing, redevelopment and repositioning. We will continue to upgrade our current portfolio through operating improvements where we feel we can generate attractive returns. Examples of past projects where we have executed this strategy include:

•	Woodyard Crossings. In February 1999, we acquired this center for $27.6 million after the bankruptcy filing of the anchor tenant, Caldor Department Stores. Since then, we have invested an additional $19.5 million to expand the center from 280,000 square feet to 488,000 square feet. Our expansion included demolishing the Caldor Department Stores building and re-tenanting the center, including adding a Lowe’s, Walmart, Staples, and multiple outparcels. NOI has grown since 2000 (our first full year of ownership) to $5.3 million in 2010.

•	Crossings at Hobart. In February 1994, we acquired this center for $14.9 million from a bank that had foreclosed on the borrower. At the time, the center was 196,000 square feet and anchored by Walmart, with construction in progress on additional space. Since acquisition, we have invested an additional $33.0 million to expand the center to 806,000 square feet and attracted additional tenants, including Best Buy, Bed Bath & Beyond, and Old Navy. NOI has grown since 1994 to more than $5.3 million in 2010.

•	Crossways Shopping Center. In November 2000, we acquired this 350,000 square foot center for $26.8 million. At acquisition, the property had significant vacancy and other tenancy concerns with regard to anchor tenants Montgomery Ward and Upton’s Department Store, or Upton’s. Since acquisition, we have invested an additional $5.3 million to reposition the Montgomery Ward space into spaces now leased to TJ Maxx and Ross Dress for Less and leased the vacant Upton’s space to Value City Furniture. We also redeveloped the Montgomery Ward Auto Center into space currently leased by Panera Bread and Vitamin Shoppe. NOI has grown since 2001 (our first full year of ownership) to $3.6 million in 2010.

For reconciliation of the NOI of our properties described above to our historical combined NOI, see “Business and Properties — Business and Growth Strategies.”

Source New Investment Opportunities. We believe that investment opportunities will arise over the next several years as property owners continue to face liquidity concerns because of debt maturities and as non-traditional owners such as banks, insurance companies and commercial mortgage-backed securities, or CMBS, trusts liquidate their investments. Historically, we have grown our portfolio through a variety of investment structures sourced through our substantial industry contacts, such as SB Capital. Using our thorough underwriting process, we plan to continue to selectively grow our portfolio through these and other sources.

Drive Internal Growth through Aggressive Leasing and Rental Increases. We believe that we can further grow our income by leasing vacant space. In 2009 and 2010, we leased approximately 3.4 million square feet of GLA, including 91 new leases for approximately 1.5 million square feet of GLA. We plan to continue to lease space in our portfolio through our extensive relationships with national retailers, many of whom are currently expanding their operations. Our leases typically provide for an increase in base rent every three to five years by a specified percentage.

	For the three
	months ended
	March 31,	For the year ended December 31,
	2011	2010	2009	2008	2007
	(in thousands, except number of leases, GLA and per square foot data)

Number of new leases and renewals executed	41	122	118	95	120

GLA of new leases and renewals	447,029	1,597,695	1,810,060	1,338,242	2,296,095

Management History and Experience

We employ 73 professionals and have in-house expertise in all material aspects of our business. Our eight executive officers have more than 200 years of combined experience and have been with our company for an average of 19 years. The following table shows our executive management team:

		Tenure with
	Industry	our
	Experience	Predecessor
Name	(years)	(years)	Current Position

Jay L. Schottenstein	34	34	Chairman and Chief Executive Officer
Benton E. Kraner	30	30	President and Chief Operating Officer
Jeffrey S. Gould	24	21	Chief Investment Officer
James A. Fleming	28	—	Executive Vice President — Chief Financial Officer
Joseph A. Schottenstein	8	8	Executive Vice President — Acquisitions and Leasing
Tod H. Friedman	22	16	Executive Vice President and General Counsel
Mark S. Ungar	24	13	Executive Vice President — Leasing and Development
Charles M. Seall, Jr.	31	31	Executive Vice President — Property Management

Total	201	153

Our company will be the exclusive investment vehicle for Jay L. Schottenstein, our Chairman and Chief Executive Officer, for retail real estate properties. In addition, our exclusive relationship with SB Capital will continue to allow us to receive information about any retail property acquisition opportunities that may be directed by SB Capital, other than retail property transactions that relate to inventory liquidation transactions.

Jay L. Schottenstein, our Chairman and Chief Executive Officer, is nationally recognized for his role as an owner and operator of retail real estate and retail operating companies. Mr. Schottenstein and his family have acquired more than 25 million square feet of GLA since 1957 through a variety of transactions, including acquiring interests in properties, completing major redevelopment and repositioning projects, and acquiring mortgage notes.

Mr. Schottenstein has served as Chairman of the Board of American Eagle Outfitters (AEO: NYSE) since 1992, taking the company public in 1994 and subsequently growing it from 167 stores to 1,086 stores as of January 29, 2011. Mr. Schottenstein also serves as Chairman of the Board of DSW (DSW: NYSE), a leading U.S. specialty branded footwear retailer. Under Mr. Schottenstein’s leadership, the DSW chain has grown from a single store to 313 stores and 351 leased shoe departments throughout the United States as of October 30, 2010. Mr. Schottenstein is also Chairman and Chief Executive Officer of Schottenstein Stores Corporation, or SSC, which owns American Signature, a furniture retailer, which operates 131 stores located in 19 states with more than $1.0 billion in sales in the fiscal year ending July 31, 2010. In addition to his roles with the above retailers, Mr. Schottenstein is also Chairman of the Board of SB Capital, a retail liquidation business, and Chairman and Chief Executive Officer of Schottenstein Luxury Group, which operates various luxury brands.

Benton E. Kraner, our President and Chief Operating Officer, has held various positions during his 30 year tenure with the Schottenstein Companies, including serving as Chief Financial Officer of Schottenstein Property Group, or SPG, since 1999 and Chief Operating Officer since 2007. Mr. Kraner is responsible for the day-to-day operations of our company and oversees all acquisitions, capital market activities, leasing and joint venture activities.

Jeffrey S. Gould, our Chief Investment Officer, has worked with the Schottenstein Companies for 21 years and is currently responsible for leading our acquisitions and dispositions efforts. During this time, Mr. Gould has overseen the growth of our real estate portfolio to more than 21 million square feet.

James A. Fleming, our Chief Financial Officer, joined our company on January 1, 2011. Mr. Fleming previously served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, or Cousins Properties, a public REIT listed on the New York Stock Exchange.

Joseph A. Schottenstein, our director and Executive Vice President — Acquisitions and Leasing, has held various positions during his eight years with the Schottenstein Companies, including as Vice President of Leasing at SPG from 2008 to 2010. Mr. Joseph Schottenstein will be responsible for investment and leasing decisions, as well as maintaining and expanding tenant and industry relationships.

Market Opportunity

We focus on power/big box, community and neighborhood shopping centers in which a majority of the GLA is typically associated with national retail tenants leasing more than 10,000 square feet. We believe that big box space will generate higher occupancies, longer rental terms and lower turnover as compared to shopping centers populated with smaller, local tenants because big box tenants are typically larger national companies that are often public, require longer lease terms and have better access to capital. Furthermore, we believe that, as national retail tenants continue to expand and the supply of big box space remains constrained, the operating fundamentals of our properties will continue to improve.

According to RCG, employment growth and improving housing and stock market conditions will likely have a positive impact on consumer confidence and spending. Furthermore, RCG believes increasing retail sales combined with lower construction activity and levels of store closings have led to improving occupancy in shopping centers. While the highly publicized bankruptcies of multiple retailers created vacancies in 2007 and 2008, trends among national retailers have been generally positive starting in late-2009 and many have announced store expansion plans. Retail construction in 2010 was 61.3% lower than the 2007 peak. We believe these are positive drivers for retail real estate occupancy, rents and values.

We also believe that, along with continuing improved operating fundamentals, an attractive investment opportunity will exist for investing in retail shopping centers. According to RCG, retail property values have declined 35.8% from the real estate market peak in 2007 based on the Moody’s REAL Commercial Property Price Index, and over-leveraged property owners are facing liquidity concerns as debt matures. We believe this represents an opportunity for well-capitalized operators as non-traditional owners sell retail properties.

Our Portfolio Summary

The following table summarizes general information as of December 31, 2010 about the operating properties of our company on a pro forma basis, as compared to the properties of our predecessor:

	As of December 31, 2010
	Pro Forma	Predecessor

Consolidated retail properties (1):
Number of Properties	110	95
Total GLA	11,047,145	10,253,225
Percent leased	89.5%	88.8%

Consolidated office/industrial properties:
Number of properties	10	10
Total GLA	4,500,920	4,500,920
Percent leased	96.7%	96.7%

Unconsolidated joint venture properties (2):
Number of Properties	37	45
Total GLA	6,106,368	6,468,289
Percent leased	92.7%	93.1%

Total properties:
Number of Properties	157	150
Total GLA	21,654,433	21,222,434
Percent leased	91.9%	91.8%

(1)	Pro forma consolidated properties include one property which we are under contract to acquire, contingent upon the completion of satisfactory due diligence.

(2)	Includes GLA associated with a property that secures a mortgage note in which we own an interest.

The table below presents an overview of our operating portfolio as of December 31, 2010, on a pro forma basis, in order of our pro rata share of annualized base rent:

		At 100% Ownership					Pro Rata Share(1)
				Annualized Base Rent				Annualized Base Rent
						Per Leased				Per Leased
	Number	Percent				Square				Square
Region / State	of Properties	Leased	GLA	Total	Percent	Foot	GLA	Total	Percent	Foot
				(in thousands)				(in thousands)

Retail Shopping Centers
Midwest
Ohio	43	88.4%	3,567,904	$26,471	15.8%	$8.39	3,450,001	$24,921	20.6%	$8.20
Indiana	7	83.4%	1,740,139	11,357	6.8%	7.83	1,740,139	11,357	9.5%	7.83
Michigan(2)	8	77.2%	1,097,289	8,459	5.0%	9.99	909,599	6,702	5.5%	9.83
Illinois	6	78.2%	562,783	2,905	1.7%	6.60	562,783	2,905	2.4%	6.60
North Dakota	1	100.0%	165,670	1,600	1.0%	9.66	165,670	1,600	1.3%	9.66
Missouri	1	69.5%	65,480	296	0.2%	6.51	65,480	296	0.2%	6.51

Subtotal	66	84.8%	7,199,265	$51,088	30.5%	$8.37	6,893,672	$47,781	39.5%	$8.20
Southeast
Virginia	7	98.9%	686,498	$8,063	4.8%	$11.87	686,498	$8,063	6.7%	$11.87
Kentucky	5	91.7%	702,108	4,045	2.4%	6.28	702,108	4,045	3.3%	6.28
Florida(3)	5	96.3%	278,246	3,752	2.2%	14.00	199,845	2,996	2.5%	15.63
North Carolina	3	100.0%	217,356	1,689	1.0%	7.77	217,356	1,689	1.4%	7.77
Tennessee	3	100.0%	197,244	1,894	1.1%	9.60	175,994	1,681	1.4%	9.55
West Virginia	5	90.2%	254,200	1,212	0.7%	5.29	254,200	1,212	1.0%	5.29
Georgia	2	100.0%	241,808	1,627	1.0%	6.73	114,646	760	0.6%	6.63
Mississippi	2	100.0%	103,847	565	0.3%	5.44	82,597	373	0.3%	4.52
South Carolina	1	100.0%	50,000	325	0.2%	6.50	50,000	325	0.3%	6.50

Subtotal	33	96.3%	2,731,307	$23,172	13.7%	$8.81	2,483,244	$21,144	17.5%	$8.87
West / Southwest
Arizona	3	98.6%	893,179	$10,449	6.2%	$11.86	616,822	$8,407	6.9%	$13.91
California	18	90.8%	2,675,190	25,942	15.5%	10.67	656,800	5,617	4.6%	9.58
Washington	3	90.4%	746,734	8,171	5.0%	12.11	287,509	3,014	2.5%	11.37
Colorado	4	91.6%	357,917	2,898	1.7%	8.84	200,291	1,586	1.3%	8.56
Nevada	2	96.6%	589,765	7,676	4.6%	13.47	79,029	1,025	0.8%	13.42
Oregon	2	93.0%	283,654	3,131	1.9%	11.87	46,318	500	0.4%	11.45
Texas	2	100.0%	137,607	686	0.4%	4.99	59,287	424	0.3%	7.15
Alaska	1	100.0%	146,759	647	0.4%	4.41	40,359	178	0.1%	4.41

Subtotal	35	93.2%	5,830,805	$59,600	35.7%	$10.97	1,986,415	$20,751	16.9%	$11.15
Mid-Atlantic / Northeast
Maryland	4	99.3%	749,143	$8,398	5.0%	$11.29	666,122	$7,026	5.8%	$10.62
Pennsylvania	7	98.6%	615,393	4,341	2.6%	7.15	518,434	3,471	2.9%	6.78
New York	1	100.0%	5,458	180	0.1%	32.98	5,458	180	0.1%	32.98
New Hampshire	1	100.0%	22,142	0	0.0%	NA	22,142	0	0.0%	NA

Subtotal	13	99.0%	1,392,136	$12,919	7.7%	$9.37	1,212,156	$10,677	8.8%	$8.89

Retail Subtotal	147	90.6%	17,153,513	$146,779	87.6%	$9.44	12,575,487	$100,353	82.7%	$8.90

Office / Industrial

Ohio	8	96.4%	4,116,915	$18,937	11.3%	$4.77	4,116,915	$18,937	15.7%	$4.77
Virginia	1	100.0%	359,605	1,798	1.1%	5.00	359,605	1,798	1.5%	5.00
Pennsylvania	1	100.0%	24,400	79	0.0%	3.24	24,400	79	0.1%	3.24

Subtotal	10	96.7%	4,500,920	$20,814	12.4%	$4.78	4,500,920	$20,814	17.3%	$4.78
Total / Weighted Average	157	91.9%	21,654,433	$167,593	100.0%	$8.42	17,076,407	$121,167	100.0%	$7.76

(1)	Pro rata share attributable to us, based on our equity ownership percentage in each property.

(2)	Includes one property consisting of 63,273 square feet of GLA and representing $383 of annualized base rent for which we own a 50% interest in an unconsolidated joint venture which owns a first mortgage secured by the property.

(3)	Includes one property which we are under contract to acquire, contingent upon the completion of satisfactory due diligence.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors below and under the section titled “Risk Factors” beginning on page 21, together with the other information contained in this prospectus, before deciding whether to purchase our common stock.

•	As part of the formation transactions, we have not obtained recent appraisals of the properties that we will own upon completion of this offering and the formation transactions, and the value of these properties and the terms of their contribution were not negotiated at arm’s length and the consideration given by us in exchange for them may exceed their fair market value.

•	Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

•	A significant portion of our revenues are generated from major tenants, including American Signature (13.4% of annualized base rent), DSW (9.4% of annualized base rent), and Bed Bath & Beyond (4.7% of annualized base rent) and failure by any major tenant to make rental payments to us could seriously harm our performance. Moreover, our properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

•	Our outstanding indebtedness upon completion of this offering reduces cash available for distribution and exposes us to the risk of default under our debt obligations.

•	Our results of operations will be significantly influenced by the economies of the markets in which we operate, in particular the Midwest and specifically Ohio, where a significant number of our properties are located, and the market for retail space generally.

•	Our growth depends on external sources of capital that are outside of our control, which may affect our ability to capitalize on strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

•	We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

•	We may assume unknown liabilities in connection with the formation transactions.

•	Our executive officers have limited experience operating a REIT.

•	Our success depends on key personnel whose continued service is not guaranteed.

•	We currently have leases with American Signature and DSW, retailers affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer, which were not necessarily negotiated at arm’s length.

•	Some of our directors and officers also serve as directors and officers of, and/or own beneficial interests in, American Signature and DSW (or companies that own these tenants), which could result in conflicts of interest for these directors and officers between our interests and the interests of our tenants.

•	Jay L. Schottenstein will continue to be involved in outside businesses that may interfere with his ability to devote time and attention to our business and affairs, and although we expect that Mr. Schottenstein will devote a substantial amount of his business time and attention to us, we cannot accurately predict the amount of time and attention that Mr. Schottenstein will devote to his outside business interests.

•	Certain provisions of our charter, operating partnership agreement and Maryland law could inhibit a change in control of us, which could lower the value of our shares or preclude the opportunity for the holders of our common stock to realize a premium over the then-prevailing market price of our common stock.

•	There has been no public market for our common stock prior to this offering, and an active trading market may not develop or be sustained following this offering.

•	The cash available for distribution to our stockholders may not be sufficient to make distributions at expected levels, nor can we assure you of our ability to make distributions in the future.

•	We may need to borrow funds to pay our distributions.

•	Differences between the book value of the assets we will own following the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock that investors will own upon completion of this offering and the formation transactions.

•	Our failure to qualify or remain qualified as a REIT would subject us to significant U.S. federal income tax and applicable state and local taxes.

•	REIT distribution requirements could require us to borrow funds or sell properties during unfavorable market conditions or subject us to tax.

Structure and Formation of Our Company

We were incorporated in Maryland on July 28, 2010, and our operating partnership was formed as a Delaware limited partnership on July 29, 2010. We are the sole general partner of our operating partnership. We engaged or, prior to or concurrently with the completion of this offering, will engage, in a series of transactions we refer to as the formation transactions. We designed the formation transactions to consolidate the ownership of our portfolio of shopping centers and office/industrial properties (including in certain cases the equity interest of our predecessor’s joint venture partners in the properties) and certain assets and liabilities of the management company into our operating partnership; facilitate this offering; repay existing indebtedness related to certain properties in our portfolio and other obligations; enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011; and defer the recognition of taxable gain by certain continuing investors (as defined below) in connection with their contribution of their interests in our predecessor in exchange for operating partnership units, while enabling them to obtain liquidity for their investments.

The formation transactions consist of our incorporation and the formation of our operating partnership and include the following:

•	Holders of equity interests in our predecessor, including certain members of our executive management and directors and their affiliates, will contribute their interests in our predecessor for an aggregate of 19,028,313 operating partnership units. We refer to holders of interests in our predecessor that will own operating partnership units following consummation of the formation transactions as continuing investors.

•	Other holders of equity interests in our predecessor, including affiliates of Schottenstein family members (who are not officers or directors of our company) and SSC, will contribute their interests in our predecessor for an aggregate of $175.7 million in cash equal to the value of 11,378,326 operating partnership units, based on the mid-point of the range of prices set forth on the front cover of this prospectus, plus $5.0 million in cash to increase our ownership interests in three properties in which our predecessor owns a controlling interest. As a result, if the actual public offering price is greater than the mid-point, the cash will be proportionately greater. If the actual public offering price is less than the mid-point, the cash will be proportionately less. The $5.0 million in cash for the interests in the three properties is fixed and will not vary based on the public offering price. None of our executive officers will receive cash in connection with the formation transactions, except that SSC will receive $55.6 million in cash, based on the mid-point of the range, primarily for tax planning purposes. Jay L. Schottenstein, Joseph Schottenstein and other Schottenstein family members own interests in SSC.

•	We will assume approximately $343.8 million in total consolidated debt associated with our properties and become subject to guarantee or indemnification arrangements with respect to $32.0 million in outstanding principal amount of loans to unconsolidated joint venture partnerships with Kimco. All of our other indebtedness is non-recourse to us.

•	We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units, repay approximately $122.0 million of our outstanding indebtedness and expect to pay approximately $4.1 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness.

• We will convert approximately $122.2 million of related party debt to equity.

•	We will acquire equity interests in 24 properties with 2.1 million square feet of GLA for $14.4 million in cash and 757,227 operating partnership units. These interests will include the following:

•	additional equity interest in nine existing joint venture properties that we will consolidate upon acquiring the additional interest;

•	new equity interest in five properties that we will control and consolidate;

•	additional equity interest in nine existing joint venture properties that will continue to remain unconsolidated equity investment; and

•	a new equity interest in a joint venture that holds one property that we will report as an unconsolidated equity investment.

•	We will acquire an 80% interest in one retail property with approximately 71,000 square feet of GLA for $5.6 million in cash.

•	We anticipate entering into a new $200 million revolving credit facility concurrently with, or shortly following, the closing of this offering.

Our Structure

The following diagram depicts our beneficial ownership structure on a fully diluted basis upon completion of this offering and the formation transactions:

(1)	Includes (i) 385,197 restricted shares of our common stock to be granted by us to our independent directors, executive officers and certain employees and consultants and (ii) 87,665 LTIP units to be granted by us to our executive officers concurrently with this offering.

(2)	Ownership percentage in operating partnership shown reflects ownership of senior management only.

(3)	Our operating partnership will own various properties and joint venture interests through limited liability companies and limited partnerships, the structure of which may be based upon the tax treatment of such an entity in the state in which the property is located or dictated by the financing that is placed on the property.

New Revolving Credit Facility and Financing Policy

We anticipate entering into a new $200 million revolving credit facility concurrently with, or shortly following, the closing of this offering. There is no assurance that we will be able to enter into a definitive agreement relating to a facility that we find acceptable, or at all. We anticipate using this facility for, among other things, funding acquisitions, general corporate matters and working capital. We intend to maintain a ratio of maximum debt to enterprise value of 50%, excluding indebtedness encumbering our current and future unconsolidated joint venture properties. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Indebtedness to be Outstanding After This Offering.”

Benefits to Related Parties and Conflicts of Interest

Benefits to Related Parties. The table below sets forth the equity interests in us that the named executive officers of our company will receive, directly or through affiliates, in connection with the formation transactions.

				LTIP
				Units and
		Operating		Shares of
		Partnership		Restricted	Aggregate
Name	Position	Units (1)		Stock (2)	Value

Jay L. Schottenstein	Chairman and Chief Executive Officer	12,040,471	(3)	58,334	$181,482,075
Benton E. Kraner	President and Chief Operating Officer	57,152		76,666	$2,007,270
Jeffrey S. Gould	Chief Investment Officer	216,261		76,666	$4,393,905
James A. Fleming	Executive Vice President — Chief Financial Officer	—		59,666	$894,990
Joseph A. Schottenstein	Executive Vice President — Acquisitions and Leasing	—	(4)	16,666	$249,990

(1)	Table reflects economic, or pecuniary, interest and not beneficial ownership. Jay L. Schottenstein, our Chairman and Chief Executive Officer, will beneficially own 18,002,244 shares of our common stock and operating partnership units, or 38.4% of our company, on a fully diluted basis, upon completion of this offering.

(2)	Includes one time grants of restricted shares as founders’ stock upon consummation of this offering for each of Messrs. Kraner, Gould and Fleming. LTIP units and restricted shares are subject to certain vesting requirements. See “Management — Compensation of Named Executive Officers.”

(3)	Includes economic ownership of Jay L. Schottenstein and his children, including Joseph A. Schottenstein.

(4)	Economic ownership included above with Jay L. Schottenstein.

The aggregate values in the table above are based on the mid-point of the range of prices set forth on the front cover of this prospectus. If the actual public offering price is greater than the mid-point, the consideration received by the named executive officers will be proportionately more valuable. Likewise, if the actual public offering price is less than the mid-point, the consideration received by the named executive officers will be proportionately less valuable.

None of our executive officers will receive cash in connection with the formation transactions, except SSC will receive $55.6 million in cash, based on the mid-point of the range, primarily for tax planning purposes. Jay L. Schottenstein, Joseph Schottenstein and other Schottenstein family members own interests in SSC. We will repay the outstanding indebtedness of certain entities affiliated with Schottenstein family members in connection with their contribution of properties by our predecessor to us. Schottenstein family members other than Jay L. Schottenstein and Joseph Schottenstein, directly or through affiliates, will receive operating partnership units and cash in the formation transactions.

Upon completion of this offering or in connection with the formation transactions, our executive management team, our directors and our continuing investors will receive other material benefits, including the following:

•	Employment agreements for certain of our executive officers providing for, among other things, non-compete arrangements and severance upon a termination of employment under certain circumstances as described under “Management — Employment Agreements.”

•	Pursuant to our charter and bylaws, indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our executive management team and directors of our management company who will become members of our executive management team and/or directors, in their capacities as such.

•	Tax protection agreements providing indemnification by us against adverse tax consequences to the continuing investors affiliated with Schottenstein family members and certain of our executive officers in the event that, subject to maintenance of minimum ownership levels, on or before the seventh anniversary of the closing of the formation transactions, we sell in a taxable transaction any of 14 specified properties or fail to make certain amounts of indebtedness available for allocation for federal income tax purposes to such other continuing investors, including by means of a guarantee or other arrangement to bear the risk of loss, which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

•	The benefit of the management services provided by us with respect to the excluded non-strategic properties and joint venture interests described below pursuant to management agreements on what we believe to be market terms. We expect that we will generate approximately $1.1 million in net management fees from the excluded, non-strategic properties and excluded joint ventures in 2011.

•	In the case of our independent directors, an aggregate of 30,000 restricted shares of our common stock to be granted concurrently with this offering (10,002 restricted shares as founders’ stock and 19,998 restricted shares for annual service as directors, in each case subject to certain vesting requirements).

•	The benefit of payments from us pursuant to the shared services agreement that we will enter into with American Signature, a tenant and company affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer, to provide us with certain services, including administrative, security, mail, and refuse collection services. We expect to pay approximately $250,000 to American Signature during 2011 for services under the shared services agreement.

Persons holding operating partnership units and LTIP units as a result of the formation transactions will have rights (i) beginning one year after the completion of this offering, to cause our operating partnership to redeem any or all of their operating partnership units for a cash amount equal to the then-current market value of one share of our common stock per operating partnership unit, or, at our election, to exchange such operating partnership units for which a redemption notice has been received for shares of our common stock on a one-for-one basis and (ii) beginning one year after completion of this offering, (a) to cause us to register shares of our common stock that may be issued in exchange for operating partnership units and LTIP units upon issuance under the Securities Act and (b) to cause us to register such shares of common stock for resale under the Securities Act.

Conflicts of Interest. Following completion of this offering, as a result of the benefits described above and other relationships, there may be conflicts of interest between us and our executive officers and directors.

•	Conflicts may arise with respect to certain transactions between the holders of operating partnership units (including the continuing investors) and our stockholders. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of operating partnership units, which would make those transactions less desirable to them. We also will enter into tax protection agreements with affiliates of Jay L. Schottenstein, other Schottenstein family members and certain of our executive officers that may make it less advantageous for us to sell certain properties and require us to make a minimum amount of debt available for them to guarantee (or otherwise bear the risk of loss).

•	Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, directly and indirectly own interests in various non-strategic real estate properties and joint venture interests that will not be contributed to us, which we refer to collectively as the excluded properties and excluded joint venture interests. In addition, Jay L. Schottenstein serves as the trustee of the trusts that directly or indirectly own the excluded properties and excluded joint venture interests. In his capacity as trustee, Jay L. Schottenstein has responsibilities with respect to the management of these trusts and the making of investment decisions concerning assets of the trusts. The excluded properties and excluded joint venture interests include apartment properties, small land parcels not suitable for retail properties, properties currently held for sale and other retail, office and industrial properties which possess a tenant mix or growth profile which we do not believe is consistent with our portfolio composition or strategic direction. Of the 85 excluded retail and office/industrial properties, 69 are classified as held for sale and one property was sold on March 31, 2011. We have no present intention to purchase any of the excluded properties after the consummation of this offering. We will continue to provide management services on what we believe to be market terms pursuant to management agreements between us and the owners of the excluded properties or the excluded joint ventures. We expect that we will generate approximately $1.1 million in net management fees from these management agreements in 2011. The ownership interests of our executive management team in the excluded properties and joint ventures may create conflicts between their interests and our interests and result in competition between our properties and the excluded properties (including properties in the joint ventures). See “Certain Relationships and Related Transactions — Excluded Properties and Joint Venture Interests.”

•	Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, may face conflicts of interest arising out of their relationships with American Signature and DSW. Jay L. Schottenstein serves as a director and officer of American Signature and DSW, and he and Joseph Schottenstein currently have significant direct or indirect ownership interests in American Signature and DSW, each of which lease our properties, including for their respective headquarters, and from which we derive a significant amount of revenue. American Signature is wholly owned by SSC. Jay L. Schottenstein is the Chairman of the Board and Chief Executive Officer of SSC. As of January 6, 2011, Jay L. Schottenstein beneficially owned approximately 65.6% of the common shares of SSC and the remaining common shares are owned by certain Schottenstein family members and trusts, the beneficiaries of which are Schottenstein family members. According to publicly available information, as of March 22, 2011, Jay L. Schottenstein has beneficial ownership of 12.3% of the shares of class A common stock of DSW and 0.9% of the combined voting power of all classes of common stock of DSW. These relationships and ownership interests could create, or appear to create, potential conflicts of interest, which may not be resolved in our favor.

•	In addition to serving as the Chairman of the Board and Chief Executive Officer of SSC, which wholly owns American Signature, and the Chairman of the Board of DSW, Jay L. Schottenstein also serves as the Chairman of the Board of American Eagle Outfitters, the Chairman of the Board of SB Capital, and the Chairman of the Board and Chief Executive Officer of Schottenstein Luxury Group. Jay L. Schottenstein has fiduciary duties to the holders of interests in these companies. In addition, Jay L. Schottenstein has fiduciary duties to the holders of interests in the companies and entities that own the excluded properties and excluded joint venture interests. These duties could create potential conflicts of interest with our company, which may not be resolved in our favor.

We have adopted independent director approval and other policies that are designed to eliminate or minimize certain conflicts of interest including those discussed above, and the limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders. See “Policies with Respect to Certain Activities — Conflict of Interest Policies” and “Description of the Partnership Agreement of Schottenstein Realty LP — Fiduciary Responsibilities.”

Distribution Policy

We intend to make regular quarterly distributions to holders of shares of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending June 30, 2011, based on $0.16 per share for a full quarter. On an annualized basis, this would be $0.64 per share, or an annual distribution rate of approximately 4.3% based on the mid-point of the range of prices set forth on the front cover of this prospectus. Although we have not previously paid distributions, we intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. Actual distributions may be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters exercise their option to purchase up to 4,000,000 additional shares solely to cover over-allotments.

Our Tax Status

We intend to elect and qualify as a REIT commencing with our taxable year ending December 31, 2011. We believe we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “Federal Income Tax Considerations.”

This Offering

Common stock offered by us	26,666,667 shares

Common stock to be outstanding after this offering	27,051,864 shares[1]

Common stock and operating partnership units to be outstanding after this offering	46,925,069 shares / units[2]

Use of proceeds	We intend to use the net proceeds of this offering as follows:

• approximately $190.1 million to acquire equity interests in certain of the existing entities and joint venture properties;

• approximately $126.1 million to repay or defease existing third-party and related party indebtedness, including repayment of intercompany debt balances, prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness;

• up to approximately $15.0 million to invest as a limited partner in a real estate related investment fund;

• approximately $5.6 million to acquire an 80% interest in one retail shopping center property; and

• approximately $27.1 million to fund general corporate purposes, including working capital and future acquisitions.

Proposed New York Stock Exchange symbol	“SCRT”

(1)	Includes 385,197 restricted shares of our common stock to be granted by us concurrently with this offering to our independent directors, executive officers, and certain employees and consultants. Assumes no exercise by the underwriters of their option to purchase up to an additional 4,000,000 shares of our common stock solely to cover over-allotments, excludes 2,277,138 shares reserved for future issuance under our incentive compensation plan and 87,665 LTIP units to be granted by us concurrently with this offering to our executive officers under our incentive compensation plan.

(2)	Includes 19,785,540 operating partnership units and 87,665 LTIP units expected to be outstanding following the consummation of the formation transactions. The operating partnership units may, subject to the limits in the operating partnership agreement, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing one year after the date of this prospectus.

Summary Historical and Unaudited Pro Forma Financial and Operating Data

The following table sets forth summary financial and operating data on (i) a pro forma basis for our company giving effect to this offering and the formation transactions, the use of proceeds thereof and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 and (ii) a combined historical basis for our predecessor beginning on page F-15. We are presenting historical information for our predecessor because Schottenstein Realty Trust, Inc. has not had any corporate activity since its formation.

Our predecessor’s combined historical financial information includes:

•	the real estate operations for the existing entities; and

•	assets and liabilities of the management company, including its asset and property management, leasing and real estate redevelopment operations.

You should read the following summary financial data in conjunction with our combined financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary combined balance sheet data as of December 31, 2010 and 2009 of our predecessor and summary combined operating data for the years ended December 31, 2010, 2009 and 2008 of our predecessor have been derived from the combined financial statements of our predecessor audited by PricewaterhouseCoopers, LLP, our independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. The summary combined balance sheet data as of December 31, 2008 and the summary combined operating data for the year ended December 31, 2007 have been derived from audited combined financial statements of the predecessor which are not included in this prospectus. The summary combined balance sheet information as of December 31, 2007 and December 31, 2006 and summary combined operating data for the year ended December 31, 2006 have been derived from the unaudited combined financial statements of our predecessor.

Our unaudited summary pro forma condensed consolidated balance sheet data and operating data as of and for the year ended December 31, 2010 assumes completion of this offering, the formation transactions, the repayment of certain indebtedness and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 as of January 1, 2010 for the operating data and as of the stated date for the balance sheet data.

Our unaudited pro forma consolidated financial data is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

Schottenstein Realty Trust, Inc.
Summary Financial Data

	Year Ended December 31,
	Pro Forma	Predecessor
	Consolidated	Historical Combined
	2010	2010	2009	2008	2007	2006
	(Unaudited)					(Unaudited)
	(in thousands)

Revenue:
Rents	$108,230	$96,513	$89,438	$91,586	$88,627	$83,232
Expense recoveries from tenants	33,813	29,044	24,415	28,007	25,029	20,836
Percentage rents	711	592	687	569	1,570	1,742
Related party management fees	2,395	4,230	5,730	4,723	5,102	5,962
Other	842	620	1,043	415	258	248

Total revenues	145,991	130,999	121,313	125,300	120,586	112,020

Expenses
Property operating and maintenance	36,004	31,282	25,508	31,666	23,723	21,468
Real estate taxes	22,565	20,579	19,589	19,250	17,034	16,132
General and administrative	20,193	17,144	12,025	8,418	14,659	10,417
Impairment of investment in real estate	1,421	1,421	—	—	—	—
Costs associated with acquisitions	419	419	158	—	—	—
Depreciation and amortization	37,644	27,404	21,705	21,066	22,517	17,708

Total expenses	118,246	98,249	78,985	80,400	77,933	65,725

Operating income	27,745	32,750	42,328	44,900	42,653	46,295
Interest expense	(24,352)	(29,385)	(26,416)	(31,163)	(37,629)	(28,842)
Interest income	137	662	395	478	1,329	1,169
Other non-operating gains, net	3,204	3,204	1,843	—	—	1,108
Impairment on unconsolidated joint ventures	—	—	—	(16,476)	—	—
Income (loss) from unconsolidated joint ventures	791	363	402	(432)	(224)	(6)

Net income (loss)	7,525	7,594	18,552	(2,693)	6,129	19,724
Less: Net income (loss) attributable to non-controlling interest	2,971	(268)	62	67	141	65

Net income (loss) attributable to controlling interests	$4,554	$7,862	$18,490	$(2,760)	$5,988	$19,659

Pro forma weighted average common shares outstanding:
Shares issued in the offering excluding unvested restricted shares and LTIP units	26,667
Proceeds from shares for general corporate purposes ($27.1 million / $15 per share)	(1,807)

Denominator for basic and diluted earnings per share	24,860

Pro forma earnings per share:
Basic and diluted	$0.18

	As of December 31,
	Pro Forma	Predecessor
	Consolidated	Historical Combined
	2010	2010	2009	2008	2007	2006
	(unaudited)				(unaudited)	(unaudited)
	(In thousands)

Selected Balance Sheet Data:
Investments in real estate	$898,649	$850,485	$772,897	$747,132	$708,773	$676,971
Less: accumulated depreciation and amortization	(223,545)	(223,545)	(203,156)	(183,768)	(165,412)	(148,625)

Net investment in real estate	675,104	626,940	569,741	563,364	543,361	528,346
Total assets	870,707	799,295	700,013	672,702	666,300	672,375

Total debt	345,519	569,012	509,339	525,064	453,520	450,378

Total liabilities	404,166	659,463	585,565	600,184	530,758	531,151
Equity:
Controlling interest	263,705	139,009	117,773	75,898	138,899	144,721
Non-controlling interest	202,836	823	(3,325)	(3,380)	(3,357)	(3,498)

Total equity	466,541	139,832	114,448	72,518	135,542	141,223
Total liabilities and equity	870,707	799,295	700,013	672,702	666,300	672,374

The following information is based on unaudited information:

	Year Ended December 31,
	Pro Forma	Predecessor
	Consolidated	Historical Combined
	2010	2010	2009	2008	2007	2006
	(in thousands, except number of properties and GLA)

Other Data:
Consolidated properties:
Number of Properties	120	105	102	101	98	96
Total GLA (1)	15,548,065	14,754,145	14,220,727	14,268,015	13,909,270	13,762,712
Unconsolidated JV properties:
Number of Properties	37	45	30	30	30	26
Total GLA (1)	6,106,368	6,468,289	3,821,044	3,821,044	3,821,044	3,032,406
Total properties:
Number of Properties	157	150	132	131	128	122
Total GLA	21,654,433	21,222,434	18,041,771	18,089,059	17,730,314	16,795,118
Consolidated:
Property net operating income
(NOI) (1)	$85,027	$74,908	$70,486	$69,661	$74,727	$68,458
Funds from operations (2)(3)	$45,960	$36,848	$42,820	$23,146	$32,778	$37,367

(1)	For a definition and reconciliation of property net operating income, or NOI, and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Net Operating Income.”

(2)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations.”

(3)	On a pro forma basis, this represents FFO allocable to common stockholders and unitholders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before deciding whether to purchase our common stock. If certain of the following risks occur, our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders may suffer materially or could be eliminated entirely, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section entitled “Forward-Looking Statements.”

Risks Related to Our Properties and Our Business

We have not obtained any recent appraisals for the properties that we expect to acquire in the formation transactions for the purpose of determining the value of these properties for this offering. The formation transactions and the value of these properties were not negotiated in an arm’s length transaction, and the consideration that we will provide in exchange for these properties as part of the formation transactions may exceed their fair market value individually or in the aggregate.

As part of the formation transactions, we have not obtained any recent third-party appraisals of the properties and other assets that we will own upon completion of the formation transactions and this offering, nor any independent third-party valuations or fairness opinions. The formation transactions and the value of the properties were not negotiated at arm’s length. The value of the shares of our common stock and the operating partnership units that we will issue in exchange for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock will be determined in consultation with the underwriters. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given in exchange by us for these properties and other assets may exceed their fair market value.

We may be unable to sell, dispose of or refinance one or more of our properties in the future and we may be unable to realize our investment objectives, which could cause our business to be adversely affected.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. We may be unable to realize our investment objectives by sale, other disposition or a refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, lack of financing, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

A significant portion of our revenues are generated from major tenants, and rental payment defaults by these tenants could adversely affect our results of operations.

Many of our properties derive a substantial amount of rental income from a limited number of major tenants or an anchor, such as American Signature (13.4% of annualized base rent), DSW

(9.4% of annualized base rent), Bed Bath and Beyond and its related affiliates (4.7% of annualized base rent), State of Ohio (4.1% of annualized base rent) and Burlington Coat Factory (2.4% of annualized base rent), and, therefore, the revenues generated from those properties are materially dependent on the financial stability of such tenants. The lease terminations by a major tenant or an anchor or a failure by that major tenant or anchor to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all. Furthermore, because many of our leases are triple-net, the failure of a tenant to make payments could result not only in lost rental income, but also in an increase in the landlord’s portion of the operating costs. The occurrence of any of the situations described above, particularly if it involves a major tenant or an anchor with leases in multiple locations, could have an adverse effect on our financial condition and our ability to pay distributions to you.

A significant number of our properties are located in the Midwest, primarily in Ohio, which exposes us to greater economic risks than if we owned properties in more diversified geographic regions.

Of our annualized base rent, 55.2% is generated from properties located in the Midwest (41.8% without giving effect to our pro rata share), with 36.3% of our annualized base rent generated from properties located in Ohio (27.1% without giving effect to our pro rata share). Any adverse economic or real estate developments in the Midwest resulting from the region’s economy, regulatory environment, business climate, fiscal problems or weather, could adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, and our ability to satisfy our debt service obligations and to make distributions to our stockholders. Recently, the Midwest economy has suffered from the effects of recession and resulting job losses. We cannot assure you that the Midwest economy or the national economy will experience growth in the near or long term.

We may not be able to control our operating costs or our expenses may increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take possession of the property, resulting in a further reduction in net income.

Our dependence on rental income may adversely affect our profitability, our ability to meet our debt obligations and our ability to make distributions to our stockholders.

Our performance and ability to meet our debt obligations and to make distributions to our stockholders depends on our ability to collect rent from our tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition, whether as a result of general economic conditions or otherwise. As a result, our tenants may fail to make rental payments when due under a number of leases, delay a number of lease commencements, decline to extend or renew a number of leases upon expiration, close a number of stores or declare bankruptcy. Any of these actions could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases.

Our ability to pay our estimated initial annual distribution depends upon our actual operating results, and, in adverse scenarios, we may have to borrow funds to pay this distribution, which could slow our growth.

We expect to pay an initial annual dividend of $0.64 per share, or $30.0 million in the aggregate, which represents approximately 126.5% of, or $6.3 million less than, our estimated cash available for distribution of $23.7 million for the 12 months ending December 31, 2011 calculated as described in “Distribution Policy.” Assuming our operating cash flow does not increase or is not greater than the estimate contained in “Distribution Policy,” we may be required either to fund future distributions from cash balances or borrowings or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution, our stock price may be adversely affected.

Our outstanding indebtedness upon completion of this offering reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

Upon completion of this offering, we anticipate our total consolidated indebtedness will be approximately $343.8 million after repayment of certain indebtedness (based on December 31, 2010 pro forma outstanding balances), and we may incur significant additional debt to finance future acquisition and redevelopment activities. We anticipate entering into a new revolving credit facility upon consummation of this offering or shortly thereafter. In addition to our consolidated indebtedness, we will be party to guarantee or indemnification arrangements with respect to approximately $32.0 million in principal amount of loans to unconsolidated joint venture partnerships with Kimco.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including, but not limited to, the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms;

•	we may default on our obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate our debt obligations, foreclose on the properties that secure their loans and/or take control of our properties that secure their loans and collect rents and other property income;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

•	our default under certain loans with cross default provisions could result in a default on other indebtedness; and

•	certain loan covenants may preclude us from making distributions under certain circumstances.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected. In addition, in connection with our debt agreements we may enter into lockbox and cash management agreements pursuant to which a portion of the income generated by our properties will be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our various lenders and from which cash will be distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of principal and interest on our debt, insurance, taxes, operating expenses and extraordinary capital expenditures and leasing expenses. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures could also trigger our tax indemnification obligations under the terms of our agreements with certain continuing investors with respect to sales of certain properties, obligating us to use commercially reasonable efforts to make certain levels of indebtedness available for them to guarantee (or otherwise bear the risk of loss) which, among other things, allows them to defer the recognition of gain in connection with the formation transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “— Consolidated Indebtedness to be Outstanding After This Offering.”

We may be unable to collect balances due on our leases from any tenants in bankruptcy.

If a tenant files for bankruptcy protection, we cannot assure you that the tenant will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor in bankruptcy could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility.

In connection with the formation transactions, we have agreed to indemnify certain of the continuing investors, including Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, against certain tax liabilities associated with certain of the contributed properties and intended to be deferred in the formation transactions. If we were to trigger our tax indemnification obligations under these agreements, we would be required to pay damages for the resulting tax consequences to Jay L. Schottenstein and certain other continuing investors, the calculation of which may not be determinable at this time but which could exceed such investors’ allocable share of the tax liabilities associated with the contributed properties at such time. See “Certain Relationships and Related Transactions — Tax Protection Agreements.”

Adverse economic or real estate developments in any of the markets in which we operate, and the market for retail space generally, could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, infrastructure quality, state budgetary constraints and priorities, increases in real estate taxes, costs of complying with government regulations or increased regulation and other factors. Any adverse economic or real estate developments in any of the markets in which we operate, or any decrease in demand for retail space resulting from the local regulatory environment, business climate or fiscal problems or increased Internet shopping, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We are exposed to risks associated with property development and redevelopment that could have an adverse effect on our financial condition and results of operations.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to certain risks, including, without limitation:

•	the availability and pricing of financing on favorable terms or at all;

•	the availability and timely receipt of zoning, land use, building, occupancy and other regulatory approvals;

•	the potential for the fluctuation of occupancy rates and rents at redeveloped properties due to a number of factors, including market and economic conditions, which may result in our investment not being profitable;

•	costs may be higher than anticipated and income from the property may be generated later than anticipated;

•	the cost and timely completion of construction (including risks beyond our control, such as weather or labor conditions, or material shortages); and

•	the inability to lease properties that are developed or redeveloped upon completion of construction.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We may be unable to successfully expand our operations into new markets, which could adversely affect our financial condition, result of operations, cash flow and trading price of our common stock.

If opportunities arise, we may explore acquisitions of properties in new markets. Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in our current markets are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we will not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect the results of our expansion into those markets, and we may be unable to build a significant market share or achieve a desired return on our investments in new markets. We will also have a limited amount of the net proceeds from this offering to fund acquisitions, which could adversely impact our ability to expand into new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

Our growth depends on external sources of capital that are outside of our control, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

In order to maintain our qualification as a REIT, we are required under the Code to annually distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms, in the time period we desire, or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our then current debt levels;

•	our then current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire or redevelop properties when strategic opportunities exist, satisfy our principal and interest obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire, and any renewals may be lower rental rates, which could adversely affect our financial condition, results of operations, cash flow and trading price of our common stock.

As of December 31, 2010, leases representing 14.8% of our annualized base rent of the properties in our consolidated portfolio were month-to-month leases or otherwise scheduled to expire in 2011, and an additional 8.5% of the rentable square feet of the properties in our consolidated portfolio was available to be leased. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not lease vacant space or re-lease a significant portion of our available space and space for which leases are scheduled to expire, our financial condition, results of operations, cash flow, cash available for distribution to our stockholders, trading price of our shares of common stock, and our ability to satisfy our debt service obligations could be materially adversely affected.

We are party to certain leases which may have a potential impact on our REIT status.

We currently have leases with retailers affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer, for certain of our properties which were not necessarily negotiated on an arm’s length basis. We believe any related party rents from these entities are not material and therefore do not jeopardize our status as a REIT. However, our ownership and the ownership of a tenant are determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning other stock owned, directly or indirectly, by or for such person. Other attribution rules apply for these related party rent purposes to partnerships in which we, our stockholders, or one of our operating partnership’s partners own or is deemed to own an interest. These attribution rules are highly complex and difficult to apply, and our operating partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. Our operating partnership will use its best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT. In making this determination, consideration will be given to certain restrictions in our charter which are designed to prevent any person from owning, directly or indirectly, constructively or as a result of attribution, more that 9.8% of our stock.

Recent market and economic conditions have been unprecedented and challenging with slower growth and tighter credit conditions. These adverse conditions and competition may impede our ability to generate sufficient income to pay expenses, maintain properties, make distributions and maintain and refinance debt.

The economic performance and value of our properties is subject to all of the risks associated with owning and operating real estate including:

•	changes in the local, regional, national and international economic climate and demographic conditions;

•	local conditions, including an oversupply of, or a reduction in demand for, space in properties like those that we own;

•	the attractiveness of our properties to tenants;

•	the ability of our tenants to pay rent;

•	our ability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options or other incentives;

•	competition from other available properties and competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	changes in market rental rates;

•	our need to periodically pay for costs related to repair, renovation and re-letting of space;

•	our ability to provide adequate management services and to maintain our properties;

•	increased operating costs, if these costs cannot be passed through to our tenants;

•	our ability to secure adequate insurance;

•	fluctuations in interest rates;

•	changes in real estate taxes, maintenance, insurance and other expenses;

•	availability of financing on acceptable terms or at all;

•	volatility in the capital and credit markets, which could adversely affect the overall amount of capital and debt financing available to invest in real estate, which may result in decreases in price or value of real estate assets;

•	the fact that the expenses of owning and operating properties are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the properties; and

•	changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes.

Our portfolio of properties consists primarily of retail and some office/industrial properties and because we seek to acquire additional retail properties, a decrease in the demand for retail or office/industrial space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. The market for retail space has been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing consumer purchases through catalogues and the Internet. These adverse economic conditions have forced some retailers to declare bankruptcy and close stores. Other retailers have announced store closings even though they have not filed for bankruptcy protection. Although we will take current economic conditions into account in acquiring properties in the future, our long-term success depends in part on improving economic conditions and the eventual return of a stable and dependable financing market for retail real estate. To the extent that current conditions continue, they are likely to negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common stock, our ability to satisfy our debt service obligations and our ability to make distributions to our stockholders.

We may be unable to complete acquisitions, and even if acquisitions are completed, we may fail to successfully operate the acquired properties.

We continue to evaluate the market for available properties and may acquire additional properties when attractive opportunities exist. Our ability to acquire and operate the acquired properties is subject to significant risks, including:

•	we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	even if we enter into agreements for the acquisition of properties, these agreements will be subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance the acquisition of properties on favorable terms in the time period we desire, or at all;

•	we may spend more than budgeted to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	we may experience difficulty in obtaining any required consents of third parties such as tenants and mortgage lenders;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot acquire properties in a timely manner and on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

Turmoil in the capital and credit markets could adversely impact our acquisition activities and the pricing of real estate assets.

Volatility in the capital and credit markets could adversely affect our acquisition activities by causing lenders and credit rating agencies to tighten their underwriting standards. This directly affects a lender’s ability to provide debt financing and increases the cost of available debt financing. As a result, we may not be able to obtain favorable debt financing in the future or at all. This may result in future acquisitions generating lower overall economic returns, which may adversely affect our results of operations and distributions to stockholders. Furthermore, any turmoil in the capital or credit markets could adversely impact the overall amount of capital and debt financing available to invest in real estate, which may result in decreases in price or value of real estate assets.

Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates of our properties.

We compete with a number of developers, owners and operators of retail and industrial real estate, some of which own or may in the future own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders may be adversely affected.

Inflation may adversely affect our financial condition and results of operations.

Many of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. However, increased inflation may have a more pronounced negative impact on our general and administrative expenses because these costs could increase at a rate higher than our rents. Also, inflation may adversely affect tenant leases with stated rent increases or limits on such tenant’s obligation to pay its share of operating expenses, which could be lower than the increase in inflation at any given time. For example, certain of our triple-net and bondable leases for freestanding retail properties do not include rent escalation clauses and therefore tenants under such leases pay a flat rental rate throughout the life of their lease. Inflation could also have an adverse effect on consumer spending, which may impact our tenants’ sales and, in turn, our average rents.

Potential losses such as those from adverse weather conditions, natural disasters and title claims, may not be fully covered by our insurance policies.

Our business operations are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters that could cause significant damage to the properties in our portfolio. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies include substantial self-insurance portions and significant deductibles and co-payments for such events, and recent hurricanes in the United States have affected the availability and price of such insurance. As a result, we may incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue certain insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, we do not carry insurance for certain losses, including losses caused by certain environmental conditions such as mold or asbestos, riots or war. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims.

If we experience a loss that is uninsured or which exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

In addition, certain of our properties could not be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of these or other properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination in our properties may expose us to third-party liability or adversely affect our ability to sell, lease or redevelop the real estate or to borrow using the real estate as collateral.

Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain, underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. If hazardous or toxic substances were released from these tanks, we could incur significant costs or be liable to third parties with respect to the releases. Additionally, leasing properties to tenants that engage in industrial, manufacturing and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Our properties may contain asbestos or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to you.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials, or ACMs, and potential ACMs. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may affect the value of any of our properties containing ACMs and potential ACMs. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.

We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact our stock price.

A decline in the fair market value of our assets may require us to recognize an other-than-temporary impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on a majority of the properties in our existing portfolio. In general, each of the site assessments was completed at the time we acquired a property and, if required by the lender, updated at the time we refinanced a property. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments were conducted in general accordance with the industry standards in effect at the time of the assessment and generally did not and do not include soil samplings, subsurface investigations or an asbestos survey. In addition, these assessments may or may not meet current standards for conducting such assessments and may or may not establish one of the elements necessary for certain landowner liability protections against environmental liability currently available under certain environmental law. We have acquired, and may in the future acquire, properties or interests in properties with known adverse environmental conditions, including asbestos-containing building materials, or ACBM. In such circumstances, the environmental conditions are addressed in accordance with applicable environmental laws. Moreover, the site assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability. The costs of future environmental compliance could affect our ability to make distributions to our stockholders and could have a material adverse effect on our business, assets or results of operations.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We carry comprehensive general and excess liability, fire and extended coverage and loss of rental insurance covering all of the contribution properties under multiple blanket portfolio policies. We believe the policy specifications and insured limits are adequate given the relative risk of loss, cost of the coverage and standard industry practice. We cannot assure you, however, that our insurance coverage will be sufficient or that our liability, if any, will not have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We may assume unknown liabilities in connection with the formation transactions, which, if significant, could adversely affect our business.

As part of our formation transactions, we expect to acquire the contributed properties through our operating partnership. These properties may be subject to existing liabilities that are unknown at the time we complete this offering, which could affect such properties’ valuation or revenue potential. Unknown liabilities might include liabilities for cleanup or remediation of unknown environmental conditions; claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering); tax liabilities; and accrued but unpaid liabilities incurred in the ordinary course of business. The existence of such liabilities could significantly adversely affect the value of the property subject to such liability and our ability to make distributions to our stockholders. As part of the formation transactions, the holders of interests in our predecessor who are contributing their interests have made only limited representations and warranties to us regarding the entities and the properties that we will own following our formation transactions, which representations and warranties survive for a period of one year. Such holders have agreed to indemnify us and our operating partnership, subject to limitations, for breaches of such representations and for losses resulting from the predecessor’s operation of its business and the ownership and operation of its properties on or before the closing date. Any such claim must be brought within 12 months of the closing of this offering. Because many liabilities, including tax liabilities, may not be identified within such period, we may have no recourse against any of the owners of our predecessor for these liabilities, if any.

An increase of our property taxes due to property tax rate changes or reassessment could adversely impact our cash flows.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. In particular, our portfolio of properties may be reassessed as a result of this offering. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow could be impacted, and our ability to make expected distributions to our stockholders could be adversely affected.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

Subject to maintaining our qualification as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

Compliance with the ADA and similar laws may require us to make significant unanticipated expenditures, which could adversely affect our financial condition, results of operations, cash flow and trading price of our common stock.

All of our contribution and acquisition properties are required to comply with the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe the properties in our portfolio substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of the properties in our portfolio is not in compliance with the ADA, we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

Risks Related to Our Organization and Structure

We have no experience operating as a REIT or as a public company, which may affect our ability to successfully operate our business or generate sufficient cash flows to make or sustain distributions to our stockholders.

We were incorporated on July 28, 2010 and have no operating history as a REIT or a public company. Although certain members of our management team have experience as officers and/or directors of public companies, our management team has limited experience managing a REIT. Therefore, we cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or a public company, including the requirements to timely meet disclosure requirements and to comply with the Sarbanes-Oxley Act of 2002.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel, particularly Jay L. Schottenstein, our Chairman and Chief Executive Officer. Among the reasons Mr. Schottenstein is important to our success is that he has a national industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lost his services, our relationships with such personnel could diminish.

Each member of our management team has developed relationships through previous business dealings with numerous members of the commercial real estate community, including current and prospective tenants, lenders, real estate brokers, developers and managers. We expect that their reputations will attract business and investment opportunities before the active marketing of properties and will assist us in negotiations with lenders, existing and potential tenants, and industry personnel. If we lost their services, our relationships with such lenders, existing and prospective tenants, and industry personnel could suffer. We will enter into employment agreements with certain of our executive officers, but we cannot guarantee that they will not terminate their employment prior to the end of the term.

Tax consequences to holders of operating partnership units upon a sale or refinancing of our properties may cause the interests of certain members of our executive management team to differ from your own.

As a result of the unrealized built-in gain attributable to a property at the time of contribution, some holders of operating partnership units, including Jay L. Schottenstein, our Chairman and Chief Executive Officer, Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, and certain of our other executive officers, may suffer different and more adverse tax consequences than holders of our common stock upon the sale or refinancing of the properties owned by our operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event. Except as otherwise provided in tax protection agreements, as those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all. As a result, the effect of certain transactions on these members of our executive management team may influence their decisions affecting these properties and may cause such members of our executive management team to attempt to delay, defer or prevent a transaction that might otherwise be in the best interests of our other stockholders. See “Certain Relationships and Related Transactions — Tax Protection Agreements.”

Jay L. Schottenstein will continue to be involved in outside businesses, which may interfere with his ability to devote time and attention to our business and affairs.

We will rely on our executive management team, including Mr. Schottenstein, for the day-to-day operations of our business. Following the completion of this offering, however, Mr. Schottenstein will continue to serve as chairman of the board of directors of American Eagle Outfitters, DSW, and RVI, chairman and chief executive officer of American Signature, as well as in various management roles at other related companies. As a result, Mr. Schottenstein will have certain ongoing duties to the businesses indicated above that could require a portion of his time and attention. Although we expect that Mr. Schottenstein will devote a substantial amount of his business time and attention to us, we cannot accurately predict the amount of time and attention that will be required of Mr. Schottenstein to perform these ongoing duties. To the extent that Mr. Schottenstein is required to dedicate time and attention to American Eagle Outfitters, DSW, RVI, American Signature or any other companies to which he has an obligation, his ability to devote a substantial amount of his business time and attention to our business and affairs may be limited and could adversely affect our operations.

Some of our directors and officers also serve as directors and officers of the tenants that lease our properties, and may have conflicts of interest because they may own stock or options to purchase stock in these companies.

Jay L. Schottenstein, our Chairman and Chief Executive Officer, serves as a director and officer of American Signature and DSW, two of our major tenants. Jay L. Schottenstein and Joseph Schottenstein hold significant direct or indirect equity interests in these tenants. These employment arrangements and ownership interests or options could create, or appear to create, potential conflicts of interest when directors or officers who own stock or stock options in these companies are faced with decisions that could have different implications for them than they do for us. These potential conflicts of interest may not be resolved in our favor.

We currently have leases with affiliates or other related entities for certain of our properties. As a result, in any such transaction, we may not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

We currently lease a significant portion of our retail space to American Signature and DSW, retailers affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer. We also lease office space to American Signature and DSW for their headquarters. We may in the future enter into additional leases or renew the terms of our existing leases with our affiliates or other related entities. Executive management will experience a conflict in representing our interests in these transactions. In any such transaction, we will not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

We may pursue less vigorous enforcement of terms of leases and other agreements because of conflicts of interest with certain members of our executive management team.

Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, have beneficial ownership interests in American Signature and DSW, two of our major tenants. We may choose not to enforce, or to enforce less vigorously, our rights under these leases due to the conflicts of our executive management.

Certain members of our executive management team exercised significant influence with respect to the terms of the formation transactions, including the economic benefits they will receive as a result of which the consideration given by us may exceed the fair market value of the properties.

We did not conduct arm’s length negotiations with Jay L. Schottenstein, our Chairman and Chief Executive Officer, and the continuing investors that are members of our executive management team, with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, certain members of our executive management team had the ability to influence the type and level of benefits that they and our other officers will receive from us. In addition, Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, had substantial pre-existing ownership interests in our predecessor and will receive substantial economic benefits as a result of the formation transactions.

We may pursue less vigorous enforcement of terms of the formation transaction agreements because of conflicts of interest with certain members of our executive management team.

Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, have ownership interests in our predecessor that we will acquire in the formation transactions upon completion of this offering. Following the completion of the formation transactions and this offering, we will be entitled to indemnification from affiliates of Jay L. Schottenstein and Joseph Schottenstein and the other contributing holders of interests in our predecessor for breaches of the representations and warranties made by such holders with respect to the entities and properties to be acquired by us as well as the operation of the predecessor’s business or the ownership or operation of its properties on or before the closing date. Such indemnification is limited, and we are not entitled to any other indemnification in connection with our formation transactions. See “— We may assume unknown liabilities in connection with the formation transactions, which if significant, could adversely affect our business” above. In addition, we expect that certain members of our executive management team will enter into employment agreements with us pursuant to which they will agree, among other things, not to engage in certain business activities in competition with us (both during, and for a period of time following, their employment with us). See

“Management — Employment Agreements.” We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with our executive officers given their significant knowledge of our business, relationships with our customers and significant equity ownership in us.

Under their employment agreements, certain members of our executive management team will have certain rights to terminate their employment and receive severance in connection with a change of control of our company, which may adversely affect us.

In connection with this offering, we will enter into employment agreements with certain of our executive officers. These agreements will provide for termination payments in connection with a change of control if the applicable officer is terminated by us without cause or leaves with good reason in connection with a change of control (as defined in the applicable employment agreement). See “Management — Employment Agreements” for further details about the terms of these employment agreements.

Disputes among Schottenstein family members and between Schottenstein family members and the trustee of the Schottenstein family trusts may result in significant distractions to our executive management or disrupt our business.

Disputes exist between and among several Schottenstein family members, and between and among beneficiaries of the Schottenstein family trusts and Jay L. Schottenstein, our Chairman and Chief Executive Officer, in his capacity as the trustee of such trusts. These disputes involved, among other things, the operation, governance, and management of certain Schottenstein family business interests. In connection with some of these disputes, Schottenstein family members have alleged claims and in some cases initiated proceedings against the trustee for certain of the trusts. Such allegations and claims relate to, among others, trust management and administration, and violations of certain trustee duties, including fiduciary duties. Some of these disputes may distract executive management and negatively impact our business.

We are subject to certain provisions in the limited partnership agreement of our operating partnership that could discourage change-of-control transactions, which may delay or prevent a change of control of us or a tender offer, even if such action might be beneficial to the holders of our common stock and reduce the likelihood of the holders of our common stock receiving a control premium for their shares of common stock over then-prevailing market prices.

The limited partnership agreement of our operating partnership contains provisions that could discourage change-of-control transactions, including a requirement that the holders of operating partnership units will receive, or have the opportunity to receive, the same consideration per operating partnership unit as holders of our common stock receive on a per share basis in any merger, consolidation, business combination, other change in control transaction or disposition of all or substantially all of our assets in one or more transactions with another entity. In addition, our operating partnership agreement requires that in any such transaction requiring the vote of our stockholders, we seek the approval of the holders of our operating partnership units after obtaining stockholder approval. We, as the general partner of our operating partnership, would conduct a vote of the holders of operating partnership units (including us) on the matter and we would vote the operating partnership units we hold in the same proportion as our stockholders voted on the matter in connection with the stockholder vote. The result of the vote of the holders of operating partnership units (including the proportionate vote of the operating partnership units that we hold as general partner based on the stockholder vote) will then determine whether we can proceed with the proposed transaction.

As a result of these provisions in our operating partnership agreement, a potential acquirer may be deterred from making an acquisition proposal, and we may be prohibited by contract from engaging in a proposed extraordinary transaction, including a proposed business combination, even though our stockholders approve of the transaction.

Certain provisions of Maryland law may delay, defer or prevent a change of control of us, which could lower the value of our shares or preclude the opportunity for the holders of our common stock to realize a premium over the then-prevailing market price of our common stock.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control. Among other things, unless we opt out, we are generally subject to the “business combination” and “control share acquisition” provisions of the MGCL and may elect to be subject to certain “unsolicited takeover” provisions of the MGCL. Pursuant to the Maryland Business Combination Act, our board of directors has by resolution exempted from the provisions of the Maryland Business Combination Act business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future, provided that our board of directors will not amend or eliminate the provision in our bylaws exempting from the control share acquisition statute any acquisition by any person of shares of our stock without the affirmative vote of a majority of the votes cast on this matter by stockholders. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Business Combinations,” “— Control Share Acquisitions” and “— Subtitle 8.”

We could authorize and issue stock without stockholder approval that may delay, defer or prevent a change of control transaction.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of our common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Our board of directors may also, without stockholder approval, amend our charter to increase or decrease the aggregate number of authorized shares of our common stock or our preferred stock or the number of shares of stock of any class or series that we may issue. The board of directors could establish a class or series of common stock or preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To assist us in maintaining our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% by value of the outstanding shares of our capital stock or more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then-prevailing market price or which stockholders might believe to be otherwise in their best interests.

Our board of directors may change our strategies, policies or procedures without stockholder consent.

Our investment, financing, leverage and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and any disputes that may arise between us and our joint venture partners.

After this offering and consummation of the formation transactions, we will own 37 of our properties through joint ventures and in the future we may co-invest with third parties through joint ventures. We may not be in a position to exercise sole decision-making authority regarding the properties owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. In the event that a venture partner has a right of first refusal to buy out the other partner, it may be unable to finance such a buy-out at that time. Any disputes that may arise between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party joint venture partners.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

In the past, we have not reported our results to investors in the manner required by a public company or separately reported audited results for our predecessor. In addition, we were not required to report our results on a GAAP basis. In connection with our operation as a public company, we will be required to report our operations on a consolidated basis under GAAP and, in some cases, on a property-by-property basis. We are in the process of implementing an internal audit function and modifying our company-wide systems and procedures in a number of areas to enable us to report on a consolidated basis under GAAP, while we continue to integrate the financial reporting of our predecessor. If we fail to implement proper overall business controls, including as required to integrate the systems and procedures of our predecessor and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations and deadlines with the Securities and Exchange Commission, or the SEC.

In connection with the audit of our financial statements included elsewhere in this prospectus, our independent registered public accounting firm identified and communicated to us deficiencies in our internal control over financial reporting that it considered in the aggregate to be a material weakness. The deficiencies related primarily to inconsistent or inappropriate application of accounting policies or authoritative accounting guidance; adjustments to account balances identified as a result of the audit; and information technology-based controls.

The design and effectiveness of our internal control over financial reporting and our disclosure controls and procedures may not prevent all errors, misstatements or misrepresentations. Although our management intends to remediate the material weakness described above and will continue to review the effectiveness of our internal control over financial reporting, as well as our disclosure controls and procedures, there can be no guarantee that the weakness will be remediated or will in the future be effective in accomplishing all control objectives all of the time.

If we fail to remediate the weakness identified above or if other deficiencies or additional material weaknesses in our internal control over financial reporting exist or arise that we cannot remediate in a timely manner, or if we are unable to receive an unqualified report from our independent registered public accounting firm with respect to our internal control over financial reporting, we could be delisted from the NYSE, investigated by the SEC and subjected to civil or criminal sanctions. Additionally, ineffective controls or procedures could result in misstatements of our financial condition or results of operations and place us at increased risk of fraud or misuse of corporate assets and may cause our stockholders, lenders and others to lose confidence in the reliability of our financial statements or otherwise materially adversely affect us or the trading price of our common stock.

Risks Related to This Offering

There has been no public market for our common stock prior to this offering, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock may be resold at or above the initial public offering price. The initial public offering price of our common stock will be determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The stock markets, including the NYSE, on which our common stock has been approved for listing, subject to official notice of issuance, have experienced significant price and volume fluctuations. As a result, the market price of shares of our common stock is likely to be similarly volatile, and investors in shares of our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

We may not have sufficient cash available for distributions to our stockholders at expected levels, and we cannot assure you of our ability to make distributions in the future. We may be required to borrow funds to make distributions.

We intend to make distributions to our common stockholders and holders of operating partnership units. All dividends and other distributions will be made at the discretion of our board of directors out of funds legally available therefor and will depend on our earnings, financial condition, maintenance of REIT qualification and other factors as our board of directors may deem relevant from time to time. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distributions, or to reduce the amount of such distributions. See “Distribution Policy.” However, we have no intention to use the net proceeds from this offering to make distributions. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations.

Differences between the book value of the assets we will own following the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock that investors will acquire in this offering.

As of December 31, 2010, the aggregate historical combined net tangible book value of our predecessor was approximately $105.3 million, or $5.53 per share of our common stock held by our continuing investors, assuming the exchange of operating partnership units for shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the consummation of this offering and the formation transactions will be less than the initial public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $6.15 per share in the pro forma net tangible book value per share of our common stock.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash dividends, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

Increases in market interest rates may result in a decrease in the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher dividend yield. At the same time, higher interest rates would likely increase our borrowing costs and potentially decrease our funds available for distribution. If we are unable to pay the higher expected dividend yield, the market price of our common stock could decease.

The number of shares available for future sale could adversely affect the market price of our common stock, and any future sales by us may be dilutive to existing stockholders.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of operating partnership units, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Tax Risks Related to Ownership of Our Shares

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We intend to operate in a manner designed to permit us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year in which we satisfy the minimum offering requirements, which is currently expected to be the year ending December 31, 2011. Although we do not intend to request a ruling from the Internal Revenue Service as to our REIT status, we have received the opinion of our special U.S. federal income tax counsel, Greenberg Traurig, LLP, with respect to our qualification as a REIT. This opinion has been issued in connection with this offering. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or on any court. The opinion of Greenberg Traurig, LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. Greenberg Traurig, LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Greenberg Traurig, LLP and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of that qualification. See “Federal Income Tax Considerations — REIT Qualification.”

If we were to fail to qualify as a REIT for any taxable year, we would be subject to U.S. federal income tax (and state and local taxes) on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax. In addition, although we intend to operate in a manner to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is no longer in our best interest to continue to be qualified as a REIT and recommend that we revoke our REIT election.

We believe that the operating partnership will be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were successfully to determine that the operating partnership were properly treated as a corporation, the operating partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the operating partnership and distributions to partners would constitute distributions that would not be deductible in computing the operating partnership’s taxable income. In addition, we could fail to qualify as a REIT, with the resulting consequences described above. See “Federal Income Tax Considerations — Federal Income Tax Aspects of the Operating Partnership — Classification as a Partnership.”

To qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and will be subject to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute, it is possible that we might not always be able to do so.

From time to time, we may generate taxable income greater than our net income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect our value.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in a combination of cash and stock with respect to the taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Although our use of Taxable REIT Subsidiaries, or TRSs, may partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own TRSs and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

Any TRSs that we form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of any such TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.

If we implement a distribution reinvestment plan and you participate in the distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, if you are not a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

Distributions payable by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.

Tax legislation enacted in 2003, as amended, generally reduces the maximum U.S. federal income tax rate for distributions payable by corporations to domestic stockholders that are individuals, trusts or estates to 15% through 2012. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the 15% preferential rate. Although this legislation does not adversely affect the taxation of REITs or distributions paid by REITs, the more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock. See “Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders — Distributions Generally.”

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

•	Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt (or is deemed to incur debt) in order to acquire the common stock; and

•	Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders” section of this prospectus for further discussion of this issue if you are a tax-exempt investor.

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships (or limited liability companies). Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership (or limited liability company), as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such entity to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify, and, under certain circumstances, could cause us to fail to satisfy the asset test requirements necessary for us to qualify as a REIT. In the case of a partnership (or limited liability company), such failure could subject such partnership (or limited liability company) to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failure could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

We believe our operating partnership qualifies as a partnership for U.S. federal income tax purposes. As a partnership, our operating partnership is not subject to U.S. federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of the operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge its status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, our operating partnership would become subject to U.S. federal, state and local income tax, which would reduce significantly the amount of cash available for our principal and interest obligations and for distribution to its partners, including us.

The stock ownership limit imposed by the Internal Revenue Code for REITs and our charter may restrict our business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of our outstanding shares of capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock following the completion of this offering. In addition to helping prevent a violation of the foregoing rule regarding closely held ownership of our stock, this limitation prohibits beneficial or constructive ownership of shares of our capital stock by any person that could cause us to constructively own an interest in any of our tenants such that the income we derive from the tenant could constitute nonqualifying income for purposes of certain gross income tests applicable to REITs. Our board of directors may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. While we will use reasonable commercial efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT qualification asset tests or the income tests and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property held in inventory primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as inventory held for sale to customers in the ordinary course of our business, subject to certain statutory safe-harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe-harbors.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

Liquidation of assets may jeopardize our REIT status.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge you to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax (and state and local tax) on our net taxable income and we would no longer be required to distribute our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Foreign investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a “domestically controlled” REIT.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as the Foreign Investment in Real Property Tax Act (“FIRPTA”), on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Non-Dividend Distributions.”

We may enter into certain hedging transactions which may have a potential impact on our REIT status.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. The REIT gross income tests generally will treat any income from a hedging or similar transaction entered into by the REIT primarily to manage the risk of (1) interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or (2) currency fluctuations with respect to an item of qualifying income under the 95% or 75% income test or any property which generates such income as if it were not gross income for purposes of such test, provided we properly identify such hedges and other transactions in the manner required by the Code. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We may inherit tax liabilities from our predecessor in the formation transactions.

Pursuant to the formation transactions, certain holders of interests in our predecessor will exchange, through a series of contributions, assignments and other transactions, their equity interests in certain assets for operating partnership units. We could assume material U.S. federal income tax liabilities in connection with the formation transactions. Our operating partnership will have a carryover tax basis in the contributed interests equal to the tax basis of the contributing holders, which will result in depreciation deductions for us that may be less than those we would receive if our operating partnership acquired such interests in a taxable purchase.

We may be obligated to make payments under tax protection agreements.

In connection with the formation transactions, we have agreed to indemnify certain of the continuing investors, including Jay L. Schottenstein, our Chairman and Chief Executive Officer,

and certain of our other executive officers, against certain tax liabilities associated with the contributed properties and intended to be deferred in the formation transactions. If we were to trigger our tax indemnification obligations under these agreements, we would be required to pay damages for the resulting tax consequences to Jay L. Schottenstein and certain other continuing investors, the calculation of which may not be determinable at this time but which could exceed such investors’ allocable share of the tax liabilities associated with the contributed properties at such time.

ERISA RISKS

If our assets are deemed to be ERISA plan assets, we may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entire entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. If we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.

If you fail to meet fiduciary and other applicable standards under ERISA or the Code, you could be subject to liabilities for breach of fiduciary duty or to penalties and excise taxes for participation in a prohibited transaction.

There are special considerations that apply to pension or profit sharing trusts or IRAs investing in our common stock. If you are investing the assets of an IRA, pension, profit sharing, 401(k), Keogh or other qualified retirement plan, you should satisfy yourself that:

•	Your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	Your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	Your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	Your investment will not impair the liquidity of the plan or IRA;

•	Your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	You will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	Your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

See “ERISA Considerations” for a more complete discussion of the foregoing issues and other risks associated with an investment in shares of our common stock by retirement plans.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, our unaudited pro forma financial statements and all our statements regarding anticipated growth in our portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the factors included in this prospectus, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties;”

•	changes in our industry and changes in the real estate markets in particular;

•	use of proceeds of this offering;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	changes in our business strategy;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	increased interest rates and operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	our failure to obtain necessary outside financing, including a new revolving credit facility;

•	our expected leverage;

•	decreased rental rates or increased vacancy rates;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	risks of real estate acquisitions, dispositions and redevelopment, including the cost of construction delays and cost overruns;

•	our failure to successfully operate acquired properties and operations;

•	our ability to manage our growth effectively;

•	our failure to successfully redevelop properties;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	impact of changes in governmental regulations, tax law, authoritative accounting guidance and rates and similar matters;

•	our failure to qualify or maintain our qualification as a REIT;

•	environmental uncertainties and risks related to natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of and our ability to attract and retain qualified personnel;

•	conflicts of interest with our executive management team;

•	our competition;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	our ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements). We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus, except as required by applicable law.

USE OF PROCEEDS

We estimate we will receive gross proceeds from this offering of $400.0 million (approximately $460.0 million if the underwriters exercise their option in full) assuming an initial offering price of $15.00 per share, which is the mid-point of the range set forth on the front cover of this prospectus. After deducting the underwriting discounts and commissions and estimated expenses of this offering and credit facility origination costs, we expect net proceeds from this offering of approximately $363.9 million or approximately $419.7 million if the underwriters exercise their option in full.

We will contribute the net proceeds of this offering to our operating partnership. We expect our operating partnership will use the net proceeds as follows:

•	approximately $190.1 million for the acquisition of equity interests in certain of the existing entities and joint venture properties;

•	approximately $126.1 million for repayment or defeasance of existing third-party and related party indebtedness, including approximately $4.1 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness;

•	up to approximately $15.0 million to invest as a limited partner in a real estate related investment fund;

•	approximately $5.6 million for the acquisition of an 80% interest in Pine Island Marketplace, a 71,000 square foot retail shopping center located in Cape Coral, Florida; and

•	approximately $27.1 million for general corporate purposes, including working capital and future acquisitions.

Exact payment amounts may differ from estimates due to amortization of principal, additional borrowings, accrual of additional prepayment fees and incurrence of additional transaction expenses. In addition, the amount of cash we will use to acquire the equity interests in certain of the existing entities is based on the mid-point of the range of prices set forth on the front cover of this prospectus. The actual amount of cash received will depend on the per-share initial public offering price of our common stock in this offering and will be equal to the value of 11,378,326 operating partnership units, valuing each unit at the per-share initial public offering price, plus a fixed amount of $5.0 million in cash to increase our ownership interests in three properties in which our predecessor owns a controlling interest. At the mid-point, this would be $175.7 million. If the actual public offering is greater than the mid-point, the cash will be proportionately greater. If the actual public offering price is less than the mid-point, the cash will be proportionately less.

See our unaudited pro forma financial statements contained elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Indebtedness to be Outstanding After This Offering” for a description of the indebtedness to be assumed by us in connection with the formation transactions.

We have subscribed for an investment of up to $15.0 million (noted above as a use of proceeds) as a limited partner in an investment fund (the “Fund”). The Fund will make acquisitions of real estate properties and loans primarily from its affiliated special servicer’s portfolio. We will own a non-controlling interest in the Fund, and the Fund is not affiliated with us, our affiliates or Jay L. Schottenstein.

In the ordinary course of our business, we evaluate potential acquisition opportunities and may be in various stages of due diligence and underwriting as part of our evaluations. Accordingly, in addition to the properties identified in this prospectus, we may use a portion of the net proceeds from this offering, as well as available borrowings under our anticipated line of credit, to acquire unidentified properties or other interests. We have entered into an agreement to acquire an additional property for approximately $58.5 million. However, there is no assurance that we will be able to close this potential acquisition due to the closing contingencies for such acquisition or, if we do, what the final terms or timing of the acquisition will be. In addition to the potential acquisition of an additional property and the investment in the Fund, as of April 25, 2010, we were reviewing approximately $328.5 million of potential acquisitions that we have identified as warranting investment consideration. Our management has determined that none of these potential acquisitions are probable at this time.

As set forth above, we expect to use a portion of the net proceeds from this offering to repay approximately $122.0 million of our outstanding indebtedness (based on December 31, 2010 outstanding balances) in accordance with the following chart and to pay approximately $4.1 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness.

		Principal Balance
	Stated	as of	Maturity
Property	Interest Rate (1)	December 31, 2010	Date
		(in thousands)
Third Party Mortgage Indebtedness:
Harvard Park (1)	5.50%	$26,635	7/2012
Biscayne Center (1)	1.71	17,000	8/2012
Springdale Plaza	7.38	13,460	1/2012
River Oaks West Mall(1)	1.76	11,000	10/2011
Lynnhaven East S.C., North Mall Shops (2)	6.00	9,063	8/2013
Crossings at Taylor	7.29	8,802	1/2012
Page Manor, Fairborn, Miamisburg Plaza, Park S.C. (3)	8.85	8,010	4/2028
Shoppes at Rivergate	6.20	3,680	12/2012
Burlington East (3)	8.50	3,430	4/2028
Crossroads Shopping Center	5.25	3,197	4/2013
Plainfield Crossing (1)	5.50	2,310	10/2012
Fairfield Commons (4)	7.83	2,796	1/2022
West Broad Street Plaza II (5)	6.08	3,181	5/2026
Huntington Mall (6)	6.13	2,093	12/2022
Webster Square (1) (7)	3.76	2,060	9/2015
Lakeview Plaza Value City Furniture	5.25	683	4/2013

Subtotal/Weighted Average	5.37%	$117,400

Related Party Indebtedness:
Crown Point Value City Furniture	8.00%	2,725	7/2026
Chapel Hill Shopping Center	7.00	612	9/2014
Mid Rivers Mall	8.50	541	7/2012
Value City Furniture Center	8.50	280	8/2012
Tuller Ridge Commerce Park	8.50	218	3/2012
Crossings Mall	8.50	177	7/2012

Subtotal/Weighted Average	8.00%	$4,553

Total/Weighted Average	5.47%	$121,953

(1)	For floating rate borrowings, indicated interest rate reflects applicable rate at December 31, 2010.

(2)	An affiliate of KeyBanc Capital Markets Inc., an underwriter in this offering, is a lender with respect to this property and may therefore receive a portion of the net proceeds from this offering from the repayment of indebtedness.

(3)	Subject to penalty interest rate increase after April 2013.

(4)	Subject to penalty interest after January 2012.

(5)	Subject to penalty interest after May 2013.

(6)	Subject to penalty interest after December 2012.

(7)	Indebtedness incurred within the last 12 months. Proceeds used to fund acquisition of the property indicated.

Our related party indebtedness, which we expect to repay using a portion of the net proceeds of this offering, consists of mortgage loans from SSC, a company affiliated with Jay L. Schottenstein, our chairman and Chief Executive Officer.

DISTRIBUTION POLICY

We generally need to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) to our stockholders in order to qualify as a REIT under the Code. We intend to pay regular cash distributions to our stockholders on a quarterly basis. The timing, form and amount of distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon our financial condition, cash flows, liquidity, FFO, results of operations, economic conditions, the requirements for taxation as a REIT, compliance with covenants to which we may be contractually subject to, applicable provisions of the MGCL and such other factors as our board of directors deems relevant.

Although we have not previously paid distributions, we intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending June 30, 2011, based on $0.16 per share for a full quarter. On an annualized basis, this would be $0.64 per share, or an annual distribution rate of approximately 4.3% based on the mid-point of the range of prices set forth on the front cover of this prospectus. We estimate that this initial annual rate of distribution will represent approximately 126.5% of estimated cash available for distribution for the twelve months ending December 31, 2011. Our intended annual rate of initial distribution has been established based on our estimate of cash available for distribution for the twelve months ending December 31, 2011, which we have calculated based on adjustments to our pro forma income before non-controlling interests for the year ending December 31, 2011. In estimating our cash available for distribution for the twelve months ending December 31, 2011, we have made certain assumptions as reflected in the table and footnotes below, including that there will be no new leases or net increases in renewals (based on our historical retention rate as calculated in footnote (9) below) or terminations of existing leases (defined as those leases where the tenant was in possession of space on or before December 31, 2010) in our portfolio after December 31, 2011.

Our estimate of cash available for distribution does not reflect the amount of cash estimated to be used for investing activities, other than the amount that we are contractually obligated to use for tenant improvements and leasing commissions and the estimated amount we expect to use for tenant improvement and leasing commission costs related to renewals of leases expiring in 2011, as calculated using our historical average retention rate and tenant improvement and leasing commission cost per square foot in footnote (10) below, as well as the estimated amount we expect to use for recurring general improvements, as calculated in footnote (11) below. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled mortgage loan principal repayments on mortgage indebtedness that will be outstanding upon consummation of this offering. Our estimate includes substantial adjustments for expenditures that will be funded with offering proceeds or existing reserves and that otherwise would have impacted our cash available for distribution. Although we have included all material investing and financing activities that we have commitments to undertake as of December 31, 2010, we may undertake additional investing and/or financing activities in the future. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining our initial annual rate of distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. We believe our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters exercise their option to purchase up to 4,000,000 additional shares solely to cover over-allotments.

We may, under certain circumstances, particularly when we are required to report taxable income in advance of the receipt of related cash, make a distribution only partly in cash and partly as a taxable distribution of shares of our common stock as part of a distribution in which common stockholders may elect to receive shares of our common stock or cash (subject to a limit measured as a percentage of the total distribution). However, we have no current intention to make distributions in a form other than cash.

We expect that our distributions may exceed our earnings and profits and accumulated earnings and profits for the twelve months ending December 31, 2011 as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

We cannot assure you that our estimated distributions will be made or sustained. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations, restrictions under applicable law and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” We may be required to fund distributions from working capital or borrow to provide funds for such distribution or we may make a portion of the required distributions in the form of a taxable stock dividend. However, we have no intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock.

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gains. For more information, see “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement.”

Although we anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs, under some circumstances we may be required to borrow funds, liquidate otherwise attractive investments or make taxable distributions of our stock or other property in order to meet these distribution requirements.

The following table describes our pro forma net income (loss) available to our equity owners for the twelve months ended December 31, 2010, and the adjustments that we have made thereto to estimate our initial cash available for distribution for the twelve months ending December 31, 2011 (amounts in thousands except share data, per share data, square footage data and percentages):

Pro forma net income (loss) before non-controlling interests for the twelve months ended December 31, 2010	$7,525
Less: Income from unconsolidated joint ventures	(791)
Add: Pro forma real estate depreciation and amortization (1)	37,490
Add: Non-cash compensation expense	2,832
Add: Provision for bad debt expense	339
Add: Impairment of investment in real estate	1,421
Less: Non-recurring, non-operating gains (2)	(3,204)
Add: Non-recurring cost associated with acquisitions	419
Add: Net effects of straight-line rent adjustments to tenant leases (3)	66
Less: Net effects of above- and below-market rent adjustments (4)	(611)
Less: Deferred revenue accretion (5)	(397)
Add: Lease inducement amortization (6)	46
Add: Non-cash interest expense (7)	1,101

Add: Net increases in contractual rent income (8)	1,663
Less: Net decreases in contractual rent income due to lease expirations, assuming historical average retention rate (9)	(1,262)
Estimated cash flow from operating activities for the twelve months ending December 31, 2011	$46,637
Less: Estimated provision for tenant improvement and leasing commission costs (10)	(4,795)
Less: Estimated annual provision for recurring capital expenditures (11)	(2,643)
Total estimated cash flows used in investing activities	$(7,438)
Estimated cash flow used in financing activities
Less: Scheduled mortgage loan principal repayments (12)	(15,054)

Estimated cash flow used in financing activities for the twelve months ending December 31, 2011	$(15,054)

Estimated cash available for distribution to the operating partnership for the twelve months ending December 31, 2011	$24,145
Non-controlling interest in operating partnership’s share of estimated cash available for distribution to the operating partnership	(412)

Our share of estimated cash available for distribution to the operating partnership	$23,733
Total estimated initial annual distributions to stockholders and operating partnership unit holders (including LTIP holders)	$30,032
Estimated initial annual distributions per share (13)	$0.64
Payout ratio based on our share of estimated cash available for distribution (14)	126.5%

(1)	Represents pro forma consolidated real estate depreciation and amortization for the twelve months ended December 31, 2010; does not include non-real estate depreciation of $154; and does not include our pro rata share of unconsolidated real estate depreciation and amortization which was $4,983 on a pro forma basis for the twelve months ended December 31, 2010.

(2)	Represents the elimination of non-recurring, non-cash, non-operating gains during the twelve months ended December 31, 2010, primarily related to our acquisition of the note secured by our Crossings at Westland property for less than the principal balance outstanding.

(3)	Represents the conversion of rental revenues for the twelve months ended December 31, 2010 from a straight-line accrual basis to a cash basis of revenue recognition; does not include the effect of unconsolidated joint venture straight-line rent, our pro rata share of which was ($687) for the twelve months ended December 31, 2010.

(4)	Represents the elimination of non-cash adjustments for amortization of above- and below-market leases for the twelve months ended December 31, 2010, does not include the effect of unconsolidated joint venture non-cash adjustments for above- and below-market leases, our pro rata share of which was ($441) for the twelve months ended December 31, 2010.

(5)	Represents the elimination of non-cash deferred revenue for the twelve months ended December 31, 2010.

(6)	Represents the elimination of non-cash lease inducement expense for the twelve months ended December 31, 2010.

(7)	Amortization of deferred financing costs, including line of credit origination costs, net of amortization of premium on mortgage notes payable for the twelve months ended December 31, 2010.

(8)	Represents net increases in contractual rental income net of contractual or anticipated rent concessions from existing leases and from new leases and renewals that were not in effect for the entire 12-month period ended December 31, 2010 or that will go into effect during the 12 months ending December 31, 2011 based upon executed leases as of December 31, 2010, broken down as follows:

Net increases in contractual rent income (a)	$3,412
Less: Impact of 2010 vacancies (b)	(1,749)

Total net increase in contractual rent income	$1,663

(a)	Does not include net increases in contractual rent income for unconsolidated properties, our pro rata share of which is $15.

(b)	Does not include the impact of 2010 vacancies for unconsolidated properties, our pro rata share of which is ($81).

(9)	For leases expiring after December 31, 2010, assumes renewal probability based on historical average retention rate, as calculated in the following schedule:

				Total/
				Weighted
	Year Ended December 31,			Average
	2010	2009	2008	2008-2010
	(In thousands)

Annualized base rent expiring in year (a)	$5,804	$7,317	$5,778	$18,899
Annualized base rent renewed (b)	4,180	6,604	4,562	15,346

Retention rate (c)	72.0%	90.3%	79.0%	81.2%
Pro forma consolidated base rent expiring in 2011(d)				$6,715
Weighted average retention rate				81.2%

Estimated rent retained				$5,453

Estimated rent decline				$(1,262)

(a)	Represents monthly base rent earned by our consolidated predecessor on a cash basis for the month ending December 31 of the prior year multiplied by 12 for each respective year presented.

(b)	Represents annualized base rent, as defined in (a) above, which was renewed in the year.

(c)	Calculated as our consolidated predecessor annualized base rent renewed divided by annualized base rent expiring in each period.

(d)	Does not include annualized base rent expiring at our unconsolidated joint venture properties, our pro rata share of which is $340 resulting in an estimated rent decline of ($64) based on our pro rata share.

(10)	Estimated provision for tenant improvement and leasing commission costs that we are contractually obligated to provide and expect to incur in the twelve months ending December 31, 2011, plus an estimate of tenant improvement and leasing commission costs for our estimate of square feet expiring in 2011 which we expect to renew, calculated as follows:

				Total/
				Weighted
	Year Ended December 31,			Average
	2010	2009	2008	2008-2010
	(In thousands, except GLA and per square foot data)

GLA expiring (a)	824,433	854,490	1,246,303	2,925,226
GLA renewed (a)	611,776	745,123	1,042,631	2,399,530

Retention rate (b)	74.2%	87.2%	83.7%	82.0%
Pro forma consolidated GLA expiring in 2011				1,517,171
Estimated retention rate				82.0%

Estimated 2011 GLA renewed				1,244,080
Estimated tenant improvement and leasing commission cost per square foot (c)				$0.61

Estimated 2011 tenant improvement and leasing commission costs for renewals (d)				$759
Plus: Contractually obligated tenant improvement and leasing commission costs				4,036

Total estimated 2011 tenant improvement and leasing commission costs				$4,795

(a)	Based on our consolidated predecessor.

(b)	Calculated as our consolidated predecessor GLA renewed divided by GLA expiring in each period.

(c)	Based on the average annual tenant improvement and leasing commission costs per square foot incurred during the years ended December 31, 2008, 2009, and 2010, calculated as follows:

				Total/
				Weighted
	Year Ended December 31,			Average
	2010	2009	2008	2008-2010
	(In thousands, except GLA and per square foot data)

Consolidated predecessor GLA renewed during period	939,975	932,973	796,458	2,669,406
Total tenant improvements and leasing commission costs for renewals	$710	$254	$673	$1,637

Tenant improvements and leasing commission costs per square foot	$0.76	$0.27	$0.84	$0.61

(d)	Excludes estimated tenant improvements and leasing commissions for renewals at unconsolidated joint venture properties, the estimate for our pro rata share of which is ($22)

(11)	Reflects estimated provision for general improvements (excluding tenant improvement and leasing commission costs) for the twelve months ending December 31, 2011, based on the average annual general improvement expenditures (excluding tenant improvement and leasing commission costs) per square foot incurred during the years ended December 31, 2008, 2009, and 2010, multiplied by our portfolio’s GLA, as calculated in the following schedule:

				Total/
				Weighted
	Year Ended December 31,			Average
	2010	2009	2008	2008-2010

General improvements per square foot (excluding tenant improvements and leasing commissions) (a)	$0.14	$0.18	$0.19	$0.17
Total Predecessor GLA	14,754,145	14,220,727	14,268,015	15,548,065	(b)
General improvements (excluding tenant improvements and leasing commissions) (c)	$2,006	$2,531	$2,727	$2,643

(a)	Based on our total predecessor consolidated GLA.

(b)	100% of pro forma consolidated GLA.

(c)	Excludes estimated general improvements for unconsolidated joint venture properties, the estimate for our pro rata share of which is ($292).

(12)	Represents scheduled payments of mortgage loan principal due during the twelve months ending December 31, 2011; does not include scheduled mortgage loan principal payments for notes related to unconsolidated joint ventures, our pro rata share of which is ($1,846).

(13)	Based on a total of 27,051,864 shares of our common stock and 19,873,205 operating partnership units (including LTIP units) to be outstanding after this offering. Shares of our common stock will consist of 26,666,667 shares to be sold in this offering, assuming no exercise of the underwriters’ overallotment option, and 385,197 shares of restricted common stock to be issued upon completion of this offering to our independent directors, executive officers and certain employees and consultants. Units of our operating partnership will consist of 19,028,313 operating partnership units issued to the equity holders of our predecessor, 757,227 operating partnership units issued for properties not included in our predecessor, and 87,665 LTIP units to be granted to our executive officers upon completion of this offering.

(14)	Calculated as estimated initial annual distribution per share divided by our share of estimated cash available for distribution per share for the twelve months ending December 31, 2011.

CAPITALIZATION

The following table sets forth (i) the historical combined capitalization of our predecessor as of December 31, 2010, (ii) our unaudited pro forma capitalization as of December 31, 2010, adjusted to give effect to the formation transactions but before this offering, and (iii) our unaudited pro forma capitalization as of December 31, 2010, adjusted to give effect to the formation transactions, this offering and use of the net proceeds from this offering as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and our unaudited pro forma condensed consolidated financial statements and related notes and the combined financial statements and related notes of our predecessor appearing elsewhere in this prospectus.

	As of December 31, 2010
		Pro Forma
	Predecessor	Consolidated
	Historical	Before this	Pro Forma
	Combined	Offering	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except share amounts)

Debt:
Mortgages and other secured loans (1)	$442,285	$463,244	$345,519
Related party indebtedness	126,727	4,553	—

Equity:
Non-controlling interest, net	823	6,511	202,836
Stockholders’ equity:
Preferred stock, $.01 par value per share, 10,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.01 par value per share, 100,000,000 shares authorized, 27,051,864 shares issued and outstanding on a pro forma basis (2)	—	—	271
Additional paid in capital	—
Total stockholders’ equity	139,009	268,340	263,434

Total equity	139,832	274,851	466,541

Total capitalization	$708,844	$742,648	$812,060

(1)	We also expect to enter into a $200 million unsecured revolving credit facility, which we expect to be undrawn immediately following the completion of this offering and the consummation of the formation transactions.

(2)	Pro forma common stock outstanding includes (a) 26,666,667 shares of common stock to be issued in this offering, (b) 355,197 shares of restricted stock to be granted to our executive officers and certain other employees concurrently with the completion of this offering, and (c) 30,000 shares of restricted common stock granted to our independent directors concurrently with the completion of this offering, and excludes (i) up to 4,000,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares of our common stock solely to cover over-allotments, (ii) 2,277,138 additional shares of common stock available for future issuance under our incentive compensation plan, (iii) 87,665 shares that may be issued with respect to LTIP units granted to our executive officers, and (iv) 19,785,540 shares that may be issued, at our option, upon exchange of operating partnership units to be issued in connection with the formation transactions. The operating partnership units, subject to limits in the operating partnership agreement, may be exchanged for cash or, at our option, shares of common stock on a one-for-one basis generally commencing one year after the completion of this offering.

DILUTION

Purchasers of shares of our common stock offered by this prospectus will experience an immediate and material dilution of the net tangible book value of their common stock from the initial public offering price. At December 31, 2010, our predecessor had a combined net tangible book value of approximately $105.3 million, or $5.53 per share of our common stock held by continuing investors, assuming the exchange of operating partnership units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of underwriting discounts and commissions and estimated offering and formation transaction expenses, the receipt by us of the net proceeds from this offering and the use of these funds as described under “Use of Proceeds,” the pro forma net tangible book value at December 31, 2010 attributable to our common stockholders on a fully diluted basis would have been approximately $414.3 million, or $8.85 per share of our common stock assuming an initial public offering price of $15.00 per share, which is the mid-point of the range of prices set forth on the front cover of this prospectus. This amount represents an immediate increase in net tangible book value of $3.31 per share to continuing investors and an immediate dilution in pro forma net tangible book value of $6.15 per share from the public offering price of $15.00 per share of our common stock to public investors. See “Risk Factors — Risks Related to this Offering — Differences between the book value of the assets to be acquired in the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.” The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Net tangible book value per share before this offering and the formation transactions (1)	$5.53
(Decrease) in pro forma net tangible book value per share attributable to the formation transactions and before this offering (2)	$(2.99)
Increase in pro forma net tangible book value per share attributable to this offering (3)	$6.30
Pro forma net tangible book value per share after this offering and the formation transactions (4)		$8.85

Dilution in pro forma net tangible book value per share to new investors (5)		$6.15

(1)	Net tangible book value per share of our common stock before this offering and the formation transactions is determined by dividing net tangible book value based on December 31, 2010 net book value of the tangible assets (consisting of total assets, less intangible lease assets net of intangible lease liabilities, less net deferred costs, less total liabilities) of our predecessor by the 19,028,313 shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the operating partnership units to be issued to the continuing investors for shares of our common stock on a one-for-one basis.

(2)	Decrease in net tangible book value per share of our common stock attributable to the formation transactions, but before this offering, is determined by dividing the difference between the December 31, 2010 pro forma net tangible book value, excluding net offering proceeds, and the December 31, 2010 net tangible book value of our predecessor by the 19,028,313 shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the operating partnership units to be issued to the continuing investors for shares of our common stock on a one-for-one basis.

(3)	This amount is calculated after deducting underwriting discounts and commissions and estimated offering and formation transaction expenses.

(4)	Based on pro forma net tangible book value of approximately $414.3 million divided by the sum of 27,051,864 shares of our common stock and the 19,785,540 shares of our common stock assuming the exchange in full of the operating partnership units to be issued in connection with the formation transactions on a one-for-one basis. This does not include 4,000,000 shares issuable upon exercise of the underwriters’ overallotment to purchase additional shares of our common stock solely to cover over-allotments, 2,277,138 additional shares of common stock available for future issuance under our incentive compensation plan, or 87,665 shares that may be issued with respect to LTIP units granted to our executive officers.

(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering and the formation transactions from the initial public offering price paid by a public investor for a share of our common stock.

The following table sets forth, on a pro forma basis, after giving effect to this offering and the formation transactions: (i) the number of operating partnership units issued to the continuing investors in connection with the formation transactions, the number of shares of restricted stock and the number of LTIP units, each to be issued in connection with this offering, and the number of shares of our common stock to be sold by us in this offering; and (ii) the net tangible book value as of December 31, 2010 of our total assets following the formation transactions, which reflects the effect of the formation transactions, but not the effects of this offering and the cash from public investors before deducting underwriting discounts and commissions and other estimated expenses of this offering and the formation transactions; and (iii) the net tangible book value of the average contribution per share/unit based on our total assets following the formation transactions. See “Risk Factors — Risks Related to This Offering — Differences between the book value of the assets we will own following the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock that investors will acquire in this offering.”

	Shares/Operating Partnership			Cash/Book Value of
	Units Issued			Assets Acquired (1)
	Number		Percent	Amount		Percent

Operating partnership units issued in connection with the formation transactions	19,785,540	(1)	42.2%	$48,361	(2)	11.7%
LTIP units issued to executive officers	87,665		0.2%	$—		—
Restricted common stock issued to executive officers and directors in connection with this offering	385,197		0.8%	$—		—
Public investors in this offering	26,666,667		56.8%	$365,966		88.3%
Total	46,925,069		100.0%	$414,327		100.0%

(1)	Includes 19,028,313 units issued to continuing investors and 757,227 units issued as consideration for properties not included in the predecessor.

(2)	Represents pro forma net tangible book value as of December 31, 2010 of total assets following the formation transactions, giving effect to the formation transactions, but not to the effects of this offering (in thousands):

Pro forma total assets	$870,707
Less: pro forma intangible assets, net and deferred costs, net	(56,910)

Pro forma tangible assets	813,797
Less: pro forma total liabilities	(404,166)
Plus: pro forma intangible lease liabilities, net	11,207

Pro forma net tangible assets before non-controlling interest (other)	420,838
Less: non-controlling interest not attributable to operating partnership units	(6,511)

Pro forma net tangible assets	414,327
Less: proceeds from this offering net of costs associated with this offering	(365,966)
Pro forma net tangible assets after the effects of the formation, but before the effects of this offering	$48,361

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth selected financial and operating data on (i) a pro forma basis for our company giving effect to this offering and the formation transactions and the use of proceeds thereof and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 and (ii) a combined historical basis for our predecessor beginning on page F-15. We are presenting historical information for our predecessor because Schottenstein Realty Trust, Inc. has not had any corporate activity since its formation.

Our predecessor’s combined historical financial information includes:

•	the real estate operations for the existing entities; and

•	assets and liabilities of the management company, including its asset and property management, leasing and real estate redevelopment operations.

You should read the following summary selected financial data in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected combined balance sheet data as of December 31, 2010 and 2009 of our predecessor and selected combined operating data for the years ended December 31, 2010, 2009 and 2008 of our predecessor have been derived from the combined financial statements of our predecessor audited by PricewaterhouseCoopers, LLP, our independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. The selected combined balance sheet data as of December 31, 2008 and the combined operating data for the year ended December 31, 2007 have been derived from audited combined financial statements of the predecessor which are not included in this prospectus. The selected combined balance sheet data as of December 31, 2007 and 2006 and selected combined operating data for the year ended December 31, 2006 have been derived from the unaudited combined financial statements of our predecessor.

Our unaudited summary selected pro forma condensed consolidated balance sheet data and operating data as of and for the year ended December 31, 2010 assumes completion of this offering, the formation transactions, the repayment of certain indebtedness and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 as of January 1, 2010 for the operating data and as of the stated date for the balance sheet data.

Our unaudited pro forma consolidated financial data is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

Schottenstein Realty Trust, Inc.
Selected Financial Data

	Year Ended December 31,
	Pro Forma	Predecessor
	Consolidated	Historical Combined
	2010	2010	2009	2008	2007	2006
	(Unaudited)					(Unaudited)
	(in thousands, except per share data)

Revenue:
Rents	$108,230	$96,513	$89,438	$91,586	$88,627	$83,232
Expense recoveries from tenants	33,813	29,044	24,415	28,007	25,029	20,836
Percentage rents	711	592	687	569	1,570	1,742
Related party management fees	2,395	4,230	5,730	4,723	5,102	5,962
Other revenue	842	620	1,043	415	258	248

Total revenues	145,991	130,999	121,313	125,300	120,586	112,020

Expenses:
Property operating and maintenance	36,004	31,282	25,508	31,666	23,723	21,468
Real estate taxes	22,565	20,579	19,589	19,250	17,034	16,132
General and administrative	20,193	17,144	12,025	8,418	14,659	10,417
Impairment of investment in real estate	1,421	1,421	—	—	—	—
Costs associated with acquisitions	419	419	158	—	—	—
Depreciation and amortization	37,644	27,404	21,705	21,066	22,517	17,708

Total expenses	118,246	98,249	78,985	80,400	77,933	65,725

Operating income	27,745	32,750	42,328	44,900	42,653	46,295
Interest expense	(24,352)	(29,385)	(26,416)	(31,163)	(37,629)	(28,842)
Interest income	137	662	395	478	1,329	1,169
Other non-operating gains, net	3,204	3,204	1,843	—	—	1,108
Impairment on unconsolidated joint ventures	—	—	—	(16,476)	—	—
Income (loss) from unconsolidated joint ventures	791	363	402	(432)	(224)	(6)

Net income (loss)	7,525	7,594	18,552	(2,693)	6,129	19,724
Less: Net income (loss) attributable to non-controlling interest	2,971	(268)	62	67	141	65

Net income (loss) attributable to controlling interests	$4,554	$7,862	$18,490	$(2,760)	$5,988	$19,659

Pro forma weighted average common shares outstanding:
Shares issued in the offering excluding unvested restricted shares and LTIP units	26,667
Proceeds from shares for general corporate purposes ($27.1 million / $15 per share)	(1,807)

Denominator for basic and diluted earnings per share	24,860

Pro forma earnings per share:
Basic and diluted	$0.18

	As of December 31,
	Pro Forma	Predecessor
	Consolidated	Historical Combined
	2010	2010	2009	2008	2007	2006
	(Unaudited)				(Unaudited)	(Unaudited)
	(in thousands)

Selected Balance Sheet Data:
Investments in real estate	$898,649	$850,485	$772,897	$747,132	$708,773	$676,971
Less: accumulated depreciation and amortization	(223,545)	(223,545)	(203,156)	(183,768)	(165,412)	(148,625)

Net investment in real estate	675,104	626,940	569,741	563,364	543,361	528,346
Total assets	870,707	799,295	700,013	672,702	666,300	672,374
Total debt	345,519	569,012	509,339	525,064	453,520	450,378
Total liabilities	404,166	659,463	585,565	600,184	530,758	531,151
Equity:
Controlling interest	263,705	139,009	117,773	75,898	138,899	144,721
Non-controlling interest	202,836	823	(3,325)	(3,380)	(3,357)	(3,498)

Total equity	466,541	139,832	114,448	72,518	135,542	141,223
Total liabilities and equity (deficit)	870,707	799,295	700,013	672,702	666,300	672,374

The following information is based on unaudited information:

	Year Ended December 31,
	Pro Forma	Predecessor
	Consolidated	Historical Combined
	2010	2010	2009	2008	2007	2006
	(in thousands, except number of properties and GLA)

Other Data:
Consolidated Properties:
Properties	120	105	102	101	98	96
Total GLA	15,548,065	14,754,145	14,220,727	14,268,015	13,909,270	13,762,712
Unconsolidated JV properties:
Number of Properties	37	45	30	30	30	26
Total GLA	6,106,368	6,468,289	3,821,044	3,821,044	3,821,044	3,032,406
Total Properties:
Number of Properties	157	150	132	131	128	122
Total GLA	21,654,433	21,222,434	18,041,771	18,089,059	17,730,314	16,795,118

Consolidated:
Property net operating income (NOI) (1)	$85,027	$74,908	$70,486	$69,661	$74,727	$68,458
Funds from operations (2)(3)	$45,960	$36,848	$42,820	$23,146	$32,778	$37,367

(1)	For a definition and reconciliation of property net operating income, or NOI, and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Net Operating Income.”

(2)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations.”

(3)	On a pro forma basis, represents FFO allocable to common stockholders and unitholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. Our results of operations and financial condition, as reflected in the accompanying combined financial statements and related notes, are subject to management’s evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors that could affect the ongoing viability of our tenants. You should read the following discussion and analysis with “Forward-Looking Statements” and the combined financial statements and related notes included elsewhere in this prospectus.

Overview

Our Company

We are a fully-integrated, self-administered and self-managed owner, operator, acquirer and redeveloper of high quality power/big box, community and neighborhood shopping centers in major population centers throughout the United States predominantly anchored by national retailers. We derive revenues primarily from rents and reimbursement payments received from tenants under existing leases at each of our properties. We generate 80.1% and 9.1% of our annualized base rent from national and regional tenants, respectively, such as American Signature, DSW, Bed Bath & Beyond, Burlington Coat Factory, and TJX Companies. We also derive revenues from providing management, leasing, and construction services to other parties. Our operating results therefore depend materially on the ability of our tenants to make required rental payments, conditions in the United States retail sector and overall real estate market conditions.

As of December 31, 2010, on a pro forma basis, we own interests in 157 operating properties in 27 states with approximately 21.7 million square feet of GLA, which are 91.9% occupied:

•	We own 110 consolidated retail properties with approximately 11.0 million square feet of GLA and joint venture interests in 37 unconsolidated retail properties with approximately 6.1 million square feet of GLA, which in aggregate are 90.6% occupied. Our retail properties contribute 82.7% of our annualized base rent, and we plan to focus on the growth and expansion of our retail property portfolio.

•	We own 10 consolidated office/industrial properties with approximately 4.5 million square feet of GLA that are 96.7% occupied and comprise 17.3% of our annualized base rent, including 2.9 million square feet of GLA at the Columbus Aircenter.

The following tables summarize general information as of December 31, 2010 about the properties of our company on a pro forma basis, as compared to the properties of our predecessor:

	As of December 31, 2010
	Pro Forma	Predecessor

Consolidated retail properties (1):
Number of Properties	110	95
Total GLA	11,047,145	10,253,225
Percent leased	89.5%	88.8%

Consolidated office/industrial properties:
Number of properties	10	10
Total GLA	4,500,920	4,500,920
Percent leased	96.7%	96.7%

Unconsolidated joint venture properties (1)(2):
Number of Properties	37	45
Total GLA	6,106,368	6,468,289
Percent leased	92.7%	93.1%

Total properties (2):
Number of Properties	157	150
Total GLA	21,654,433	21,222,434
Percent leased	91.9%	91.8%

(1)	Pro forma consolidated properties include one property which we are under contract to acquire, the acquisition of which is contingent upon the completion of satisfactory due diligence.

(2)	Includes GLA associated with a property which secures a mortgage note in which we own an interest.

Formation Transactions and Financial Statement Presentation

Prior to or concurrently with the completion of this offering, we will effect the formation transactions, which are designed to:

•	consolidate the ownership of our portfolio of shopping centers and office/industrial properties and the management company into our operating partnership, acquire equity interests in certain joint venture properties and acquire an 80% interest in one additional shopping center property;

• convert certain related party debt to equity;

•	facilitate this offering;

•	enable us to raise the necessary capital to repay existing indebtedness related to certain properties in our portfolio and other obligations;

•	enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011; and

•	defer the recognition of taxable gain by certain continuing investors with respect to interests in our predecessor contributed by them to our operating partnership while enabling continuing investors to obtain liquidity for their investments.

As a result of our formation transactions, our future financial condition and results of operations may differ significantly from, and will not be comparable with, the historical financial position and results of operations of our predecessor. Our predecessor is not a legal entity but rather a combination of (i) entities or interests in entities controlled by Jay L. Schottenstein that currently own interests in certain properties, which interests we will own after the completion of our formation transactions (also referred to as the existing entities) and (ii) Schottenstein Property Group, Inc., which we refer to as our management company.

The existing entities and the management company have been combined in our historical financial statements on the basis that, for the periods presented, such entities were under common control. We determined that common control existed because each of the existing entities was under the control of Jay L. Schottenstein during the periods presented. All significant intercompany transactions and balances between the combined entities have been eliminated in the accompanying combined historical financial statements.

Since our formation, we have not had any material corporate activity. Accordingly, this Management’s Discussion and Analysis of Financial Condition and Results of Operations generally discusses the historical operations of the predecessor. Our company after the consummation of our formation transactions will own assets in addition to those of our predecessor. Please refer to our unaudited pro forma consolidated financial statements and related notes included elsewhere in this prospectus, which present on a pro forma basis the condition and results of our company as if our formation transactions and this offering and the application of the net proceeds thereof had all occurred on December 31, 2010 for the pro forma consolidated balance sheet and on January 1, 2010 for the pro forma consolidated statements of operations. The pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date or for the periods indicated, nor does it propose to represent our future financial position or results of operations. In certain places of this Management’s Discussion and Analysis of Financial Condition and Results of Operations where we believed to be appropriate, we have discussed the unaudited pro forma financial condition and results of our company.

Our Organization

We were incorporated in Maryland on July 28, 2010 and will conduct all of our business activities through our operating partnership, of which we are the sole general partner and expect to hold a 57.6% ownership interest upon completion of this offering. We intend to elect and qualify as a REIT commencing with our taxable year ending December 31, 2011. We believe we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “Federal Income Tax Considerations.”

Our Outlook

We intend to continue our predecessor’s focus and grow through further acquisitions of power/big box, community and neighborhood shopping centers in which a majority of the GLA is leased to national retail tenants. We believe that big box space will generate higher occupancies, longer rental terms and lower turnover as compared to shopping centers populated with smaller, local tenants because big box tenants are typically larger national companies that are often public, require longer lease terms and have better access to capital. Furthermore, we believe that as national retail tenants continue to expand and the supply of big box space remains constrained, operating fundamentals of our properties will continue to improve. During the years ended

December 31, 2010, 2009, and 2008, our predecessor acquired three, one and three properties, respectively, excluding investments in joint ventures.

As noted in “Industry Overview” below, RCG forecasts that employment growth will drive stronger retail sales. Furthermore, RCG believes that improving housing and stock market conditions will likely have a positive impact on household wealth, consumer confidence and consumer spending. According to RCG, increasing demand and lower construction activity and levels of store closings have led to improving absorption in shopping centers.

We believe that, along with continuing improved fundamentals, an attractive opportunity will exist for investing in retail real estate due to owners desiring to sell properties at prices that are favorable relative to recent history. We believe that debt has become less available and more expensive to property owners that are not well capitalized, property values have declined from the real estate market peak in 2007 and over-leveraged property owners are facing liquidity concerns as debt is maturing. We believe this represents an opportunity for well-capitalized owners as non-traditional owners sell retail shopping center properties. Any growth in revenues or cash flow from acquisitions will be contingent upon our ability to source and finance suitable acquisitions.

Factors That May Influence Results of Operations

While our ability to increase revenues or cash flow will depend in part on our acquisition activity, including debt service on indebtedness incurred in connection with any acquisitions, our results of operations will be affected by a variety of other factors, including those noted below.

Revenue

We derive revenues primarily from rents and reimbursement payments received from tenants under existing leases at our properties. “Reimbursement payments” consist of payments made by tenants to us under contractual lease obligations to reimburse a portion of the property’s operating expenses and real estate taxes. As such, they do not represent profits. Our ability to maintain occupancy of leased space and our ability to lease available space are the primary factors that will determine our future net rental income. The amount of rental income we generate will also depend on our ability to maintain or increase the rental rates of our properties. Growth in rental income will also depend on our ability to acquire properties that meet our investment criteria. We also, to a lesser extent, derive revenues from providing management, leasing and other services.

For our years ended December 31, 2010 and 2009, respectively, rents represented approximately 73.7% and 73.7% of total revenues, and reimbursement payments represented approximately 22.2% and 20.1% of total revenues. Related party management fees represented approximately 3.2% and 4.7% of total revenues, respectively.

Condition of Tenants and Conditions in our Markets

We will be affected by the economic condition of our tenants, and a deterioration in their condition may harm their ability to fulfill their lease commitments to us, which in turn could adversely affect our ability to maintain or increase the occupancy level and/or rental rates of our properties. Many of our properties derive a substantial amount of rental income from a limited number of major tenants or an anchor, such as American Signature (13.4% of our share of annualized base rent), DSW (9.4% of our share of annualized base rent), Bed Bath and Beyond and its related affiliates (4.7% of our share of annualized base rent) and Burlington Coat Factory (2.4% of our share of annualized base rent), and, therefore, the revenues generated from those properties are materially dependent on the financial stability of such tenants. In addition, the properties in our portfolio are concentrated in the Midwest; we generate 55.2% of our annualized base rent from properties located in the Midwest, with 36.3% of our annualized base rent generated from properties located in Ohio. Changes in economic or other conditions, adverse weather conditions and natural disasters in the Midwest or in other markets in which our properties are located may affect our overall performance.

Leasing Activity

Retail sales levels, our tenants’ access to capital and the quality of our shopping centers affect leasing demand for vacant space in our properties. For the three months ended March 31, 2011, our predecessor signed new leases for 129,804 square feet and signed renewals for 317,225 square feet. For the year ended December 31, 2010, our predecessor signed new leases for 657,720 square feet and signed renewals for 939,975 square feet. For the year ended December 31, 2009 our predecessor signed new leases for 877,087 square feet and signed renewals for 932,973 square feet. For the year ended December 31, 2008 our predecessor signed new leases for 541,784 and signed renewals for 796,458 square feet. The weighted average new base rent per square foot for the new and renewal leases signed during the three months ended March 31, and fiscal years 2010, 2009 and 2008 was $8.30, $6.42, $7.44 and $7.56 respectively. The new base rent per square foot for new and renewal leases signed can vary significantly from period to period depending on the specific spaces that were leased.

On a pro forma basis, as of December 31, 2010, leases representing 12.4% of our consolidated annualized base rent will expire in 2011. As of December 31, 2010, our weighted average rent per square foot of leases expiring in 2011 is $8.84, $8.58 and $17.89 for our consolidated retail, office/industrial and unconsolidated retail portfolios, respectively. This compares to our portfolio weighted average rent per square foot of $8.73, $4.78 and $10.69 for the consolidated retail, office/industrial and unconsolidated retail portfolios, respectively. In addition, as of December 31, 2010, leases representing 2.5% of our consolidated annualized base rent were leased on a month-to-month basis. We cannot assure you expiring leases will be renewed or that our properties will be re-leased at rental rates equal to or above the current average rental rates. If the rental rates of our properties decrease, our existing tenants do not renew their leases or we do not re-lease space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected. In addition, if leases expire and are not renewed, we will likely have to bear additional costs of re-leasing available space, including payment of leasing commissions. We may also have to accept terms of renewal or re-leasing that are less favorable to us than the current lease terms, including lower rental rates and bearing the costs of renovations and build-to-suit remodeling that may have been borne by the tenant under more favorable leasing conditions.

Operating Expenses

Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and other property maintenance costs. Factors that may adversely affect our ability to control these operating costs include: increases in insurance premiums, tax rates, the cost of periodic repair, renovation costs and the cost of re-leasing space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws and interest rate levels. Also, as a public company, our annual general and administrative expenses will include legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. If our operating costs increase as a result of any of the foregoing factors, our future cash flow and results of operations may be adversely affected.

The expenses of owning and operating a property are not necessarily reduced when circumstances, such as market factors and competition, cause a reduction in income from the property. If revenues drop, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes and maintenance generally, will not be materially reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. As a result, if revenues decrease in the future, static operating costs may adversely affect our future cash flow and results of operations.

Critical Accounting Policies

Basis of Presentation and Combination

The existing entities and the management company have been combined on the basis that, for the periods presented, these entities were under common control. Common control exists because each entity was under the control of Jay L. Schottenstein. Control of an investment is demonstrated by, among other factors, (i) the ability of Mr. Schottenstein to manage day-to-day operations, (ii) Mr. Schottenstein’s role as trustee of various family trusts which ultimately own the entities comprising the predecessor group, (iii) Mr. Schottenstein’s ability to make determinations to refinance debt and sell investments, and (iv) the general inability of any other owner to replace Mr. Schottenstein’s ability to control. All significant intercompany transactions and balances between the combined entities have been eliminated in the accompanying combined financial statements.

Use of Estimates

The accompanying combined financial statements are prepared in accordance with GAAP, which requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities, the reported amounts of assets and liabilities at the date of the combined financial statements, and the reported amounts of revenue and expenses during the periods covered by the combined financial statements. The most significant assumptions and estimates relate to the valuation of real estate and related intangible assets and liabilities, including the assessment of impairments for combined and equity method investments, as well as depreciable lives, revenue recognition and the collectability of trade accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties, and, as a result, actual results could differ from these estimates.

Real Estate Investments

Real estate investments are carried at cost less accumulated depreciation. Expenditures for improvements that substantially extend the useful lives or increase the value of the properties are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

Real estate investments include costs of development and redevelopment activities, and construction in progress. Capitalized costs, including interest and other carrying costs during the construction and/or renovation periods, are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. A variety of costs are incurred in the acquisition, development and leasing of a property, such as pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs, and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. We cease capitalization on the portions substantially completed and occupied, or held available for occupancy, and capitalize only those costs associated with the portions under development. We consider a construction project to be substantially completed and held available for occupancy upon the completion of tenant improvements, but not later than one year from cessation of major construction activity.

The provision for depreciation is calculated using the straight-line method based upon the following estimated useful lives of the respective assets:

Buildings	40 years
Building and leasehold improvements	5 – 40 years
Land improvements	20 years
Tenant improvements	Shorter of lease term or useful life

Our management reviews each real estate investment for impairment whenever triggering events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. In addition to identifying any specific circumstances which may affect a property or properties, management considers other criteria for determining which properties may require assessment for potential impairment. Examples of triggering events considered by management include decreases in occupancy, significant near-term lease expirations, current and historical operating and/or cash flow losses, near-term mortgage debt maturities, significant declines in market values since acquisition or other factors that might impact our intent and ability to hold the property. The review of recoverability is based on an estimate of the future undiscounted cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition, changes in market rental rates, costs to operate each property and other factors. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in its impairment analyses may not be achieved, and actual losses or impairments may be realized in the future.

Purchase Accounting Allocation

We account for all acquisitions in accordance with the authoritative guidance for business combinations. We allocate the cost of a real estate acquisition, including the assumption of liabilities, to tangible assets such as land, buildings and improvements and intangible assets and liabilities for in-place leases, above- and below-market leases, and tenant relationships, based on their estimated fair values. In certain circumstances allocating fair value of the properties results in bargain purchase gains. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant. Above- and below-market and in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases, plus any extended term for leases with below-market renewal options when these renewals are expected to be exercised.

Management assesses the likelihood of a tenant exercising its below market renewal option by reviewing whether the lease allows for the lessee, at its option, to renew the lease at a rental rate sufficiently lower than the estimated market rental rate to be in effect during the option term such that the tenant would be economically compelled to exercise the option (i.e., renewal is reasonably assured) and would be considered in a market participant’s estimate of fair value. While we recognize the subjective nature of estimating market rent into the future, we consider a 15% or greater discount from projected market rent during the renewal period to be sufficiently lower than market to economically compel the tenant to exercise the option. Additionally, for leases that have estimated discounts that are less than 15% from projected market rent, management considers the materiality of the potential below market lease liability as well as other qualitative factors on a lease by lease basis which would be indicative that the exercise of the renewal option would have a high probability. Those factors include, but are not limited to, (i) the length of time left remaining in the current lease term with greater consideration placed upon those leases scheduled to renew in the next five years (the sooner the renewal option will become operative, the more confident management can be in its conclusions); (ii) the tenant’s financial condition at the time of acquisition; (iii) tenant composition in the shopping center at the time of acquisition; and (iv) for major retailers with a significant history of renewal, any knowledge of that tenant’s performance in that location.

In estimating the value of tenant relationships, management considers the nature and extent of the existing tenant relationship, the expectation of lease renewals, growth prospects and tenant credit quality, among other factors. Other intangible assets for in-place leases include estimates of carrying costs, such as real estate taxes, insurance, other operating expenses, and lost rental revenue during the hypothetical expected lease-up periods based on the evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs. Under the authoritative guidance for business combinations through December 31, 2008, we capitalized costs associated with acquisitions. Beginning January 1, 2009, costs associated with acquisitions were expensed.

Intangible Leasing Assets and Liabilities

The value of above-market and below-market lease values are amortized to rents on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases when these renewals are expected to be exercised. The value of other in-place lease intangible assets is amortized to depreciation and amortization expense on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases when these renewals are expected to be exercised. If a lease terminates prior to its expected expiration, all unamortized amounts relating to that lease are recognized in operations at that time.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Cash and cash equivalents balances may, at a limited number of banks and financial institutions, exceed insurable amounts. We believe we mitigate risk by investing in or through major financial institutions and primarily in funds that are currently U.S. federal government insured. Recoverability of investments is dependent upon the performance of the issuers.

Restricted Cash

The terms of several of the predecessor’s mortgage loans payable require the predecessor to escrow certain replacement and other reserves with its lenders. Such restricted cash is generally available only for property-level requirements for which the reserves have been established and is not available to fund other property-level or predecessor-level obligations.

Deferred Costs, net

Deferred costs represent unamortized leasing costs, financing costs and lease inducements. Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized to depreciation and amortization expense on a straight-line basis over the related lease term. Deferred financing costs consisting of commitment fees, legal and other third-party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements on a straight-line basis, which approximates the effective interest rate method, to interest expense. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity. Deferred costs also include lease inducements related to incentives offered to tenants that do not represent landlord assets. Such costs are capitalized and amortized as a reduction to revenue over the applicable lease term.

Investments in Unconsolidated Joint Ventures

We include entities that hold interests in both consolidated and unconsolidated joint ventures, which primarily own retail properties consistent with the predecessor’s core business. The predecessor combines joint ventures where it exhibits financial or operational control. Control is determined using accounting standards related to the consolidation of joint ventures and variable interest entities. None of the joint ventures are variable interest entities. Management evaluates joint ventures under the voting interest model by first considering whether the predecessor is the general partner or a limited partner (or the equivalent in such investments which are not structured as partnerships). For certain joint ventures where we are the general partner (or the equivalent), but do not control the joint venture as the other partners (or the equivalent) hold substantive participating rights, we use the equity method of accounting. For joint ventures where we are a limited partner (or the equivalent), management considers factors such as ownership interest, voting control, authority to make decisions, and contractual and substantive participating rights of the partners (or the equivalent) to determine if the presumption that the general partner controls the entity is overcome. In instances where these factors indicate that we control the joint venture, we consolidate the joint venture; otherwise we use the equity method of accounting.

We account for our investments in unconsolidated joint ventures under the equity method of accounting as we exercise significant influence, but do not control these entities. These investments are recorded initially at cost and subsequently adjusted for net equity in income or loss, cash contributions, cash distributions and impairments. Earnings for each investment are recognized in accordance with each respective investment agreement and are based on the predecessor’s ownership percentage.

To recognize the character of distributions from equity investments, the predecessor looks at the nature of the cash distribution to determine the proper character of cash flow distributions as either returns on investment, which are included in operating activities or returns of investment, which are included in investing activities in the combined statements of cash flows.

When circumstances indicate there may have been a loss in value of an equity investment, we evaluate the investment for impairment by estimating our ability to recover our investment and if the loss in value is other than temporary. To evaluate whether an impairment is other than temporary, we consider relevant factors, including, but not limited to, the period of time in any unrealized loss position, the likelihood of a future recovery, and our intent and ability to hold the investment until the forecasted recovery. If we determine the loss in value is other than temporary, we recognize an impairment charge to reflect the investment at fair value. Fair value is determined through various valuation techniques, including, but not limited to, discounted cash flow models. The basis difference that results from the impairment charge is amortized on a straight-line basis over the estimated useful lives of the equity investment’s assets against our equity income pick-up of the impaired joint venture.

Rental Revenue

Management has determined that all of our leases with our various tenants are operating leases. Rental revenue with scheduled rent increases is recognized using the straight-line method over the respective terms of the leases commencing when the tenant takes possession of the premises. The aggregate excess of rental revenue recognized on a straight-line basis over base rents under applicable lease provisions is included in straight-line rents receivable on the combined balance sheets.

Leases also generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred; this income is recognized as the expenses are incurred. The reimbursements are recognized and presented gross, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and bear the associated credit risk. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay, as additional rent, a percentage of their sales in excess of a specified amount. We defer recognition of contingent rental revenue until those specified sales targets are met and notification is received from the tenant.

We must make estimates as to the collectability of its accounts receivable related to base rent, straight-line rent, percentage rent, expense reimbursements and other revenues. When management analyzes accounts receivable and evaluates the adequacy of the allowance for doubtful accounts, it considers such things as historical bad debts, tenant creditworthiness, current economic trends and changes in tenants’ payment patterns. If amounts are determined to be uncollectible they are written off and charged as bad debt expense, which is included in property operating and maintenance expense in the combined statements of operations, at that time.

Related party management fees

We have been engaged under agreements with affiliates and certain unconsolidated joint ventures to provide management services for retail properties, office/industrial properties and multi-family properties. The fees are generally calculated as a percentage of revenues earned by the properties managed, and are recognized as revenue by us in the period when all of the following has occurred: (i) services have been rendered; (ii) fees can be reasonably determined; and (iii) collectability is reasonably assured.

Non-controlling Interests

Non-controlling interests represent the portion of equity that the predecessor does not own in the controlled entities included in the combined financial statements. The predecessor identifies its non-controlling interests separately within the equity section on the combined balance sheets. The amounts of consolidated net earnings attributable to the predecessor and to the non-controlling interests are presented on the predecessor’s combined statements of operations. Certain non-controlling interest holders are obligated to fund deficits.

Income Taxes

During the periods presented, the entities included in the combined financial statements are treated as partnerships, limited liability companies or S corporations for federal and state income tax purposes and, accordingly, are not subjected to a company-level income tax. The predecessor’s taxable income or loss is allocated to its owners. Therefore, no provision or liability for federal or state income taxes has been included in the accompanying combined financial statements.

Fair Value Measurements

The predecessor applies the authoritative guidance for measuring fair value for financial assets and liabilities that are recognized or disclosed at fair value in financial statements on a recurring basis.

The predecessor uses the following hierarchy for measuring fair value:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. The classifications are based on the lowest level of input that is significant to the fair value measurement.

Organization Costs

Costs incurred to organize our company are expensed as incurred and are included in general and administrative expense in the combined statements of operations.

Offering Costs

In connection with this offering, certain contributors have advanced funds for professional services, which will be reimbursed by us upon consummation of this offering. These costs are included in prepaid expenses and will be reimbursed by us after consummation of the offering.

Segment Information

The predecessor’s operations are comprised of two reportable segments: (i) retail properties and (ii) office/industrial properties. Our real estate portfolio is located throughout the United States; management does not distinguish or group its operations on a geographical basis for purposes of allocating resources or measuring performance.

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, amended the guidance for determining whether an entity is a variable interest entity, or a VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance is effective for the first annual reporting period that begins after November 15, 2009, with early adoption prohibited. The adoption of this guidance, effective January 1, 2010, did not have any effect on the predecessor’s combined financial statements.

Results of Operations

Unless the context otherwise requires or indicates, references in this “Results of Operations” section to “we,” “our” and “us” refer to the predecessor and the information given is for the predecessor.

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009

The following discussion of our results of operations incorporates an analysis of properties held by us in both periods. We owned 105 and 102 combined properties as of December 31, 2010 and 2009, respectively. The properties held for the entire periods in 2010 and 2009 are referred to herein as the same store properties.

	Year Ended				Change for
	December 31,		Increase	Acquisitions	Same Store
	2010	2009	(Decrease)	Effect (1)	Properties
	(In thousands)

Rents	$96,513	$89,438	$7,075	$3,874	$3,201
Expense recoveries from tenants	29,044	24,415	4,629	2,229	2,400
Percentage rents	592	687	(95)	52	(147)
Related party management fees	4,230	5,730	(1,500)	—	(1,500)
Other	620	1,043	(423)	42	(465)

Total revenues	130,999	121,313	9,686	6,197	3,489

Property operating and maintenance expenses	31,282	25,508	5,774	2,558	3,216
Real estate taxes	20,579	19,589	990	561	429
General and administrative expenses	17,144	12,025	5,119	—	5,119
Costs associated with acquisitions	419	158	261	261	—
Impairment of investment in real estate	1,421	—	1,421	—	1,421
Depreciation and amortization expense	27,404	21,705	5,699	3,339	2,360

Operating income	32,750	42,328	(9,578)	(522)	(9,056)
Interest expense	(29,385)	(26,416)	(2,969)	(2,266)	(703)
Other income (expense) (2)	4,229	2,640	1,589	(1,842)	3,431

Net income (loss)	7,594	18,552	(10,958)	(4,630)	(6,328)
Less: net income (loss) attributable to non-controlling interests	(268)	62	(330)	—	(330)

Net income (loss) attributable to predecessor owners	$7,862	$18,490	$(10,628)	$(4,630)	$(5,998)

(1)	Increase (Decrease) totals for all properties acquired between January 1, 2009 and December 31, 2010 (Plainfield Crossing, Webster Square, Foothills Mall, Broad Parsons).

(2)	Other income (expense) consists of interest income, other non-operating gains (losses), impairment on unconsolidated joint ventures, and income (loss) from unconsolidated joint ventures.

Revenues

Total revenues. Total revenues increased $3.5 million, or 2.9%, on a same store basis primarily due to a net $3.2 million increase in base rental revenues and a net $2.4 million increase in expense recoveries offset in part by a $1.5 million decrease in related party management fees, due to the following:

Retail properties. Retail properties revenues increased by $2.8 million on a same store basis primarily due to a net $1.4 million increase in base rental revenues and a net $1.5 million increase in expense recoveries. The increase in base rents was due primarily to higher average occupancy and leasing activity at our Crossings at Taylor, Greenwood Pavilion and Crossings at

Hobart properties. The increase in expense recoveries was due primarily to increased recoverable expenses.

Office/Industrial properties. Office/Industrial properties revenues increased by $2.2 million on a same store basis due primarily to a net $1.8 million increase in base rents. The increase in base rents was due primarily to higher average occupancy in 2010 compared to 2009.

Related party management fees. Related party management fees decreased by $1.5 million due to lower expenses directly attributable to related party management for which we are directly reimbursed.

Acquired properties. The $6.2 million increase in revenues from acquisitions was primarily attributable to the August 2010 acquisition of Foothills Mall, which provided $5.7 million of total revenues.

Expenses

Total property operating and maintenance expenses. Total property operating and maintenance expenses increased by $3.2 million, or 12.8%, on a same store basis primarily due to an increase of $1.8 million for snow removal.

Retail properties. Retail properties operating and maintenance expenses increased by $2.8 million, or 16.5%, on a same store basis.

Office/Industrial. Office/Industrial properties operating and maintenance expenses increased by $0.4 million, or 5.7%, on a same store basis.

Real estate taxes. Real estate and other taxes increased by $0.4 million, or 2.2%, on a same store basis due to regular net increases in tax assessments.

General and administrative expenses. General and administrative expenses increased by $5.1 million, or 42.6%, primarily due to an increase of $2.6 million in accounting expenses and an increase of $1.1 million in legal expenses related to fees for our initial public offering and a non-recurring $1.3 million severance expense in 2010.

Impairment of investment in real estate. Impairment of investment in real estate expense was approximately $1.4 million in 2010 due to management’s determination in the fourth quarter of 2010 that its hold period for its Fairborn Shopping Center located in Dayton, OH had changed and as a result the undiscounted cash flows for the property no longer exceeded the net book value of the property. The expense represents the write down from net book value to management’s current estimate of fair value. There was no impairment expense in 2009.

Depreciation and amortization expense. Depreciation and amortization expense increased by $2.4 million, or 10.9%, on a same store basis.

Interest expense. Interest expense increased by $0.7 million, or 2.7%, on a same store basis.

Other income (expense). Other income (expense) increased by $3.4 million on a same store basis primarily due to a $3.0 million gain on extinguishment of debt in 2010 from our acquisition of the mortgage on our Crossings at Westland property.

The $1.8 million decrease in other income (expense) related to acquisitions was due to the 2009 bargain purchase gain on acquisition related to our Plainfield Crossing property.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

The following discussion of our results of operations incorporates an analysis of consolidated properties held by us in both periods. We owned 102 and 101 combined properties as of December 31, 2009 and 2008, respectively. The properties held for the entire periods in 2009 and 2008 are referred to herein as the same store properties.

	Year Ended				Change for
	December 31,		Increase	Acquisitions	Same Store
	2009	2008	(Decrease)	Effect (1)	Properties
	(In thousands)

Rents	$89,438	$91,586	$(2,148)	$483	$(2,631)
Expense recoveries from tenants	24,415	28,007	(3,592)	282	(3,874)
Percentage rents	687	569	118	51	67
Related party management fees	5,730	4,723	1,007	—	1,007
Other revenue	1,043	415	628	—	628

Total revenues	121,313	125,300	(3,987)	816	(4,803)

Property operating and maintenance expenses	25,508	31,666	(6,158)	524	(6,682)
Real estate taxes	19,589	19,250	339	430	(91)
General and administrative expenses	12,025	8,418	3,607	—	3,607
Costs associated with acquisitions (3)	158	—	158	158	—
Depreciation and amortization expense	21,705	21,066	639	214	425

Operating income	42,328	44,900	(2,572)	(510)	(2,062)
Interest expense	(26,416)	(31,163)	4,747	50	4,697
Other income (expense) (2)	2,640	(16,430)	19,070	1,843	17,227

Net income (loss)	18,552	(2,693)	21,245	1,383	19,862
Less: net income (loss) attributable to non-controlling interests	62	67	(5)	—	(5)

Net income (loss) attributable to predecessor owners	$18,490	$(2,760)	$21,250	$1,383	$19,867

(1)	Increase (decrease) totals for all properties acquired between January 1, 2008 and December 31, 2009 (Prince William Plaza, 555 Yearling, Kohls Shopping Center, Plainfield Crossing).

(2)	Other income (expense) consists of interest income, other non-operating gains (losses), impairment on unconsolidated joint ventures, and income (loss) from unconsolidated joint ventures.

(3)	Under the authoritative guidance effective through December 31, 2008, these costs were capitalized. Beginning January 1, 2009, costs associated with acquisitions were expensed.

Revenues

Total Revenues. Total revenues decreased $4.8 million, or 3.9%, from 2008 to 2009 on a same store basis primarily due to the loss of base rental revenues and reimbursement revenues from Value City Department Stores and Circuit City Stores, both of which filed for bankruptcy protection in December 2008. Base rental revenues decreased by $2.6 million and expense recoveries decreased by $3.9 million, both on a same store basis. Those reductions were offset by a $1.7 million same store increase in percentage rent, management fees, and other revenues.

Retail properties. Retail properties revenues decreased by $5.4 million on a same store basis primarily due to the loss of base rental revenues and reimbursement revenues from Value City Department Stores and Circuit City Stores, both of which filed for bankruptcy protection in December 2008. Base rental revenues decreased by $2.6 million and expense recoveries decreased by $3.1 million, both on a same store basis. Those reductions were offset by a $0.4 million same store increase in percentage rents and other revenues.

Office/Industrial properties. Office/Industrial properties revenues decreased by $0.2 million on a same store basis primarily due to a net $0.7 million decrease in expense recoveries offset by a $0.1 million increase in base rental revenues and a $0.4 million increase in percentage rent and other revenues.

Expenses

Total property operating and maintenance expenses. Total property operating and maintenance expenses decreased by $6.7 million, or 21.4%, from 2008 to 2009 on a same store basis primarily due to: (i) a decrease of $4.9 million in bad debt expense from $5.3 million in 2008 to $0.4 million in 2009 related to the 2008 bankruptcy filings of Value City Department Stores and Circuit City Stores; (ii) a decrease of $0.6 million in parking lot maintenance; and (iii) a $0.6 million decrease in snow removal expense.

Retail properties. Retail properties operating and maintenance expenses decreased by $5.4 million, or 24.4%, on a same store basis primarily due to the $4.9 million decrease in bad debt expense related to the 2008 bankruptcy filings of Value City Department Stores and Circuit City Stores.

Office/Industrial properties. Office/Industrial properties operating and maintenance expenses decreased by $1.3 million, or 14.0%, on a same store basis.

Real estate taxes. Real estate taxes were approximately unchanged on a same store basis. New property acquisitions increased real estate and other tax expense by $0.4 million during 2009.

General and administrative expenses. General and administrative expenses increased by $3.6 million, or 42.8%, from 2008 to 2009 primarily due to a $2.2 million increase in compensation expense and a net $1.6 million increase in profits interest compensation expense offset by a net $0.2 million decrease in expenses not directly related to compensation.

Depreciation and amortization expense. Depreciation and amortization expense increased by $0.4 million, or 2.1%, on a same store basis from 2008 to 2009.

Interest expense. Interest expense decreased by $4.7 million, or 14.8%, on a same store basis, primarily due to a decrease in the overall interest rate on our floating rate related party note payable which caused interest expense to decrease by $2.1 million from 2008 to 2009.

Other income (expense). Other income (expense) improved by $17.2 million on a same store basis from 2008 to 2009 due primarily to a $16.5 million impairment in 2008 related to unconsolidated joint venture interests in our Marketplace at Factoria Mall and Sequoia Mall properties.

The $1.8 million increase in other income (expense) related to acquisitions was due to a gain on acquisition in 2009 related to our Plainfield Crossings property.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, acquire properties, make distributions to our stockholders and other general business needs. Due to the nature of our business strategy, we anticipate we will generate positive cash flows from operations. Substantially all of this cash generated from operations will generally be paid to our stockholders in the form of dividends. In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, excluding net capital gains. In addition, in order to avoid federal income tax, we generally must distribute all of our REIT taxable income, including net capital gains.

We do not expect to maintain significant cash balances. We anticipate entering into a new credit facility concurrently with or shortly following the closing of this offering. There is no assurance that we will be able to enter into a definitive agreement relating to this facility that we find acceptable, or at all. In the event we are not be able to obtain the credit facility or an adequate line of credit on terms that we deem acceptable, we believe we will be able to obtain permanent loans secured by some of the 84 consolidated properties that we expect will be unencumbered pro forma for this offering.

While we may be able to anticipate and plan for certain liquidity needs, there may be unexpected increases in uses of cash that are beyond our control and which would affect our financial condition and results of operations. For example, we may be required to comply with new laws or regulations that cause us to incur unanticipated capital expenditures for our properties, thereby increasing our liquidity needs. Even if there are no material changes to our anticipated liquidity requirements, our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or needed. Our primary sources of liquidity will generally consist of cash generated from our operating activities and unused borrowing capacity. We expect to meet our short-term liquidity requirements from these sources of cash. We expect to meet our long-term capital requirements, including acquisitions, redevelopments, tenant improvements and general property related capital expenditures through our cash flows from operations, a new credit facility, if entered into, mortgage financings, debt issuances, common and/or preferred equity issuances and asset sales.

Our predecessor’s cash flow activities are summarized as follows:

	For The Year Ended December 31,
	2010	2009	2008
	(in thousands)

Net cash flow provided by operating activities	$38,645	$39,525	$37,316
Net cash flow used for investing activities	(26,521)	(46,417)	(43,275)
Net cash flow provided by financing activities	771	7,452	4,736

Net increase (decrease) in cash	$12,895	$560	$(1,223)

Cash Flows

The information given in this Cash Flows section is for our predecessor.

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009

Cash flow provided by operating activities for the year ended December 31, 2010 was approximately $38.6 million compared to approximately $39.5 million for the same period in 2009. The decrease of approximately $0.9 million was primarily the result of a net decrease of

$11.0 million in net income offset in part by a $5.7 million net increase in depreciation and amortization expense and a net increase of $4.3 million in cash provided by changes in working capital.

Cash flow used for investing activities for the year ended December 31, 2010 was approximately $26.5 million compared to a use of approximately $46.4 million for the same period in 2009, a decrease in cash used of approximately $19.9 million. This decrease was primarily due to $8.0 million of repayments to related parties during 2010 compared to $12.9 million of advances to related parties in 2009 creating a net increase of $20.9 million in cash for these comparable periods. Offsetting this was a net increase in restricted cash deposits of $5.6 million. Expenditures for acquisitions and improvements decreased by $4.0 million from $25.3 million in 2009 to $21.3 million in 2010.

Cash flow provided by financing activities for the year ended December 31, 2010 was approximately $0.8 million compared to approximately $7.5 million for the same period in 2009, a decrease in cash provided of approximately $6.7 million. Debt financing was a net use of $15.8 million in 2010 compared to a net use of $15.9 million in 2009, a decrease in use of $0.1 million. Capital contributions net of distributions were a source of $16.6 million in 2010 compared to $23.4 million in 2009, a decrease of $6.8 million.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

Cash flow provided by operating activities for the year ended December 31, 2009 was approximately $39.5 million compared to approximately $37.3 million for the same period in 2008. The increase of approximately $2.2 million was primarily attributable to an increase of $21.2 million in net income and a net increase of $4.3 million in cash provided by changes in working capital. These increases were offset in part by the 2008 non-cash impairment charge of $16.5 million related to our joint venture investments in Market Place at Factoria Mall and Sequioa Mall and a $4.4 million net decrease in non-cash adjustments for provisions for bad debt.

Cash flow used for investing activities for the year ended December 31, 2009 was approximately $46.4 million compared to $43.3 million for the same period in 2008. The increase in use of approximately $3.1 million was primarily attributable to a net increase of $11.7 million in cash used for advances to related parties and a net increase of $7.1 million for investments unconsolidated joint ventures offset in part by a reduction of $10.8 million invested in real estate acquisitions and improvements from $36.1 million in 2008 to $25.3 million in 2009.

Cash flow provided by financing activities for the year ended December 31, 2009 was approximately $7.5 million compared to a approximately $4.7 million for the same period in 2008. This increase of $2.8 million was the result of a net $30.0 million increase in capital contributions net of distributions, offset by a net $27.2 million increase in cash used for repayment of debt financing.

Acquisition Activities

We grow our portfolio through targeted acquisitions of existing shopping centers using a variety of acquisition strategies, including though the acquisition of mortgage notes, bankruptcy process, use of joint ventures and the acquisition of fee title, ground lease interest and leasehold interests. Generally, our acquisitions will be funded through our proposed revolving credit facility, issuance and assumption of mortgage debt and preferred and common equity issuances, including issuances of interests in our operating partnership, and sales of existing assets.

The following table details our predecessor’s acquisitions of consolidated properties from January 1, 2008 through December 31, 2010:

		Acquisition	Acquisition
Property	Location (MSA)	Date	Cost (1)	GLA
			(in thousands)

Broad Parsons (2)	Columbus, OH	11/22/10	$94	1,850
Foothills Mall	Tucson, AZ	8/2/10	89,820	511,997
Webster Square	Nashua, NH	3/26/10	2,550	22,142
Plainfield Crossings	Indianapolis, IN	9/8/09	3,300	96,230
Kohls Shopping Center	Annapolis (Baltimore)	5/30/08	6,000	140,236
555 Yearling	Columbus, OH	4/25/08	3,500	164,450
Prince William Plaza	Woodbridge, VA (Washington, DC)	1/14/08	6,035	51,154

(1)	Represents the purchase price and does not include other expenses, if any, related to the acquisition.

(2)	The Predecessor acquired the remaining 50% interest that it did not already own.

The following table details our predecessor’s recent investments in unconsolidated joint ventures from January 1, 2008 through December 31, 2010:

	Number of	Total	Acquisition	%	Equity
Joint Venture	Properties	GLA	Date	Ownership	Investment (1)
					(in thousands)

Kimco/Big Centers	15	2,577,712	6/29/10	13.4%	$5,909
Square Mile Capital (2)	1	63,273	3/22/10	50.0%	2,144

(1)	Represents our share of equity investment in joint venture at time of acquisition.

(2)	This joint venture owns a mortgage note with an unpaid principal balance of $10.7 million secured by a neighborhood shopping center property.

Capital Expenditures

Our properties require periodic investments of capital for individual lease related tenant improvements allowances and general building and site improvements. Additionally, while we employ individuals responsible for leasing activity, costs are incurred for external leasing commissions as needed. The following table summarizes such items with respect to the combined properties owned by our predecessor (excluding properties in unconsolidated joint ventures):

	For the Year Ended December 31,
All Properties	2010	2009	2008	2007
	(in thousands, except number of leases, GLA and
	per square feet data)

Number of new leases and renewals executed	122	118	95	120
GLA of new leases and renewals	1,597,695	1,810,060	1,338,242	2,296,095

New development and redevelopment costs (1)	$1,916	$19,042	$12,678	$9,538

Recurring costs
Tenant improvement costs (1)	$4,152	$5,296	$4,111	$5,600
General improvements	$2,006	$2,531	$2,727	$2,036
Leasing commission costs for new and renewal leases (1)	$1,653	$1,352	$901	$1,032

Total recurring costs	$7,811	$9,179	$7,739	$8,668
Total recurring costs per square foot (2)	$0.53	$0.65	$0.54	$0.62

(1)	Presents all new development and redevelopment costs, tenant improvement costs and leasing commission costs as they were incurred.

(2)	Based on our total predecessor consolidated GLA.

The new development and redevelopment costs for the year ended December 31, 2010 were approximately $1.9 million, as compared to approximately $19.0 million in 2009. The substantial decrease in new development and redevelopment costs in the year ended December 31, 2010 was the result of a significant increase in vacancies from 2007 to 2009 which required unusually high development and redevelopment costs to re-lease the space in 2009. We experienced approximately 1.5 million square feet of vacancies from 2007 to 2009 related to Value City Department Stores and Circuit City Stores, two major big box tenants. Costs related to the re-leasing of that space, primarily incurred in 2009, were unusually high due to the nature of the space and the length of time the previous tenants had occupied the space.

Financing Activities

As of December 31, 2010, we had total consolidated outstanding indebtedness of approximately $569.0 million. Upon completion of this offering and the formation transactions, we estimate we will receive gross proceeds from this offering of approximately $400.0 million assuming an initial offering price of $15.00 per share, which is the mid-point of the range set forth on the front cover of this prospectus. After deducting underwriting discounts and commissions and expenses of this offering from the gross proceeds, the net proceeds from this offering would be approximately $363.9 million.

In connection with the formation transactions, $122.2 million in related party debt will be converted to equity.

Upon completion of this offering and the formation transactions, we intend to use a portion of the net proceeds from this offering to repay approximately $122.0 million of our outstanding indebtedness (based on December 31, 2010 outstanding principal balances) and $4.1 million of other fees and expenses related to early repayment of this debt. If the actual net proceeds from this offering are less than estimated, we will repay less indebtedness. Any net proceeds remaining will be used for working capital purposes, including potential future acquisition and redevelopment activities. We do not intend to use any of the net proceeds from this offering to fund distributions to our stockholders. Pending the use of the net proceeds, we intend to invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities that are consistent with our intention to qualify for taxation as a REIT.

Consolidated Indebtedness to be Outstanding After This Offering

We expect to have approximately $343.8 million of total consolidated indebtedness outstanding (excluding unconsolidated indebtedness, whether or not guaranteed by us) upon consummation of this offering and the formation transactions after repayment of certain indebtedness (based on December 31, 2010 pro forma outstanding balances), prior to any borrowings under any new revolving credit facility, all of which will be non-recourse (subject to customary non-recourse exceptions). As of December 31, 2010, the weighted average interest rate on our outstanding debt was 6.32%. In addition to our consolidated indebtedness, we will be party to guarantee or indemnification arrangements with respect to approximately $32.0 million in outstanding principal amount of loans to unconsolidated joint venture partnerships with Kimco as of December 31, 2010. All of our other unconsolidated joint venture indebtedness is non-recourse to us.

We anticipate entering into a new $200 million revolving credit facility. If entered into, we anticipate using this facility to, among other things, fund acquisitions, general corporate matters and working capital. There is no assurance that we will be able to enter into a definitive agreement relating to a facility that we find acceptable or at all. See “— Consolidated Indebtedness to be Outstanding After this Offering — Revolving Credit Facility.”

The following table sets forth certain information with respect to the pro forma mortgage indebtedness as of December 31, 2010 that we expect will be outstanding after this offering and the formation transactions (excluding unconsolidated indebtedness, whether or not guaranteed by us).

				Debt Service
	Interest Rate	Principal		for 12 Months
	as of	Amount as of		Ended		Estimated
	December 31,	December 31,		December 31,	Maturity	Balance at
Property	2010	2010		2010	Date	Maturity
		(in thousands)		(in thousands)		(in thousands)

Crossways Shopping Center	6.55%	$20,468		$2,472	9/2012	$17,129
Gateway Commerce Center (1)	6.00%	2,605		302	12/2012	2,315
Hamilton Crossing Shopping Center (1)	6.00%	2,575		298	12/2012	2,275
Roberts Road Industrial Park	7.75%	3,185		1,660	1/2013	—
Southside Square (1)	5.25%	2,298		313	4/2013	1,867
Ridgewood Court Shopping Center (1)	5.25%	1,242		169	5/2013	1,008
West Oak I (1)	4.51%	2,787		346	11/2013	2,166
The Columbus Aircenter	6.15%	45,243		4,117	1/2014	40,988
Prince William Plaza	6.02%	2,475		223	1/2014	2,200
Coolsprings Plaza	5.59%	3,927		417	3/2014	3,255
Cranberry Mall	5.56%	4,793		506	4/2014	3,954
Market Place	7.75%	1,229		192	6/2014	856
Boardman Mall	7.75%	1,418		222	6/2014	988
Columbia Mall	7.75%	1,417		222	6/2014	987
Chesterfield Town Court	5.09%	4,229		431	6/2014	3,436
Mentor Center	7.75%	1,720		269	6/2014	1,198
Ruther Glen Warehouse	7.90%	7,235		1,122	8/2014	4,992
Woodyard Crossings	5.86%	38,874		4,110	8/2014	31,705
Monroe Street Crossings	8.39%	1,979		300	9/2014	1,409
Northlake Commons	8.39%	1,945		294	9/2014	1,384
Fossil Creek Plaza	8.80%	3,236		501	2/2015	2,198
Broad Street Kroger	7.65%	1,429		395	3/2015	—
University Park Shopping Center	6.42%	1,066		265	7/2015	—
Sun Center	8.25%	9,778		1,432	1/2016	5,927
Foothills Mall (2)	6.08%	81,000		4,925	7/2016	75,400
Crossings at Hobart	5.75%	56,357		5,310	5/2017	41,163
Barboursville Crossings	7.75%	1,480		285	8/2017	—
Crown Point Burlington Coat Factory	7.75%	2,987		575	8/2017	—
Newnan Crossing	5.55%	1,474		236	7/2018	—
Kenny Centre	7.55%	2,850		388	5/2021	188
Golden Triangle Mall	5.34%	2,049		212	6/2024	—
East Broad Plaza	7.49%	2,270		267	7/2024	—
Colerain Hills Shopping Center — A	5.91%	10,128		957	8/2027	—
Colerain Hills Shopping Center — B	8.38%	2,579		288	8/2027	—
TJ Maxx Centre (3)	8.50%	5,444		950	4/2028	4,207
Shoppes of Beavercreek (4)	7.89%	8,077		1,195	4/2030	5,312

Totals / Weighted average:	6.32%	$343,848	(5)	$36,166		$258,507

(1)	Amounts are presented on a consolidated basis. After this offering and completion of the formation transactions, we expect to own a 57.5% interest in these properties. All other properties listed will be 100% owned.

(2)	We acquired Foothills Mall on August 8, 2010. We assumed the debt for this property with the acquisition. The 12 month debt service shown is on a pro forma basis as if we had owned 100% of the property for the entire period.

(3)	Principal balance at maturity is shown as of the optional April 11, 2013 maturity date and is subject to penalty interest after this date.

(4)	Principal balance at maturity is shown as of the optional April 11, 2015 maturity date and is subject to penalty interest after this date.

(5)	The total principal amount as of December 31, 2010 does not include $1,429 of fair value adjustments for joint venture debt being assumed as part of the formation transaction or $242 of unamortized premiums. Including these adjustments the proforma total principal amount is $345,519.

The following table illustrates our expected future principal payments, including maturities, based on our currently in-place debt on a pro forma basis (excluding unconsolidated indebtedness, whether or not guaranteed by us):

Future Principal
Year	Payments
(in thousands)

2011	$15,054
2012	39,296
2013	23,211
2014	107,873
2015	14,532
Thereafter	143,882

Total	$343,848

Scheduled principal payments on notes with interest rates scheduled to increase in the future are reflected in the table above as being repaid when the penalty rate becomes effective.

The following table sets forth certain information with respect to the unconsolidated pro forma mortgage indebtedness as of December 31, 2010 that we expect to be outstanding after this offering.

			At 100% Ownership				Pro Rata Share
						Annualized				Annualized
			Interest Rate	Principal		Interest	Interest Rate	Principal		Interest
			as of	Amount as of		Expense as of	as of	Amount as of		Expense as of
		Maturity	December 31,	December 31,		December 31,	December 31,	December 31,		December 31,
Property	Ownership	Date	2010	2010		2010	2010	2010		2010
				(in thousands)		(in thousands)		(in thousands)		(in thousands)

The Marketplace at Factoria Mall	50.0%	7/1/2012	7.85%	$52,334		$4,108	7.85%	$26,167	(1)	$2,054
Sequoia Mall — A (2)	50.0%	9/1/2012	1.26%	17,387		219	1.26%	8,694		110
Sequoia Mall — B (2)	50.0%	9/1/2012	1.01%	5,787	(1)	58	1.01%	2,894		29
Maple Hill Mall (2)	50.0%	10/1/2012	1.31%	17,550		230	1.31%	8,775		115
Marana Ina Lowe’s Shopping Center	27.5%	11/1/2012	4.68%	13,686		641	4.68%	3,764		176
Valencia Lowe’s Shopping Center	27.5%	8/1/2013	7.28%	8,237		600	7.28%	2,265		165
Greenwood Village	27.5%	10/1/2013	4.28%	14,694		629	4.28%	4,041		173
Morgan Hill Home Depot Shopping Center	27.5%	1/1/2014	5.29%	7,647		405	5.29%	2,103		111
El Cajon Kohl’s Shopping Center	50.0%	4/1/2014	5.50%	12,253		674	5.50%	6,126		337
Southwood Village	13.4%	4/1/2014	5.94%	11,486		682	5.94%	1,539		91
Gaitherstowne Plaza	13.4%	9/1/2015	5.35%	12,730		681	5.35%	1,706		91
MacArthur Towne Center	50.0%	1/6/2016	5.73%	14,063		806	5.73%	7,032		403
Kroger Centre at Sawmill Hard	50.0%	6/1/2016	5.64%	24,189		1,364	5.64%	12,095		682
North County Plaza	13.4%	11/1/2016	5.45%	30,000		1,635	5.45%	4,020		219
Fullerton Town Center	13.4%	11/1/2016	5.45%	44,000		2,398	5.45%	5,896		321

			At 100% Ownership			Pro Rata Share
					Annualized			Annualized
			Interest Rate	Principal	Interest	Interest Rate	Principal	Interest
			as of	Amount as of	Expense as of	as of	Amount as of	Expense as of
		Maturity	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Property	Ownership	Date	2010	2010	2010	2010	2010	2010
				(in thousands)	(in thousands)		(in thousands)	(in thousands)

La Verne Towne Center	13.4%	11/1/2016	5.45%	18,200	992	5.45%	2,439	133
Rheem Valley	13.4%	11/1/2016	5.45%	25,750	1,403	5.45%	3,451	188
Cable Park	13.4%	11/1/2016	5.45%	16,700	910	5.45%	2,238	122
Palomar Village Shopping Center	13.4%	11/1/2016	5.45%	24,600	1,341	5.45%	3,296	180
Lakewood Shopping Center	13.4%	11/1/2016	5.45%	13,800	752	5.45%	1,849	101
Lakewood Village	13.4%	11/1/2016	5.45%	23,290	1,269	5.45%	3,121	170
Cheyenne Commons	13.4%	11/1/2016	5.45%	55,000	2,998	5.45%	7,370	402
Rainbow Promenade	13.4%	11/1/2016	5.45%	37,900	2,066	5.45%	5,079	277
Sunset Esplanade	13.4%	11/1/2016	5.45%	36,000	1,962	5.45%	4,824	263
Panther Lake	13.4%	11/1/2016	5.45%	9,800	534	5.45%	1,313	72
Olympia Square	13.4%	11/1/2016	5.45%	25,400	1,384	5.45%	3,404	186
Laguna Mall (3)	33.3%	11/1/2017	6.53%	2,598	170	6.53%	865	56
Stoneridge Mall (3)	33.3%	11/1/2017	6.53%	7,143	466	6.53%	2,379	155
Nordstrom at Fashion Valley (3)	33.3%	11/1/2017	6.53%	21,559	1,408	6.53%	7,179	469
Folsom Kohl’s Shopping Center	27.5%	7/1/2018	9.44%	675	64	9.44%	186	18
Tustin Kmart Shopping Center	27.5%	7/1/2018	9.44%	1,553	147	9.44%	427	40
Kenai Home Depot Shopping Center	27.5%	7/1/2018	9.44%	1,363	129	9.44%	375	35
Parmer Crossing	27.5%	7/1/2018	9.44%	761	72	9.44%	209	20
Valdosta Lowe’s Shopping Center	27.5%	8/1/2019	7.26%	5,776	419	7.26%	1,588	115
Westerville Shopping Center	50.0%	10/27/2026	8.25%	1,082	89	8.25%	541	45

Totals / Weighted average			5.48%	$614,993	$33,705	5.44%	$149,249	$8,124

(1)	Pro forma for this offering, we will become subject to guarantees or indemnification agreements with respect to these principal amounts which totals $32.0 million.

(2)	Floating rate loans.

(3)	Properties are cross collateralized.

During the three months ended March 31, 2011, we made regular principal payments of consolidated debt of $3.6 million and regular principal payments of our pro rata share of unconsolidated joint venture debt of $0.5 million resulting in a consolidated debt balance of $340.2 million and a pro rata balance of unconsolidated debt of $148.7 million at March 31, 2011.

Revolving Credit Facility

A group of lenders, for which KeyBank National Association, or its affiliate, will act as administrative agent and each of KeyBanc Capital Markets Inc., or its affiliate, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or its affiliate, will act as joint lead arrangers and joint book runners, have provided commitments for a revolving credit facility allowing borrowings of up to $200 million, all of which we expect to be available to us upon consummation of this offering. We expect the facility to have a term of three (3) years and that we will have the option to extend the facility for one (1) additional year if we meet specified requirements. We also expect the facility to have an accordion feature that may allow us to increase the availability thereunder by up to an additional $200 million, subject to meeting specified requirements and obtaining additional commitments from lenders. We expect to use this facility for general corporate purposes including working capital, the payment of capital expenses, acquisitions and development and redevelopment of properties in our portfolio and the repayment of indebtedness.

The revolving credit facility is expected to bear interest at the rate of either LIBOR or a base rate, at our option, in each case plus a margin that will vary depending on our leverage ratio (from 2.25% to 3.25% over the one, two or three month LIBOR, or 1.25% to 2.25% over the base rate). The amount available for us to borrow under the facility will be limited to the amount that will not cause (1) total unsecured indebtedness to exceed 60% of the total value of our properties that form the borrowing base of the facility or (2) the borrowing base debt service coverage ratio described in the following paragraph to be less than 1.5 to 1.0.

This revolving credit facility will include a number of customary financial covenants, including:

•	a maximum leverage ratio of 60%;

•	a minimum fixed charge coverage ratio (defined as earnings before interest, taxes, depreciation and amortization and net of certain imputed reserves for capital expenses to fixed charges) of 1.40x;

•	a maximum secured leverage ratio of 55%;

•	a minimum tangible net worth equal to at least 85% of our tangible net worth at the closing of this offering plus 75% of the net proceeds of any additional equity issuances;

•	a maximum amount of unhedged variable rate debt which does not exceed 20% of total asset value;

•	a minimum interest expense coverage ratio (defined as earnings before interest, taxes, depreciation and amortization and net of certain imputed reserves for capital expenses to interest expense including the interest portion of payments on capitalized leases) of 2.00x;

•	a minimum borrowing base debt service coverage ratio (defined as the net operating income less certain reserves for capital expense of our properties that form the borrowing base divided by an implied unsecured debt service which is calculated as the annual principal and interest sufficient to fully amortize total unsecured indebtedness over a 30 year period using an interest rate equal to the greatest of (1) the then prevailing blended interest rate on the facility loans, (2) the current annual yield on 10 year Treasuries plus two percent (2%), or (3) 7.5%) of 1.50x; and

•	a maximum unencumbered leverage ratio (defined as total unsecured indebtedness to the total value of our properties that form the borrowing base of the facility) of 60%.

The revolving credit facility is expected to restrict the amount of our distributions to 95% of our FFO for the applicable specified period; subject, however, to our right to make distributions in excess of such amounts to the extent required under the Code for us to maintain our REIT status and/or avoid the payment of certain specified taxes which could be imposed under the Code.

We expect that we and certain of our subsidiaries will guarantee the obligations under the revolving credit facility.

Leverage Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, we intend to maintain a ratio of maximum debt to enterprise value of 50%, excluding indebtedness encumbering our current and future unconsolidated joint venture properties. Our board of directors will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including, but not limited to, recourse or non-recourse debt and cross collateralized debt). We may from time to time modify our leverage policies in light of the then current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

Distribution Policy

We intend to make regular quarterly distributions to holders of shares of our common stock. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT.

As a REIT, we will be required to distribute annually at least 90% of our taxable income without regard to the deduction for dividends paid and excluding net capital gains. We would be required to pay federal income tax at regular corporate rates (and state and local tax) to the extent that we annually distributed less than 100% of our taxable income. If our cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution.

Contractual Obligations

Our predecessor has and following our formation transactions we will have contractual obligations related to mortgage indebtedness and lease commitments for properties subject to rental payments under ground leases and leasehold interests. The amounts due in connection with contractual obligations are detailed below for both our predecessor and, on a pro forma basis, us as of December 31, 2010.

The following table summarizes our predecessor’s contractual obligations for the years ended December 31, 2011 through 2015 and thereafter:

Contractual Obligations

	Predecessor
	Year Ended December 31,
	2011	2012	2013	2014	2015	Thereafter	Total
	(in thousands)

Mortgage debt scheduled principal amortization and maturities (1)	$29,033	$108,721	$41,108	$106,623	$15,530	$140,703	$441,718
Related party debt	123,201	687	278	252	126	2,183	126,727
Contractual interest payments (2)	30,410	23,852	18,349	12,910	9,581	10,926	106,028
Ground lease and leasehold payments (1)	2,811	2,810	2,471	2,398	2,306	11,948	24,744
Tenant allowances and lease commissions	4,036	—	—	—	—	—	4,036

Total	$189,491	$136,070	$62,206	$122,183	$27,543	$165,760	$703,253

(1)	Assumes no extension options are exercised.

(2)	Interest on variable rate debt calculated based on rate as of December 31, 2010.

The following table summarizes our contractual obligations, on a pro forma basis, for the years ended 2011 through 2015 and thereafter. For a description of the pro forma adjustments made to our predecessor’s historical financial statements, see our “Unaudited Pro Forma Financial Information” beginning on page F-2.

Contractual Obligations

	Pro Forma
	Year Ended December 31,
	2011	2012	2013	2014	2015	Thereafter	Total
	(in thousands)

Mortgage debt scheduled principal amortization and maturities (1)	$15,054	$39,296	$23,211	$107,873	$14,532	$143,882	$343,848
Contractual interest payments	21,481	20,079	17,554	12,621	9,347	9,866	90,948
Ground lease and leasehold payments (1)	3,907	3,930	3,591	3,393	2,619	12,312	29,751
Tenant allowances and lease commissions	4,036	—	—	—	—	—	4,036

Total (2)	$44,478	$63,305	$44,356	$123,887	$26,498	$166,060	$468,583

(1)	Assumes no extension options are exercised.

(2)	Excludes our subscription for up to $15.0 million as a limited partner in an investment fund. See “Use of Proceeds.” Under the terms of our subscription, our commitment to fund any amounts will expire 30 months after the initial closing for fund subscriptions.

Off-Balance Sheet Arrangements

After completion of this offering and the formation transactions, we will have investments in various unconsolidated real estate joint ventures that operate shopping center properties and one joint venture that owns a note secured by a shopping center. We manage several of our joint venture properties and we have arrangements with third-party real estate operators, including other publicly-traded REITs for the properties that we do not manage. We are party to guarantee or indemnification arrangements with respect to $32.0 million in principal amount of loans to unconsolidated joint venture properties with Kimco Realty that own the Sequoia Mall property and The Marketplace at Factoria Mall property. These loans mature in 2012. The other properties owned by the joint ventures are financed with individual non-recourse mortgage debt subject to customary exceptions.

The following table sets forth certain information with respect to the pro forma unconsolidated joint venture investments as of December 31, 2010:

			At 100% Ownership
	Schottenstein			Total
	Ownership	Number of		Annualized	Mortgages
Joint Venture	Interest	Properties	Total GLA	Base Rent	Payable (2)
				(in thousands)	(in thousands)

Kimco / BIG Centers	13.4%	15	2,577,712	$33,409	$384,656
Kimco	50.0%	7	1,340,536	13,258	119,374
Kimco	27.5%	9	1,328,121	8,825	54,392
Kimco / Simon	33.3%	3	560,919	3,068	31,300
Plaza Properties	50.0%	1	178,411	2,162	24,189
Case	50.0%	1	57,396	938	1,082
Square Mile Capital (1)	50.0%	1	63,273	383	—

Total		37	6,106,368	$62,043	$614,993

(1)	This joint venture owns a mortgage note with an unpaid principal balance of $10.7 million secured by one shopping center property.

(2)	The weighted average interest rate was 5.44% for our pro rata share of total joint venture mortgages.

Our pro rata share of off-balance sheet debt is $149.2 million. However, we believe that our consolidated debt is a more meaningful measure of our balance sheet risk and financing capacity due to the following factors:

•	Our joint-venture indebtedness is typically non-recourse, except as otherwise indicated, and

•	We have limited total joint venture equity investments relative to our consolidated assets.

Non-GAAP Financial Measures

In this prospectus, we disclose and discuss net operating income, which we sometimes refer to as NOI, and funds from operations, which we sometimes refer to as FFO. Both NOI and FFO meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this prospectus a statement of why management believes that presentation of these measures provides useful information to investors. Neither NOI nor FFO should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further, NOI and FFO should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Net Operating Income

NOI consists of rents, expense recoveries, percentage rents and other revenues, less property operating and maintenance expenses and real estate taxes. NOI excludes depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and non-operating items. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those operating income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income (loss) attributable to equity owners.

The following table presents a calculation of NOI based on our historical and pro forma rents for the periods presented:

	Year Ended December 31,
	Pro Forma	Historical Combined
	2010	2010	2009	2008
	(in thousands)

Rents	$108,230	$96,513	$89,438	$91,586
Expense recoveries from tenants	33,813	29,044	24,415	28,007
Percentage rents	711	592	687	569
Other revenue	842	620	1,043	415
Property operating and maintenance	(36,004)	(31,282)	(25,508)	(31,666)
Real estate and other taxes	(22,565)	(20,579)	(19,589)	(19,250)

Net operating income (NOI)	$85,027	$74,908	$70,486	$69,661

For additional information concerning NOI for our two reporting segments, retail and office/industrial, see “Note 13. Segment Reporting” on page F-40 of our financial statements.

The following table presents a reconciliation of our historical and pro forma net income (loss) to NOI for the periods presented:

	Year Ended December 31,
	Pro Forma	Historical Combined
	2010	2010	2009	2008
	(in thousands)

Net income (loss)	$7,525	$7,594	$18,552	$(2,693)
Income (loss) from unconsolidated joint ventures	(791)	(363)	(402)	432
Impairment on unconsolidated joint ventures	—	—	—	16,476
Other non-operating gains, net	(3,204)	(3,204)	(1,843)	—
Interest income	(137)	(662)	(395)	(478)
Interest expense	24,352	29,385	26,416	31,163
Impairment of investment in real estate	1,421	1,421	—	—
Costs associated with acquisitions	419	419	158	—
General and administrative	20,193	17,144	12,025	8,418
Depreciation and amortization	37,644	27,404	21,705	21,066
Related party management fees	(2,395)	(4,230)	(5,730)	(4,723)

Net operating income (NOI)	$85,027	$74,908	$70,486	$69,661

Funds from Operations

We compute FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less amounts allocated to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate has generally appreciated over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.

The following table presents a reconciliation of our historical and pro forma net income (loss) to FFO for the periods presented.

	Year Ended December 31,
	Pro Forma	Historical Combined
	2010	2010	2009	2008
	(in thousands)

Net income (loss)	$7,525	$7,594	$18,552	$(2,693)
Add real estate depreciation and amortization	37,490	27,250	21,572	20,894
Add real estate depreciation and amortization from unconsolidated joint ventures	4,983	5,270	4,601	5,012
Deduct gain on extinguishment of debt	(2,990)	(2,990)	—	—
Deduct gain on below market purchase	(62)	(62)	(1,843)	—
Deduct FFO attributable to consolidated joint ventures’ non-controlling interests	(986)	(214)	(62)	(67)

Funds from operations attributable to Predecessor owners (FFO) (1)	$45,960	$36,848	$42,820	$23,146

(1)	On a pro forma basis, represents FFO available to common stockholders and unitholders.

Inflation

Many of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. For these leases, inflation does not present a significant risk. However, inflation may adversely affect tenant leases with stated rent increases or limits on such tenant’s obligation to pay its share of operating expenses, which could be lower than the increase in inflation at any given time. For example, certain of our triple-net and bond leases for freestanding retail properties do not include rent escalation clauses and therefore tenants under such leases pay a flat rental rate throughout the life of their lease. Inflation could also have an adverse effect on consumer spending, which may impact our tenants’ sales and, in turn, our average rents. We believe inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above. However, increased inflation may have a more pronounced negative impact on our general and administrative expenses because these costs could increase at a rate higher than our rents. We do not believe inflation has had a material impact on our historical financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. One of the principal market risks facing us is interest rate risk on our floating rate indebtedness.

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we intend to mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. Our primary objectives when undertaking hedging transactions and derivative positions will be to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. This in turn will reduce the risk that the variability of cash flows will impose on floating rate debt. However, we can provide no assurances that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on our portfolio. We are not subject to foreign currency risk.

We are exposed to interest rate changes primarily through the proposed new revolving credit facility we intend to use to maintain liquidity, fund capital expenditures, redevelopment activities and expand our real estate investment portfolio. Our objectives with respect to interest rate risk are to limit the impact of interest rate changes on operations and cash flows. To achieve these objectives, we may borrow at fixed rates and may enter into derivative financial instruments such as interest rate swaps or caps in order to mitigate our interest rate risk on a related floating rate financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.

As of December 31, 2010, our predecessor had total outstanding floating rate mortgage debt obligations of $59.0 million. It is our intention to repay all of the floating rate mortgage debt with the net proceeds of this offering. As of December 31, 2010, the weighted average interest rate on the $383.3 million of fixed-rate indebtedness outstanding was 6.1% per annum, with maturities at various dates through 2030.

As of December 31, 2010, the fair market value of our predecessor’s outstanding mortgage debt was approximately $448.3 million, which was approximately $6.0 million more than historical book value as of that date.

INDUSTRY OVERVIEW

Unless otherwise indicated, we derived the information in this “Industry Overview” section from a market study prepared for us by RCG. In addition, we have obtained certain market data included herein from publicly-available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but we have not verified the accuracy and completeness of the information. Forecasts are based on data (including third-party data), models and experience of these sources, and on various assumptions, all of which are subject to change without notice. There is no assurance any of the projected amounts will be achieved.

We own retail shopping centers in a variety of formats, including formats we refer to as power center/big box, community and neighborhood centers, enclosed malls and single-tenant retail properties. We focus on shopping centers in which a majority of the GLA is typically associated with national retail tenants leasing more than 10,000 square feet.

RCG forecasts that improving employment and economic conditions will have a positive effect on consumer spending, leading to retailer expansion and increased demand for retail real estate. Furthermore, the level of new retail construction has declined to a historically low level, a trend that RCG forecasts will continue for several years. We believe the increased demand for retail space coupled with supply constraints is likely to lead to increased shopping center occupancy, rental rates and values. Furthermore, we believe that along with continuing improved fundamentals, an attractive opportunity will exist for investing in retail real estate due to non-traditional owners selling properties at prices that are favorable relative to recent history. As valuations have declined and capital availability has become constrained, over-leveraged property owners are facing liquidity concerns as debt matures. We believe these conditions will present attractive investment opportunities for well-capitalized property owners with strong operating experience and tenant relationships.

Retail Market Conditions

Improving Consumer Demand

According to the Bureau of Economic Analysis, U.S. consumer spending has recovered to pre-credit crisis levels, most recently reported at $9.43 trillion in the fourth quarter of 2010. RCG believes that consumer spending in total will continue to improve as the employment and asset markets and consumer confidence continue to stabilize and improve.

Source: Bureau of Economic Analysis

After declining 5.8 million in 2008 and 2009, non-farm payroll increased 964,000 in 2010. RCG expects approximately 6.7 million new jobs will be created in the five-year period from 2010 through 2014. RCG expects accelerating employment growth will drive stronger retail sales, translating into increased demand for retail space.

Source: BLS, RCG

RCG also believes that the single family housing market is in the early stages of recovery, which would have a positive impact on household wealth. Also contributing to increased household wealth is an improvement in the broad stock market. Since its low in March 2009, as of December 31, 2010, the S&P 500 index has appreciated approximately 86%.

Since reaching an all-time low in February of 2009, the consumer confidence index, as monitored by The Conference Board, has rebounded and, as of December 2010, has more than doubled. The index is divided into two parts, consumers’ assessment of the present situation and consumers’ expectations for the next six months. Both portions of the index have risen from their lows, but the expectations part of the index has increased more dramatically, from 27.3 to the high-80 range in December 2010 and January 2011, indicating that consumers are more confident about the future economic environment. RCG expects consumer confidence to rise to 80 in 2011 and to grow to 95 by 2014.

Source: The Conference Board, RCG

Retail Real Estate Trends

Improving Retailer Demand for Space

While the highly publicized bankruptcies of retailers such as Circuit City, Linens ‘N Things, Mervyns and Sharper Image, among others, created increased vacancies and declining property values, RCG believes that the retail shopping center market did not weaken as much as widely expected, largely because of aggressive retailer staffing and inventory reductions. According to the International Council of Shopping Centers, 2009 store closings by major chain retailers fell 30.4% from the prior year and stayed relatively consistent in 2010 through October 12, 2010, falling to levels similar to 2005-2007 levels.

* Year-to-date through October 12, 2010
Note: Totals based on announcements by major retailers
Source: ICSC, Korpacz, RCG

According to RCG, among stores that typically occupy big box space, trends have been generally positive. Retail spending at warehouse clubs and super stores, for instance, declined on a year-over-year basis only four months during the 14-month period between September 2008 and October 2009, compared to overall retail sales, which declined in each month over the same period. Warehouse club and super store retailers have since recorded positive sales growth every month, reaching 4.5% annual growth as of December 2010, the latest data available. Furthermore, according to RCG, clothing and accessories retailers began to report positive annual sales growth in October 2009, reaching 3.4% annual sales growth in January 2011.

According to RCG’s review of Colliers International research, about one-third of the 500 retailers that Colliers tracks have plans to expand in 2011 and beyond. A May 2010 survey by CBRE found that 92% of U.S. retailers plan to expand their presence in 2010 by between 5% and 200%. According to RCG, although these reports vary in the details, the general trend is that retailers with healthy balance sheets plan to expand, and many of these retailers are targeting space left vacant by the failed big box retailers.

Positive sales trends for big box retailers are likely to have a positive impact on retail space demand and consequently big box occupancy and rental rates. RCG believes that 2010 and 2011 will be a period of strong big box retail space absorption, (which means the change in space occupied after taking into account changes in the supply of space) as these tenants expand their operations. Several national retailers have expanded into the space vacated by failed retailers and have continued expansion plans:

Source: Company press releases, RCG

Declining Retail Construction Activity

Current construction levels remain well below those of recent history, which RCG believes will persist for several years. Construction put-in-place totalled $18.1 billion in 2010, a decline of 61.3% from the peak in 2007 and a decline of 26.4% year-over-year, and RCG expects construction to fall further by 8.8% in 2011 to $16.5 billion. With limited new construction under way, tenants requiring big box space, including several retailers which have announced expansion plans, will be forced to compete for a diminishing amount of space in existing power centers.

Source: Census, RCG

Retail Shopping Center Occupancy and Rents

RCG forecasts that annual rent growth in power centers, neighborhood strip centers and regional malls should average 2.3%, 2.4% and 2.5%, respectively, between 2011 and 2014, and that increasing demand coupled with a slowdown in new supply should drive the vacancy rate down to 8.0% by 2014.

Source: Integra Realty Resources, RCG

Source: Korpacz, RCG

We believe that our definitions of neighborhood shopping center, power/big box shopping center and enclosed mall are substantially similar to the definitions of Korpacz for neighborhood strip, power center and regional mall.

Big Box and Power Centers

RCG believes that absorption of previously vacant space that began during the recession is continuing and recession-driven bankruptcies have fallen materially. Based on a study by RCG of annual filings by 32 major retailers that primarily or often occupy big box space, as well as reports announcing bankruptcies of major retailers, store openings totaled approximately 3,500 in fiscal years 2008 and 2009, while closings totaled 2,500 (including 2,000 closures caused by bankrupt retailer liquidations). According to RCG, openings in 2010 by big box retailers remained robust, totaling more than 1,600, while closings fell materially, to roughly 160, providing a source of net demand for vacant big box space, particularly given the low level of new big box space under construction.

* Includes 32 public company retailers that primarily or frequently occupy big box space, as well as 11 major big box retailer vacancies created by bankruptcies (included in year of announcement)
Source: Company filings, press releases, RCG

Investment Opportunity

We believe that along with continuing improved operating fundamentals, an attractive opportunity will exist for investing in retail real estate due to non-traditional owners desiring to sell properties. According to RCG, retail property values have declined 35.8% from the real estate market peak in 2007, and over-leveraged property owners are facing liquidity concerns as debt, including CMBS, matures.

Source: Goldman Sachs, Trepp, NAREIT, RCG

Office / Industrial Properties

While we intend to focus our growth primarily on retail shopping centers, we plan to continue to operate our office and industrial portfolio. Our portfolio of office and industrial properties maintained high occupancies throughout the 2008-2009 recession, and we believe our office and industrial properties are high quality and well located with strong tenancy and that our office and industrial portfolio will provide stable and growing cash flow. Approximately 91.0% of our annualized base rent is generated from the properties located in and around Columbus, Ohio.

Columbus, Ohio, is an important metropolitan area in the Midwest. According to the Greater Columbus Convention & Visitors Bureau, Columbus is located within 550 miles of half of the population of the United States. Columbus is also a key warehouse and distribution center due to its central location between the Midwest and Northeast and its accessibility by rail, truck, or air. Columbus includes three major railroad routes, two interstate highways, and a major international airport, Port Columbus International Airport. The interstate highways that flow through Columbus, I-71 and I-70, provide easy transportation into and out of the city, and the airport is a pivotal access point to the regional industrial corridor.

Our largest property, the 2.9 million square foot Columbus Aircenter, is strategically located adjacent to Port Columbus International Airport and was 96.8% occupied as of December 31, 2010. The Columbus Aircenter is a recently renovated office and industrial distribution center and, as of December 31, 2010, constituted 67.1% of our office and industrial property annualized base rent. Approximately 895,000 square feet at the property is leased to office tenants, and due to its convenient location and high quality, we use this property for our home office. We have redeveloped former warehouse space at this property and leased it to tenants such as DSW (headquarters) and the State of Ohio’s Department of Children and Families. Because our office space is geographically concentrated, we do not believe that national office market trends are relevant to our office portfolio.

BUSINESS AND PROPERTIES

Overview

We are a fully-integrated, self-administered and self-managed owner, operator, acquirer and redeveloper of high quality power/big box, community and neighborhood shopping centers in major population centers throughout the United States, predominantly anchored by national retailers.

We believe that our executive management team’s operating capabilities, strong national retailer relationships and entrepreneurial orientation enabled us to successfully invest in, lease and manage shopping centers through a variety of economic, real estate and capital markets cycles. Our Chairman and Chief Executive Officer, Jay L. Schottenstein, has led the Schottenstein Companies since 1993 and has substantial experience from his more than 30 years in the retail and real estate industries, including the initial public offerings of American Eagle Outfitters and DSW. The Schottenstein Companies have acquired and developed more than 25 million square feet of GLA since 1957, including major redevelopments, repositioning projects and acquisitions of mortgage notes. In addition, the Schottenstein Companies, through our executive management team, have made other opportunistic investments, such as the acquisition, repositioning and retenanting of properties of Albertsons LLC, Montgomery Ward Holding Corp., Service Merchandise Company, Inc., and Best Products Inc. and the related liquidations of inventories in their operating companies. Many of these investments were accomplished by partnering with, and managing real estate properties for, well known market participants, such as Kimco, Simon Property Group, Cerberus Capital Management, L.P., Klaff Realty, LP and Lubert-Adler Partners, L.P.

As of December 31, 2010, on a pro forma basis, we own interests in 157 operating properties in 27 states with approximately 21.7 million square feet of GLA, which are 91.9% occupied:

•	We own 110 consolidated retail properties with approximately 11.0 million square feet of GLA, joint venture interests in 36 unconsolidated retail properties with approximately 6.0 million square feet of GLA, and one mortgage note with a face value of $10.7 million secured by a 63,000 square foot retail property and held in an unconsolidated joint venture, which we refer to and include as an operating retail property. Our retail portfolio is 90.6% occupied in the aggregate. Included in our consolidated retail portfolio is a 71,000 square foot shopping center, in which we are under contract to acquire an 80% interest pending completion of satisfactory due diligence. Our retail properties contribute 82.7% of our annualized base rent, and we plan to focus on the growth and expansion of our retail property portfolio.

•	We own 10 consolidated office/industrial properties with approximately 4.5 million square feet of GLA that are 96.7% occupied and comprise 17.3% of our annualized base rent, including 2.9 million square feet of GLA at the Columbus Aircenter, a portion of which we occupy as our headquarters.

We were incorporated in Maryland on July 28, 2010 and intend to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. We will conduct all of our business activities through our operating partnership, of which we are the sole general partner and expect to hold a 57.6% ownership interest upon completion of this offering.

Our principal executive offices are located at 4300 East Fifth Avenue, Columbus, Ohio, 43219. In addition, we have property management offices in Tucson, Arizona, Visalia, California and Indianapolis, Indiana. Our telephone number is (614) 445-8461, and our website address is www.srtrust.com. Our website and information accessible through our website do not constitute a part of this prospectus.

Our Competitive Strengths

Experienced Management Team. Our eight-member executive management team has more than 200 years combined experience, including our Chief Financial Officer’s 10 years of public REIT experience. Our management team has grown our portfolio to approximately 21.7 million square feet through a disciplined acquisition philosophy, with 76.7% of our GLA acquired since 1993 and only 5.2% of our GLA acquired in 2006-2007. In addition, members of our executive management team have made other opportunistic investments on behalf of the Schottenstein Companies, such as the acquisition, repositioning and retenanting of properties of Albertsons LLC, Montgomery Ward Holding Corp., Service Merchandise Company, Inc., and Best Products Inc. and the related liquidations of inventories in their operating companies. Our management team has also been involved in several public company real estate and retail transactions, including the initial public offerings of American Eagle Outfitters and DSW.

Unique Retail Industry Experience. We believe the experience gained through the association with retailers affiliated with the Schottenstein Companies provides us with a competitive advantage in evaluating retail shopping center locations and understanding retail trends, operators and strategies. The Schottenstein Companies own interests in other retail and retail-related businesses such as American Eagle Outfitters, DSW, American Signature, Judith Leiber, Adrienne Vittadini and Taryn Rose, which cater to a variety of demographics. Jay L. Schottenstein, our Chairman and Chief Executive Officer, is the largest stockholder and non-executive chairman of public companies American Eagle Outfitters, DSW and Retail Ventures, Inc., or RVI, as well as chairman and chief executive officer of furniture retailer American Signature, one of the largest furniture retailers in the U.S., with sales of more than $1 billion in the fiscal year ended July 31, 2010. In addition, the Schottenstein Companies own an interest in SB Capital, a value maximization and inventory liquidation business whose recent transactions and engagements include Borders, Fortunoff’s, Circuit City, Mervyn’s and Linens & Things.

Well Diversified, Stable Portfolio of High Quality Properties. As of December 31, 2010, pro forma for this offering, our portfolio consists of 157 operating properties with approximately 21.7 million square feet of GLA in 27 states, which are 91.9% occupied. Our properties are located in markets that we believe have attractive traits such as projected population and household income growth. Approximately 84.0% of our annualized base rent is located in a top 50 metropolitan statistical area or city as ranked by population. Approximately 48.6% of our annual base rent is generated from power/big box shopping centers and 33.8% is generated from neighborhood or community shopping centers or enclosed malls. Our consolidated predecessor portfolio occupancy was 91.2%, 90.3%, and 90.4% on December 31, 2010, December 31, 2009, and December 31, 2008, respectively.

Large, Diverse, National Tenant Base. Senior management has focused on fostering and maintaining extensive relationships with national and regional retailers. As of December 31, 2010, pro forma for this offering, we generate 80.1% and 9.1% of our annualized base rent from national and regional tenants, respectively, such as American Signature, DSW, Bed Bath & Beyond, Inc., Burlington Coat Factory and TJX Companies, and 47.9% of our annualized base rent from public companies or state governments. We currently have more than 900 distinct existing tenant relationships, which include most national big box retailers.

External Growth Through a Variety of Acquisition Strategies Facilitated by Extensive Relationships. We acquired many of the properties in our current portfolio through our executive management’s established senior level relationships with tenants or other market participants, such as Kimco, Simon Property Group, Cerberus Capital Management, L.P., Klaff Realty, LP and Lubert-Adler Partners, L.P. In addition, our executive management team has acquired properties successfully through a wide variety of strategies, including through the acquisition of mortgage notes, bankruptcy processes, the acquisition of retailers, the use of joint ventures and the acquisition of fee simple title, ground lease interests and leasehold interests.

Conservative Capital Structure. As of December 31, 2010, on a pro forma basis, we have consolidated indebtedness of approximately $343.8 million and total indebtedness of approximately $488.2 million (including our pro rata share of consolidated and unconsolidated joint venture debt), 4.1% of which is comprised of floating rate obligations. All of our indebtedness is non-recourse to us, except we will have guarantees or indemnification agreements with respect to approximately $32.0 million in principal balances related to certain joint ventures with Kimco. At the midpoint of our stated offering range, we will have a net debt-to-enterprise value ratio of 39.5% (based on our total indebtedness, including our pro rata share of consolidated and unconsolidated joint venture debt). We anticipate entering into a new $200 million revolving credit facility concurrently with, or shortly following, the closing of this offering. At March 31, 2011, our total indebtedness was $484.1 million as a result of our pro rata share of regular principal payments since December 31, 2010 of $3.6 million of consolidated debt and $0.5 million of joint venture debt.

Management Team Aligned with Stockholders. Pro forma for this offering, our executive officers will beneficially own 39.8% of our company on a fully diluted basis.

Business and Growth Strategies

Our objective is to increase stockholder value by maximizing total returns and achieving long-term growth through the following business and growth strategies:

Reinvest in our Properties. We have historically invested in properties located in attractive markets where we believe we can enhance value through leasing, redevelopment and repositioning. We will continue to upgrade our current portfolio through operating improvements where we feel we can generate attractive returns. Examples of past projects where we have executed this strategy include:

•	Woodyard Crossings. In February 1999, we acquired this center for $27.6 million after the bankruptcy filing of the anchor tenant, Caldor Department Stores. Since then, we have invested an additional $19.5 million to expand the center from 280,000 square feet to 488,000 square feet. Our expansion included demolishing of the Caldor Department Stores building and re-tenanting the center, including adding a Lowe’s, Walmart, Staples, and multiple outparcels. NOI has grown since 2000 (our first full year of ownership) to $5.3 million in 2010.

•	Crossings at Hobart. In February 1994, we acquired this center for $14.9 million from a bank that had foreclosed on the borrower. At the time, the center was 196,000 square feet and anchored by Walmart, with construction in progress on additional space. Since acquisition, we have invested an additional $33.0 million to expand the center to 806,000 square feet and attracted additional tenants, including Best Buy, Bed Bath & Beyond, and Old Navy. NOI has grown since 1994 to more than $5.3 million in 2010.

•	Crossways Shopping Center. In November 2000, we acquired this 350,000 square foot center for $26.8 million. At acquisition, the property had significant vacancy and other tenancy concerns with regard to anchor tenants Montgomery Ward and Upton’s

Department Store. Since acquisition, we have invested an additional $5.3 million to reposition the Montgomery Ward space into spaces now leased to TJ Maxx and Ross Dress for Less and leased the vacant Upton’s space to Value City Furniture. We also redeveloped the Montgomery Ward Auto Center into space currently leased by Panera Bread and Vitamin Shop. NOI has grown since 2001 (our first full year of ownership) to $3.6 million in 2010.

•	Service Merchandise Portfolio. In 2002 and 2003, we and a joint venture partner acquired a portfolio of eight vacant former Service Merchandise properties, located in seven states, from a real estate partnership which acquired the properties in a bankruptcy auction. We subsequently leased 208,000 square feet, or approximately 51% of the space, to a national tenant, Michaels. As of December 31, 2010, total investment in the properties was approximately $23.0 million. NOI has remained stable since 2004 and was $2.2 million in 2010.

The following table reconciles the NOIs of our properties described above and the Columbus Aircenter to our historical combined NOI as reported on page F-42 of our financial statements. The Service Merchandise Portfolio is a joint venture accounted for under the equity method of accounting and is therefore not included in our historical combined NOI or the following reconciliation.

Historical Combined
Year Ended
December 31,
2010
(in thousands)
Woodyard Crossings	$5,286
Crossings at Hobart	5,289
Crossways Shopping Center	3,620
Columbus Aircenter	9,700
All other combined properties	51,013

Net operating income (NOI)	$74,908

Source New Investment Opportunities. We believe that investment opportunities will arise over the next several years as property owners continue to face liquidity concerns because of debt maturities and as non-traditional sellers such as banks, insurance companies and commercial mortgage-backed securities, or CMBS, trusts liquidate their investments. Historically, we have grown our portfolio through a variety of investment structures sourced through our substantial industry contacts, such as SB Capital. Using our thorough underwriting process, we plan to continue to selectively grow our portfolio through these and other sources.

Drive Internal Growth through Aggressive Leasing and Rental Increases. We believe that we can further grow our income by leasing vacant space. In 2009 and 2010, we leased 3.4 million square feet of GLA, including 91 new leases for 1.5 million square feet of GLA. We plan to continue to lease space in our portfolio through our extensive relationships with national retailers, many of whom are currently expanding their operations. Our leases typically provide for an increase in base rent every three to five years by a specified percentage.

Management History and Experience

We employ 73 professionals and have in-house expertise in all material aspects of our business. Our eight executive officers have more than 200 years of combined experience and have been with our company for an average of 19 years. The following table shows our executive management team:

		Tenure with
	Industry	our
	Experience	Predecessor
Name	(years)	(years)	Current Position

Jay L. Schottenstein	34	34	Chairman and Chief Executive Officer
Benton E. Kraner	30	30	President and Chief Operating Officer
Jeffrey S. Gould	24	21	Chief Investment Officer
James A. Fleming	28	—	Executive Vice President — Chief Financial Officer
Joseph A. Schottenstein	8	8	Executive Vice President — Acquisitions and Leasing
Tod H. Friedman	22	16	Executive Vice President and General Counsel
Mark S. Ungar	24	13	Executive Vice President — Leasing and Development
Charles M. Seall, Jr.	31	31	Executive Vice President — Property Management

Total	201	153

Our company will be the exclusive investment vehicle for Jay L. Schottenstein, our Chairman and Chief Executive Officer, for retail real estate properties. In addition, our exclusive relationship with SB Capital will continue to allow us to receive information about any retail property acquisition opportunities that may be directed by SB Capital, other than retail property transactions that relate to inventory liquidation transactions or short term holds, which include situations where SB Capital needs to maintain control of the real estate in order to conduct the liquidation transactions.

Jay L. Schottenstein, our Chairman and Chief Executive Officer, is nationally recognized for his role as an owner and operator of retail real estate and retail operating companies. Mr. Schottenstein and his family have acquired more than 25 million square feet of GLA since 1957 through a variety of transactions, including acquiring interests in properties, completing major redevelopment and repositioning projects, and acquiring mortgage notes.

Mr. Schottenstein began his career with our affiliate, Schottenstein Stores Corporation, or SSC, in 1976, and became its Chairman and Chief Executive Officer in 1992. SSC currently owns American Signature, which operates 131 American Signature Furniture, Value City Furniture, and Door Store stores located in 19 states and has been repeatedly recognized as one of the top 10 furniture retailers in the United States by Furniture Today with more than $1.0 billion in sales in the fiscal year ending July 31, 2010.

Mr. Schottenstein has also served as Chairman of the Board of American Eagle Outfitters (AEO: NYSE) since 1992. The Schottenstein Companies acquired American Eagle Outfitters in 1980, assembled a management team and gradually repositioned American Eagle Outfitters into a private-label lifestyle brand. Mr. Schottenstein and his team took American Eagle Outfitters public in 1994, with a listing on NASDAQ and later on the NYSE. Since then, American Eagle Outfitters has grown from a 167-store chain to 1,086 stores (which include American Eagle Outfitters, Aerie and 77Kids) located throughout North America and the Middle East, as of January 29, 2011. American Eagle Outfitters reported sales of more than $2.9 billion for the fiscal year ended January 29, 2011.

Mr. Schottenstein also currently serves as Chairman of the Board of DSW (DSW: NYSE), a leading U.S. specialty branded footwear retailer. DSW became a public company in 2005, having previously been wholly owned by RVI. Under Mr. Schottenstein’s leadership, the DSW chain has grown from 151 stores in 2004 to 313 stores in 39 states and 351 leased shoe departments throughout the United States as of October 30, 2010. DSW reported sales exceeding $1.6 billion in its fiscal year ended January 30, 2010.

In addition to his roles with the above retailers, Mr. Schottenstein is also Chairman of the Board of SB Capital Group, a retail liquidation business, and Chairman and Chief Executive Officer of Schottenstein Luxury Group, which operates various luxury brands, including Judith Leiber, Adrienne Vittadini and Taryn Rose.

Benton E. Kraner, our President and Chief Operating Officer, has held various positions during his 30 year tenure with the Schottenstein Companies, including serving as Chief Financial Officer of Schottenstein Property Group, or SPG, since 1999 and Chief Operating Officer since 2007. Mr. Kraner is responsible for the day-to-day operations of our company and oversees all acquisitions, capital market activities, leasing and joint venture activities.

Jeffrey S. Gould, our Chief Investment Officer, has worked with the Schottenstein Companies for 21 years and is currently responsible for leading our acquisitions and dispositions effort. During this time, Mr. Gould has overseen the growth of our real estate portfolio to more than 21 million square feet.

James A. Fleming, our Chief Financial Officer, joined our company in January 1, 2011. Mr. Fleming previously served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, or Cousins Properties, a public REIT listed on the New York Stock Exchange.

Joseph A. Schottenstein, our director and Executive Vice President — Acquisitions and Leasing, has held various positions during his eight years with the Schottenstein Companies, including as Vice President of Leasing at SPG from 2008 to 2010. Mr. Joseph Schottenstein will be responsible for investment and leasing decisions, as well as maintaining and expanding tenant and industry relationships.

Our Property Types

We focus on owning properties which we believe to be well-located and dominant in their respective trade areas. Our properties are occupied primarily by national, big box tenants with strong brand recognition as opposed to smaller, local tenants. We believe that these tenants generate stable occupancies through long-term rental contracts and relatively low turnover. We divide our retail properties into five property types: Power/Big Box, Community, Neighborhood, Enclosed Malls and Single Tenant Properties. These types are defined based on size, tenancy and various qualitative traits, generally as follows:

				Percentage
		Typical	Primary	of Our
		Square	Trade	Annualized
Shopping Center Type	General Description	Feet	Area (Miles)	Base Rent

Power /Big Box	Destination center or other large format property typically containing 250,000 or more square feet predominantly occupied by national retailers offering a variety of product lines and includes single- and multi-tenant properties	> 250,000	< 10	48.6%
Community	Convenience and general merchandise center containing big box retailers and shop space	100,000 -250,000	<6	18.3%
Neighborhood	Convenience center designed to meet day-to-day consumer needs containing primarily shop space	< 100,000	3	8.5%
Enclosed Mall	Destination center with department store anchors and including an enclosed walkway flanked by shop space tenants offering apparel and general merchandise	> 300,000	<15	7.0%
Single Tenant	Smaller, single-use property, often located on an outparcel of a community or neighborhood center	< 10,000	< 3	0.4%

Our Properties

As of December 31, 2010, pro forma for this offering, our operating portfolio, totaling approximately 21.7 million square feet of GLA, consists of 110 consolidated retail properties, 10 office and industrial properties, 36 retail properties in unconsolidated joint ventures and one mortgage note with a face value of $10.7 million secured by a retail property and held in an unconsolidated joint venture, which we refer to and include as an operating retail property. Included in our consolidated retail properties is an acquisition which we have under contract, the purchase of which is contingent upon completion of satisfactory due diligence. Our portfolio is approximately 91.9% leased in the aggregate. In addition, we also own six land parcels totaling 143.5 acres. The table below is a summary of our operating portfolio as of December 31, 2010, pro forma for this offering ordered by our pro rata share of annualized base rent. Except as otherwise indicated, we own a fee simple interest in these properties.

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Consolidated Retail Properties

Foothills Mall	M	Tucson, AZ	100.0%	511,997	97.6%	$7,632	$15.27	$7,632	Saks Off 5th, Barnes & Noble, AMC Theatres, Ross Dress for Less

Crossings at Hobart	P	Hobart, IN (Chicago)	100.0%	806,149	95.2%	6,634	8.64	6,634	Walmart, Bed Bath & Beyond, Best Buy, Old Navy, Value City Furniture, Hobby Lobby, Burlington Coat Factory, DSW

Woodyard Crossings	P	Clinton, MD (Washington, DC)	100.0%	487,578	99.1%	5,844	12.09	5,844	Walmart, Lowe’s, Safeway, Staples

Crossways Shopping Center	P	Chesapeake, VA (Virginia Beach-Norfolk)	100.0%	349,758	97.9%	4,301	12.56	4,301	TJ Maxx, Marshalls, Ross Dress for Less, DSW, Office Depot

Harvard Park	C	Warrensville Heights, OH (Cleveland)	100.0%	211,652	97.7%	3,048	14.74	3,048	Bed Bath & Beyond, Filene’s Basement, DSW, Office Max, Value City Furniture

Springdale Plaza	C	Springdale, OH (Cincinnati)	100.0%	188,005	90.4%	2,218	13.05	2,218	Bed Bath & Beyond, Michaels, TJ Maxx, DSW

Sun Center	P	Columbus, OH	100.0%	154,557	100.0%	2,102	13.60	2,102	DSW, Filene’s Basement, Bed Bath & Beyond, Value City Furniture

Greenwood Pavilion	C	Greenwood, IN (Indianapolis)	100.0%	185,567	100.0%	1,930	10.40	1,930	Christmas Tree Shops, buybuy BABY, Jo-Ann Fabrics, Value City Furniture

Crossings at Taylor	P	Taylor, MI (Detroit)	100.0%	252,353	96.6%	1,854	7.61	1,854	Bed Bath & Beyond, Christmas Tree Shops, Jo-Ann Fabrics, Hobby Lobby

Colerain Hills Shopping Center	P	Cincinnati, OH	100.0%	312,334	96.9%	1,756	5.80	1,756	Walmart, Staples, Family Dollar

TJ Maxx Centre	C	Fargo, ND	100.0%	165,670	100.0%	1,600	9.66	1,600	Bed Bath & Beyond, TJ Maxx, Office Max, Jo-Ann Fabrics, Party City

Park Shopping Center	C	Springfield, OH	100.0%	225,662	85.2%	1,568	8.16	1,568	Kroger, Office Max

Biscayne Center	P	Aventura, FL (Miami-Ft. Lauderdale)	100.0%	55,938	100.0%	1,548	27.67	1,548	Filene’s Basement, Comp USA

Shoppes of Beavercreek	C	Beavercreek, OH (Dayton)	100.0%	170,681	91.1%	1,314	8.45	1,314	DSW, Barnes & Noble, Bed Bath & Beyond, Old Navy, hhgregg

West Oaks Crossing (4)	P	Novi, MI (Detroit)	100.0%	92,858	100.0%	1,247	13.43	1,247	Value City Furniture, Bed Bath & Beyond

River Oaks West Mall	P	Calumet City, IL (Chicago)	100.0%	283,243	63.9%	1,201	6.64	1,201	Sam’s Club, Shoe Carnival, Office Depot

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Lynnhaven East Shopping Center and North Mall Shoppes (5)	N	Virginia Beach, VA	100.0%	106,524	100.0%	1,186	11.13	1,186	DSW, Toys “R” Us, Office Max

Latonia Centre	C	Covington, KY (Cincinnati)	100.0%	190,358	87.5%	1,067	6.41	1,067	Kroger, CVS, Dollar Tree

Baileys Crossroads Shopping Center (4)	P	Fairfax, VA (Washington, DC)	100.0%	77,911	100.0%	1,039	13.34	1,039	Value City Furniture, DSW

Crossings Mall	C	Mishawaka, IN (South Bend)	100.0%	245,045	71.3%	964	5.52	964	Christmas Tree Shops, Value City Furniture, The Great Escape

Kenny Centre	N	Columbus, OH	100.0%	99,202	93.4%	955	10.31	955	Discovery Shop

Latonia Plaza II	P	Covington, KY (Cincinnati)	100.0%	197,262	100.0%	930	4.71	930	Value City Furniture, Burlington Coat Factory

Dixie Hwy	C	Louisville, KY	100.0%	151,614	100.0%	863	5.69	863	Value City Furniture, Burlington Coat Factory, Big Lots

Oakland Square Shopping Center (4)	P	Troy, MI (Detroit)	100.0%	50,004	100.0%	841	16.82	841	DSW, HomeGoods

Best Buy Shopping Center (4)	P	Pittsburgh, PA	100.0%	80,795	100.0%	795	9.84	795	DSW, Value City Furniture

Crossroads Shopping Center	P	Cary, NC (Raleigh)	100.0%	49,233	100.0%	778	15.80	778	DSW, AC Moore Arts & Crafts

Burlington East	C	Columbus, OH	100.0%	165,181	96.1%	755	4.76	755	Value City Furniture, Burlington Coat Factory

Kohl’s Shopping Center (4)	P	Annapolis, MD (Baltimore)	100.0%	140,236	100.0%	713	5.08	713	Kohl’s, Shoppers Food Warehouse

Cranberry Mall	P	Cranberry, PA (Pittsburgh)	100.0%	82,221	100.0%	711	8.65	711	Babies “R” Us, Bed Bath & Beyond, Michaels

Shoppes at Rivergate	P	Madison, TN (Nashville)	100.0%	81,624	100.0%	708	8.67	708	American Signature, DSW

Fossil Creek Plaza	P	Fort Collins, CO	100.0%	67,791	100.0%	708	10.44	708	Bed Bath & Beyond, Old Navy

Lafayette Center	N	Indianapolis, IN	100.0%	118,535	85.6%	702	6.92	702	Value City Furniture

Chesterfield Town Court	P	Midlothian, VA (Richmond)	100.0%	60,160	100.0%	701	11.65	701	Office Depot, DSW

Coolsprings Plaza	P	Franklin, TN (Nashville)	100.0%	65,620	100.0%	686	10.45	686	Value City Furniture, Planet Fitness

Pine Island Marketplace (6)	N	Cape Coral, FL (Ft. Myers)	80.0%	71,466	85.8%	814	13.28	650	Michaels, Office Max, Famous Footwear, dressbarn

Burlington Place	P	Florence, KY (Cincinnati)	100.0%	49,883	100.0%	646	12.95	646	Value City Furniture

Polaris Outparcel (4)	P	Columbus, OH	100.0%	35,000	100.0%	637	18.20	637	DSW

Tollgate Shopping Center	N	Oxford, OH (Cincinnati)	100.0%	97,088	93.4%	632	6.97	632	Kroger

University Park Shopping Center	C	Johnstown, PA	100.0%	153,459	96.9%	625	4.20	625	Giant Eagle

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Fairfield Commons	P	Beavercreek, OH (Dayton)	100.0%	67,603	100.0%	609	9.01	609	Value City Furniture, Dollar Tree

Shoppes at Main and 270	C	Columbus, OH	100.0%	184,954	33.7%	585	9.39	585	ApplianceSmart

West Broad Street Crossings	P	Glen Allen, VA (Richmond)	100.0%	40,991	100.0%	580	14.15	580	DSW, Dollar Tree Stores

Miamisburg Plaza Shopping Center	N	Miamisburg, OH (Dayton)	100.0%	110,922	89.3%	577	5.83	577	Big Lots, Ace Hardware

Crown Point Burlington Coat Factory	P	Charlotte, NC	100.0%	107,000	100.0%	575	5.37	575	Burlington Coat Factory

Value City Center	N	Clarksville, IN (Louisville)	100.0%	263,956	49.9%	574	4.36	574	Value City Furniture

Kentwood Town Center	P	Kentwood, MI (Grand Rapids)	100.0%	102,279	50.7%	571	11.01	571	buybuy BABY

Latonia Plaza I	C	Covington, KY (Cincinnati)	100.0%	112,991	69.6%	539	6.85	539	Big Lots

Plainfield Crossing	N	Plainfield, IN (Indianapolis)	100.0%	96,230	75.8%	525	7.20	525	Value City Furniture

Broad Street Kroger	P	Whitehall, OH (Columbus)	100.0%	63,089	100.0%	505	8.00	505	Kroger

West Broad Street Plaza II	C	Columbus, OH	100.0%	96,235	100.0%	489	5.08	489	Hobby Lobby

Monroe Street Crossings	P	Toledo, OH	100.0%	52,420	100.0%	466	8.89	466	Value City Furniture

Mentor Center	P	Mentor, OH (Cleveland)	100.0%	53,589	100.0%	453	8.45	453	Value City Furniture

Northlake Commons	P	North Lake, IL (Chicago)	100.0%	51,000	100.0%	434	8.51	434	Value City Furniture

Newnan Crossing	P	Newnan, GA (Atlanta)	100.0%	66,412	100.0%	432	6.50	432	Hobby Lobby

Morse & Tamarack Shopping Center	N	Columbus, OH	100.0%	77,312	100.0%	418	5.41	418	Value City Furniture, Rent-A-Center

Huntington Mall	P	Barboursville, WV (Huntington)	100.0%	30,206	100.0%	405	13.41	405	Best Buy

West Oak I (4)	P	Novi, MI (Detroit)	57.5%	60,000	100.0%	702	11.70	403	HomeGoods, Michaels

East Broad Plaza	N	Columbus, OH	100.0%	32,964	100.0%	392	11.89	392	Goodwill, US Post Office

Tremont Center	N	Upper Arlington, OH (Columbus)	100.0%	32,159	100.0%	384	11.94	384	Barnes & Noble, CVS

Hart Road Plaza (4)	P	Pueblo, CO	100.0%	63,400	100.0%	380	5.99	380	Hobby Lobby

River Oaks Market Place	N	Calumet City, IL (Chicago)	100.0%	60,604	91.3%	375	6.78	375	Value City Furniture

Barboursville Crossings (4)	P	Barboursville, WV (Huntington)	100.0%	89,485	100.0%	370	4.13	370	Hobby Lobby, Drug Emporium

Bexley Center	N	Columbus, OH	100.0%	41,470	93.2%	367	9.50	367	Dollar General

Gallia Street Shoppes	N	Portsmouth, OH	100.0%	78,608	93.3%	356	4.85	356	Save-A-Lot, Big Lots, Family Dollar

Lakeview Plaza Value City Furniture (4)	P	Orland Park, IL (Chicago)	100.0%	50,000	100.0%	355	7.10	355	Value City Furniture

Beckley Shopping Center	N	Beckley, WV	100.0%	88,553	71.7%	337	5.31	337	Save-A-Lot, Ollie’s Bargain Outlet

Crown Point Value City Furniture	P	Charlotte, NC	100.0%	61,123	100.0%	336	5.50	336	Value City Furniture

Crossings at Westland	C	Westland, MI (Detroit)	100.0%	215,415	32.3%	331	4.76	331	Value City Furniture, Dollar Tree

Boardman Mall	P	Youngstown, OH	100.0%	50,000	100.0%	325	6.50	325	Value City Furniture

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Columbia Mall	P	Columbia, SC	100.0%	50,000	100.0%	325	6.50	325	Value City Furniture

Golden Triangle Mall	P	Denton, TX (Dallas)	100.0%	29,579	100.0%	325	10.99	325	DSW

Page Manor Shopping Center	N	Dayton, OH	100.0%	57,674	75.7%	323	7.40	323	Dollar General

Southside Square	P	Jacksonville, FL	57.5%	51,000	100.0%	523	10.25	300	HomeGoods, Michaels

Value City Furniture Center	P	Burbank, IL (Chicago)	100.0%	54,000	100.0%	297	5.50	297	Value City Furniture

Marion Plaza	N	Columbus, OH	100.0%	63,829	100.0%	296	4.64	296	Save-A-Lot, Family Dollar

Mid Rivers Mall	P	St. Peters, MO (St. Louis)	100.0%	65,480	69.5%	296	6.50	296	Value City Furniture

Oakwood Plaza (7)	P	Hollywood, FL (Miami, Ft. Lauderdale)	57.5%	49,543	100.0%	508	10.25	292	HomeGoods, Michaels

Spring Meadow Shopping Center	P	Toledo, OH	100.0%	50,000	100.0%	290	5.80	290	Big Lots, Guitar Center

Gateway Commerce Center	P	Columbia, MD (Baltimore)	57.5%	50,000	100.0%	501	10.02	288	HomeGoods, Michaels

Hamilton Crossing Shopping Center	P	Chattanooga, TN	57.5%	50,000	100.0%	500	10.00	287	HomeGoods, Michaels

Fairborn Shopping Center	N	Fairborn, OH (Dayton)	100.0%	98,195	56.1%	263	4.77	263	Dollar General

Ridgewood Court Shopping Center (4)	P	Jackson, MS	57.5%	50,000	100.0%	452	9.04	260	Marshalls, Michaels

Prince William Plaza	P	Woodbridge, VA (Washington, DC)	100.0%	51,154	100.0%	256	5.00	256	American Signature

Monroeville Shopping Center (4)	P	Monroeville, PA (Pittsburgh)	100.0%	60,000	100.0%	251	4.18	251	American Signature, Goodwill

Chapel Hill Shopping Center	P	Akron, OH	100.0%	43,616	100.0%	245	5.62	245	Value City Furniture

Market Place	P	Fairview Heights, IL (St. Louis)	100.0%	63,936	76.1%	243	4.99	243	Value City Furniture

Argyle Village Shopping Center (7)	P	Orange Park, FL (Jacksonville)	57.5%	50,299	100.0%	359	7.14	206	Michaels, Bed Bath & Beyond

West Broad Street Plaza I	P	Columbus, OH	100.0%	67,289	100.0%	203	3.02	203	Ohio Thrift

Broadway	S	New York, NY	100.0%	5,458	100.0%	180	32.98	180	Bravo Supermarket

Pleasant Valley Plaza	P	Altoona, PA	100.0%	37,500	100.0%	178	4.75	178	Value City Furniture

Lockbourne and Frebis	N	Columbus, OH	100.0%	20,990	100.0%	176	8.38	176	Rite Aid

Springdale Crossing	P	Springdale, OH (Cincinnati)	100.0%	191,650	45.3%	165	1.90	165	Value City Furniture, Dollar Tree Stores

Westmoreland Mall South (4)	P	Greensburg, PA (Pittsburgh)	57.5%	50,000	100.0%	283	5.66	162	TJ Maxx, Michaels

Route 20 Big Lots	P	Norwalk, OH	100.0%	60,000	100.0%	135	2.25	135	Big Lots

Greenville Kroger Shopping Center	P	Greenville, MS	100.0%	53,847	100.0%	113	2.10	113	Kroger

Marguerite Plaza (4)	N	Mission Viejo, CA (Los Angeles)	100.0%	10,000	100.0%	98	9.80	98	Carrows

Lakeview Center	N	Parkersburg, WV	100.0%	41,000	100.0%	82	2.00	82	Value City Furniture

Jerome Realty	N	Columbus, OH	100.0%	8,475	100.0%	66	7.79	66	Bexley Travel Service

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Market Street Plaza	P	Sandusky, OH	100.0%	51,060	100.0%	60	1.18	60	Value City Furniture

Hendrix Drive	S	Columbus, OH	100.0%	5,024	100.0%	60	11.94	60	AT&T

Colerain Hills Ford	S	Cincinnati, OH	100.0%	0	100.0%	53	NA	53	Ford

East Main Street Plaza	S	Whitehall, OH (Columbus)	100.0%	5,600	100.0%	39	6.96	39	CARQUEST Auto Parts

East Gay Street Plaza	S	Columbus, OH	100.0%	2,250	100.0%	31	13.78	31	Tip Top Kitchen & Cocktails

Third Street Plaza	N	Logansport, IN	100.0%	24,657	69.6%	28	1.63	28	Marsh Supermarkets

Broad Parsons	S	Columbus, OH	100.0%	1,850	100.0%	24	12.97	24	Happy House Restaurant

Benwood Crossings	S	Benwood, WV (Wheeling)	100.0%	4,956	100.0%	18	3.63	18	Monro Muffler Brake

Gallia Street Plaza	S	Portsmouth, OH	100.0%	1,200	100.0%	17	14.17	17	SpeeDee Motor Mart

Sandusky Street Plaza	S	Delaware, OH (Columbus)	100.0%	2,708	50.0%	14	10.34	14	Ace Cash Express

Webster Square	P	Nashua, NH (Manchester)	100.0%	22,142	100.0%	0	NA	0	DSW

Subtotal / Weighted Average				11,047,145	89.5%	$86,276	$8.73	$84,482

Consolidated Office and Industrial Properties

The Columbus Aircenter	O	Columbus, OH	100.0%	2,858,064	96.8%	$13,975	$5.05	$13,975	American Signature, DSW, Republic Airways, State of Ohio

Roberts Road Industrial Park	O	Columbus, OH	100.0%	590,853	100.0%	2,044	3.46	2,044	DHL, Wilmar Industries

Ruther Glen Warehouse	O	Ruther Glen, VA (Richmond)	100.0%	359,605	100.0%	1,798	5.00	1,798	Value City Furniture

Dearborn Park Corporate Center VI and VII	O	Columbus, OH	100.0%	118,033	92.5%	695	6.37	695	Top-USA Corporation

Lakeview Plaza	O	Worthington, OH (Columbus)	100.0%	96,411	92.0%	639	7.20	639	PharMerica

Creek Run	O	Worthington, OH (Columbus)	100.0%	108,795	91.0%	557	5.63	557	Piedmont Plastics, AAA Motor Club, Buckeye Corner

Tuller Ridge Commerce Park	O	Dublin, OH (Columbus)	100.0%	72,309	95.6%	386	5.58	386	Microman, Salient Systems, Inc

555 Yearling	O	Columbus, OH	100.0%	164,450	100.0%	339	2.06	339	Ryerson

Dearborn Park Corporate Center V	O	Columbus, OH	100.0%	108,000	73.9%	302	3.78	302	Associated Materials, Treadways Corporation

Thomas Street Warehouse	O	Wilkinsburg, PA (Pittsburgh)	100.0%	24,400	100.0%	79	3.24	79	Parts Plus

Subtotal / Weighted Average				4,500,920	96.7%	$20,814	$4.78	$20,814

Total Consolidated Portfolio				15,548,065	91.5%	$107,090	$7.53	$105,296

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Unconsolidated Retail Joint Venture Properties

The Marketplace at Factoria Mall	P	Bellevue, WA (Seattle)	50.0%	512,149	93.2%	$5,250	$11.00	$2,624	Target, Nordstrom Rack, Safeway, DSW, TJ Maxx

Maple Hill Mall	P	Kalamazoo, MI	50.0%	261,107	100.0%	2,530	9.69	1,263	Marshalls, Hobby Lobby, Pier One, Value City Furniture, DSW

Kroger Centre at Sawmill Hard	C	Dublin, OH (Columbus)	50.0%	178,411	95.4%	2,162	12.70	1,081	Kroger

Sequoia Mall	M	Visalia, CA	50.0%	234,819	55.5%	1,742	13.25	868	Borders, Bed Bath & Beyond, Marshalls

MacArthur Towne Center	C	Whitehall, PA	50.0%	151,418	97.6%	1,498	10.14	749	Value City Furniture, Jo-Ann Fabrics, Party City

El Cajon Kohl’s Shopping Center	P	El Cajon, CA (San Diego)	50.0%	128,343	100.0%	1,469	11.45	734	Kohl’s, Michaels

Fullerton Town Center	P	Fullerton, CA (Los Angeles)	13.4%	268,091	96.2%	4,568	17.71	611	AMC Theaters, Toys “R” Us, Office Depot

Cheyenne Commons	P	Las Vegas, NV	13.4%	361,486	97.4%	4,260	12.10	570	Walmart, 24 Hour Fitness, Marshalls

Nordstrom at Fashion Valley (4)	P	San Diego, CA	33.3%	225,919	100.0%	1,600	7.08	533	Nordstrom

Greenwood Village	P	Greenwood Village, CO (Denver)	27.5%	196,726	100.0%	1,810	9.20	498	Home Depot

Westerville Shopping Center	N	Westerville, OH (Columbus)	50.0%	57,396	100.0%	938	16.34	469	Dollar Tree, Half Price Books

Rainbow Promenade	C	Las Vegas, NV	13.4%	228,279	95.4%	3,416	15.69	455	UA Theaters, CVS, Office Max

Marana Ina Lowe’s Shopping Center	P	Tucson, AZ	27.5%	191,008	100.0%	1,509	7.90	415	Lowe’s

Stoneridge Mall	P	Pleasanton, CA (San Francisco)	33.3%	175,000	100.0%	1,177	6.73	392	Macy’s

Sunset Esplanade	P	Hillsboro, OR (Portland)	13.4%	260,954	92.4%	2,910	12.07	389	Safeway, Staples

Valencia Lowe’s Shopping Center	P	Tucson, AZ	27.5%	190,174	100.0%	1,308	6.88	360	Lowe’s

Valdosta Lowe’s Shopping Center	P	Valdosta, GA	27.5%	175,396	100.0%	1,195	6.81	328	Lowe’s

North County Plaza	P	Carlsbad, CA (San Diego)	13.4%	160,928	84.3%	2,419	17.83	328	Marshalls, Dollar Tree

Lakewood Village	C	Windsor, CA (Santa Rosa)	13.4%	126,187	90.4%	1,956	17.15	265	Safeway, CVS

Olympia Square	C	Olympia, WA	13.4%	167,117	83.1%	1,998	14.39	265	Albertsons, Ross Dress for Less

Morgan Hill Home Depot Shopping Center	P	Morgan Hill, CA (San Jose)	27.5%	103,362	100.0%	900	8.71	248	Home Depot

Palomar Village Shopping Center	C	Temecula, CA (Riverside)	13.4%	139,130	89.6%	1,746	14.01	233	Albertsons, CVS

La Verne Towne Center	C	La Verne, CA (Los Angeles)	13.4%	227,575	93.5%	1,677	7.88	224	Target, Vons

Rheem Valley	C	Moraga, CA (San Francisco)	13.4%	163,630	84.4%	1,684	12.19	223	TJ Maxx, CVS

				At 100% Ownership				Pro Rata
					Annualized Base		Per	Share of
					Rent		Leased	Annualized
	Property		Schottenstein		Percent		Square	Base
Name	Type (1)	Location (MSA) (2)	Ownership	GLA	Leased	Total	Foot	Rent (3)	Primary Tenants
						(In thousands)

Tustin Kmart Shopping Center	P	Tustin, CA (Los Angeles)	27.5%	108,41 3	100.0%	737	6.80	203	Kmart

Bloomfield Park Gateway Center (8)	N	Bloomfield Hills, MI (Detroit)	50.0%	63,273	27.7%	383	21.85	192	Pet Supplies “Plus”, Men’s Wearhouse

Gaitherstowne Plaza	C	Gaithersburg, MD (Washington, DC)	13.4%	71,329	98.7%	1,340	19.03	181	Rugged Wearhouse, Hancock Fabrics

Kenai Home Depot Shopping Center	P	Kenai, AK	27.5%	146,759	100.0%	647	4.41	178	Home Depot

Lakewood Shopping Center	C	Windsor, CA (Santa Rosa)	13.4%	107,769	93.3%	1,244	12.37	164	Raley’s

Cable Park	C	Orangevale, CA (Sacramento)	13.4%	160,811	87.3%	1,173	8.36	156	SaveMart, CVS

Southwood Village	C	Torrance, CA (Los Angeles)	13.4%	66,958	83.8%	1,140	20.32	152	Ace Hardware

Panther Lake	C	Kent, WA	13.4%	67,468	87.0%	923	15.72	125	Rite Aid

Heritage Plaza	P	Albany, OR (Corvallis)	50.0%	22,700	100.0%	221	9.74	111	Grocery Outlet

Parmer Crossing	P	Austin, TX	27.5%	108,028	100.0%	361	3.34	99	Fry’s Electronics

Laguna Mall (4)	P	Laguna Hills, CA (Los Angeles)	33.3%	160,000	100.0%	291	1.82	97	Macy’s

Folsom Kohl’s Shopping Center	P	Folsom, CA (Sacramento)	27.5%	108,255	100.0%	321	2.97	88	Kohl’s

Dillon Drive Plaza	P	Pueblo, CO	50.0%	30,000	0.0%	0	0.00	0	—

Subtotal / Weighted Average				6,106,368	92.7%	$60,503	$10.69	$15,871

Total Portfolio				21,654,433	91.9%	$167,593	$8.42	$121,167

(1)	Property type abbreviation key: M=Enclosed Mall; P=Power/Big Box; C= Community; N=Neighborhood; S=Single Tenant; O=Office/Industrial.

(2)	Metropolitan area given in parentheses, if different from the city indicated.

(3)	Annualized base rent shown based on our pro rata equity ownership in the venture which owns each property.

(4)	We own these properties through long-term ground leases.

(5)	Includes two adjacent properties acquired in one transaction and secured by a single loan: Lynnhaven East Shopping Center (97,170 square feet) and Lynnhaven North Mall Shoppes (9,354 square feet).

(6)	We are under contract to acquire an 80% interest in this property, the closing of which is subject to the completion of satisfactory due diligence.

(7)	We own this property through a leasehold interest.

(8)	We own an interest in an unconsolidated joint venture which owns a mortgage note with an unpaid principal balance of $10.7 million secured by this property. We have entered into a forbearance agreement with the owner of the property.

Historical Occupancy and Rental Rates

The following table sets forth, as of the indicated dates, the percent leased, annualized base rent per leased square foot and total GLA for the properties in our combined predecessor portfolio through December 31, 2010.

			Annualized Base
			Rent Per Leased
Date	Total GLA	Percent Leased (1)	Square Foot
December 31, 2010
Retail	10,253,225	88.8%	$8.66
Office/Industrial	4,500,920	96.7%	4.78
Total	14,754,145	91.2%	7.41
December 31, 2009
Retail	9,708,799	87.9%	8.48
Office/Industrial	4,511,928	95.5%	4.60
Total	14,220,727	90.3%	7.18
December 31, 2008
Retail	9,748,982	93.9%	8.15
Office/Industrial	4,519,033	83.0%	5.16
Total	14,268,015	90.4%	7.28
December 31, 2007
Retail	9,566,729	93.0%	7.61
Office/Industrial	4,342,541	94.5%	4.94
Total	13,909,270	93.5%	6.77
December 31, 2006
Retail	9,418,334	92.9%	7.22
Office/Industrial	4,344,378	90.3%	4.55
Total	13,762,712	92.1%	6.40
December 31, 2005
Retail	8,906,982	96.8%	7.08
Office/Industrial	4,357,741	90.2%	4.42
Total	13,264,723	94.7%	$6.25

(1)	Includes leases signed and in possession but not commenced as of the date presented.

Major Properties

Foothills Mall, Tucson, Arizona

Foothills Mall is a 511,997 square foot mall located in Tucson, Arizona at the intersection of West Ina Road and La Cholla Boulevard on a 57 acre parcel. The property was built in 1982 and a significant interior and exterior renovation was completed in 2006 at a total approximate cost of $12 million. The renovations included the expansion of AMC theater to 15 screens as well as the construction of 27,000 square feet of new retail shop space with road frontage. Four anchor tenants, AMC Cineplex, Ross Dress for Less, Barnes & Noble, and Saks Off 5th, represent approximately 29.6% of the annualized base rent of the mall, which has a total of 103 tenants. The mall shares a common parking lot and entrance with an adjacent 210,000 square foot Walmart Supercenter. We acquired the property in 2010 for $89.8 million. The property was 97.6% occupied as of December 31, 2010, providing total annualized base rent of $7.6 million, or $15.27 per leased square foot. We believe the tenancy of the mall and its current occupancy rate demonstrate its competitive strength in the trade area.

The property is encumbered by an $81.0 million non-recourse first mortgage which bears interest at a fixed rate of 6.1% with a maturity date of June 28, 2016. The loan is interest only during the first five years the loan is outstanding and thereafter principal is repaid based on a 30 year amortization.

Foothills Mall Primary Tenants

The following table summarizes information regarding our only tenant which represents more than 10% of our GLA and the other tenants in aggregate of Foothills Mall as of December 31, 2010:

	Principal			GLA		Annualized Base Rent
	Nature of	Lease	Last Option	Total	Percent of		Per Leased	Percent of
Tenant	Business	Expiration	Expiration	Leased	Property	Total	Square Foot	Property
						(In thousands)

AMC Cineplex	Movie Theater	10/31/2017	10/31/2022	77,284	15.1%	$1,263	$16.34	16.5%
Other tenants	Various	MTM—2020	N/A—1/31/2029	422,484	82.5%	6,369	15.08	83.5%

Total				499,768	97.6%	$7,632	$15.27	100.0%

Foothills Mall Historical Occupancy and Rental Rates

The following table sets forth, as of the indicated dates, the percentage leased and annualized base rent per leased square foot for the Foothills Mall:

		Annualized Base
		Rent Per Leased
Date (1)	Percent Leased	Square Foot
December 31, 2010	97.6%	$15.27

(1)	Because we did not own this property prior to 2010, we are unable to show data for prior years.

Foothills Mall Lease Expirations

The following tables set forth summary schedules of lease expirations for signed leases at the Foothills Mall as of December 31, 2010 for each of the ten calendar years beginning with the year ending December 31, 2011 and thereafter. (1)

	Number of		Percent of	Annualized Base Rent
Lease	Leases	Expiring	Total Expiring		Percent of	Per Leased
Expiration Year	Expiring	GLA	Square Feet	Total	Total	Square Foot
				(In thousands)

Month-to-month	12	26,474	5.3%	$290	3.8%	$10.95
2011	25	47,596	9.5%	749	9.8%	15.74
2012	8	77,446	15.5%	852	11.2%	11.00
2013	19	131,056	26.2%	1,764	23.1%	13.46
2014	13	32,696	6.5%	729	9.6%	22.50
2015	6	39,641	7.9%	579	7.6%	14.61
2016	2	14,265	2.9%	184	2.4%	12.90
2017	7	97,158	19.4%	1,701	22.3%	17.51
2018	3	17,015	3.4%	391	5.1%	22.98
2019	4	13,003	2.6%	216	2.8%	16.61
Thereafter	4	3,418	0.8%	177	2.3%	51.78

Total/Weighted Average	103	499,768	100.0%	$7,632	100.0%	$15.27

(1)	The information set forth in this table assumes that tenants exercise no renewal options and no early termination rights.

Other than general capital expenditures, we have no plans with respect to major renovation, improvement or redevelopment of Foothills Mall.

The current real estate tax rate for Foothills Mall is $28.86 per $1,000 of assessed value. The total annual tax for Foothills Mall at this rate for the tax year ending December 31, 2010 is $1.1 million.

The Columbus Aircenter

The Columbus Aircenter is a 180 acre, 2.9 million square foot office and industrial business park property owned by us and located in Columbus, Ohio adjacent to the Port Columbus International Airport, or the airport, along the I-670 corridor which links downtown Columbus to I-270 and the airport. The property is comprised of 1.4 million square feet of industrial distribution space, 900,000 square feet of office space and 500,000 square feet of airplane hangar space, featuring direct access to the runway of the airport. The property is currently 96.8% occupied. We purchased the property in October 1997 for $14.6 million and undertook a complete renovation of the property, including building out 450,000 square feet for the State of Ohio in three phases in 2002, 2006 and 2009, redeveloping and relocating DSW’s headquarters in 2007 and redeveloping American Signature’s 220,000 square foot headquarters in 2009. We also relocated our headquarters to the property in 2009. NOI has grown since 1998 (our first full year of ownership) to $9.7 million in 2010.

We have a first mortgage secured by the property in the aggregate principal amount of $45.2 million which bears interest at a fixed rate of 6.15%, is amortized over a twenty five year period and which matures in January 2014.

We believe that the Columbus Aircenter has a competitive advantage over other office and industrial properties in the Columbus MSA due to its size, quality of construction, and proximity to the airport and other major transportation routes. Due to the unique nature of the property, we believe that there is limited competition for comparable space.

Columbus Aircenter Primary Tenants

The following table summarizes information regarding the primary tenants of the Columbus Aircenter as of December 31, 2010:

	Principal		Last	GLA		Annualized Base Rent
	Nature of	Lease	Option	Total	Percent of		Per Leased	Percent of
Tenant	Business	Expiration	Expiration	Leased	Property	Total	Square Foot	Property
						(In thousands)

State of Ohio	State government	2011(1)	2015-2017	456,353	16.0%	$4,906	$10.75	35.1%
DSW	Footwear and	2017-2021	2027-2036	1,581,133	55.3%	4,514	2.85	32.3%
	accessories
American Signature, Inc.	Furniture	2019	2039	218,441	7.6%	1,503	6.88	10.8%
Republic Airways	Airline	2018-2019	2023	238,457	8.3%	1,477	6.19	10.6%
Other Tenants		MTM-2019	2018-2034	272,839	9.6%	1,575	5.77	11.2%

Total				2,767,223	96.8%	$13,975	$5.05	100.0%

(1)	Subsequent to December 31, 2010, the State of Ohio renewed its lease at the Columbus Aircenter. The expiration date for the renewed lease is June 30, 2013.

Columbus Aircenter Historical Occupancy and Rental Rates

The following table sets forth, as of the indicated dates, the percentage leased and annualized base rent per leased square foot for the Columbus Aircenter:

		Annualized Base
		Rent Per Leased
Date	Percent Leased	Square Foot

December 31, 2010	96.8%	$5.05
December 31, 2009	95.9%	4.63
December 31, 2008	81.7%	5.37
December 31, 2007	95.0%	5.04
December 31, 2006	89.2%	4.80
December 31, 2005	90.2%	4.35

Columbus Aircenter Lease Expirations

The following tables set forth summary schedules of lease expirations at the Columbus Aircenter as of December 31, 2010 for each of the ten calendar years beginning with the year ending December 31, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.:

	Number of		Percent of	Annualized Base Rent
Lease	Leases	Expiring	Total Expiring		Percent of	Per Leased
Expiration Year	Expiring	GLA	Square Feet	Total	Total	Square Foot
				(In thousands)

Month-to-month (1)	2	96,586	3.5%	$400	2.9%	$4.14
2011	4	461,353	16.7%	4,938	35.3%	10.70
2012	—	—	—	—	—	—
2013	2	50,352	1.8%	483	3.5%	9.59
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	1	726,270	26.2%	705	5.0%	0.97
2018	1	232,088	8.4%	1,413	10.1%	6.09
2019	3	345,711	12.5%	2,227	15.9%	6.44
Thereafter	3	854,863	30.9%	3,809	27.3%	4.46

Total / Weighted Average	16	2,767,223	100.0%	$13,975	100.0%	$5.05

(1)	Month-to-month leases include 18,087 square feet of GLA that we currently use for property management functions for which we currently receive no rent.

Other than general capital expenditures, we have no plans with respect to major renovation, improvement or redevelopment of the Columbus Aircenter.

The current real estate tax rate for the Columbus Aircenter is $76.67 per $1,000 of assessed value. The total annual tax for the Columbus Aircenter at this rate for the tax year ending December 31, 2010 is $1.06 million.

Federal Income Tax Depreciation

The following table sets forth for the Foothills Mall and the Columbus Aircenter, the (i) federal tax basis upon consummation of the offering and the formation transactions, (ii) federal tax rate of depreciation, (iii) federal tax method of depreciation, and (iv) federal tax life claimed with respect to such property or component thereof for purposes of depreciation.

	Federal Tax
Property	Basis	Rate	Method(1)	Life Claimed

Foothills Mall	$89,820,000	Various	Straight-line	39/15 years
Columbus Aircenter	63,126,496	Various	Straight-line	39/15 years

(1)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

In addition, we have depreciable furniture, fixtures and equipment associated with these properties. Depreciation on this furniture, fixtures and equipment is computed on the straight-line and double declining balance methods over the claimed life of such property, which is either five or seven years.

Selected Properties

Harvard Park.  Harvard Park is a community center located on 25 acres in the eastern suburbs of Cleveland, Ohio. We developed this center with a total of 211,652 rentable square feet after having acquired the land in 2005 for $9.6 million and began construction in 2006. The property is part of the 630-acre Chagrin Highlands planned development which includes multiple office buildings and a new 200-bed hospital. Harvard Park is anchored by Bed Bath & Beyond, Filene’s Basement, DSW, Value City Furniture, La-Z-Boy Furniture, and Office Max with available development space large enough for another anchor tenant.

Greenwood Pavilion.  Greenwood Pavilion is a 185,567-square-foot community center located on 17 acres across from the Greenwood Park Mall in suburban Indianapolis, Indiana. We originally acquired the property in 1977 for $438,000, and subsequently acquired an adjacent parcel in 2000 that was then occupied by Furrows and also allowed us to expand and renovate the center. In 2009, we complemented the other major tenants, Value City Furniture and Jo-Ann Fabrics, by re-tenanting the Value City Department Store space with Christmas Tree Shops and buybuy BABY.

Sun Center.  We acquired the former HQ Home Improvement store out of bankruptcy in 1999 for $7.2 million. Located within the Sun Center power/big box shopping center (a property that we do not own) in the Sawmill Road retail corridor in Columbus, Ohio, the vacant store sitting on 12 acres provided a unique opportunity for us to redevelop and re-tenant the space. In 2000, we began work that ultimately increased the square footage of the store to 154,557 square feet and added Bed Bath & Beyond, DSW, Filene’s Basement, and Value City Furniture.

Springdale Plaza.  Springdale Plaza is a 188,005-square-foot center situated on 18 acres across from the Tri-County Mall, in northern Cincinnati, Ohio. We acquired the center in 2000 for $10.2 million and subsequently invested in a renovation that included the razing of a former Burlington Coat Factory location, constructing the spaces for three of the four current major tenants, renovating the façade of the shop buildings, and expanding the shop space. The center is anchored by Bed Bath & Beyond, DSW, TJ Maxx, and Michaels.

Colerain Hills Shopping Center.  Colerain Hills Shopping Center is 312,334-square-foot power/big box shopping center located on 30 acres in Cincinnati, Ohio. We originally acquired the land in 1963 for $70,000 and completed the initial construction in 1967, which at that time included a Kmart and shop space. In 2008, we completed a major redevelopment and expansion of the shopping center that included expanding the leaseable area of the shopping center by 96,000 square feet, razing the Kmart, constructing a Walmart Supercenter, and expanding and renovating the shop buildings. Other major tenants at the property include Staples and Family Dollar.

TJ Maxx Centre.  TJ Maxx Centre is an 165,670-square-foot community center located on 17 acres adjacent to the West Acres Mall in Fargo, North Dakota. We acquired the center in 1993 for $6.8 million, renovated and expanded the leaseable area in 1995, and then renovated the façade again in 2009. Major tenants include Bed Bath & Beyond, Jo-Ann Fabrics, Party City, Office Max and TJ Maxx.

Biscayne Center.  Biscayne Center is an approximately 55,938 rentable square foot retail destination located on 5 acres east of Interstate 95 in the Aventura area of Miami, Florida. We acquired the property in 2007 for $12.6 million and renovated it in 2008. Situated within a mile of the upscale Aventura Mall, Biscayne Center features Filene’s Basement and CompUSA.

Shoppes of Beavercreek.  Shoppes of Beavercreek is a 170,681-square-foot community center located on 19 acres across from The Mall at Fairfield Commons in Beavercreek, Ohio, a suburb of Dayton. We developed the center in 1997 after acquiring the land for $3.8 million, and its major tenants include Bed Bath & Beyond, Barnes & Noble, DSW, hhgregg, and Old Navy.

The Marketplace at Factoria Mall.  The Marketplace at Factoria Mall is a 512,149-square-foot enclosed power/big box shopping center situated on 42 acres in the upscale Seattle suburb of Bellevue, Washington. We acquired our interest in the property in 2004 for $51.0 million and hold 50% ownership in an unconsolidated joint venture. The center is anchored by major tenants including Target, Nordstrom Rack, DSW, TJ Maxx, and Safeway.

The Kroger Centre at Sawmill Hard.  The Kroger Centre at Sawmill Hard is 178,411-square-foot Kroger-anchored community shopping center located on 28 acres in Dublin, Ohio, a suburb of Columbus. The center is part of a mixed-use development that was built in 2008 in conjunction with the city of Dublin. We own a 50% interest in the center through an unconsolidated joint venture.

Excluded Properties and Joint Venture Interests

Jay L. Schottenstein, our Chairman and Chief Executive Officer and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, directly and indirectly own interests in various non-strategic real estate properties and joint venture interests that will not be contributed to us. In addition, Jay L. Schottenstein serves as the trustee of the trusts that directly or indirectly own the excluded properties and excluded joint venture interests. In his capacity as trustee, Jay L. Schottenstein has responsibilities with respect to the management of these trusts and the making of investment decisions concerning assets of the trusts. The excluded properties and excluded joint venture interests include apartment properties, small land parcels not suitable for retail properties, properties currently held for sale and other retail, office and industrial properties which possess a tenant mix or growth profile which we do not believe is consistent with our portfolio composition or strategic direction. Of the 85 retail and office/industrial properties, 69 are classified as held for sale and one property, Bexley Center Panera, was sold on March 31, 2011. See “Certain Relationships and Related Transactions — Excluded Properties and Joint Ventures.”

We will continue to provide management services on what we believe to be market terms for all of the excluded majority and 100% owned properties and for certain of the joint venture partnerships pursuant to management agreements between us and the owners of the excluded properties. We expect that we will generate approximately $1.1 million in net management fees from the excluded properties and excluded joint ventures in 2011. We have no present intention to purchase any of the excluded properties after the consummation of this offering.

Major Tenants

Upon completion of this offering, we expect to have more than 900 distinct tenants, most of which are nationally-recognized value driven retail chains. Our top 10 tenants based on annualized base rent as of December 31, 2010, pro forma for this offering are as follows:

	Number	GLA at 100% Ownership		Annualized Base Rent
	of	Total	Percent		Percent of
Tenant	Locations	Leased	of Total	Total	Total	Type of Tenant
				(in thousands)

American Signature, Inc. (1)	45	2,670,837	12.3%	$16,260	13.4%	Furniture
DSW (2)	21	2,071,150	9.6%	11,395	9.4%	Footwear and accessories
Bed Bath & Beyond (3)	16	562,618	2.6%	5,731	4.7%	Home furnishings
State of Ohio	6	461,953	2.1%	4,961	4.1%	State government
Burlington Coat Factory	5	524,833	2.4%	2,870	2.4%	Clothing / home goods
TJX Companies (4)	18	503,062	2.3%	2,805	2.3%	Clothing / home goods
Walmart	5	736,388	3.4%	2,667	2.2%	General merchandise
Michaels (5)	13	341,052	1.6%	2,431	2.0%	Hobbies / crafts
Kroger	7	465,360	2.1%	2,227	1.8%	Grocery
Hobby Lobby	7	420,072	1.9%	2,197	1.8%	Hobbies / crafts

Total	143	8,757,325	40.3%	$53,544	44.1%

(1)	Includes American Signature Furniture and Value City Furniture. Three leases representing 578,000 square feet of GLA and $3.3 million of annualized base rent are at office/industrial properties.

(2)	Three leases representing 1.6 million square feet of GLA and $4.5 million of annualized base rent are office/industrial leases at the Columbus Aircenter.

(3)	Includes Bed Bath & Beyond as well as affiliated brands Christmas Tree Shops and buybuy BABY.

(4)	Includes TJ Maxx, Marshalls and Homegoods.

(5)	Includes one store located at a property which we are under contract to acquire, our acquisition of which is subject to our satisfactory completion of due diligence.

American Signature leases a substantial portion of our properties and is a significant source of our revenues and operating income. As a result, American Signature’s financial condition and ability to satisfy its obligations under its leases with us may have a material effect on our results of operations and our ability to service our debt. American Signature has provided us with certain audited summary financial and credit information, which we have included in the table below. We have no reason not to believe the accuracy or completeness of this information, but we have not verified it.

Fiscal Year Ended
July 31, 2010
(in thousands)

Sales	$1,100,557
Debt	$55,941
Cash	$82,865
Interest coverage ratio	11.8x
(EBITDA/interest expense)

Lease Expirations

The following tables set forth summary schedules of lease expirations for our consolidated retail, consolidated office/industrial and unconsolidated retail properties, as well as lease expirations for our related party tenants American Signature, Inc. and DSW, as of December 31, 2010 for each of the nine calendar years beginning with the year ending December 31, 2011 and thereafter in our portfolio. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights

Consolidated Retail Properties

	At 100% Ownership					Pro Rata Share of
	Expiring GLA		Annualized Base Rent			Annualized Base Rent
Lease	Expiring	Percent of		Percent of	Per Leased		Percent of
Expiration Year	Total	Total	Total	Total	Square Foot	Total	Total
			(in thousands)			(in thousands)

Month-to-month	213,449	2.2%	$1,572	1.8%	$7.36	$1,572	1.9%
2011	793,555	8.0%	7,013	8.1%	8.84	6,811	8.1%
2012	940,462	9.5%	6,898	8.0%	7.33	6,865	8.1%
2013	1,119,463	11.3%	10,383	12.0%	9.27	10,108	12.0%
2014	1,178,232	11.9%	9,612	11.1%	8.16	9,420	11.2%
2015	910,689	9.2%	9,452	11.0%	10.38	8,810	10.4%
2016	600,915	6.1%	5,536	6.4%	9.21	5,362	6.3%
2017	868,558	8.8%	8,939	10.4%	10.29	8,887	10.5%
2018	582,796	5.9%	5,468	6.3%	9.38	5,301	6.3%
2019	792,672	8.0%	7,069	8.2%	8.92	7,063	8.4%
Thereafter	1,880,957	19.1%	14,334	16.7%	7.62	14,283	16.8%

Total / Weighted Average	9,881,748	100.0%	$86,276	100.0%	$8.73	$84,482	100.0%

Consolidated Office/Industrial Properties

	At 100% Ownership					Pro Rata Share of
	Expiring GLA		Annualized Base Rent			Annualized Base Rent
Lease	Expiring	Percent of		Percent of	Per Leased		Percent of
Expiration Year	Total	Total	Total	Total	Square Foot	Total	Total
			(in thousands)			(in thousands)

Month-to-month	208,444	4.8%	$1,017	4.9%	$4.88	$1,017	4.9%
2011	723,616	16.6%	6,211	29.8%	8.58	6,211	29.8%
2012	274,705	6.3%	1,055	5.1%	3.84	1,055	5.1%
2013	224,829	5.2%	1,338	6.4%	5.95	1,338	6.4%
2014	274,764	6.3%	870	4.2%	3.17	870	4.2%
2015	51,990	1.2%	165	0.8%	3.17	165	0.8%
2016	0	0.0%	0	0.0%	NA	0	0.0%
2017	777,454	17.9%	853	4.1%	1.10	853	4.1%
2018	238,368	5.5%	1,471	7.1%	6.17	1,471	7.1%
2019	705,316	16.2%	4,025	19.3%	5.71	4,025	19.3%
Thereafter	872,950	20.0%	3,809	18.3%	4.36	3,809	18.3%

Total / Weighted Average	4,352,436	100.0%	$20,814	100.0%	$4.78	$20,814	100.0%

Unconsolidated Retail Properties

	At 100% Ownership					Pro Rata Share of
	Expiring GLA		Annualized Base Rent			Annualized Base Rent
Lease	Expiring	Percent of		Percent of	Per Leased		Percent of
Expiration Year	Total	Total	Total	Total	Square Foot	Total	Total
			(in thousands)			(in thousands)

Month-to-month	74,016	1.3%	$1,629	2.7%	$22.01	$416	2.6%
2011	273,982	4.8%	4,902	8.1%	17.89	794	5.0%
2012	1,050,297	18.6%	13,015	21.5%	12.39	2,919	18.4%
2013	389,380	6.9%	5,639	9.3%	14.48	1,125	7.1%
2014	600,850	10.6%	5,866	9.7%	9.76	1,438	9.1%
2015	520,858	9.2%	4,871	8.1%	9.35	1,163	7.3%
2016	221,095	3.9%	2,909	4.8%	13.16	1,031	6.5%
2017	346,262	6.1%	3,762	6.2%	10.86	1,289	8.1%
2018	534,372	9.4%	3,147	5.2%	5.89	744	4.7%
2019	795,846	14.1%	7,083	11.7%	8.90	1,871	11.8%
Thereafter	855,200	15.1%	7,680	12.7%	8.98	3,081	19.4%

Total / Weighted Average	5,662,158	100.0%	$60,503	100.0%	$10.69	$15,871	100.0%

Related Party Lease Expirations

	American Signature, Inc.				DSW
	Annualized Base Rent				Annualized Base Rent
	At 100% Ownership		Pro Rata Share		At 100% Ownership		Pro Rata Share
		Percent of		Percent of		Percent of		Percent of
Lease Expiration Year	Total	Total	Total	Total	Total	Total	Total	Total
	(in thousands)		(in thousands)		(in thousands)		(in thousands)

Month-to-month	$12	0.1%	$12	0.1%	$0	0.0%	$0	0.0%
2011	435	2.6%	435	2.7%	439	3.7%	439	3.9%
2012	1,136	6.9%	1,136	7.0%	164	1.4%	164	1.4%
2013	1,616	9.8%	1,616	9.9%	573	4.8%	573	5.0%
2014	1,915	11.7%	1,915	11.8%	0	0.0%	0	0.0%
2015	1,399	8.5%	1,399	8.6%	473	4.0%	473	4.2%
2016	1,770	10.8%	1,770	10.9%	625	5.3%	625	5.5%
2017	1,644	10.0%	1,644	10.1%	2,398	20.3%	2,398	21.0%
2018	1,261	7.7%	1,261	7.8%	476	4.0%	476	4.2%
2019	3,757	22.9%	3,757	23.0%	1,346	11.4%	1,346	11.8%
Thereafter	1,478	9.0%	1,315	8.1%	5,332	45.1%	4,901	43.0%

Total / Weighted Average	$16,423	100.0%	$16,260	100.0%	$11,826	100.0%	$11,395	100.0%

Lease Distributions

The following tables set forth summary schedules of lease distributions for signed leases for our consolidated retail properties, unconsolidated retail properties, total retail portfolio and consolidated office/industrial properties, as of December 31, 2010.

Consolidated Retail Properties

		At 100% Ownership					Pro Rata Share of
				Annualized Base Rent			Annualized Base Rent
	Number of		Percent of		Percent of	Per Leased		Percent of	Per Leased
GLA Under Lease	Leases	GLA	Total	Total	Total	Square Foot	Total	Total	Square Foot
				(in thousands)			(in thousands)

2,500 or Less	298	430,624	4.4%	$8,035	9.3%	$18.66	$8,006	9.5%	$18.66
2,501 — 10,000	219	1,089,410	11.0%	13,831	16.0%	12.70	13,798	16.3%	12.70
10,001 — 20,000	53	763,356	7.7%	7,163	8.3%	9.38	7,113	8.4%	9.36
20,001 — 40,000	93	2,624,809	26.6%	24,926	28.9%	9.50	23,244	27.5%	9.50
40,001 — 100,000	67	3,630,291	36.7%	25,679	29.8%	7.07	25,679	30.4%	7.07
Greater than 100,000	10	1,343,258	13.6%	6,642	7.7%	4.94	6,642	7.9%	4.94

Total	740	9,881,748	100.0%	$86,276	100.0%	$8.73	$84,482	100.0%	$8.71

Unconsolidated Retail Properties

		At 100% Ownership					Pro Rata Share of
				Annualized Base Rent			Annualized Base Rent
	Number of		Percent of		Percent of	Per Leased		Percent of	Per Leased
GLA Under Lease	Leases	GLA	Total	Total	Total	Square Foot	Total	Total	Square Foot
				(in thousands)			(in thousands)

2,500 or Less	308	419,434	7.4%	$10,311	17.0%	$24.58	$2,052	12.9%	$23.93
2,501 — 10,000	159	787,957	13.9%	14,080	23.3%	17.87	3,514	22.1%	17.43
10,001 — 20,000	23	323,177	5.7%	4,476	7.4%	13.85	975	6.1%	13.49
20,001 — 40,000	32	869,063	15.4%	9,278	15.3%	10.68	2,999	18.9%	10.95
40,001 — 100,000	18	1,051,297	18.6%	9,227	15.3%	8.78	2,592	16.3%	8.35
Greater than 100,000	15	2,211,230	39.1%	13,131	21.7%	5.94	3,739	23.6%	5.92

Total	555	5,662,158	100.0%	$60,503	100.0%	$10.69	$15,871	100.0%	$10.08

Total Retail Properties

		At 100% Ownership					Pro Rata Share of
				Annualized Base Rent			Annualized Base Rent
	Number of		Percent of		Percent of	Per Leased		Percent of	Per Leased
GLA Under Lease	Leases	GLA	Total	Total	Total	Square Foot	Total	Total	Square Foot
				(In thousands)			(In thousands)

2,500 or Less	606	850,058	5.5%	$18,346	12.5%	$21.58	$10,058	10.0%	$19.54
2,501 — 10,000	378	1,877,367	12.1%	27,911	19.0%	14.87	17,312	17.3%	13.44
10,001 — 20,000	76	1,086,533	7.0%	11,639	7.9%	10.71	8,088	8.1%	9.72
20,001 — 40,000	125	3,493,872	22.5%	34,204	23.3%	9.79	26,243	26.2%	9.65
40,001 — 100,000	85	4,681,588	30.1%	34,906	23.8%	7.46	28,271	28.2%	7.17
Greater than 100,000	25	3,554,488	22.9%	19,773	13.5%	5.56	10,381	10.3%	5.26

Total	1,295	15,543,906	100.0%	$146,779	100.0%	$9.44	$100,353	100.0%	$8.90

Consolidated Office / Industrial Properties

		At 100% Ownership					Pro Rata Share of
				Annualized Base Rent			Annualized Base Rent
	Number of		Percent of		Percent of	Per Leased		Percent of	Per Leased
GLA Under Lease	Leases	GLA	Total	Total	Total	Square Foot	Total	Total	Square Foot
				(in thousands)			(in thousands)

2,500 or Less	37	70,519	1.6%	$466	2.2%	$6.61	$466	2.2%	$6.61
2,501 — 10,000	34	182,471	4.2%	1,272	6.1%	6.97	1,272	6.1%	6.97
10,001 — 20,000	15	219,991	5.1%	847	4.1%	3.85	847	4.1%	3.85
20,001 — 40,000	11	341,836	7.9%	1,591	7.6%	4.65	1,591	7.6%	4.65
40,001 — 100,000	8	449,648	10.3%	1,955	9.4%	4.35	1,955	9.4%	4.35
Greater than 100,000	10	3,087,971	70.9%	14,683	70.5%	4.75	14,683	70.5%	4.75

Total	115	4,352,436	100.0%	$20,814	100.0%	$4.78	$20,814	100.0%	$4.78

Historical Leasing Success

The following tables illustrate the historical success our predecessor has had in leasing its consolidated retail and office/industrial properties, both in signing new leases and in retaining current tenant base through December 31, 2010:

Consolidated Retail Properties

	As of December 31,
	2010	2009	2008	2007
	(dollars in thousands except per square foot amounts)

New Leases (1)
Number of leases	30	36	27	34
GLA leased (square feet at end of period)	401,557	595,970	423,623	290,531
New base rent per square foot (2)	$9.08	$6.76	$10.66	$9.54

New development and redevelopment costs (3)	$1,916	$15,720	$10,234	$3,780

Recurring costs
Tenant improvement costs for new leases (3)	$3,096	$4,850	$3,008	$4,884
Leasing commission costs for new leases (3)	$1,546	$1,139	$790	$879

Total recurring costs	$4,642	$5,989	$3,798	$5,763
Total recurring costs per square foot	$11.56	$10.05	$8.97	$19.84

Renewals (4), (5)
Number of leases	59	50	43	51
GLA leased (square feet at end of period)	368,643	299,029	248,344	403,070
New base rent per square foot (2)	$10.20	$9.51	$10.23	$7.25
Recurring costs
Tenant improvement costs for renewals (3)	$510	$234	$297	$346
Leasing commission costs for renewals (3)	$14	$12	$15	$35

Total recurring costs	$524	$246	$312	$381
Total recurring costs per square foot	$1.42	$0.82	$1.26	$0.94
Total New Leases and Renewals
Number of leases	89	86	70	85
GLA leased (square feet at end of period)	770,200	894,999	671,967	693,601
New base rent per square foot (2)	$9.62	$7.68	$10.50	$8.21
Total recurring costs
Tenant improvement costs for new and renewal leases (3)	$3,606	$5,084	$3,305	$5,230
Leasing commission costs for new and renewal leases (3)	$1,559	$1,151	$806	$913

Total recurring costs	$5,165	$6,235	$4,111	$6,143
Total recurring costs per square foot	$6.71	$6.97	$6.12	$8.86

(1)	Does not include retained tenants that have relocated or expanded into new space within our portfolio.

(2)	Based upon GLA of leases in possession as of the date presented.

(3)	Presents all new development and redevelopment costs, tenant improvement costs and leasing commission costs as they were incurred.

(4)	Includes retained tenants that have relocated or expanded into new space within our portfolio.

(5)	Lease renewals are shown in the period the prior term expires.

Consolidated Office/Industrial Properties

	As of December 31,
	2010	2009	2008	2007
	(dollars in thousands except per square foot amounts)

New Leases (1)
Number of leases	11	14	9	15
GLA leased (square feet at end of period)	256,163	281,117	118,161	944,477
New base rent per square foot (2)	$3.16	$4.03	$2.91	3.88

New development and redevelopment costs (3)	$—	$3,323	$2,443	$5,758

Recurring costs
Tenant improvement costs for new leases (3)	$386	$212	$490	$311
Leasing commission costs for new leases (3)	$66	$193	$52	$91

Total recurring costs	$452	$405	$542	$402
Total recurring costs per square foot	$1.77	$1.44	$4.58	$0.43

Renewals (4), (5)
Number of leases	22	18	16	20
GLA leased (square feet at end of period)	571,332	633,944	548,114	658,017
New base rent per square foot (2)	$3.58	$8.61	$4.95	8.74

Recurring costs
Tenant improvement costs for renewals (3)	$160	$—	$317	$59
Leasing commission costs for renewals (3)	$27	$9	$44	$28

Total recurring costs	$187	$9	$361	$87
Total recurring costs per square foot	$0.33	$0.01	$0.66	$0.13

Total New Leases and Renewals
Number of leases	33	32	25	35
GLA leased (square feet at end of period)	827,495	915,061	666,275	1,602,494
New base rent per square foot (2)	$3.45	$7.20	$4.59	$5.87

Total recurring costs
Tenant improvement costs for new and renewal leases (3)	$546	$212	$807	$370
Leasing commission costs for new and renewal leases (3)	$93	$201	$96	$119

Total recurring costs	$639	$413	$903	$489
Total recurring costs per square foot	$0.77	$0.45	$1.36	$0.31

(1)	Does not include retained tenants that have relocated or expanded into new space within our portfolio.

(2)	Based upon GLA of leases in possession as of the date presented.

(3)	Presents all new development and redevelopment costs, tenant improvement costs and leasing commission costs as they were incurred.

(4)	Includes retained tenants that have relocated or expanded into new space within our portfolio.

(5)	Lease renewals are shown in the period the prior term expires.

Our primary drivers for annualized base rent for new leases are the number and types of spaces leased in each period, which may not be consistent in period to period comparisons.

Insurance

We carry comprehensive general and excess liability, fire, extended coverage and loss of rental insurance covering all properties held in the company portfolio under multiple blanket insurance policies. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and standard industry practice. Our management team feels this current insurance policy is sufficient to cover our entire portfolio and any subsequent claims will be adequately covered. We also anticipate including any acquisition properties in the future under this current insurance plan. We presently do not carry insurance for generally uninsured losses such as loss from riots or force majeure. Underinsured or uninsured losses from unforeseen events may negatively affect our financial condition and operating results and may dampen the ability of the company to distribute dividends to stockholders.

Competition

We believe that the current commercial real estate market is comprised of numerous owners, operators, and developers of shopping centers leading to a very fragmented acquisition market. Many of these owners and operators of retail properties compete with us for similar assets and seek to acquire properties in markets where we currently operate. The main sources of competition among our competitors are rental rates, condition of property, location, and services included in the facility to be leased. Should competitors in these markets offer rental rates below our current rate or market rates, we may lose tenants to the cheaper competitor and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

We currently have 73 employees. We believe that labor relations are good and none of our employees are represented by labor unions.

Offices

Our principal executive office is located at 4300 East Fifth Avenue, Columbus, Ohio 43219. Our telephone number is (614) 445-8461. We also have regional and local offices located in Indianapolis, Indiana, Tucson, Arizona, and Visalia, California. We feel this is a sufficient amount of office space for our current and future employees and may choose to add additional offices depending on future opportunities in the development market.

Underwriting and Due Diligence Process

Our underwriting process includes the review and abstracting of all available material information about a potential acquisition. This typically includes reviewing existing leases and tenant files and reviewing historical financial statements and records, operating expenses, utility bills, real estate taxes, tenant rent and reimbursement collections, historical new leasing and renewal activity, service contracts and to the extent appropriate, existing loan documentation, as well as obtaining tenant estoppels from a certain percentage of tenants. Based on these analyses, as well as our evaluation of the credit quality of the tenants at the applicable property, a detailed multi-year financial projection is developed that reflects specific rental rate and leasing assumptions for each tenant space within the property. These projections may be modified as we learn new information throughout our due diligence process prior and up to the closing of the acquisition.

Our due diligence process will include multiple site and market visits by our employees over a series of different times and days including our chief investment officer, who is responsible for determining how to proceed on the potential acquisition in consultation with our chief executive officer and chief financial officer; our executive vice president of leasing, who will research the local market and talk directly with existing and potential tenants to validate our rental and leasing assumptions; certain of our employees will review the physical condition of the property and develop detailed estimates of the potential costs of retenanting existing vacancies; and our property management professionals will review the contracts and performance of the vendors servicing the property. This process will also include the preparation and review of an environmental site assessment and a Phase I engineering report, title search, survey and zoning report and other documentation that may affect the property.

Regulation

General

The properties in our portfolio are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe each of the existing properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that contain, or may have contained petroleum products or other hazardous or toxic substances, including underground storage tanks for the storage of such substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Also, some of the properties contain asbestos-containing building materials, or ACBM. Environmental laws require that ACBM be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. The laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. We have acquired, and may in the future acquire, properties or interests in properties with known adverse environmental conditions. In such circumstances, the environmental conditions are addressed in accordance with applicable environmental laws.

In general, independent environmental consultants have conducted Phase I or similar environmental site assessments on the properties in our portfolio at the time we acquired a property and updated the assessments at the time we refinanced a property, if such update was required by the lender. A limited number of properties were acquired following review of previously prepared environmental site assessments which were not updated at the time of acquisition. In those cases, we may not have had notice of changes in site conditions that occurred after the initial assessment. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Our environmental site assessments were conducted in general accordance with the industry standards in effect at the time of the assessments and generally did not include soil sampling, subsurface investigations or an asbestos survey. These assessments may or may not meet current standards for conducting such assessments and may or may not establish one of the elements necessary for certain landowner liability protections against environmental liability currently available under certain environmental law. None of the site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations.

Legal Proceedings

From time to time, we are party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On March 13, 2009, certain Schottenstein family members and beneficiaries of certain of the Schottenstein family trusts filed a case in the Probate Court of Franklin County, Ohio against Jay L. Schottenstein, our Chairman and Chief Executive Officer, in his capacity as the trustee of such trusts. Our company is not a party to this action.

MANAGEMENT

Our Directors, Director Nominees and Executive Management Team

Currently, we have three directors. Upon completion of this offering and the formation transactions, our board of directors will consist of nine members, including the independent director nominees named below who will become directors upon completion of this offering. Pursuant to our organizational documents, each of our directors will be elected annually by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the nine directors, we expect that our board of directors will determine that each of them other than Jay L. Schottenstein, Benton E. Kraner and Joseph A. Schottenstein will be considered independent in accordance with the requirements of the New York Stock Exchange, or NYSE. The first annual meeting of our stockholders after the completion of this offering will be held in 2012. Our charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who will be our executive officers, directors, director nominees and certain other senior officers upon the completion of this offering:

Name	Age	Position

Jay L. Schottenstein	56	Chairman and Chief Executive Officer*
Benton E. Kraner	56	Director; President and Chief Operating Officer*
Jeffrey S. Gould	56	Chief Investment Officer*
James A. Fleming	52	Executive Vice President — Chief Financial Officer*
Joseph A. Schottenstein	31	Director; Executive Vice President — Acquisitions and Leasing*
Tod H. Friedman	48	Executive Vice President and General Counsel
Mark S. Ungar	48	Executive Vice President — Leasing and Development
Charles M. Seall, Jr.	60	Executive Vice President — Property Management
Malcolm I. Hoenlein	67	Director Nominee**
Seth R. Johnson	57	Director Nominee**
Jerry W. Levin	66	Director Nominee**
David J. Nettina	58	Director Nominee**
Dale Ann Reiss	63	Director Nominee**
James L. Weisman	72	Director Nominee**

*	Denotes our expected named executive officers.

**	We expect our board of directors to determine that this director is independent for purposes of the NYSE corporate governance listing standards.

The following sets forth biographical information concerning the individuals who will be our executive officers, directors, director nominees upon the completion of this offering.

Jay L. Schottenstein is the Chairman of our board of directors and our Chief Executive Officer. He has also served as Chairman of the Board and Chief Executive Officer of our affiliate, SSC, a private company, since March 1992 and as President since 2001. Mr. Schottenstein also served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein has served as Chairman of American Eagle Outfitters and its predecessors since

March 1992. He has also served as Chairman since March 1992 and as Chief Executive Officer from July 1999 through December 2000 and from April 1991 through July 1997 of RVI. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Chairman of the Board since March 2005 of DSW. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Mr. Schottenstein is familiar with all aspects of our company including its management, operations and financial requirements. Mr. Schottenstein’s extensive knowledge and understanding of our business and the real estate industry led us to conclude that it is in the best interests of our company for Mr. Jay L. Schottenstein to serve as the Chairman of our board of directors.

Benton E. Kraner is our director, President and Chief Operating Officer. Mr. Kraner has held various positions with SPG and SSC during his 30 year tenure with SSC. He is a director of SPG and SSC. He has served as Chief Financial Officer of SPG since 1999 and Chief Operating Officer since March 2007. In addition, Mr. Kraner has served as Senior Vice President of SSC since October 2005. Mr. Kraner is responsible for the day-to-day operation of our company including property management, construction management, receivables, financial, information technology, human resources, marketing and all administrative aspects of our company. He also coordinates property insurance and oversees environmental matters. Additionally, Mr. Kraner oversees all acquisitions, capital market activities, leasing and joint venture activities. Prior to joining SSC, Mr. Kraner worked for Alexander Grant and Company, a certified public accounting firm. Mr. Kraner received his B.S. in accounting from Eastern Kentucky University. Mr. Kraner is familiar with all aspects of our company including its management, operations and financial requirements. Mr. Kraner’s extensive knowledge and understanding of our business and the real estate industry led us to conclude that it is in the best interest of our company for Mr. Kraner to serve as a director on our board of directors.

Jeffrey S. Gould is our Chief Investment Officer. Mr. Gould has served as Executive Vice President of Acquisitions of SPG since March 2007 and has led the growth of the real estate portfolio to more than 21 million square feet. Previously, Mr. Gould served as Senior Vice President of Acquisitions of SPG since June 2001. Mr. Gould has served as Senior Vice President of Acquisitions of SSC since October 2005. Mr. Gould is responsible for leading our acquisition and disposition of real estate assets. Mr. Gould has executed acquisitions of the real property of retail chains through purchase of assets, purchase of operating companies or liquidation of companies. Mr. Gould received his B.S. in Accounting from Indiana University, his JD from Indiana University, and his LLM in Taxation from New York University School of Law.

James A. Fleming is our Chief Financial Officer. Prior to joining our company in January 2011, Mr. Fleming served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, or Cousins Properties, a leading diversified real estate company, based in Atlanta and listed on the New York Stock Exchange, from August 2004 to December 2010. From July 2001 to August 2004, Mr. Fleming was Senior Vice President, General Counsel and Secretary of Cousins Properties. Mr. Fleming also serves on the Board of Directors of Carmike Cinemas, Inc., where he is a member of the Audit Committee and the Compensation and Nominating Committee. Mr. Fleming received his B.E.E. from Auburn University and JD from University of Virginia.

Joseph A. Schottenstein is our director and Executive Vice President — Acquisitions and Leasing. Mr. Joseph Schottenstein has held various positions with the Schottenstein Companies. Mr. Joseph Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008 and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 through 2006, Mr. Joseph Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. He has served as Vice President of Acquisitions of SPG since April 2010. Mr. Joseph Schottenstein has been and will continue to be involved in all aspects of the business of our company including operations, acquisitions, development and leasing. Mr. Joseph Schottenstein is the son of Jay L. Schottenstein, our Chairman and Chief Executive Officer. Mr. Joseph Schottenstein received his B.S. from The Ohio State University in 2002. Mr. Joseph Schottenstein is familiar with all aspects of our company including its management, operations and financial requirements. Mr. Schottenstein’s leadership positions with us and extensive knowledge and understanding of our business led us to conclude that it is in the best interest of our company for Mr. Joseph Schottenstein to serve as a director on our board of directors.

Tod H. Friedman is our Executive Vice President and General Counsel. Mr. Friedman joined SSC in 1994. Mr. Friedman has served as General Counsel and Senior Vice President of SPG since March 2009. Prior to that, Mr. Friedman served as Vice President and General Counsel of SPG since June 2001. Mr. Friedman has served as Vice President, Assistant General Counsel of SSC since October 2005. Mr. Friedman has served as the Chief Legal Officer of American Signature since August 2006. His responsibilities include structuring and managing complex corporate transactions, including real estate acquisitions, dispositions, financings and negotiating leases. Mr. Friedman received his B.S. from The Ohio State University and his JD and Master’s Degree from Syracuse University with honors.

Mark S. Ungar is our Executive Vice President — Leasing and Development. Mr. Ungar has worked in shopping center leasing and development since 1986. Mr. Ungar joined SPG, in 1997 as Director of Real Estate and has held various positions prior to his current role. Mr. Ungar has served as Senior Vice President of Retail Properties and Development since March 2007. Prior to that, Mr. Ungar served as Vice President of Leasing since April 2001. Mr. Ungar oversees the leasing of our retail portfolio of properties which is located in 27 states and consists of more than 17.0 million square feet of GLA. His experience includes leasing, development and redevelopment of real estate as well as actively participating in the acquisition of shopping centers. Mr. Ungar received his B.S. from The Ohio State University and an MBA from the University of Dayton.

Charles M. Seall, Jr. is our Executive Vice President — Property Management. Mr. Seall joined SPG in 1979 as a commercial property manager. Mr. Seall has served as a Vice President of Property Management at SPG since June 2001. Mr. Seall currently oversees the maintenance and operations of the commercial real estate owned by SPG. Mr. Seall received his B.S. in Business Administration from Franklin University.

Malcolm I. Hoenlein will serve as a member of our board of directors upon completion of this offering. Mr. Hoenlein is the Executive Vice Chairman and Chief Executive Officer of the Conference of Presidents of Major American Jewish Organizations, the coordinating body on national and international Jewish concerns for 52 national Jewish organizations, since 1968. He served on the editorial board of ORBIS — The Journal of International Affairs from 1966 to 1968 and as a Middle East specialist at the Foreign Policy Research Institute from 1966 to 1968. Mr. Hoenlein serves as an advisor to many public officials and is frequently consulted on public policy issues. He serves on the boards of various companies including Manhattan Pharmaceuticals Inc., PureSafe Water Systems, Inc., and Bank Leumi USA. Mr. Hoenlein holds a BA degree in political science from Temple University and a MA degree from the University of Pennsylvania’s Department of International Relations, as well as an honorary Doctorate of Laws from Touro College and an honorary Doctorate of Humane Letters from Yeshiva University. Mr. Hoenlein’s leadership experience and service on a variety of board of directors led us to conclude that it is in the best interest of our company for Mr. Hoenlein to serve as a director on our board of directors.

Seth R. Johnson will serve as a member of our board of directors upon completion of this offering. Mr. Johnson has recently been an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California. From 1999 to 2004, Mr. Johnson was the Chief

Operating Officer of Abercrombie & Fitch, and was their Chief Financial Officer from 1992 to 1998. During this period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Mr. Johnson serves on the board of directors of True Religion Apparel, Inc. Mr. Johnson’s significant executive experience, including in the retail industry, and service as a director of other public companies led us to conclude that it is in the best interest of our company for Mr. Johnson to serve as a director on our board of directors.

Jerry W. Levin will serve as a member of our board of directors upon completion of this offering. Mr. Levin has served as the Chairman and Chief Executive Officer of Wilton Brands Inc., a consumer products company, since October 2009 and Chairman of JW Levin Partners LLC, a management service firm, since February 2005. Mr. Levin served as Vice Chairman of Clinton Group, an investment firm, from December 2007 through October 2008, and as Chairman, President, and Chief Executive Officer of American Household, Inc., a global provider of branded consumer products and the holding company for Sunbeam Products, and The Coleman Company, from June 1998 through January 2005. Mr. Levin also served as interim Chief Executive Officer, from September 2006 to April 2007, and as Chairman, from September 2006 to April 2008, of The Sharper Image, a specialty retailer, which filed a petition under Chapter 11 of the Bankruptcy Code in 2008. Previously, Mr. Levin held a number of senior executive positions with The Pillsbury Company and Revlon, Inc. Mr. Levin serves on the boards of directors of Saks Incorporated, Ecolab, Inc. and U.S. Bancorp. Mr. Levin also served as a director of American Household, Inc., The Sharper Image and Wendy’s Inc. within the last five years. Mr. Levin has more than 30 years of public company operating and leadership experience, including as Chairman and/or Chief Executive Officer of Coleman, Revlon, American Household and The Sharper Image. At each of these companies, he was instrumental in setting and executing business strategies. Under his leadership, the sales and profits of branded consumer products of many of those companies grew via internal product development programs, restructurings, cost reduction programs, acquisitions and cultural improvements, and he has assisted several companies in addressing key financial and operational issues. Mr. Levin has also served on numerous public company boards. Mr. Levin has extensive knowledge of financial markets and has been instrumental in substantially strengthening the balance sheets of certain companies in the past. Mr. Levin’s extensive public company operating and leadership experience, substantial finance and accounting knowledge and service on numerous public boards led us to conclude that it is in the best interest of our company for Mr. Levin to serve as a director on our board of directors.

David J. Nettina will serve as a member of our board of directors upon completion of this offering. Mr. Nettina has served as the President and co-Chief Executive Officer of Career Management, LLC, an emerging technology company, since February 2009. Mr. Nettina served as a senior executive with American Financial Realty Trust, a publicly-traded real estate investment trust, from March 2005 to April 2008, most recently as its President and Chief Financial Officer. From September 2002 to January 2005, he served as an adjunct professor of finance at Siena College. Mr. Nettina also served as an executive officer of SL Green Realty Corp., a publicly-traded real estate investment trust from 1997 to 2001, including as its President, Chief Financial Officer and Chief Operating Officer. Prior to his service at SL Green Realty Corp., Mr. Nettina held various executive management positions for more than 10 years with The Pyramid Companies, a developer, owner and operator of 20 regional malls in the Northeast, including as the Chief Financial Officer and a development partner. Mr. Nettina is currently a member of the National Association of Corporate Directors. Mr. Nettina serves on the board of trustees of Ramco — Gershenson Properties Trust. Mr. Nettina, extensive knowledge and experience in executive management (including REITs in particular), finance, accounting and capital market led us to conclude that it is in the best interest of our company for Mr. Nettina to serve as a director on our board of directors.

Dale Anne Reiss will serve as a member of our board of directors upon completion of this offering. Ms. Reiss is currently a Senior Consultant of the Global Real Estate Center of Ernst & Young LLP. Ms. Reiss is also currently the Managing Director of Artemis Advisors LLC. Ms. Reiss retired in 2008 as the Global Director of Real Estate, Hospitality and Construction Services for Ernst & Young LLP. From 1995 through 2008, Ms. Reiss was a senior partner at Ernst & Young LLP. She also held the position of managing partner at its predecessor, Kenneth Leventhal & Company, from 1985 through its merger with Ernst & Young in 1995. Previously, she was Senior Financial Officer for Urban Investment and Development Company, a real estate investment and development company, from 1980 to 1985. Ms. Reiss serves on the board of directors of Post Properties, a REIT specializing in upscale multi-family apartment communities and iStar Financial Incorporated, a commercial real estate finance company. Ms. Reiss’s many years of experience in the real estate industry, significant public company finance and accounting background and service as a director of other public real estate companies led us to conclude that it is in the best interest of our company for Ms. Reiss to serve as a director on our board of directors.

James L. Weisman will serve as a member of our board of directors upon completion of this offering. Mr. Weisman has served as a President and a member of Weisman Goldman Bowen & Grzywinski, LLP, a Pittsburgh, Pennsylvania law firm since 1998 and its predecessor law firms since 1978. Mr. Weisman has been in the private practice of law in Pittsburgh since 1963. His primary areas of practice have been in business transactions and reorganizations, and overseeing, directing and participating in civil litigation. Mr. Weisman serves on the board of directors of RVI. Mr. Weisman’s extensive legal background and valuable board governance experience led us to conclude that it is in the best interest of our company for Mr. Weisman to serve as a director on our board of directors.

In addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, we assessed each nominee’s integrity and accountability, judgment, maturity, willingness to commit the time and energy needed to satisfy the requirements of board and committee membership, balanced with other commitments, financial literacy and independence from us. We value our nominees’ significant experience on other company boards of directors and board committees.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	of the persons who will serve on our board of directors immediately after the completion of this offering and the formation transactions, we expect that our board of directors will determine that six, or approximately 66.7%, of our directors are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission, or the SEC;

•	our audit committee will review all leases entered into with our affiliates and will determine that any such transactions are fair and reasonable to us;

•	our independent directors will review any other transactions with affiliates and will determine that any such transactions are fair and reasonable to us;

•	we have opted out of the control share acquisition statute of the MGCL, provided that the provision of our bylaws exempting from the control share acquisition statute of the MGCL any acquisitions by any person of shares of our stock may be amended or eliminated at any time in the future with the approval of our board of directors and the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock;

•	we do not have a stockholder rights plan and we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if our board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate; and

•	we have opted out of the business combination statute of the MGCL, although our board of directors may determine to opt in to the business combination statute at any time in the future.

Our business is managed by our executive management team, subject to the supervision and oversight of our board of directors, which has established investment policies described under “Policies with Respect to Certain Activities — Investment Policies” for our executive management team to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board’s Leadership Structure

Our board of directors understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership structure may vary as circumstances warrant. Our board of directors currently believes it is in our company’s best interests to have Jay L. Schottenstein serve as Chairman and Chief Executive Officer. Our board of directors believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives. However, our board of directors does not believe these roles must be combined, and may in the future separate these roles.

We do not have a lead independent director. Our board of directors believes it will be able to effectively provide independent oversight of our business and affairs, including the risks facing our company, without an independent chairman or a lead independent director through the composition of our board of directors, the strong leadership of the independent directors, the committees of our board of directors and the other corporate governance policies and processes that will be in place upon completion of this offering. We expect our independent directors will actively collaborate together and through their respective committees.

Our Board’s Role in Risk Oversight

Our board of directors will play an active role in overseeing management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us; our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

Prior to the completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee will be comprised of Jerry W. Levin, David J. Nettina and Dale Anne Reiss, each of whom will be an independent director and “financially literate” under the rules of the NYSE. Dale Anne Reiss will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC.

The audit committee assists our board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

In order to reduce or eliminate certain potential conflicts of interest arising from the significant ownership interests in American Signature and DSW held by Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President Acquisitions and Leasing, our board of directors has adopted a policy that our audit committee will review all leases entered into with our affiliates and will determine that any such transactions are fair and reasonable to us. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Interested Director and Officer Transactions.”

Compensation Committee

The compensation committee will be comprised of Malcolm I. Hoenlin, Seth R. Johnson and Jerry W. Levin, each of whom will be an independent director. Seth R. Johnson will chair our compensation committee.

The principal functions of the compensation committee will be to:

•	review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our president and chief executive officer and the other members of our executive management team, evaluate our president and chief executive officer’s performance and the other members of our executive management team’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer and the other members of our executive management team based on such evaluation;

•	oversee any equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans;

•	determine from time to time the remuneration for our independent directors; and

•	prepare compensation committee reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised of Malcolm I. Hoenlein, David J. Nettina and James L. Weisman, each of whom will be an independent director. James L. Weisman will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures;

•	seeking, considering and recommending to the board of directors qualified candidates for election as directors, recommending a slate of nominees for election as directors at the annual meeting of stockholders and verifying the independence of directors;

•	approving and recommending to the full board of directors the appointment of each of our named executive officers; and

•	periodically preparing and submitting to our board of directors for adoption the committee’s selection criteria for director nominees.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors and officers. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

A member of our board of directors who is also an employee or affiliate of our company is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. In order to align the interests of our independent directors and stockholders, we will award each independent director a one-time grant of 1,667 restricted shares of our common stock under our 2011 incentive compensation plan upon completion of this offering, which will vest after one year of continuous service, subject to acceleration in the event an independent director has a termination of service on account of death, “disability,” or removal by us for any reason other than for “cause” or in the event of a “change in control” (regardless of whether a termination follows thereafter) (each of the foregoing terms as defined in our 2011 incentive compensation plan). Each independent director will also receive annual base fees for his or her services of (i) $45,000 in cash and (ii) $50,000 in restricted shares of our common stock under our 2011 incentive compensation plan. Each of our independent directors will receive $10,000 in cash for annual service on the audit committee, compensation committee and nominating and corporate governance committee of our board of directors and the chairperson of each of these committees will receive an additional annual fee of $10,000 in cash. The annual cash fees will be paid on a quarterly annual basis. We will also reimburse each of our independent directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.

Executive Compensation

Compensation Discussion and Analysis

We believe the primary goal of executive compensation is to align the interests of our executive management team with those of our stockholders in a way that allows us to attract and retain the best executive talent. Our board of directors has not yet formed our compensation committee. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive management team. We anticipate the compensation committee, once formed, will design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, the company’s competitive position within its segment of the real estate industry and each member of our executive management team’s long-term career contributions to the company. We expect compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards, and long-term cash and equity incentives measured by performance targets to be established by the compensation committee. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us. We will pay base salaries and annual bonuses and expect to make grants of awards under our incentive plan to members of our executive management team, effective upon completion of this offering, (including LTIP unit awards). These awards under our incentive plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation.

Compensation of Named Executive Officers

We intend to enter into employment agreements with each of our named executive officers, which will become effective upon the consummation of this offering. We expect that such employment agreements will provide for, among other things, noncompete arrangements and severance upon a termination of employment under certain circumstances. See “— Employment Agreements.” Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annualized base salary and other compensation that would have been paid in 2011 to our chief executive officer, our chief financial officer and the three other most highly compensated members of our executive management team, whom we refer to collectively as our “named executive officers,” had these compensation arrangements been in effect for all of 2011.

The anticipated 2011 compensation for each of our named executive officers listed in the table below was determined through negotiation of their individual compensation arrangements. We expect to disclose actual 2011 compensation for our named executive officers in 2012, to the extent required by applicable SEC disclosure rules.

Summary Compensation Table

			Stock Awards $				Founders’
	Annual	Annual		Restricted	All Other		Restricted
Name and Principal Position	Salary($) (1)	Bonus($) (1)	LTIP Units (2)	Stock (3)	Compensation($)	Total($) (5)	Stock (3)

Jay L. Schottenstein	750,000	937,500	437,505	437,505	(4)	2,562,510	—
Chairman of the Board and Chief Executive Officer
Benton E. Kraner	500,000	500,000	199,995	199,995	16,000 (4)	1,415,990	750,000
President and Chief Operating Officer
Jeffery S. Gould	975,000	975,000	199,995	199,995	16,000 (4)	2,365,990	750,000
Chief Investment Officer
James A. Fleming	350,000	350,000	184,995	184,995	(4)	1,069,990	525,000
Executive Vice President — Chief Financial Officer
Joseph A. Schottenstein	365,000	365,000	124,995	124,995	16,000 (4)	995,990	—
Executive Vice President — Acquisitions and Leasing

(1)	Salary amounts are annualized for the year ending December 31, 2011 assuming completion of the offering. Bonus amounts represent potential target bonus levels for the annualized period assuming target performance measures were met.

(2)	Amount based on mid-point of the price range set forth on the front cover of this prospectus. LTIP units will vest ratably over three years from the date of grant.

(3)	Amount based on mid-point of the price range set forth on the front cover of this prospectus. Annual restricted stock awards will vest ratably over three years from the date of grant. Founders’ grants of restricted stock will vest 60% three years after the date of grant, 20% four years after the date of grant, and 20% five years after the date of grant.

(4)	The named executive officers will receive certain perquisites or other personal benefits. Includes automobile allowance.

(5)	Amounts shown in this column do not include (i) the value of the one-time founders’ restricted stock grants that are expected to be granted to our named executive officers in connection with this offering or (ii) the value of the perquisites or other personal benefits our named executive officers will receive.

Employment Agreements

Prior to the completion of this offering, we will enter into employment agreements with Jay L. Schottenstein, Benton E. Kraner, Jeffrey S. Gould, James A. Fleming, Joseph A. Schottenstein, Tod H. Friedman, Mark S. Ungar, and Charles M. Seall, Jr. The purpose of each employment agreement is to set forth the terms and conditions under which the executive’s employment with us may be terminated and the rights and obligations of the parties if the executive’s employment with us terminates, and to set forth in writing certain restrictive covenants (and related provisions) to which the executives are subject. The terms of the employment agreements are generally the same for all executives, except as set forth below.

Termination

Termination by Us for Cause or by the Executive without Good Reason.  If the executive’s employment is terminated by us for cause or by the executive without good reason, the executive is entitled to the “accrued obligations,” payable as and when those amounts would have been payable had the executive’s employment not ended. For these purposes, “accrued obligations” includes accrued base salary, earned but unpaid bonuses for prior years, unreimbursed expenses, any benefits under any employee benefit plans, accrued vacation pay, indemnification rights, and benefits under our director and officer liability insurance policy.

Termination by Death or Disability.  If the executive’s employment is terminated due to the executive’s disability or death, the executive, or the executive’s estate in the event of the executive’s death, is entitled to the accrued obligations, a pro-rata portion of any annual incentive bonus that would have been payable to the executive for the bonus period in which the executive’s employment terminates, full vesting of outstanding equity awards, and continuation of health benefits for one year.

Termination by Us without Cause or by the Executive for Good Reason.  If the executive’s employment is terminated by us without cause (other than due to the executive’s death or disability), or the executive terminates his employment for good reason, the executive is entitled to the accrued obligations, a pro-rata portion of any incentive bonus that would have been payable to the executive for the bonus period in which the executive’s employment terminates, full vesting of outstanding equity awards (with certain limited exceptions), continuation of health benefits for one year, and the “severance amount.” The severance amount is defined to mean an amount equal to three times, two times or one time (corresponding to the number of years over which the amount is paid) the sum of the executive’s base salary, three-year average cash bonus, and three year average of the value of equity based awards, payable over the number of years as follows: lump sum for Jay L. Schottenstein, three years for Benton E. Kraner and Jeffrey S. Gould, two years for Joseph A. Schottenstein, Tod H. Friedman, Mark S. Ungar, and Charles M. Seall, Jr., and one year for James A. Fleming.

Change in Control.  If, during the one year period commencing on the date of a change in control, the executive’s employment is terminated by the executive for good reason, on account of the executive’s death or disability, or the executive’s employment is terminated by us without cause, then the executive is entitled to same benefits set forth above under “Termination by Us without Cause or by the Executive for Good Reason,” but the severance amount would be payable as a lump sum (with certain limited exceptions). These benefits would be payable to Jay L. Schottenstein, Benton E. Kraner and Jeffrey S. Gould if they terminated employment without good reason, except that the severance amount (as defined above) would not be payable to Jay L. Schottenstein if Jay L. Schottenstein voted any company or operating partnership voting securities he owns or controls in favor of the change in control event, in the case of any change of control event involving a vote of security holders of our company or our operating partnership. For this purpose, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 40% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (ii) sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) the members of our board of directors at the beginning of any consecutive two-year period, the “incumbent directors,” cease for any reason (other than due to death or disability) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the members of our board then still in office who were members of our board at the beginning such two-year period is deemed to be an incumbent director); or (v) in the case of any executive other than Jay L. Schottenstein or Joseph A. Schottenstein, the employment of both Jay L. Schottenstein and Joseph A. Schottenstein is terminated by the us without cause (other than by reason of death or disability), or by Jay L. Schottenstein and Joseph A. Schottenstein for good reason.

Any payments or benefits due to the executive (other than the accrued obligations) are conditioned upon the executive’s execution of a general release of claims.

In the event it is determined that any payment, distribution, or other action by us to or for the benefit of the executive would result in an “excess parachute payment” within the meaning of Section 280G of the Code, such payment will be reduced, if and to the extent the reduction would provide for a greater net after tax amount to the executive.

It is anticipated that the award agreements pursuant to which equity awards may be granted to executives, including any awards granted in the future that vest on the basis of performance objectives, will provide for full vesting of the equity awards in the event that a change in control (as defined above) occurs while they are employed by us.

Restrictive Covenants.  During the term of employment and for all executives other than Jay L. Schottenstein, for a period of years immediately following the termination of executive’s employment that corresponds to the number of years for which the severance amount is payable (or for one year if the executive terminates employment without good reason), the executive will not engage in a competitive activity, solicit customers or employees or former employees who terminated employment with us within six months, or attempt to persuade suppliers or other third parties with whom we do business to cease doing business with us or to engage in any competitive activity. Jay L. Schottenstein is subject to the foregoing restrictions only during the period he is employed by us and, if he is terminated by us for cause or terminates without good reason, for one year after termination. Jay L. Schottenstein also is not precluded from soliciting the employment of his son, Joseph Schottenstein. Competitive activity is defined to mean the administration, management, ownership, operation, acquisition, development, financing and/or re-development of big box, community and neighborhood shopping centers (including malls and single-tenant properties) in the United States.

401(k) Plan

We intend to adopt a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees will be able to participate in our 401(k) plan, including our named executive officers. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under our 401(k) plan, employees will be eligible to defer a portion of their salary, and we expect to match a portion of each eligible employee’s contributions. We do not intend to provide an option for our employees to invest in our common stock through our 401(k) plan.

2011 Incentive Compensation Plan

Prior to the completion of this offering, we will adopt an incentive compensation plan to provide cash and equity-based incentives to our officers, directors, key employees, consultants, advisors and other personnel expected to perform significant services for us. Unless terminated earlier, our 2011 incentive compensation plan will terminate in 2021, but will continue to govern unexpired awards. Our 2011 incentive compensation plan provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of common stock, phantom shares, performance units, dividend equivalent rights, and other equity-based awards (including LTIP units).

Our 2011 incentive compensation plan is administered by the compensation committee, as appointed by our board of directors, which has the full authority to (i) authorize the granting of awards to our officers, directors, key employees, consultants, advisors and other personnel expected to perform significant services for us, (ii) determine the eligibility of our officers, directors, key employees, consultants, advisors and other personnel expected to perform significant services for us, to receive an award, (iii) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our 2011 incentive compensation plan), (iv) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2011 incentive compensation plan), (v) prescribe the form of instruments evidencing such awards, (vi) make recommendations to our board of directors with respect to any awards that are subject to board approval and (vii) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our 2011 incentive compensation plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the compensation committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors shall constitute the committee.

Available Shares

Our 2011 incentive compensation plan provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of common stock, phantom shares, performance units, dividend equivalent rights, and other equity-based awards, including interests in our operating partnership referred to as “LTIP units,” up to an aggregate of 2.75 million shares of our common stock, or 5.9% of our outstanding shares of common stock and operating partnership units as of the date of this offering (on a fully diluted basis, excluding shares to be sold pursuant to the underwriters’ exercise of their option to purchase shares of our common stock solely to cover over-allotments), of which 472,862 restricted shares of common stock and LTIP units will be granted concurrently with this offering. If an award granted under our 2011 incentive compensation plan expires, is forfeited or is otherwise not payable under our 2011 incentive compensation plan, that portion of the award will again become available for the issuance of additional awards. In the event that any option or other award granted under our 2011 incentive compensation plan is exercised through the tendering of shares (either actually or by attestation) or by our withholding of shares, or withholding tax liabilities arising from such option or other award are satisfied by the tendering of shares (either actually or by attestation) or by our withholding of shares, then only the number of shares issued net of the shares tendered or withheld will be counted for purposes of determining the maximum number of shares available for grant under our 2011 incentive compensation plan. If any phantom shares, dividend equivalent rights or other equity-based awards are paid out in cash, then the underlying shares may again be made available for grant under our 2011 incentive compensation plan. Unless previously terminated by our board of directors, no new award may be granted under our 2011 incentive compensation plan after the tenth anniversary of the earlier of the date that such plan was approved by our board of directors or the holders of our common stock.

To the extent the compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Awards Under the Plan

Stock Options. The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the compensation committee. The exercise price of a stock option shall be determined by the committee on the day the stock option is granted and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our 2011 incentive compensation plan) of the fair market value of our common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our 2011 incentive compensation plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the compensation committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our common stock on the date of grant.

Restricted Shares of Common Stock. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules and other restrictions, including the satisfaction of performance goals, as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock (unless otherwise provided in an award agreement), holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. The base value may not be less than the fair market value of a share of common stock on the date of grant. The base value may not be less than the fair market value of a share of common stock on the date of grant. Grants of phantom shares will be subject to vesting schedules and other restrictions, including the satisfaction of performance goals, as determined by the compensation committee. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee or as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Performance Units. A performance unit represents a right to receive an amount that is valued by reference to a designated amount of property (including cash) other than shares of common stock, which value may be paid by delivery of such property as the compensation committee shall determine, including cash, shares of common stock, other property, or any combination thereof, upon achievement of such terms and conditions established by the compensation committee, including the satisfaction of performance goals.

Other Equity-Based Awards. Our 2011 incentive compensation plan authorizes the granting of other equity-based awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and the grant of LTIP units), subject to terms and conditions established at the time of grant. In general, an LTIP Unit is a profits interest in our operating partnership which has the rights and entitlements determined by our compensation committee, including rights to participate in distributions and voting rights in our operating partnership. LTIP units will convert into common units in connection with specified “trigger events”, as determined by the compensation committee, and subject to satisfaction of specified economic performance and time based hurdles. “Trigger events” will be determined by the compensation committee but may include, without limitation, a change of control, liquidation or dissolution of our operating partnership, termination of employment by us without cause or an employee leaving with good reason, disability, and death. LTIP units will receive special allocations of book and tax income on specified revaluation events to equalize their capital accounts with those of other holders of units in our operating partnership.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our 2011 incentive compensation plan.

Performance Goals. The compensation committee, in its discretion, may, in the case of any awards granted under our 2011 incentive compensation plan that are potentially subject to the deduction limitations imposed by Section 162(m) of the Code but that the compensation committee intends to qualify for an exception from the limitation imposed by Section 162(m) of the Code, (a) establish one or more performance goals as a precondition to the issuance or vesting of any awards granted under our 2011 incentive compensation plan, and (b) provide, in connection with the establishment of the performance goals, for predetermined awards to those individuals (who continue to meet all applicable eligibility requirements) with respect to whom the applicable performance goals are satisfied.

If and to the extent that the compensation committee determines that a performance award should be subject to the provisions that should qualify for an exception from the limitation imposed by Section 162(m) of the Code, one or more of the following business criteria with respect to us, any participating company or any division or operating unit thereof, will be used by the compensation committee in establishing performance goals for awards under our 2011 incentive compensation plan: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in our financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of our common stock, (xi) return on investment, (xii) total return to stockholders (meaning the aggregate common stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period), (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of our common stock after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) net earnings, (xviii) changes (or the absence of changes) in the per share or aggregate market price of our common stock, (xix) number of securities sold, (xx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period, (xxi) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in our financial reports for the applicable period), (xxii) our published ranking against our peer group of real estate investment trusts based on total stockholder return, (xxiii) funds from operations, and (xxiv) adjusted or modified funds from operations.

Performance goals may be absolute amounts or percentages of amounts, may be relative to the performance of other companies or of indexes or may be based upon absolute values or values determined on a per-share basis.

The performance goals are to be established in a timely fashion as required under Section 162(m) of the Code at any time that Section 162(m) applies to us, and compliance with such rules is sought. Prior to the award or vesting, as applicable, of affected awards granted under our 2011 incentive compensation plan, the compensation committee must certify that any applicable performance goals, and other material terms of the award, have been satisfied.

Change in Control

Under our 2011 incentive compensation plan, unless otherwise provided in an award agreement, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 40% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (ii) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; or (iv) the members of our board of directors at the beginning of any consecutive two-year period, the “incumbent directors,” cease for any reason (other than due to death or disability) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the members of our board then still in office who were members of our board at the beginning of such two-year period shall be deemed to be an incumbent director). It also is contemplated that, in the case of our executive officers other than Jay Schottenstein or Joseph Schottenstein, a change in control will be deemed to occur if the employment of both Jay Schottenstein and Joseph Schottenstein is terminated by the us without cause (other than by reason of death or disability), or by Jay Schottenstein and Joseph Schottenstein for good reason.

Adjustments

If we become involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of our assets or stock or a transaction similar thereto, or any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in our capital structure, or any distribution to our shareholders other than cash dividends occurs or any other event occurs which in the judgment of the compensation committee necessitates action by way of adjusting the terms of the outstanding awards under our 2011 incentive compensation plan, then (i) the number of shares that may be granted under our 2011 incentive compensation plan may be appropriately adjusted by the compensation committee in its discretion; and (ii) the compensation committee shall take any such action as shall be necessary to ensure the rights with respect to awards granted under our 2011 incentive compensation plan are substantially proportionate to such rights existing prior to such events.

Amendments and Termination

Our board of directors may amend or terminate our 2011 incentive compensation plan except that no amendment may adversely affect the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our 2011 incentive compensation plan without stockholder approval in any case in which amendment in the absence of such approval would cause our 2011 incentive compensation plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our 2011 incentive compensation plan, increase the total number of shares of common stock reserved for issuance under our 2011 incentive compensation plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our 2011 incentive compensation plan;

•	reprice any stock options under our 2011 incentive compensation plan; or

•	otherwise require such approval.

Limitation of Liability and Indemnification

For details with respect to the limitation on the liability and indemnification of our directors and officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.” In addition, our directors and officers will be entitled to indemnification under the partnership agreement of our operating partnership; for further details see “Description of the Partnership Agreement of Schottenstein Realty LP — Management Liability and Indemnification.”

We will obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors and executive officers upon the closing of this offering.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of the completion of this offering (subject to potential extension or early termination) with respect to our directors and executive officers, the sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our named executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of our common stock and shares of common stock into which operating partnership units are exchangeable following the completion of this offering and the formation transactions by:

•	each of our directors and director nominees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, Schottenstein Realty Trust, Inc., 4300 East Fifth Avenue, Columbus, Ohio 43219. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Number of Shares		Percent of All
	and Operating		Shares and
	Partnership Units		Operating
	Beneficially	Percent of All	Partnership
Name of Beneficial Owner	Owned	Shares (1)	Units (2)

Jay L. Schottenstein (3)	18,002,244	40.0%	38.4%
Benton E. Kraner (4)	133,818	*	**
Jeffrey S. Gould (5)	292,927	1.1%	**
James A. Fleming (6)	59,666	*	**
Joseph A. Schottenstein (7)	92,070	*	**
Malcolm I. Hoenlein (2)	5,000	*	**
Seth R. Johnson (8)	5,000	*	**
Jerry W. Levin (8)	5,000	*	**
David J. Nettina (8)	5,000	*	**
Dale Anne Reiss (8)	5,000	*	**
James L. Weisman (8)	5,000	*	**

All directors, director nominees and executive officers as a group (14 persons)	18,720,208	41.2%	39.9%

*	Represents less than 1% of the number of shares of common stock outstanding upon the closing of this offering.

**	Represents less than 1% of the number of shares of common stock and operating partnership units, including 87,665 LTIP units and 385,197 restricted shares of common stock outstanding immediately after the closing of this offering and the formation transactions.

(1)	Assumes a total of 27,051,864 shares of common outstanding immediately following the offering. In addition, amounts for individuals assume that all operating partnership units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and executive officers as a group assume all operating partnership units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the operating partnership units held by other persons are exchanged for shares of our common stock.

(2)	Assumes a total of 46,925,069 shares of our common stock and operating partnership units, including 26,666,667 shares of common stock to be sold in the offering, 385,197 restricted shares, 87,665 LTIP units and 19,785,540 operating partnership units, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock on an one-for-one basis beginning one year after the closing of this offering.

(3)	Consists of 29,167 restricted shares of common stock and 29,167 LTIP units to be granted pursuant to the 2011 incentive compensation plan and 17,943,910 operating partnership units. Amounts shown reflect (i) 11,160,934 operating partnership units to be issued to Jubilee Limited Partnership and (ii) 6,782,976 operating partnership units to be issued to certain Schottenstein family trusts for which Jay L. Schottenstein is the trustee upon completion of this offering. The general partner of Jubilee Limited Partnership, an Ohio limited partnership, is Schottenstein Professional Asset Management Corp., a Delaware corporation. Jay L. Schottenstein is a member of the board of directors of Schottenstein Professional Asset Management Corp.

(4)	Consists of 13,333 restricted shares of common stock and 13,333 LTIP units to be granted pursuant to the 2011 incentive compensation plan, 57,152 operating partnership units and 50,000 one-time restricted stock grants.

(5)	Consists of 13,333 restricted shares of common stock and 13,333 LTIP units to be granted pursuant to the 2011 incentive compensation plan, 216,261 operating partnership units and 50,000 one-time restricted stock grants.

(6)	Consists of 12,333 restricted shares of common stock and 12,333 LTIP units to be granted pursuant to the 2011 incentive compensation plan and 35,000 one-time restricted stock grants.

(7)	Consists of 8,333 restricted shares of common stock and 8,333 LTIP units to be granted pursuant to the 2011 incentive compensation plan, and 75,404 operating partnership units.

(8)	Consists of 3,333 restricted shares of common stock to be granted pursuant to the 2011 incentive compensation plan and 1,667 one-time restricted stock grants.

We currently have outstanding 10 shares of common stock, all of which are owned by Benton E. Kraner, our President and Chief Operating Officer. Upon completion of this offering, we will repurchase all of these shares from Mr. Kraner at his cost of $10.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, and our other continuing investors are subject to the contribution agreement entered into with us and our operating partnership, pursuant to which they will contribute their direct and indirect interests in the existing entities and the management company in exchange for operating partnership units. Certain other holders of interests in the existing entities (none of which consist of members of our executive management team or directors) will exchange their interests in the existing entities for cash. The value of the operating partnership units that we will issue in connection with the formation transactions will increase or decrease based on the actual public offering price of our common stock.

In connection with the formation transactions, SSC will receive cash primarily for tax planning purposes. Jay L. Schottenstein, Joseph Schottenstein and other Schottenstein family members own economic interests in SSC. Schottenstein family members, other than Jay L. Schottenstein and Joseph Schottenstein, directly or through affiliates, will receive operating partnership units and cash in the formation transactions. For more detailed information regarding the terms of the formation transactions, including the benefits to related parties, see “Structure and Formation of Our Company — Formation Transactions.”

In addition, in connection with the formation transactions, we will use a portion of the net proceeds of this offering to repay the outstanding indebtedness of certain entities affiliated with Jay L. Schottenstein and Joseph Schottenstein and other Schottenstein family members.

We also have subscribed for an investment of up to $15.0 million as a limited partner in an investment fund (the “Fund”). The Fund will make acquisitions of real estate properties and loans primarily from its affiliated special servicer’s portfolio. We will own a non-controlling interest in the Fund, and the Fund is not affiliated with us, our affiliates or Jay L. Schottenstein. In the event any funding obligations arise prior to the completion of this offering, an entity affiliated with Jay L. Schottenstein has agreed to fund such obligations. We will reimburse any such fundings by the Jay L. Schottenstein affiliated entity with net proceeds from this offering.

In addition to the grants to directors, executive officers and other employees, we will grant 51,666 shares of restricted stock under our 2011 incentive compensation plan concurrently with the completion of this offering to consultants for our company, of which 10,333 shares of restricted stock will be granted to consultants who are employees of affiliated entities.

Contribution Agreement

Certain holders of interests in our predecessor and the continuing investors will have contributed to our operating partnership interests in the existing entities pursuant to the contribution agreement with the entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The holders of interests in our predecessor who are not continuing investors and the continuing investors will transfer their interests in the existing entities to our operating partnership (or another of our subsidiaries) for operating partnership units. We will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the existing entities contributed.

Under the irrevocable contribution agreement, Jay L. Schottenstein and his children, including Joseph A. Schottenstein, will directly and/or indirectly (through certain related entities) receive 12,040,471 operating partnership units, representing, in aggregate, a 25.7% economic interest in our company on a fully diluted basis. Our other executive officers will receive 330,564 operating partnership units, representing, in aggregate, a 0.7% economic interest in our company on a fully diluted basis.

The irrevocable contribution agreement generally contains representations by the holders of interests in our predecessor who are not continuing investors and the continuing investors only with respect to the ownership of their interests and certain other limited matters.

Tax Protection Agreements

Under the Code, taxable gain or loss recognized upon a sale of an asset contributed to a partnership must be allocated to the contributing partner in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the contribution. This requirement may result in a significant allocation of taxable gain to the contributing partner, without any increased cash distribution to the contributing partner. In addition, when a partner contributes an asset subject to a liability to a partnership, any reduction in the partner’s share of partnership liabilities may result in taxable gain to the partner.

We will enter into tax protection agreements providing indemnification by us against adverse tax consequences to the continuing investors affiliated with Schottenstein family members and certain of our executive officers in the event that, subject to maintenance of minimum ownership levels, on or before the seventh anniversary of the closing of the formation transactions, we sell in a taxable transaction any of 14 specified properties or fail to make certain amounts of indebtedness available for allocation for federal income tax purposes to such continuing investors, including by means of a guarantee or other arrangement to bear the risk of loss, which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

Operating Partnership Agreement

Concurrently with the completion of this offering, we will enter into the operating partnership agreement with the various persons receiving operating partnership units in the formation transactions, including Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph

Schottenstein, our Executive Vice President — Acquisitions and Leasing, and our other continuing investors. As a result, such persons will become limited partners of our operating partnership. See “Description of the Partnership Agreement of Schottenstein Realty LP.”

Pursuant to the operating partnership agreement, limited partners of our operating partnership will have rights beginning one year after the completion of this offering to cause our operating partnership to redeem each of their operating partnership units for cash equal to the then-current market value of one share of our common stock, or, at our election, to exchange their operating partnership units for shares of our common stock on a one-for-one basis.

Registration Rights

Upon completion of this offering and the formation transactions, we will enter into a registration rights agreement with the certain persons receiving operating partnership units in the formation transactions, including Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, and our other continuing investors. Under the registration rights agreement, subject to certain limitations, commencing not later than 12 months after the completion of the this offering, we will use commercially reasonable efforts to file one or more registration statements covering the resale of all shares of common stock into which the operating partnership units are redeemable, all restricted shares of common stock issued to our independent directors and all shares issued to members of our executive management team pursuant to our 2011 incentive compensation plan, or collectively the registrable shares. In addition, we will grant to these investors certain demand registration rights to have the registrable shares registered for resale; provided, however, that these registration rights will only begin to apply 12 months after the completion of this offering. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof. We have agreed to pay all of the expenses relating to a registration of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions.

Employment Agreements

We will enter into employment agreements with certain of our executive officers that will become effective upon the consummation of this offering. These agreements will provide for, among other things, severance benefits upon a termination of employment under certain circumstances. See “Management — Employment Agreements.”

Indemnification of Our Directors and Officers

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers as described in “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”

Excluded Properties and Joint Venture Interests

Jay L. Schottenstein, our Chairman and Chief Executive Officer and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, directly and indirectly own interests in various non-strategic real estate properties and joint venture interests that will not be contributed to us. In addition, Jay L. Schottenstein serves as the trustee of the trusts that directly or indirectly own the excluded properties and excluded joint venture interests. In his capacity as trustee, Jay L. Schottenstein has responsibilities with respect to the management of these trusts and the making of investment decisions concerning assets of the trusts. The following table sets forth a list and location of these properties. The excluded properties and excluded joint venture interests include apartment properties, small land parcels not suitable for retail properties, properties currently held for sale and other retail, office and industrial properties which possess a tenant mix or growth profile which we do not believe is consistent with our portfolio composition or strategic direction. Of the 85 excluded retail and office/industrial properties, 69 are classified as held for sale and one property, Bexley Center Panera, was sold on March 31, 2011.

			Square
		Number of	Feet/Units/
Property	State	Properties	Acreage	Ownership
Retail Properties

Wholly-Owned Properties:
Fort Wayne(1)	IN	1	78,380	100%
Edward Grant Highway	NY	1	8,000	100%
Long Street Shoppes(1)	OH	1	4,709	100%
Southern Blvd(1)	NY	1	7,800	100%

		4	98,889
Joint Venture Properties:
ABNK Joint Venture(1)	Various	57	2,867,825	7%
Erskine Village(1)	IN	1	272,085	50%
1300 S Porter St(1)	NH	1	153,728	34%
Little Ferry	NJ	1	145,222	26%
168 Daniel Webster Hwy(1)	NH	1	83,500	34%
Caldor Shopping Center(1)	NY	1	47,199	50%
High Street Plaza	OH	1	34,215	50%
Lohman Avenue Plaza(1)	NM	1	30,625	50%
Colleyville Crème De La Crème(1)	TX	1	21,165	50%
Coppell Crème De La Crème(1)	TX	1	20,424	50%
Allen Crème De La Crème(1)	TX	1	20,188	50%
Bexley Shoppes	OH	1	11,816	50%
Bexley Center Panera	OH	1	3,750	50%

		69	3,711,742
Industrial Properties

Wholly-Owned Properties:
Southeast Industrial Park	OH	1	801,175	100%
Frebis Industrial	OH	1	190,066	100%
Steelwood Industrial Park	OH	1	69,304	100%
Frebis Avenue Park	OH	1	46,745	100%
Moler Rd	OH	1	41,826	100%
Reading St(1)	TX	1	8,520	100%

		6	1,157,636
Joint Venture Property:
Innis Road Plaza	OH	1	355,760	33%

			Square
		Number of	Feet/Units/
Property	State	Properties	Acreage	Ownership
Non-Core Properties

Office
Wholly-Owned	OH	3	11,815	100%
Joint Venture	OH	2	272,988	50%
Multifamily
Wholly-Owned	NY, OH	14	1,099 Units	100%
Joint Venture	OH	5	834 Units	50%
Land Parcels
Wholly-Owned	NY, OH, TX	24	498 Acres	100%
Joint Venture	OH	8	60 Acres	50%-67%

(1)	Held for sale

We will continue to provide management services on what we believe to be market terms for all of the excluded majority and 100% owned properties and for certain of the joint venture partnerships pursuant to management agreements between us and the owners of the excluded properties. We expect that we will generate approximately $1.1 million in net management fees from the excluded properties and excluded joint ventures in 2011. We have no present intention to purchase any of the excluded properties after consummation of this offering.

Interests in Companies that Lease our Properties

Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, currently have significant ownership interests in American Signature and DSW, from which we derive a significant amount of revenue. At December 31, 2010, we had 45 and 21 leases representing 13.4% and 9.4% of our annualized base rent with American Signature and DSW, respectively. Accordingly, the terms and provisions of these leases may be less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties. In order to reduce or eliminate certain potential conflicts of interest arising from these relationships, our board of directors has adopted a policy that our audit committee will review new leases entered into with our affiliates and will determine that any such transactions are fair and reasonable to us. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Interested Director and Officer Transactions.”

Jay L. Schottenstein also serves as director and officer of American Signature and DSW and owns stock and/or options to purchase stock in these companies. These employment arrangements and ownership interests or options could create, or appear to create, potential conflicts of interest when Jay L. Schottenstein, who owns stock and stock options of these companies, is faced with decisions that could have different implications for these companies than they do for us. These potential conflicts of interest may not be resolved in our favor.

American Signature is wholly owned by SSC. As of January 6, 2011, Jay L. Schottenstein beneficially owned approximately 65.6% of the common shares of SSC and the remaining common shares are owned by certain Schottenstein family members and trusts, the beneficiaries of which are Schottenstein family members.

As of January 29, 2011, Jay L. Schottenstein beneficially owned 2,086,515 class A common shares of DSW in the aggregate. This includes (i) 350,100 shares held by various family trusts of which Jay L. Schottenstein serves as trustee and is therefore deemed to beneficially own such shares; (ii) 328,915 class A common shares beneficially owned by Schottenstein RVI, LLC, or SRVI, which are issuable upon the exercise of warrants (Jay L. Schottenstein is the manager of SRVI); (iii) 1,292,900 class A common shares beneficially owned by SEI, Inc., or SEI (Jay L. Schottenstein is a director and Chairman of SEI, 58.95% of whose common stock is owned by trusts of which Jay L. Schottenstein is a trustee or trust advisor); and (iv) 114,600 class A common shares that Jay L. Schottenstein has the right to acquire upon the exercise of stock options within 60 days of January 29, 2011. According to publicly available information, as of March 22, 2011, Jay L. Schottenstein has beneficial ownership of 12.3% of the shares of class A common stock of DSW and 0.9% of the combined voting power of all classes of common stock of DSW.

Jay L. Schottenstein is also the sole beneficial owner of 165,300 RVI common shares and holds 52,500 RVI common shares through Glosser Brothers Acquisition, Inc., or GBA, of which Jay L. Schottenstein is Chairman of the Board, President, a director and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Jay L. Schottenstein has voting and investment power as co-trustee of a family trust that owns 30,000 RVI common shares. As of January 29, 2011, SSC and its affiliates owned approximately 51.0% of the outstanding shares and beneficially owned approximately 52.7% of the outstanding shares of RVI (assumes issuance of 1,731,460 RVI common shares issuable upon the exercise of warrants). As of January 29, 2011, RVI owned 27,382,667 of DSW’s class B common shares, constituting all of DSW’s issued and outstanding class B common shares, or approximately 62% of DSW’s total outstanding shares and approximately 92.9% of the combined voting power of DSW’s outstanding common shares.

Shared Services Agreement

We will enter into an agreement with American Signature, a tenant and company affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer, to provide us with certain services, including administrative, security, mail, and refuse collection. We expect to pay approximately $250,000 to American Signature during 2011 for services under the shared services agreement. We believe that these services will be provided to us at cost, allocated by American Signature based on occupied square footage, and our board of directors, including our independent directors, will approve the terms of, and any amendments to, this agreement.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

Following the consummation of this offering and the formation transactions, substantially all of our assets will be held, directly or indirectly, by, and our operations run through, our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for units therein. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the general partner of our operating partnership, we will generally have the exclusive power under the operating partnership agreement to manage and conduct its business, subject to certain approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of Schottenstein Realty LP” Our board of directors will manage the business and affairs of our company by directing the affairs of our operating partnership.

Beginning on or after the date which is one year after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities — Restrictions on Ownership and Transfer.” With each redemption of operating partnership units, we will increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of Schottenstein Realty, L.P.”

Formation Transactions

Prior to completion of this offering, we do not own or operate the property portfolio described in this prospectus. Our predecessor is not a legal entity but rather a combination of (i) the existing entities, which consist of the various entities that own interests in the 140 power/big box, community and neighborhood shopping centers anchored by national retail tenants, enclosed malls and single tenant properties, and 10 office/industrial properties, and (ii) Schottenstein Property Group, Inc., our management company. Upon consummation of this offering and the formation transactions, we will acquire the interest in entities that own the properties and operate the business described in this prospectus. Prior to completion of the formation transactions, trusts of which Schottenstein family members are beneficiaries, including Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, owned all of the outstanding interests in the existing entities and the management company.

Prior to or concurrently with the completion of this offering, we will engage in formation transactions that are designed to:

•	consolidate the ownership of our portfolio of shopping centers and office/industrial properties (including in certain cases the equity interests in joint venture properties) and certain assets and liabilities of the management company into our operating partnership;

•	convert certain related party debt to equity;

•	facilitate this offering;

•	repay existing indebtedness related to certain properties in our portfolio and other obligations;

•	enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011; and

•	defer the recognition of taxable gain by certain continuing investors with respect to interests in our predecessor contributed by them to our operating partnership, while enabling them to obtain liquidity for their investments.

Pursuant to the formation transactions, the following have occurred or will occur prior to or concurrently with the completion of this offering:

•	We were incorporated in Maryland on July 28, 2010.

•	Our operating partnership was formed as a Delaware limited partnership on July 29, 2010. We are the sole general partner of our operating partnership.

•	Holders of equity interests in our predecessor, including certain members of our executive management and directors and their affiliates, will contribute their interests in our predecessor for an aggregate of 19,028,313 operating partnership units. We refer to holders of interests in our predecessor that will own operating partnership units following consummation of the formation transactions as continuing investors.

•	Other holders of equity interests in our predecessor, including affiliates of Schottenstein family members (who are not officers or directors of our company) and SSC, will contribute their interests in our predecessor for an aggregate of $175.7 million in cash equal to the value of 11,378,326 operating partnership units, based on the mid-point of the range of prices set forth on the front cover of this prospectus, plus $5.0 million in cash paid to increase our ownership interests in three properties in which our predecessor owns a controlling interest. The actual amount of cash received will depend on the per-share initial public offering price of our common stock in this offering. As a result, if the actual public offering price is greater than the mid-point, the cash will be proportionately greater. If the actual public offering price is less than the mid-point, the cash will be proportionately less. The $5.0 million in cash for the interests in the three properties is fixed and will not vary based on the public offering price. None of our executive officers will receive cash in connection with the formation transactions, except SSC will receive $55.6 million in cash, based on the mid-point of the range, primarily for tax planning purposes. Jay L. Schottenstein, Joseph Schottenstein and other Schottenstein family members own interests in SSC.

•	In the contribution agreement to be entered into as part of the formation transactions, the contributing holders of interests in our predecessor provide us with certain ownership and limited real estate and operational representations, warranties and covenants. These representations and warranties relate to, among other things, ownership of the interests to be contributed to us, the owners’ authority to enter into the contribution agreement, tax matters and other limited real estate matters. The contributing holders will indemnify us with respect to losses resulting from breaches of their representations, warranties and covenants and their operation of the properties on or before the closing of this offering. The liability of the contributing holders is limited to 10% of the operating partnership units and/or cash received by such holders in connection with the formation transactions, other than indemnification for breaches with respect to certain ownership and authority matters. All such claims must be brought within 12 months from the completion of this offering. If we do not become aware of a breach until after the end of such period or if we otherwise fail to assert a claim prior to such date, we will have no further recourse against the contributing holders.

•	We will assume approximately $343.8 million in total consolidated debt associated with our properties and become subject to guarantees or indemnification arrangements with respect to $32.0 million in outstanding principal amount of loans to unconsolidated joint partnerships with Kimco. All of our other indebtedness is non-recourse to us.

•	We will sell 26,666,667 shares of our common stock in this offering and contribute the net proceeds from this offering to our operating partnership in exchange for an equal number of operating partnership units.

•	We will use the net proceeds from this offering to repay approximately $122.0 million of our outstanding indebtedness and expect to pay approximately $4.1 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

•	We anticipate entering into a new revolving credit facility concurrently with, or shortly following, the closing of this offering. There is no assurance that we will be able to enter into a definitive agreement relating to this facility that we find acceptable, or at all.

•	We will acquire equity interests in 24 properties with 2.1 million square feet of GLA for $14.4 million in cash and 757,227 operating partnership units. These interests will include the following:

•	additional equity interest in nine existing joint venture properties that we will consolidate upon acquiring the additional interest;

•	new equity interest in five properties that we will control and consolidate;

•	additional equity interest in nine existing joint venture properties that will continue to remain unconsolidated equity investment; and

•	a new equity interest in a joint venture that holds one property that we will report as an unconsolidated equity investment.

•	We will acquire an 80% interest in one retail property with approximately 71,000 square feet of GLA for $5.6 million in cash.

For purposes of the consolidation transaction, management determined the relative value of the properties owned by the existing entities by estimating the assumed fair market value of the properties using three methodologies: (i) capitalization rate, (ii) leveraged cash flow yield, and (iii) internal rate of return. Management determined the capitalization rate and leveraged cash flow yield assigned to each property based on a number of factors, which included the applicable property’s potential for growth in net operating income through increases in occupancy and rental rates, reduction in costs or otherwise; geographic location; population density in the immediate surrounding area; age of the property; strength of tenants; and lease-up risk.

The relative assumed value of each existing entity and our management company was determined by management using the valuation methodologies described above. Then each such assumed individual existing entity value was divided by the assumed public offering price in this offering (the anticipated mid-point of the range at which the common stock is expected to be offered to the public) to arrive at the number of operating partnership units that all investors would receive in each of the existing entities. Each existing entity then allocated its assumed entity valuation to its investors in accordance with its respective distribution provisions in its organizational documents.

Consequences of This Offering and the Formation Transactions

Upon completion of this offering and the formation transactions:

•	Our operating partnership will directly or indirectly own the assets of our management company and interests in special purpose entities that will own all of our properties that were previously owned by, and that will continue to be owned by, our predecessor.

•	Purchasers of shares of our common stock in this offering are expected to own 98.6% of our outstanding common stock, or 56.8% on a fully diluted basis.

•	We are the sole general partner of our operating partnership. We are expected to own 57.6% of the operating partnership units and senior management, directors, certain employees and consultants and other continuing investors will own 42.4%.

•	Substantially all of the current employees of our management company will become our employees.

•	We will have total consolidated indebtedness of approximately $343.8 million on a pro forma basis as of December 31, 2010. We will become subject to guarantees or indemnification arrangements with respect to $32.0 million in loans to unconsolidated joint venture partnerships with Kimco. All of our other indebtedness is non-recourse to us.

Our Structure

The following diagram depicts our beneficial ownership structure on a fully diluted basis upon completion of this offering and the formation transactions:

(1)	Includes (i) 385,197 restricted shares of our common stock to be granted by us to our independent directors, executive officers and certain employees and consultants and (ii) 87,665 LTIP units to be granted by us to our executive officers concurrently with this offering.

(2)	Ownership percentage in operating partnership shown reflects ownership of senior management only.

(3)	Our operating partnership will own various properties and joint venture interests through limited liability companies and limited partnerships, the structure of which may be based upon the tax treatment of such an entity in the state in which the property is located or dictated by the financing that is placed on the property.

Benefits of This Offering and the Formation Transactions to Certain Parties

The table below sets forth the equity interests in us that the named executive officers of our company will receive, directly or through affiliates, in connection with the formation transactions.

		Operating	LTIP Units
		Partnership	and Shares of	Aggregate
Name	Position	Units (1)	Restricted Stock (2)	Value

Jay L. Schottenstein	Chairman and Chief Executive Officer	12,040,471 (3)	58,334	$181,482,075
Benton E. Kraner	President and Chief Operating Officer	57,152	76,666	$2,007,270
Jeffrey S. Gould	Chief Investment Officer	216,261	76,666	$4,393,905
James A. Fleming	Executive Vice President — Chief Financial Officer	—	59,666	$894,990
Joseph A. Schottenstein	Executive Vice President — Acquisitions and Leasing	— (4)	16,666	$249,900

(1)	Table reflects economic, or pecuniary, interest and not beneficial ownership. Jay L. Schottenstein, our Chairman and Chief Executive Officer, will beneficially own 18,002,244 shares of our common stock and operating partnership units, or 38.4% of our company, on a fully diluted basis, upon completion of this offering.

(2)	Includes one time grants of restricted shares as founders’ stock upon consummation of this offering for each of Messrs. Kraner, Gould and Fleming. LTIP units and restricted shares are subject to certain vesting requirements. See “Management — Compensation of Named Executive Officers.”

(3)	Includes economic ownership of Jay L. Schottenstein and his children, including Joseph A. Schottenstein.

(4)	Economic ownership included above with Jay L. Schottenstein.

The aggregate values in the table above are based on the mid-point of the range of prices set forth on the front cover of this prospectus. If the actual public offering price is greater than the mid-point, the consideration received by the named executive officers will be proportionately more valuable. Likewise, if the actual public offering price is less than the mid-point, the consideration received by the named executive officers will be proportionately less valuable.

None of our executive officers will receive cash in connection with the formation transactions, except SSC will receive $55.6 million in cash primarily for tax planning purposes based on the mid-point of the range. Jay L. Schottenstein, Joseph Schottenstein and other Schottenstein family members own interests in SSC. We will repay the outstanding indebtedness of certain entities affiliated with Schottenstein family members in connection with their contribution of our predecessor to us. Jay L. Schottenstein and Joseph Schottenstein will receive operating partnership units in the formation transactions and other Schottenstein family members, directly or through affiliates, will receive operating partnership units and cash in the formation transactions.

Upon completion of this offering or in connection with the formation transactions, our executive management team, our directors and our continuing investors will receive other material benefits, including the following:

•	Employment agreements for certain of our executive officers providing for, among other things, non-compete arrangements and severance upon a termination of employment under certain circumstances as described under “Management — Employment Agreements.”

•	Pursuant to our charter and bylaws, indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our executive management team and directors of our management company who will become members of our executive management team and/or directors, in their capacities as such.

•	Tax protection agreements providing indemnification by us against adverse tax consequences to the continuing investors affiliated with Schottenstein family members and certain of our executive officers in the event that on or before the seventh anniversary of the closing of the formation transactions, we sell in a taxable transaction any of 14 specified properties or fail to make certain amounts of indebtedness available for allocation for federal income tax purposes to such continuing investors, including by means of a guarantee or other arrangement to bear the risk of loss, which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

•	The benefit of the management, leasing and redevelopment services provided by us with respect to the excluded properties and excluded joint venture interests pursuant to management agreements on what we believe to be market terms. We expect that we will generate approximately $1.1 million in net management fees from these management agreements in 2011.

•	Under the terms of the contribution agreement, mutual indemnification and representations and warranties provided by us and the continuing investors relating to the existing entities and the management company. We and our operating partnership are obligated to indemnify the continuing investors, subject to limitations, for breaches of our representations, warranties and covenants and the operation of our business after the closing of this offering. Our representations generally survive for 12 months after the closing of this offering, other than certain organizational representations which survive until 12 months after the expiration of the lockup of the operating partnership units received by the holders in connection with the formation transactions. See “— Formation Transactions” above for a description of the continuing investors’ indemnification obligations to us and our operating partnership.

•	In the case of our independent directors, an aggregate of 30,000 restricted shares of our common stock to be granted concurrently with this offering (10,002 restricted shares as founders’ grants and 19,998 restricted shares for annual service as directors, in each case subject to certain vesting requirements).

•	The benefit of payments from us pursuant to the shared services agreements that we will enter into with American Signature, a tenant and company affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer, to provide us with certain services, including administrative, security, mail, and refuse collection services. We expect to pay approximately $250,000 to American Signature during 2011 for services under the shared services agreement.

Persons holding operating partnership units as a result of the formation transactions will have rights (i) beginning one year after the completion of this offering, to cause our operating partnership to redeem any or all of their operating partnership units for a cash amount equal to the then-current market value of one share of our common stock per operating partnership unit, or, at our election, to exchange each of such operating partnership unit for which a redemption notice has been received for shares of our common stock on a one-for-one basis and (ii) beginning 12 months after completion of this offering, (a) to cause us to register shares of our common stock that may be issued in exchange for operating partnership units and LTIP units upon issuance or for resale under the Securities Act and (b) to cause us to register such shares of common stock for resale under the Securities Act.

We have not obtained as part of the formation transactions any recent third-party appraisals of the properties and other assets we will own upon completion of this offering and the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for our properties and other assets in the formation transactions may exceed their fair market value. See “Risk Factors — Risks Related to Our Properties and Our Business — We have not obtained as part of the formation transactions recent appraisals of the properties we will own upon completion of this offering and the formation transactions and the value of these properties was not negotiated at arm’s length and consideration given by us in exchange for them may exceed their fair market value.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our business and growth strategies, see “Business and Properties.”

We expect to pursue our objective primarily through the ownership, directly or indirectly, by our operating partnership of the properties that we will own following the formation transactions and acquisitions and redevelopment of additional properties. We intend to invest primarily in power/big box, community and neighborhood shopping centers anchored by national retailers. Future investment or redevelopment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We participate with third parties in property ownership through joint ventures and may participate in additional joint ventures or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, operating partnership units, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

Our current portfolio consists principally of equity investments in retail and office and industrial real estate. We currently own an interest in one mortgage and may elect, in our discretion, to invest in additional mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. We have no current plans to invest in entities that are not engaged in real estate activities.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We may from time to time, dispose of properties if, based upon management’s periodic review of our portfolio, that such action would be in our best interest. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, either in connection with acquiring interests in other properties (as discussed above in “— Investment in Real Estate or Interests in Real Estate”) or from investors to raise equity capital. Certain directors and members of our executive management team who, directly or indirectly, hold operating partnership units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. In addition, we may be obligated to indemnify certain continuing investors, including members of our executive management team, against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions or fail to make a minimum amount of debt available for them to guarantee (or otherwise bear the risk of loss). See “Risk Factors — Risks Related to Our Organization and Structure — Tax consequences to holders of operating partnership units upon a sale or refinancing of our properties may cause the interests of certain members of our executive management team to differ from your own.”

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, we intend to maintain a ratio of maximum debt to enterprise value of 50%, which is the fair market value of our outstanding common stock and operating partnership units not held by us and preferred equity plus our outstanding indebtedness, excluding indebtedness encumbering our current and future unconsolidated joint venture properties. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our board of directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, including additional operating partnership units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Conflict of Interest Policies

General

Certain members of our executive management team may be subject to certain conflicts of interest in fulfilling their responsibilities to us. We intend to adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. The material conflicts of interest are discussed below.

Interests in Companies that Lease Our Properties

Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, currently have significant ownership interests in American Signature and DSW, each of which lease our properties, including for their respective headquarters, and from which we derive a significant amount of revenue and may face conflicts of interest arising out of their relationship with these tenants. Accordingly, the terms and provisions of the leases with these tenants may be less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties. In order to reduce or eliminate certain potential conflicts of interest arising from these relationships, our board of directors has adopted a policy that our audit committee will review all leases entered into with our affiliates and will determine that any such transactions are fair and reasonable to us. In addition, our independent directors will review any other transactions with affiliates and will determine that any such transactions are fair and reasonable to us. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Interested Director and Officer Transactions.”

Other Directorships and Investments

Jay L. Schottenstein, our Chairman and Chief Executive Officer, also serves as a director and an officer of American Signature and DSW, and he and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, have direct or indirect ownership interests in these companies. These employment arrangements and ownership interests could create, or appear to create, potential conflicts of interest when they are faced with decisions that could have different implications for these companies than they do for us. These potential conflicts of interest may not be resolved in our favor.

Excluded Properties

We will enter into management agreements with the owners of the excluded properties to provide management service for the excluded properties. Certain members of our executive management team, including Jay L. Schottenstein, our Chairman and Chief Executive Officer, and Joseph Schottenstein, our Executive Vice President — Acquisitions and Leasing, own interests in the excluded properties, which may result in a conflict of interest between their interests and our interests and competition between us and the owners of the excluded properties for tenants. We believe that the management services that we will provide to the excluded properties will be on market terms. Our board of directors, including our independent directors, will approve the terms of these management agreements.

Shared Services Agreement

We will enter into an agreement with American Signature, a tenant and company affiliated with Jay L. Schottenstein, our Chairman and Chief Executive Officer, to provide us with certain services, including administrative, security, mail, and refuse collection. We believe that these services will be provided to us at cost, allocated by American Signature based on occupied square footage, and our board of directors, including our independent directors, will approve the terms of, and any amendments to, this agreement. We expect to pay approximately $250,000 to American Signature during 2011 for services under the shared services agreement.

Our Operating Partnership

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. We will enter into agreements with affiliates of Jay L. Schottenstein and certain of the other continuing investors pursuant to which the operating partnership will indemnify these continuing investors against certain tax liabilities intended to be deferred in the formation transactions. Such agreements may limit our ability to sell certain of our properties or reduce debt below certain minimum amounts. In addition, certain members of our executive management have outside business interests which include ownership interests in the excluded properties and excluded businesses which we are not acquiring. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners, may come into conflict with the duties of our directors and officers to our company. Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of our operating partnership have agreed that in the event of such a conflict, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

Additionally, the operating partnership agreement expressly limits our liability by providing that neither the general partner of the operating partnership, nor any of its directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us and each of our respective trustees, officers, directors and employees and any person we may designate (including affiliates) from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify such person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a operating partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the operating partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the operating partnership agreement.

Code of Business Conduct and Maryland Law

We will adopt a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Our code of business conduct and ethics will state that a conflict of interest exists when a person’s private interest interferes with our interest. For example, a conflict of interest will arise when any of our employees, officers or directors or any immediate family member of such employee, officer or director receives improper personal benefits as a result of his or her position with us. Our code of business conduct and ethics will also generally limit our employees, officers and directors from engaging in any activity that is competitive with the business activities and operations of our company, subject to exceptions. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with NYSE and Securities and Exchange Commission requirements. In addition, we will adopt corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our stockholders. In addition, certain procedural safe harbors are available under Maryland law to assist us in situations where one or more of our directors are “interested” in a particular transaction. See “Certain Provisions of the Maryland General Corporation and our Charter and Bylaws — Interested Director and Officer Transactions.” However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Policies with Respect to Other Activities

We have authority to offer common stock, operating partnership units, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Schottenstein Realty LP,” we expect, but are not obligated, to issue common stock to holders of operating partnership units upon exercise of their redemption rights. Except in connection with the formation transactions or pursuant to our 2011 incentive compensation plan, we have not issued common stock, units or any other securities in exchange for property or any other purpose, although, as discussed above in “— Investment in Real Estate or Interests in Real Estate,” we may elect to do so. After the consummation of the formation transactions, our board of directors has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury Regulations or otherwise our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF SCHOTTENSTEIN REALTY LP

The following is a summary of the material provisions of the operating partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to Schottenstein Realty Trust, Inc.

General

Our operating partnership is a Delaware limited partnership that was formed on July 29, 2010. Our company is the sole general partner of our operating partnership. Pursuant to the operating partnership agreement, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the operating partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Upon completion of this offering and the formation transactions, substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership or subsidiary, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Management Liability and Indemnification

Neither we nor our directors and officers are liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

The limited partners of our operating partnership expressly acknowledged that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

LTIP Units

Upon completion of this offering, we will cause our operating partnership to issue an aggregate of 87,665 LTIP units to our executive officers. These LTIP units will be subject to transfer restrictions and to forfeiture unless certain time and economic based thresholds are satisfied. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership, provided, however, that as profits interests, LTIP units initially will not have full parity, on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions and LTIP units initially would receive no liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the holder equivalent to common units. In connection with certain specified “trigger events,” LTIP Units may convert into common units on a one-to one basis or in a lesser proportion depending on the relative degree to which such parity is achieved. Subsequent to conversion into common units, such units will thereafter be redeemable at the election of the holder, for shares of our common stock on a one-for-one basis or for the cash value of such shares, as determined in our sole discretion. As noted above, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero (zero being the current liquidation value of such LTIP units as of the time initially granted to our executive officers).

In order for LTIP Units to have full parity with our operating partnership’s common units, the capital accounts in our operating partnership of the holders of LTIP units with respect to such units (zero upon issuance of the LTIP units) would have to be equalized (on a per unit basis) with the capital accounts of the holders (including our company) of our operating partnership’s common units. This capital account equalization per unit would occur through special allocations of net increases in valuation (if any) upon the occurrence of certain revaluation events. These revaluation events occur upon (i) the acquisition of an additional interest in our operating partnership by a new or existing partner in exchange for more than a de minimus capital contribution, (ii) the distribution by our operating partnership of more than a de minimus amount of property as consideration for an interest in the operating partnership, (iii) the liquidation of the operating partnership, (iv) the redemption or conversion of LTIP units into common units or common stock or at such other times as our company reasonably determines to be necessary or desirable to comply with Treasury regulations (including the issuance of a new series of LTIP units). LTIP units cannot achieve immediate full parity with common units in our operating partnership under any circumstances upon the grant of such LTIP units.

Distributions

The operating partnership agreement provides that holders of operating partnership units and LTIP units are entitled to receive quarterly distributions of all, or such portion as we may in our sole and absolute discretion determine, of available cash (i) first, with respect to any operating partnership units and LTIP units that are entitled to any preference in accordance with the rights of such operating partnership unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of operating partnership unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units or LTIP units holding the same class of operating partnership units or LTIP units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit or LTIP units holders. See “Management — Executive Compensation — 2011 Incentive Compensation Plan.” The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the operating partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction (such as our formation transactions) must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership intends to allocate tax items to the holders of operating partnership units or LTIP units taking into consideration the requirements of Code Section 704(c) using the “traditional method” under Code Section 704(c). See “Federal Income Tax Considerations.”

Redemption Rights

After one year of becoming a holder of operating partnership units (including any LTIP units that are converted into common units), each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to require our operating partnership to redeem all or a portion of the operating partnership units held by such limited partner in exchange for a cash amount equal to the number of tendered operating partnership units multiplied by the price of a share of our common stock, unless the terms of such operating partnership units or a separate agreement entered into between our operating partnership and the holder of such operating partnership units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered operating partnership units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each operating partnership unit (subject to anti-dilution adjustments provided in the operating partnership agreement). It is our current intention to exercise this right in connection with any redemption of operating partnership units.

Transferability of Operating Partnership Units; Extraordinary Transactions

We will not be able to voluntarily withdraw from the operating partnership or transfer our interest in the operating partnership, including our limited partner interest unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders, (ii) a transfer to a qualified REIT subsidiary or (iii) as otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement permits us to engage in a merger, consolidation or other combination, other transaction that results in a change of control, recapitalization, liquidation or sale of substantially all of our assets if:

•	we receive, after obtaining stockholder approval, the approval of the limited partners pursuant to which we would vote the partnership units we hold in the same proportion as our stockholders voted on the matter in connection with the stockholder vote to determine whether we can proceed with the proposed transaction; and

•	as a result of such transaction all limited partners will receive, or will have the right to receive, for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Issuance of Our Stock

Pursuant to the operating partnership agreement, upon the issuance of our stock other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, common operating partnership units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of the operating partnership commenced on July 29, 2010 and will continue perpetually, unless earlier terminated in the following circumstances:

•	a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by our company; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may only be proposed by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modify the limited liability of a limited partner;

•	alter the rights of any partner to receive the distributions to which such partner is entitled;

•	alter or modify the redemption rights provided by the operating partnership agreement; or

•	alter or modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to amend the list of operating partnership unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth and reflect in the operating partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the operating partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among our company and any qualified REIT subsidiary;

•	modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•	issue additional partnership interests; and

•	reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner of the operating partnership and which does not otherwise require the consent of each partner adversely affected.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

DESCRIPTION OF SECURITIES

The following is a summary of the rights and preferences of our securities. While we believe the following description covers the material terms of our securities, the description does not purport to be complete and is subject to and is qualified in its entirety by reference to the MGCL and our charter and bylaws. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our securities. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share, and up to 10,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After giving effect to this offering and the formation transactions, 27,051,864 shares of common stock will be issued and outstanding on a fully diluted basis (31,051,864 shares if the underwriters’ option to purchase up to 4,000,000 additional shares of our common stock solely to cover over-allotments is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, beginning after December 31, 2011, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the common stock ownership limit), or 9.8% by value of the outstanding shares of all classes and series of our stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value of the outstanding shares of all classes and series of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limits.

Our board of directors may, in its sole discretion and subject to the receipt of certain representations, covenants and undertakings, prospectively or retroactively, exempt a person from the ownership limits and establish an excepted holder limit for such person. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own actually or constructively more than a 9.9% interest in the tenant unless the income derived by us from such tenant is sufficiently small that in the opinion of the board of directors it would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these restrictions. The person also must agree that any violation or attempted violation of these representations or undertakings will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limits, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limits subject to the restrictions in the paragraph above; provided, however, that the ownership limits may not be decreased or increased if, after giving effect to such decrease or increase, five or fewer persons could beneficially own in the aggregate, more than 49.9% in value of our then outstanding shares of capital stock. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, resulting in our constructive ownership of a 10% or greater interest in one of our tenants if the income derived by us from such tenant could cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us (or, in the case of such a proposed or attempted transaction, to give at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such provisions is no longer required for REIT qualification.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or any of the foregoing restrictions on transferability and ownership, then generally that number of shares (rounded up to the nearest whole share) that would cause a violation of such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift or devise, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the trustee by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions paid to the trustee shall be held in trust for the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary of the trust. In addition, if, prior to discovery by us that shares of stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to the MGCL and our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established by our board of directors but that the number may not be less than the minimum number required by the MGCL nor more than 15. Our charter and bylaws currently provide that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors will be elected annually by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting. Directors are elected by a plurality of all the votes cast in the election of directors.

Removal of Directors

Our charter provides that subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed with cause and only by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and with cause and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person) and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated. If our board of directors opted back into the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock. We will not amend or eliminate this provision without the affirmative vote by stockholders of a majority of the votes cast on the matter.

No Stockholder Rights Plan

We have no stockholder rights plan. We do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if our board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Without our having elected to be subject to

Subtitle 8, our charter and bylaws already (1) vest in the board the exclusive power to fix the number of directorships and (2) require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually at a date, time and place set by our board of directors beginning in 2012. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter at the meeting and containing the information required in our bylaws.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of our shares of stock and the vote required to amend these provisions (which must be advised by our board of directors and approved by the affirmative vote of the stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only with the approval of our board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, other than the bylaw provision exempting us from the control acquisition statute, which requires the affirmative vote by stockholders of a majority of the votes cast on the matter.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors, and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform our stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of our stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded (subject to the affirmative vote by stockholders of a majority of the votes cast on the matter) or if we were to opt into the business combination provisions of the MGCL or the classified board provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board of directors, or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the contract or transaction is fair and reasonable to us.

Upon the closing of this offering, we intend to adopt a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or named executive officers or any entity in which such director or named executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so. Our board of directors has adopted a policy that our audit committee will review leases entered into with our affiliates and will determine that any such transactions are fair and reasonable to us.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering and the formation transactions, we will have 27,051,864 shares of our common stock outstanding (31,051,864 shares if the underwriters exercise in full their option to purchase 4,000,000 additional shares to cover over-allotments). In addition, a total of 19,873,205 shares of our common stock will be reserved for issuance upon exchange of operating partnership units and exchange of LTIP units issued under our 2011 incentive compensation plan.

Of these shares, the 26,666,667 shares sold in this offering (30,666,667 shares if the underwriters exercise in full their option to purchase 4,000,000 additional shares to cover over-allotments) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining 385,197 shares issued to our officers, directors and certain employees and consultants plus any shares purchased by affiliates in this offering plus the shares of our common stock owned upon redemption or exchange of operating partnership units will be “restricted shares” as defined in Rule 144 under the Securities Act and may not be sold unless registered under the Securities Act or sold in accordance with any exemption from registration, including Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of operating partnership units or the exercise of stock options), or the perception that such sales occur, could adversely affect prevailing market prices of our common stock. See “Risk Factors — Risks Related to this Offering — There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering” and “Description of the Partnership Agreement of Schottenstein Realty Trust, Inc. — Transferability of Operating Partnership Units; Extraordinary Transactions.”

Rule 144

After giving effect to this offering, 385,197 of our outstanding shares of common stock that will be outstanding will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of 19,785,540 operating partnership units. Beginning on or after the date which is one year after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem some or all of their operating partnership units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities — Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of Schottenstein Realty LP”

Registration Rights

Upon completion of this offering and the formation transactions, we will grant certain persons who will receive shares of our common stock or operating partnership units in the formation transactions certain registration rights with respect to any shares of our common stock received by them in connection with the formation transactions and any shares of our common stock that may be acquired by them in connection with the redemption of the operating partnership units in accordance with the operating partnership agreement. Under the registration rights agreement, subject to certain limitations, commencing not later than 12 months after the completion of the this offering, we will use commercially reasonable efforts to file one or more registration statements covering registrable shares. In addition, we will grant to such investors certain demand registration rights to have the registrable shares registered for resale; provided, however, that these registration rights will only begin to apply 12 months after the completion of this offering. We have agreed to pay all of the expenses relating to a registration of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions.

2011 Incentive Compensation Plan

We intend to adopt our 2011 incentive compensation plan prior to the consummation of this offering. Our 2011 incentive compensation plan provides for the grant of incentive awards to our executive management team, our independent directors, advisers, consultants and other personnel. We intend to issue 87,665 LTIP units and 385,197 restricted shares of our common stock to our executive officers and our independent directors and employees, respectively, upon completion of this offering, and intend to reserve an additional 2,277,138 shares of our common stock for issuance under our 2011 incentive compensation plan.

We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under our 2011 incentive compensation plan following the consummation of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, we, our executive officers, our directors and each of the other continuing investors have agreed with the underwriters that, subject to certain limited exceptions, without the prior written consent of Raymond James & Associates, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as the representatives of the underwriters, not to offer, sell or otherwise dispose of any shares of common stock or securities convertible into or exercisable or exchangeable for or repayable with common stock (including OP units) for a period of one year after the date of this prospectus, in the case of our executive officers and directors and each of the continuing investors, and 180 days after the date of this prospectus, in the case of our company. See “Underwriting.”

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of United States material federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the share redemption program, tax-exempt organizations except as provided below, financial institutions or broker dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

Greenberg Traurig, LLP has acted as our U.S. federal income tax counsel, has reviewed this summary and is of the opinion that it fairly summarizes the United States federal income tax considerations that are likely to be material to U.S. stockholders (as defined herein) of our common stock. This opinion of Greenberg Traurig, LLP will be filed as an exhibit to the registration statement of which this prospectus is a part. The opinion of Greenberg Traurig, LLP is based on various assumptions, is subject to limitations and is not binding on the Internal Revenue Service or any court.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares of common stock, ownership and sale of the shares of common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequence of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

This discussion is not intended to be a substitute for careful tax planning. We urge each prospective investor to consult with his or her own tax advisor regarding the specific tax consequences applicable to him or her, in light of his or her particular circumstances, relating to the purchase, ownership and disposition of our common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and disposition.

We intend to elect to be taxable as a REIT commencing with our taxable year ending December 31, 2011. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Greenberg Traurig, LLP has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2011, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that the opinion of Greenberg Traurig, LLP is based on various assumptions relating to our organization, assets and the past, present and future conduct of our business operations including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Greenberg Traurig, LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. While we believe we will be organized and intend to operate so that we will qualify as a REIT commencing with our taxable year ending December 31, 2011, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Greenberg Traurig, LLP or us that we will so qualify for any particular year. Greenberg Traurig, LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Greenberg Traurig, LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of Schottenstein Realty Trust, Inc.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which could be as high as 35% through 2012. For taxable years beginning after December 31, 2012, the rate applicable to dividends is expected to be increased to the tax rate then applicable to ordinary income. See “Taxation of Taxable U.S. Stockholders.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to federal income taxation as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	Under some circumstances, we may be subject to “alternative minimum tax”;

•	If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax;

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

•	If we should fail to satisfy certain of the assets test other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests; See “Requirements for Qualification as a REIT — Operational Requirements — Asset Tests;”

•	If we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income;

•	If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us;

•	We may elect to retain and pay tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid;

•	If we acquire appreciated assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the 10 year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition;

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Operational Requirements — Recordkeeping;”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms-length terms; and

•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

Our qualification as a REIT under the Code depends upon our ongoing satisfaction of the various requirements under the Code and described herein relating to, among other things, rules relating to our organization, the nature of our gross income, the composition of our assets, the level of distributions to our stockholders, and the diversity of the ownership of our stock. Greenberg Traurig, LLP will not review our compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that we will satisfy these requirements.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

1)	Be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code;

2)	Be managed by one or more trustees or directors;

3)	Have our beneficial ownership evidenced by transferable shares;

4)	Not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

5)	Use a calendar year for federal income tax purposes;

6)	Have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months;

7)	Not be closely held as defined for purposes of the REIT provisions of the Code;

8)	We must elect to be taxed as a REIT and satisfy certain filing and other administrative requirements;

9)	We must not have earnings and profits from any non-REIT taxable year at the close of any taxable year; and

10)	We must satisfy certain other tests described below, including with respect to the nature of our income, assets and the amount of our distributions.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items 6 and 7 above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 7 above for a taxable year, we will be treated as having met Item 7 for that year.

We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2011, and we intend to satisfy the other requirements described in Items 1-5 above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 6 and 7 above. See “Description of Securities — Restriction on Ownership and Transfer.” We are required to maintain records disclosing the actual ownership of common stock in order to monitor our compliance with the share ownership requirements. To do so, we may demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information.

For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “Operational Requirements — Asset Tests”), all of the capital shares of which is owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the operating partnership have an interest will be treated as our assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Operational Requirements — Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “— Operational Requirements — Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Operational Requirements — Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. Our charter contains ownership restrictions intended to ensure that we do no receive any such “related party” rents and our operating partnership agreement will restrict redemptions under certain circumstances so as to limit our obligations in order to comply with the ownership restrictions and without negatively impacting our liquidity.

Unless we determine that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which no more than 15% of the total rent received under the lease; or

•	directly perform services considered to be non-customary or rendered to the occupant of the property.

We may receive distributions from any TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. We may, on a selective basis, opportunistically make real estate-related debt investments, provided that the underlying real estate meets our criteria for direct investment. Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

We may, from time to time, enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enters into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the REIT 95% and 75% gross income test. To the extent that we hedge against fluctuations in the value of foreign currencies with respect to income qualifying under the REIT 95% or 75% gross income test or any property which generates such income, the resultant income will also be excluded for purposes of the 75% or the 95% gross income test, provided that certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Prior to the making of investments in real properties, we may invest the net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs in order to satisfy the 75% Income and the 95% Income Tests and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as gains from the sale of real property interests, interest on mortgages on real property, and rents from real property in accordance with the requirements described above. With regard to rental income, we anticipate that most of our leases will be for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our tenants are expected to be related party tenants and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate that all or most of the services to be performed with respect to our real properties will be performed by our property manager and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income and the 95% Income Tests described above.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	Our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	We attach a schedule of our income sources to our federal income tax return; and

•	Any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “Taxation of Schottenstein Realty Trust, Inc.,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Prohibited Transaction Income

Any gain we recognize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our qualified REIT subsidiaries, partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income is excluded for purposes of testing our satisfaction of the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not believe that any of our sales should be treated as prohibited transactions. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year.

Operational Requirements — Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

We may also make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Although the issue is not free from doubt, we may be required to treat a portion of a mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% REIT asset test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan.

The Asset Tests must generally be met at the close of each quarter of our taxable year. Upon full investment of the net offering proceeds we expect that most of our assets will consist of “real estate assets” and we therefore expect to satisfy the Asset Tests.

If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

To the extent that we fail one or more of the asset tests, and we do not fall within the de minimis safe harbors with respect to the 5% and 10% asset tests described below, we may nevertheless be deemed to have satisfied such requirements if (i) we take certain corrective measures, (ii) we meet certain technical requirements, and (iii) we pay a specified excise tax (the greater of (a) $50,000 or (b) an amount determined by multiplying the highest rate of corporate tax by the net income generated by the assets causing the failure for the period beginning on the first date of the failure and ending on the date that we dispose of the assets (or otherwise satisfy the asset test requirements)).

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question and (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax (and state and local tax) on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods.

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by the Operating Partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares of common stock in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	We would be required to pay the federal income tax on these gains;

•	Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•	The basis of the stockholder’s shares of common stock would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares of common stock.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code. A deficiency dividend cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income by the Internal Revenue Service.

Operational Requirements — Recordkeeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements.

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all dividends to our domestic stockholders that are individuals, trusts or estates will be taxable and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	A citizen or resident of the United States;

•	A corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute distributions up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. stockholder’s shares of common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Operational Requirements — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “— Operational Requirements — Annual Distribution Requirement” for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Certain Dispositions of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of common stock will be subject to a maximum federal income tax rate of 15% (through 2012) if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

If a stockholder has shares of our common stock redeemed by us, such stockholder will be treated as if such stockholder sold the redeemed shares if all of such stockholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

New legislation

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010, which requires certain domestic stockholders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. Domestic stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	Fails to furnish its taxpayer identification number (which, for an individual, would be his Social Security number);

•	Furnishes an incorrect taxpayer identification number;

•	Is notified by the Internal Revenue Service that the stockholder has failed properly to report payments of interest or dividends and is subject to backup withholding; or

•	Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding generally will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations, unless they fail to demonstrate that fact when required. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s United States federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities including employee pension benefit trusts and individual retirement accounts generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” which we refer to as “UBTI,” as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust did not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by the operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-

exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness (or is deemed to have incurred indebtedness) to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to treat distributions from us as UBTI. These organizations are urged to consult their own tax advisor with respect to the treatment of our distributions to them.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Furthermore, reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. In order to be eligible for reduced withholding rates under a treaty, a Non-U.S. holder will be required to provide a properly completed Internal Revenue Service Form W8-BEN, or other applicable Internal Revenue Service Form, providing certain information regarding the Non-U.S. holder and certifying under penalties of perjury that such Non-U.S. holder is not a U.S. person and is eligible for benefits under an applicable treaty. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, any distribution made to a Non-U.S. Stockholder should be subject to United States income tax withholding at the rate of 30% unless:

•	a lower treaty rate applies and the Non-U.S. Stockholder has provided the proper documentation evidencing eligibility for that reduced treaty rate; or

•	the Non-U.S. Stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the Non-U.S. Stockholder’s U.S. trade or business.

In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest, which we refer to as a “USRPI,” distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below (see “Special Tax Considerations for Non-U.S. Stockholders — Dispositions of our Common Stock”), distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as “FIRPTA,” at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

A capital gain distribution will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see “Special Tax Considerations for Non-U.S. Stockholders — Ordinary Distributions”), provided that (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain distribution is received. If such requirements are not satisfied, such distributions will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, shall be subject to a 35% withholding tax. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. In addition, we are required to withhold 35% of any distribution that could be designated by us as a capital gain dividend.

In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the capital stock held by United States Stockholders generally should be treated with respect to Non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a Non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the Non-U.S. holder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Estate Tax

If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, whether a Non-U.S. holder’s sale of our common stock would be subject to tax under FIRPTA as a sale of a USRPI would depend on whether our common stock were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us.

If the gain on the sale of shares of common stock were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. holder in two cases: (a) if the Non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the Non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Payments of dividends or of proceeds from the disposition of stock made to a Non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its Non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has actual knowledge or reason to know, that a Non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service.

New legislation relating to foreign accounts

On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act of 2010, which may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to United States stockholders who own the shares through foreign accounts or foreign intermediaries and certain non-United States stockholders. The legislation generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of our stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in the operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of the operating partnership’s income and to deduct our distributive share of the operating partnership’s losses only if the operating partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the “Check-the-Box-Regulations,” an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the operating partnership will not elect to be treated as an association for Federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury regulations, which we refer to as the “PTP Regulations,” limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors, which we refer to as the “Private Placement Exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and the operating partnership believe and currently intend to take the position that the operating partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, the operating partnership presently qualifies for the Private Placement Exclusion and we intend that it will continue to so qualify.

Even if the operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for Federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. However, if the operating partnership were characterized as a publicly traded partnership, it might not be able to satisfy the 90% test.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the operating partnership will be classified as a partnership for federal income tax purposes.

If for any reason the operating partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Requirements for Qualification as a REIT — Organizational Requirements” and “Requirements for Qualification as a REIT — Operational Requirements — Asset Tests,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash dividend. Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the operating partnership’s taxable income.

Income Taxation of the Operating Partnership and its Partners

Partners, Not Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. As a partner in the operating partnership, we will be required to take into account our allocable share of the operating partnership’s income, gains, losses, deductions, and credits for any taxable year of the operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the operating partnership.

Operating Partnership Allocations. Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein. Under the operating partnership agreement, the “traditional method” will be used with respect to properties acquired in the formation transactions (or acquired thereafter from the continuing investors in the case of properties that were owned by them as of the consummation of the offering but that were not contributed by them to the operating partnership on such date for any reason).

Under the operating partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes that has not been amortized as of the time of sale. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest. The adjusted tax basis of our partnership interest in the operating partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to the operating partnership by us, (2) increased by (A) our allocable share of the operating partnership’s income and (B) our allocable share of indebtedness of the operating partnership, and (3) reduced, but not below zero, by (A) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership and (B) our allocable share of the operating partnership’s loss. If a distribution from the operating partnership or a reduction in our share of the operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain. If the allocation of our distributive share of the operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero.

Depreciation Deductions Available to the Operating Partnership. The operating partnership will use a portion of contributions we make from net offering proceeds to acquire interests in properties and securities. To the extent that the operating partnership acquires properties or securities for cash, the operating partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the operating partnership. The operating partnership plans to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation, which we refer to as “ADS.” Under ADS, the operating partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 10-year recovery period. To the extent that the operating partnership acquires properties in exchange for units of the operating partnership, the operating partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by the operating partnership. Although the law is not entirely clear, the operating partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property. Generally, any gain realized by the operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture or certain unrecaptured depreciation. Our share of any gain realized by the operating partnership on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow the operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the operating partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of the plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in the shares of common stock should also consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

We believe our common stock will be “widely held” and freely transferable,” and therefore that our common stock should be publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be “plan assets” of any plan that invests in our common stock. Operating partnership units may not be sold to or held by any “benefit plan investor” as defined under Section 3(42) of ERISA, and therefore we do not believe that the assets of the operating partnership should be treated as “plan assets” either.

Each holder of our common stock will be deemed to have represented and agreed that either it is not subject to ERISA or Section 4975 of the Code, or its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Raymond James & Associates, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares

Raymond James & Associates, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
KeyBanc Capital Markets Inc.
Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC

Total	26,666,667

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After this initial public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us (1)	$	$	$

(1)	Includes a structuring fee of 0.75% of the total offering price of our common stock sold in this offering and excludes reasonable out-of-pocket expenses payable to Raymond James & Associates, Inc.

The estimated expenses of this offering and credit facility origination costs payable by us, exclusive of the underwriting discount, are approximately $11.7 million.

The fee and expenses payable to Raymond James & Associates, Inc. described above are approximately $      million in the aggregate. We will pay Raymond James & Associates, Inc. a fee of $      for services rendered in connection with transaction structuring (included in the underwriting discount shown in the table above) and will reimburse Raymond James & Associates, Inc. for reasonable out-of-pocket expenses, including legal fees, up to $25,000.

Over-allotment Option

We have granted an option to the underwriters to purchase up to 4,000,000 additional shares of our common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

Purchases by Directors, Officers and Employees

At our request, the underwriters have reserved 2,133,333 of the shares of our common stock offered by this prospectus for sale to our directors, officers, employees and certain other persons associated with us at the public offering price set forth on the cover page of this prospectus. These persons must commit to purchase from an underwriter or selected dealer at the same time as the general public. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares of our common stock. Any reserved shares of our common stock purchased by our directors or executive officers or by any of our employees in this offering will be subject to the lock-up agreements described below. We are not making loans to any of our directors, employees or other persons to purchase such shares of our common stock.

No Sales of Similar Securities

We and each of our executive officers and directors and each of the continuing investors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including operating partnership units) or any rights to acquire common stock for a period of one year after the date of this prospectus, in the case of our executive officers and directors and each of the continuing investors, and 180 days after the date of this prospectus, in the case of our company, without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise transfer or dispose of any common stock;

•	file or cause to be filed any registration statement related to the common stock; or

•	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of our common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

Our common stock has been approved for listing on the NYSE under the symbol “SCRT,” subject to official notice of issuance. In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after this offering our common stock will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5.0% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions. As described above, we will also pay Raymond James & Associates, Inc. a fee for services rendered in connection with transaction structuring and will reimburse Raymond James & Associates, Inc. for reasonable out-of-pocket expenses up to $25,000.

An affiliate of KeyBanc Capital Markets Inc. is a lender on a mortgage loan for one of our properties that may be repaid in connection with the closing of this offering and may therefore receive a portion of the net proceeds from this offering. See “Use of Proceeds.”

We expect that affiliates of Raymond James & Associates, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and KeyBanc Capital Markets, Inc. will be lenders under a revolving credit facility that we expect to enter into concurrently with, or shortly following, the close of this offering. As a result, such affiliates will receive customary fees for acting in such capacities. In addition, affiliates of the underwriters may receive loan transfer fees in connection with our formation transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under a $100.0 million credit facility with DSW. The affiliate has received and will continue to receive customary compensation in connection with the credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates have other commercial dealings with us or our affiliates.

An affiliate of Wells Fargo Securities, LLC is a lender under a $100.0 million credit facility with DSW; is a lender under a $73.0 million credit facility with American Eagle Outfitters, is a lender under a $4.3 million credit facility with RVI; is a lender under a $50.0 million credit facility with SB Capital and is a lender under a $50.0 million credit facility with The Just J’s LLC, an entity controlled by Jay L. Schottenstein, our Chairman and Chief Executive Officer. Affiliates of Wells Fargo Securities, LLC have received and will continue to receive customary compensation in connection with the credit facilities. Wells Fargo Securities, LLC and its affiliates have other commercial dealings with us or our affiliates. In addition, in the ordinary course of business, Wells Fargo Securities, LLC or its affiliates may hold de minimis amounts of equity in DSW, RVI and American Eagle Outfitters.

In the ordinary course of business, Credit Suisse Securities (USA) LLC or its affiliates may hold de minimis amounts of equity in DSW, RVI and American Eagle Outfitters. Credit Suisse Securities (USA) LLC or one of its affiliates holds $111,711 of convertible preferred stock of RVI.

Credit Suisse Securities (USA) LLC or one of its affiliates holds $2.4 million aggregate principal amount of 6.48% bonds of SB Capital due May 15, 2013. Credit Suisse Securities (USA) LLC committed $50.0 million in connection with a credit facility for SSC.

An affiliate of PNC Capital Markets LLC is a lender under a $125 million credit facility with Jubilee Limited Partnership; is a lender under a $100.0 million credit facility with DSW; is a lender under a $60.0 million credit facility with American Eagle Outfitters, is a lender under a $10.0 million credit facility with SSC, is a lender under a $30.0 million credit facility with American Signature and is a provider of lines of credit to an affiliate of the Company. Affiliates of PNC Capital Markets LLC have received and will continue to receive customary compensation in connection with the credit facilities. PNC Capital Markets LLC and its affiliates have other commercial dealings with us or our affiliates. In addition, in the ordinary course of business, an affiliate of PNC Capital Markets LLC may hold de minimis amounts of equity in DSW, RVI and American Eagle Outfitters.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common stock offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the common shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of common shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where common shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the

Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Greenberg Traurig, LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Greenberg Traurig, LLP, New York, New York. Venable LLP will pass on the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters relating to this offering will be passed upon for the underwriters by DLA Piper LLP (US), Raleigh, North Carolina.

EXPERTS

The consolidated balance sheet of Schottenstein Realty Trust, Inc. as of December 31, 2010 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Schottenstein Realty Trust, Inc. Predecessor as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and certain expenses of Foothills Mall for the year ended December 31, 2009 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Unless otherwise indicated, all market data included in this prospectus, including information contained in “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Industry Overview,” is derived from a market study prepared for us by Rosen Consulting Group, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on Rosen Consulting Group’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

SCHOTTENSTEIN REALTY TRUST, INC.
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited and in thousands, except per share data)

The unaudited pro forma consolidated financial statements of Schottenstein Realty Trust, Inc., a Maryland corporation (the “Company”), as of and for the year ended December 31, 2010 are derived from the financial statements of:

•	the Company;

•	entities or interests in entities controlled by Jay L. Schottenstein that currently own interests in certain properties, which interests the Company will own after the completion of the formation transactions described in this prospectus (the “Existing Entities”), which includes the entity that is considered our accounting acquirer;

•	Schottenstein Property Group, Inc. (the “Management Company”);

•	the Foothills Mall property; and

•	the Pine Island Marketplace property.

Schottenstein Realty Trust, Inc. Predecessor (the “Predecessor”) is not a legal entity but rather the combination of the Existing Entities and the Management Company. The unaudited pro forma financial statements are presented as if this offering and the formation transactions had occurred on December 31, 2010, for the pro forma consolidated balance sheet, and on January 1, 2010, for the pro forma consolidated statements of operations.

Upon completion of the Company’s initial public offering and the formation transactions, the Company will be a fully-integrated, self-administered and self-managed owner, operator, acquirer and redeveloper of high quality power/big box, community and neighborhood shopping centers in major population centers throughout the United States predominantly anchored by national tenants. It will conduct substantially all of its business activities through Schottenstein Realty, L.P., a Delaware limited partnership (the “Operating Partnership”). The Company is the sole general partner of, and expects to hold a 57.6% ownership interest on a fully diluted basis in, the Operating Partnership upon completion of this offering and the formation transactions. The Company will consolidate the assets, liabilities and results of operations of the Operating Partnership.

Prior to or concurrently with the completion of the Company’s initial public offering, the Company will affect the formation transactions, which are designed to:

•	consolidate the ownership of a portfolio of shopping centers and office/industrial properties (including in certain cases the equity interests of the predecessor’s joint venture partners in the properties) and certain assets and liabilities of the Management Company into the Operating Partnership;

•	facilitate this offering;

•	repay existing indebtedness with a principal balance of $121,953 related to certain properties and other obligations, including repaying its related party note payable;

•	convert $122,174 of related party debt to equity.

•	enable the Company to qualify as a real estate investment trust for federal income tax purposes commencing with the taxable year ending December 31, 2011; and

•	defer the recognition of taxable gain by certain continuing investors with respect to interests in the Predecessor contributed by them to the Operating Partnership.

Pursuant to the formation transactions:

•	holders of equity interests in the Predecessor will exchange their interests for units of limited partnership interest in the Operating Partnership (“Operating Partnership units”) and cash;

•	the Company will assume indebtedness associated with the Predecessor’s properties;

•	the Company will contribute the net proceeds from this offering to the Operating Partnership;

•	the Operating Partnership will use the net proceeds from this offering to repay indebtedness of the Predecessor and related parties and costs related to such indebtedness and to acquire the equity interest of the Predecessor’s joint venture partners in certain properties;

•	the Company will enter into a new revolving credit facility;

•	the Company will grant LTIP units and restricted shares to its officers, and restricted shares to other employees and independent directors;

•	the Company will enter into management agreements with affiliated entities that own properties and businesses that will not be owned by the Company; and

•	the Company will enter into a shared services agreement with an affiliate to provide the Company with certain services, including administrative, security, mail, and refuse collection services.

Prior to the formation transactions and as of December 31, 2010, the Predecessor owned 105 consolidated properties. In connection with the formation transactions, the Predecessor intends to acquire five properties that it currently does not own an interest in, along with acquiring a controlling interest in nine properties that, as of December 31, 2010, are accounted for as investments in unconsolidated joint ventures by the Predecessor. In addition, the Company plans to acquire an 80% interest in one retail property from an unrelated party (the “PineIsland” property).

One of the Existing Entities included in the Predecessor, 4300 E. Fifth Avenue, which is the owner of the Predecessor’s largest property, has been determined to be the accounting acquirer.

Prior to the formation transactions and as of December 31, 2010, the Predecessor owned interests in 45 unconsolidated properties. In connection with the formation transactions, the Predecessor intends to acquire a controlling interest in nine of these properties, as discussed above, along with obtaining a 50% non-controlling interest in one other property that will be accounted for as an investment in unconsolidated joint ventures.

Upon completion of the acquisitions described in the preceding three paragraphs, the Company will own controlling interests in 120 properties that will be consolidated and a non-controlling interest in 37 properties that will be accounted for as investment in unconsolidated joint ventures.

As a result of the formation transactions, the Company’s future financial condition and results of operations may differ significantly from, and will not be comparable with, the historical financial position and results of operations of the Predecessor.

The pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements and related notes thereto included elsewhere in this prospectus. The adjustments to the Company’s pro forma consolidated statements are based on available information and assumptions that the Company considers reasonable. The pro forma consolidated financial statements:

•	are not necessarily indicative of the Company’s financial position had this offering and the formation transaction occurred on December 31, 2010, or of the results of operations that would have actually occurred had this offering and the formation transactions occurred on January 1, 2010; and

•	do not represent the Company’s financial position or results of operations as of any future date or for any future period, as applicable.

SCHOTTENSTEIN REALTY TRUST, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2010
(Unaudited and in thousands)

				Acquisition			Pro forma	Net
	Schottenstein		Joint Venture	of Pine	Increase in	Other Pro	Consolidated	Proceeds		Other
	Realty Trust,		Interest	Island	Controlling	Forma	before	from the	Use of	Equity	Company
	Inc.	Predecessor	Acquisitions	Property	Interests	Adjustments	Offering	Offering	Proceeds	Adjustments	Pro Forma
	(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)	(I)

Assets:
Net investment in real estate	$—	$626,940	$42,473	$5,691	$—	$—	$675,104	$—	$—	$—	$675,104
Cash and cash equivalents	—	17,737	(14,437)	(5,600)	(5,006)	(16,432)	(23,738)	$363,941	$(311,753)	—	28,450
Restricted cash	—	12,662	—	—	—	—	12,662	—	—	—	12,662
Tenant accounts receivable, net	—	12,089	897	—	—	—	12,986	—	—	—	12,986
Straight-line rent receivable, net	—	20,110	—	—	—	—	20,110	—	—	—	20,110
Related party receivables	—	28,768	(347)	—	—	(20,563)	7,858	—	—	—	7,858
Intangible lease assets, net	—	23,346	13,742	1,422	—	—	38,510	—	—	—	38,510
Deferred costs, net	—	16,656	74	—	—	—	16,730	2,025	(355)	—	18,400
Investment in unconsolidated joint ventures	—	36,480	1,214	—	—	—	37,694	—	15,000	—	52,694
Prepaid expenses and other assets, net	—	4,507	886	—	—	—	5,393	(1,460)	—	—	3,933

Total Assets	$—	$799,295	$44,502	$1,513	$(5,006)	$(36,995)	$803,309	$364,506	$(297,108)	—	$870,707

Liabilities and Equity:
Liabilities:
Mortgage loans payable	$—	$442,285	$20,959	$—	$—	$—	$463,244	$—	$(117,725)	$—	$345,519
Related party notes payable	—	126,727	—	—	—	(122,174)	4,553	—	(4,553)	—	—
Accounts payable, accrued expenses and other liabilities	—	50,042	1,513	—	(1,962)	(2,092)	47,501	(2,014)	—	—	45,487
Related party payables	—	34,979	(719)	—	—	(32,307)	1,953	—	—	—	1,953
Intangible lease liabilities, net	—	5,430	5,664	113	—	—	11,207	—	—	—	11,207

Total Liabilities	—	659,463	27,417	113	(1,962)	(156,573)	528,458	(2,014)	(122,278)	—	404,166

Commitments and contingencies
Equity:
Controlling interest	—	139,009	10,851	—	(1,098)	119,578	268,340	366,520	(174,830)	(196,325)	263,705
Non-controlling (deficits) interest, net	—	823	6,234	1,400	(1,946)	—	6,511	—	—	196,325	202,836

Total Equity	—	139,832	17,085	1,400	(3,044)	119,578	274,851	366,520	(174,830)	—	466,541

Total Liabilities and Equity	$—	$799,295	$44,502	$1,513	$(5,006)	$(36,995)	$803,309	$364,506	$(297,108)	$—	$870,707

See accompanying notes to pro forma financial statements

SCHOTTENSTEIN REALTY TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Unaudited and in thousands, except per share data)

	Schottenstein				Acquisition
	Realty			Joint Venture	of Pine	Increase in
	Trust,		Foothills	Interest	Island	Controlling	Financing	Other		Company
	Inc.	Predecessor	Mall	Acquisitions	Property	Interests	Transactions	Adjustments		Pro Forma
		(AA)	(BB)	(CC)	(DD)	(EE)	(FF)

Revenues:
Rents	$—	$96,513	$4,476	$6,546	$695	$—	$—	$—		$108,230
Expense recoveries from tenants	—	29,044	2,960	1,633	176	—	—	—		33,813
Percentage rents	—	592	110	9	—	—	—	—		711
Related party management fees	—	4,230	—	(189)	—	—	—	(1,646	) (GG)	2,395
Other revenue	—	620	145	17	60	—	—	—		842

Total revenues	—	130,999	7,691	8,016	931	—	—	(1,646)		145,991

Expenses:
Property operating and maintenance	—	31,282	2,420	1,714	413	—	—	175	(HH)	36,004
Real estate taxes	—	20,579	588	1,256	142	—	—	—		22,565
General and administrative	—	17,144	—	—	—	130		(2,362	) (GG)	20,193
								5,281	(HH)
Cost associated with acquisitions	—	419	—	—	—	—	—	—		419
Impairment of investment in real estate	—	1,421	—	—	—	—	—	—		1,421
Depreciation and amortization	—	27,404	4,291	5,409	540					37,644

Total expenses	—	98,249	7,299	8,379	1,095	130	—	3,094		118,246

Operating income	—	32,750	392	(363)	(164)	(130)	—	(4,740)		27,745

Interest expense	—	(29,385)	(2,902)	(1,186)			8,689	432	(GG)	(24,352)

Interest income	—	662	—	—	—	—	—	(525	) (GG)	137
Other non-operating gains, net	—	3,204	—	—	—	—	—	—		3,204
Impairment on unconsolidated joint ventures	—	—	—	—	—	—	—	—		—
Income (loss) from unconsolidated joint ventures	—	363	—	428	—	—	—	—		791

Net Income (loss)	—	7,594	(2,510)	(1,121)	(164)	(130)	8,689	(4,833)		7,525

Less: Net income (loss) attributable to non-controlling interest in operating partnership	—	(268)	—	(295)	(33)	221	—	3,346	(II)	2,971

Less: Net income (loss) attributable to other limited partners in operating partnership
Net income (loss) attributable to controlling interests	$—	$7,862	$(2,510)	$(826)	$(131)	$(351)	$8,689	$(8,179)		$4,554

Pro forma weighted average common shares outstanding:
Shares issued in the offering excluding unvested restricted shares and LTIP units										26,667
Proceeds from shares for general corporate purposes ($27.1 million / $15 per share)										(1,807)

Denominator for basic and diluted earnings per share										24,860

Pro forma earnings per share:
Basic and diluted										$0.18

See accompanying notes to the pro forma financial statements

SCHOTTENSTEIN REALTY TRUST, INC.
NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(A)	Represents the balance sheet of the Company as of December 31, 2010. The Company was incorporated in Maryland on July 28, 2010 and was capitalized on December 20, 2010 with the contribution of $100 in issuance of 10 shares of common stock.

(B)	Reflects the historical combined balance sheet of the Predecessor as of December 31, 2010, which includes the entity that is considered our accounting acquirer, 4300 E. Fifth Avenue, LLC. The Existing Entities and the Management Company have been combined on the basis that, for the periods presented, such entities were under common control. Common control exists because each entity was under the control of Jay L. Schottenstein. Control of an investment is demonstrated by, among other factors, (i) the ability of Mr. Schottenstein to manage day-to-day operations, (ii) Mr. Schottenstein’s role as trustee of various family trusts which ultimately own the entities and interests comprising the Predecessor, (iii) Mr. Schottenstein’s ability to make determinations to refinance debt and sell investments, and (iv) the general inability of any other owner to replace Mr. Schottenstein’s ability to control.

(C)	The Company will acquire controlling interests in retail properties pursuant to the formation transactions, including eight properties in which the Predecessor, as of December 31, 2010, owned a 32.5% non-controlling interest, collectively the Service Merchandise Portfolio (the “SM Properties”). Pursuant to the formation transactions, the Company will acquire an additional 25% interest in the SM Properties, resulting in an aggregate 57.5% controlling ownership interest.

The Company will acquire five other retail properties from related parties not included in the Predecessor and one property 50% owned by an entity included in the Predecessor, (collectively “Other Properties”), which are not controlled by Jay L. Schottenstein as of December 31, 2010.

The Company will increase its investment in unconsolidated joint ventures in nine properties of which it currently owns an 18.7% interest by 8.8% for a total interest of 27.5%, and it will acquire a 50% interest (non-controlling) in one other property. The increased investment in these unconsolidated joint ventures will not result in a change of control and will be recorded as an increase in our equity method investments accounted for at cost.

Management considers the foregoing acquisitions to be probable.

The acquisitions of the SM Properties incremental interest and the Other Properties, which will result in a change of control, will be accounted for by the Predecessor as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, Business Combinations, and recorded at the estimated fair value of the acquired assets and the assumed liabilities.

The pro forma adjustments in the table below reflect the initial allocation of the estimated fair value of these acquisitions and will be finalized upon consummation of the transactions.

			Investment in
		Other	Unconsolidated
	SM Properties	Properties	Joint Ventures	Total
	(In thousands)

Purchase consideration	$3,670	$14,941	$3,854	$22,465
Mortgage debt assumed including fair value adjustment of $1,429	11,574	9,385	—	20,959
Other liabilities and net related party receivables and payables	431	710	—	1,141

Total consideration	$15,675	$25,036	$3,854	$44,565

Investment in real estate	$22,954	$19,519	$—	$42,473
Lease intangibles	7,860	5,882	—	13,742
Accounts receivable and other assets	1,018	839	—	1,857
Investment in unconsolidated joint ventures	(2,480)	(160)	3,854	1,214

Total assets	29,352	26,080	3,854	59,286

Below market leases	(987)	(505)	—	(1,492)
Above market ground lease	(4,172)	—	—	(4,172)

Total liabilities	(5,159)	(505)	—	(5,664)
Non-controlling interest	(6,234)	—	—	(6,234)
Gain on acquisitions	(2,284)	(539)	—	(2,823)

Total equity	(8,518)	(539)	—	(9,057)

Fair value of net assets acquired	$15,675	$25,036	$3,854	$44,565

Increase (decrease) in consolidated GLA	410,842	311,612	1,328,517	2,050,971
Increase (decrease) in consolidated property count	8	6	—	14
Increase (decrease) in unconsolidated property count	(8)	(1)	1	(8)

The net related party payables assumed in connection with the above transactions of $369 will be settled as described in pro forma adjustment (E).

Investments in real estate includes land, buildings, site improvements and tenant improvements. The buildings, site improvement and tenant improvements will be depreciated over the remaining estimated useful lives of the assets. Such lives are as follows:

Buildings	18-47 years
Land improvements	1-20 years
Tenant improvements	Shorter of lease term or useful life

The value of above-market and below-market lease values are amortized to rents on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases. The value of other in-place lease intangible assets is amortized to depreciation and amortization expense on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases.

The purchase consideration will consist of the following:

				Outstanding
				Principal of
		OP Units	Purchase	Mortgage Debt
	Cash Consideration	Equity	Consideration	Assumed
		(In thousands)

SM Properties
Southside Square	$820	$—	$820	$2,298
Hamilton Crossing Shopping Center	692	—	692	2,575
Gateway Commerce Center	673	—	673	2,605
West Oak I	710	—	710	2,787
Ridgewood Court Shopping Center	444	—	444	1,242
Westmoreland Mall South	342	—	342	—
Oakwood Plaza	(116)	—	(116)	—
Argyle Village Shopping Center	105	—	105	—

Total SM Properties	3,670	—	3,670	11,507

Other Properties
Kenny Centre	2,204	2,204	4,408	2,850
East Broad Plaza	644	644	1,288	2,270
Bexley Center	1,395	1,395	2,790	—
Broad Street Kroger	1,843	1,843	3,686	1,429
Jerome Realty	365		365	—
Newnan Crossing	1,803	601	2,404	1,474

Total Other Properties	8,254	6,687	14,941	8,023

Investment in Unconsolidated Joint Ventures
Greenwood Village	388	154	542
Morgan Hill Home Depot Shopping Center	196	78	274
Marana Ina Lowe’s Shopping Center	215	85	300
Valencia Lowe’s Shopping Center	371	93	464
Parmer Crossing	131	23	154
Folsom Kohl’s Shopping Center	119	21	140
Tustin Kmart Shopping Center	314	85	399
Kenai Home Depot Shopping Center	285	65	350
Valdosta Lowe’s Shopping Center	494	159	653
Westerville Shopping Center	—	578	578

Total Investment in Unconsolidated Joint Ventures	2,513	1,341	3,854

TOTAL	$14,437	$8,028	$22,465	$19,530

(D)	In February 2011 the Company entered into an agreement to purchase an 80% controlling interest in a property (“Pine Island Property”) from an unrelated third-party for $5,600. This acquisition is expected to close in the first quarter of 2011. This adjustment is to reflect the acquisition as if it occurred on December 31, 2010 to record the assets acquired and liabilities assumed at their estimated fair value in accordance with ASC Section 805-10, Business Combinations. The estimated fair value of the assets to be acquired and liabilities to be assumed are:

Investment in real estate	$5,691
Lease intangibles	1,248
Above market leases	174

7,113
Below market leases	(113)

Purchase price	$7,000

(E)	The Operating Partnership will pay $2,068 and issue $3,378 in operating partnership units to increase its ownership interests in three properties in which the Predecessor owns a controlling interest, resulting in a decrease in non-controlling interests of $1,946. The Predecessor will also issue $1,299 operating partnership units to buy out one profits interest arrangement pertaining to Crossings at Hobart, which is accounted for on a fair value basis and had a value of $1,962 at December 31, 2010. In addition, the Operating Partnership will pay $2,938 to buy out a non-controlling interest equity holder whose interest was recorded at zero in accordance with GAAP. These transactions are reflected in the pro forma balance sheet as:

			Non-
		Accrued	Controlling
Property	Cash	Expenses	Interest	Owners’ Equity

Foothills Mall (1)	$(1,690)	$—	$(1,104)	$(586)
Greenville Kroger Shopping Center	(378)	—	(251)	(127)
Crossways Shopping Center (1)	—	—	(591)	591
Crossings at Hobart	—	(1,962)	—	1,962
Columbus Aircenter	(2,938)	—	—	(2,938)

	$(5,006)	$(1,962)	$(1,946)	$(1,098)

(1)	In addition to the cash being paid to acquire the remaining non-controlling interest in this property, the Operating Partnership is also issuing common units. This transaction is considered an allocation of equity amongst the Company’s non-controlling interest and has no impact on the equity accounts of the Company.

(F)	To remove certain assets and liabilities of the Management Company that will not be contributed to the Company including severance liabilities of $2,092, related party accounts receivable of $14,563 and related party accounts payable of $9,875.

The Company will settle certain of the net remaining related party accounts payable of $16,432 consisting of accounts receivable of $6,000 and accounts payable of $22,432 with cash.

The table below reflects the impact of these items of the pro forma financial statements:

		Settlement of
	Management	Related Party
	Company Assets	Accounts
	and Liabilities	Receivable /
	not contributed	Payable	TOTAL

Related party receivables	$(14,563)	$(6,000)	$(20,563)
Accounts payable, accrued expenses and other liabilities	$(2,092)	$—	$(2,092)
Related party payables	$(9,875)	$(22,432)	$(32,307)

On March 28, 2011, Jubilee Limited Partnership (“Jubilee”) obtained a waiver from its lender under its $125 million unsecured line of credit (“Jubilee Line”) consenting to Jubilee’s contribution of its select real estate assets to the Operating Partnership as part of this offering and eliminating the repayment provision included in the line that would have otherwise been triggered in connection with the contribution. As such, Jubilee intends to exchange the $122,174 outstanding Related Party Note for equity in the Predecessor in connection with the offering.

(G)	Reflects the sale of 26,666,667 shares of common stock in this offering, based on an offering price of $15.00, and net of underwriting discounts, commissions and offering expenses as follows:

Gross proceeds from offering (1)	$400,000
Transaction costs (2)	39,725
Costs paid by Predecessor (3)	(3,666)

Net proceeds from offering	$363,941

(1)	Assumes a public offering price of $15.00 per share, which is the midpoint of the range of initial public offering prices set forth on the front cover of this prospectus, and 26,666,667 shares of common stock are issued (not including shares that may be sold pursuant to the underwriters’ over-allotment option)

(2)	Includes (i) $28,000 underwriting discount and transaction structuring fee, (ii) $9,700 of transaction costs including legal, accounting, registration and miscellaneous fees, and (iii) $2,025 of credit facility loan origination costs. Approximately $2,014 of these transaction costs were accrued for by the Predecessor as of December 31, 2010.

(3)	Includes $1,460 of offering costs paid by the Predecessor to be reimbursed by the Company.

(H)	The Operating Partnership is expected to use the net proceeds of this offering as follows:

•	approximately $170,676 for the acquisition of equity interests in the Existing Entities;

•	approximately $126,077 for repayment or defeasance of existing indebtedness, including repayment of approximately $4,553 in related party debt balances, and $4,123 for prepayment penalties, exit fees, swap breakage costs and defeasance costs; and

•	up to approximately $15.0 million to invest as a limited partner in a real estate related investment fund.

In connection with the repayment or defeasance of this indebtedness the Operating Partnership will write-off $355 of deferred financing costs, net and $324 of a premium received on the related indebtedness.

(I)	Represents the allocation of the Predecessor’ equity between controlling and noncontrolling interests. Investors in the Predecessor will receive cash and/or Operating Partnership units. Investors in this offering will receive shares of our common stock.

NOTE 2.	ADJUSTMENTS TO THE PRO FORMA COMBINED STATEMENTS OF OPERATIONS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(AA)	Reflects the historical combined statement of operations of the Predecessor, which includes the entity that is considered our accounting acquirer, for the year ended December 31, 2010.

(BB)	To reflect the acquisition of the 85% controlling interest in the Foothills Mall property, a retail shopping center located in Tucson, Arizona, in accordance with ASC Section 805-10, Business Combinations, as if it were acquired on January 1, 2010. The Foothills Mall property was acquired on August 2, 2010 by an entity included in the Predecessor. The pro forma adjustments for the year ended December 31, 2010 (to reflect activity from January 1, 2010 to August 2, 2010) include the following: (i) interest expense, including amortization of the premium, of $2,902 associated with the assumption of existing indebtedness related to the property having a fair value of $81,118 on the date of acquisition and an effective interest rate of 6.05% per annum, (ii) depreciation and amortization of amounts allocated to building, site improvements, tenant improvements and in-place leases in connection with the property acquisition, (iii) straight line rental (expense) revenue of $(61) plus amortization of net below-market leases of $145, and (iv) other recurring operating items derived from the property’s historical operations.

As described in pro forma adjustment (E), above, the Company plans to acquire the remaining 15% of the Foothills property in connection with this transaction. Accordingly, no amount has been provided in this pro forma adjustment to record a non-controlling interest for the period January 1, 2010 to August 2, 2010.

(CC)	Reflects the acquisitions of the interests discussed in (C) above, as if this offering and formation transactions had occurred on January 1, 2010. The acquisition of the interests will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, Business Combinations, and recorded at the estimated fair value of the acquired assets and the assumed liabilities. Adjustments for revenues represent the impact of the amortization of the net amount of above- and below-market rents. Depreciation and amortization amounts were determined based on management’s evaluation of the estimated useful lives of the properties and intangibles. In utilizing these useful lives in determining the pro forma adjustments, management considered the length of time the property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life. Interest expense represents the interest expense of the assumed debt at a rate of interest determined to be market for similar indebtedness calculated on the balance at fair value, with the above- or below-market component of such fair value amortized on a straight-line basis over the remaining term of such indebtedness, which approximates the effective interest rate.

The table below shows the operating results for the interests for the year ended December 31, 2010.

					Investment in
					Unconsolidated
	SM Properties		Other Properties		Joint Ventures	Total

Revenues:
Rents	$3,626		$2,920		$—	$6,546
Expense recoveries from tenants	965		668		—	1,633
Percentage rents	—		9		—	9
Management and other property related fees	(166	)(ii)	(23)		—	(189)
Other revenue	3		14		—	17

Total revenues	4,428		3,588		—	8,016

Expenses:
Property operating and maintenance	1,013		701		—	1,714
Real estate taxes	726		530		—	1,256
General and administrative	—		—		—	—
Depreciation and amortization	2,948		2,461		—	5,409

Total expenses	4,687		3,692		—	8,379

Operating income	(259)		(104)		—	(363)
Interest expense	(602)		(584)		—	(1,186)
Interest income	—		—			—
Non-recurring gains (losses)	—		—		—	—
Income (loss) from unconsolidated joint ventures	(178	) (i)	(29	) (i)	635	428

Net income (loss)	(1,039)		(717)		635	(1,121)

Less: net income (loss) attributable to non-controlling interest in operating partnership	(295)		—		—	(295)

Net income (loss) attributable to owners	$(744)		$(717)		$635	$(826)

(i)	To remove the income recorded by the Predecessor as income from these unconsolidated joint venture properties is consolidated in this pro forma.

(ii)	To eliminate management fees recorded by the Predecessor related to these properties.

(DD)	To record the Pine Island acquisition as if it had occurred on January 1, 2010 in accordance with ASC 805-10, Business Combinations. The pro forma adjustments for the year ended December 31, 2010 include the following: (i) depreciation and amortization of amounts allocated to building, site improvements, tenant improvements and in-place leases in connection with the property acquisition, (ii) amortization of net below-market leases of $6, and (iii) other recurring operating items derived from the property’s historical operations.

(EE)	To remove the allocation of net loss attributable to non-controlling interests of $221 related to the Company’s increase its ownership interests in three properties that the Predecessor owns a controlling interest in. To remove general and administrative expense of $130 due to the buyout of a profits interest arrangement in the Crossings at Hobart property.

(FF)	To reduce interest expense by $9,414, including amortization of deferred financing costs of $136, net of accretion of premium related to debt of $146 associated with the conversion of debt to equity and the repayment of existing indebtedness of the Predecessor. This adjustment is to also record $725 of amortization of debt issue fees and facility fees related to the Company’s new revolving credit facility for the year ended December 31, 2010.

(GG)	To remove certain income and expenses of the Management Company related to the assets and liabilities of the Management Company which will not be contributed to the Company, including interest income of $525, severance expense of $1,322, interest expense of $432, including severance related interest expense of $123, reduction in general and administrative expense of $1,040, and reduced management fee revenue of $1,646. In addition, approximately 27 employees of our predecessor management company, who are principally responsible for the excluded multifamily properties, will not be included in the Company, on a pro forma basis.

(HH)	The adjustments have been made to reflect adjustments to include incremental expenses that the Company expects to pay, including:

a.	Increase in general and administrative for salaries and benefits of $1,418, to be paid to two of the Company’s executive officers in connection with employment agreements to be entered into as a result of this offering.

b.	Amortization of restricted shares of $1,601 to general and administrative and $175 to property operating and maintenance based on vesting periods ranging from one to 5 years. The aggregate estimated value of the restricted share awards are $4,553.

c.	Amortization of LTIP unit awards of $756 to general and administrative based on a three-year vesting period. The aggregate undiscounted estimated value of the LTIP unit awards are $1,315. After applying the share-based payment accounting guidance, the estimated discounted values of the LTIP awards are $1,237. The discounted value is used for the purposes of determining the amortization.

d.	Cash compensation of $390 and restricted share compensation of $450 to the independent directors, which includes a $150 non-recurring grant, the effect of which has been omitted from the pro forma consolidated statement of operations. A total of $690 has been included in general and administrative.

e. Directors and officers insurance of $816 to general and administrative.

(II)	Reflects the allocation of net income (loss) to the non-controlling interests’ and controlling interests’ equity.

NOTE 3.	SUPPLEMENTAL INFORMATION

The Company expects to incur additional general and administrative expenses as a result of becoming a public company, including but not limited to, incremental salaries, board of directors’ fees and expenses, directors and officers insurance, Sarbanes-Oxley compliance costs and incremental audit and tax fees. Non-recurring costs to organize the Company of $3,689 were expensed as incurred and are included in general and administrative expense at December 31, 2010.

Report of Independent Registered Public Accounting Firm

To the Owners of Schottenstein Realty Trust, Inc. Predecessor:

We have audited the accompanying combined balance sheets of Schottenstein Realty Trust, Inc. Predecessor as of December 31, 2010 and 2009, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule of real estate and accumulated depreciation listed in the Index. These financial statements and the related schedule are the responsibility of Schottenstein Realty Trust, Inc. Predecessor’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Schottenstein Realty Trust, Inc. Predecessor at December 31, 2010 and 2009, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
March 14, 2011

SCHOTTENSTEIN REALTY TRUST, INC. PREDECESSOR
COMBINED BALANCE SHEETS
(In thousands)

	December 31,
	2010	2009

Assets:
Investments in real estate:
Land	$121,851	$105,379
Leasehold interest	16,940	16,940
Buildings and improvements	710,620	649,767
Construction in progress	1,074	811
Less: accumulated depreciation and amortization	(223,545)	(203,156)

Net investment in real estate	626,940	569,741
Cash and cash equivalents	17,737	4,842
Restricted cash	12,662	7,840
Tenant accounts receivables, net including related party of $3,393, $4,143	12,089	11,931
Straight-line rents receivable, net, including related party of $7,921, $8,245	20,110	20,042
Related party receivables	28,768	36,779
Intangible lease assets, net	23,346	1,604
Deferred costs, net	16,656	16,970
Investment in unconsolidated joint ventures	36,480	28,614
Prepaid expenses and other assets, net	4,507	1,650

Total Assets	$799,295	$700,013

Liabilities and Equity:
Liabilities:
Mortgage loans payable	$442,285	$381,416
Related party notes payable	126,727	127,923
Accounts payable, accrued expenses and other liabilities	50,042	40,293
Related party payables	34,979	32,540
Intangible lease liabilities, net	5,430	3,393

Total Liabilities	659,463	585,565

Commitments and contingencies
Equity:
Owners’ equity	139,009	117,773
Non-controlling interest	823	(3,325)

Total Equity	139,832	114,448

Total Liabilities and Equity	$799,295	$700,013

See accompanying notes to combined financial statements

SCHOTTENSTEIN REALTY TRUST, INC. PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2010	2009	2008

Revenues:
Rents, including related party of $27,991, $27,335, $26,877	$96,513	$89,438	$91,586
Expense recoveries from tenants, including related party of $9,648, $9,348, $10,001	29,044	24,415	28,007
Percentage rents, including related party of $449, $243, $187	592	687	569
Related party management fees	4,230	5,730	4,723
Other revenue	620	1,043	415

Total revenues	130,999	121,313	125,300

Expenses:
Property operating and maintenance	31,282	25,508	31,666
Real estate taxes	20,579	19,589	19,250
General and administrative	17,144	12,025	8,418
Cost associated with acquisitions	419	158	—
Impairment of investment in real estate	1,421	—	—
Depreciation and amortization	27,404	21,705	21,066

Total expenses	98,249	78,985	80,400

Operating income	32,750	42,328	44,900
Interest expense	(29,385)	(26,416)	(31,163)
Interest income	662	395	478
Other non-operating gains, net	3,204	1,843	—
Impairment on unconsolidated joint ventures	—	—	(16,476)
Income (loss) from unconsolidated joint ventures	363	402	(432)

Net income (loss)	7,594	18,552	(2,693)

Less: Net income (loss) attributable to non-controlling interests	(268)	62	67

Net income (loss) attributable to Predecessor owners	$7,862	$18,490	$(2,760)

See accompanying notes to combined financial statements

SCHOTTENSTEIN REALTY TRUST, INC. PREDECESSOR
COMBINED STATEMENTS OF EQUITY
(In thousands)

		Non-Controlling
	Owners’ Equity	Interest	Total

Balance — January 1, 2008	$138,899	$(3,357)	$135,542
Net (loss) income	(2,760)	67	(2,693)
Contributions	4,623	—	4,623
Distributions	(64,864)	(90)	(64,954)

Balance — December 31, 2008	75,898	(3,380)	72,518
Net income	18,490	62	18,552
Contributions	37,170	—	37,170
Distributions	(13,785)	(7)	(13,792)

Balance — December 31, 2009	117,773	(3,325)	114,448
Net income (loss)	7,862	(268)	7,594
Acquisition of non-controlling interest’s deficit	(3,110)	3,110	—
Contributions	21,640	1,500	23,140
Distributions	(5,156)	(194)	(5,350)

Balance — December 31, 2010	$139,009	$823	$139,832

See accompanying notes to combined financial statements

SCHOTTENSTEIN REALTY TRUST, INC. PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$7,594	$18,552	$(2,693)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from unconsolidated joint ventures	(363)	(402)	432
Impairment of investments in real estate	1,421	—	—
Straight-line rental revenue	(68)	(751)	68
Depreciation and amortization	27,404	21,705	21,066
Gain on sale of non-operating property	(152)	—	—
Gain on acquisition of controlling interest in joint venture	(62)	—	—
Amortization of deferred financing costs	579	550	623
Amortization of lease inducements	46	385	244
Amortization of above and below-market leases, net	(474)	(337)	(751)
Amortization of premium on mortgage notes payable	(213)	(208)	(205)
Bargain purchase gain	—	(1,843)	—
Gain on debt extinguishment	(2,990)	—	—
Provision for bad debt	339	557	4,999
Impairment of investments in unconsolidated joint ventures	—	—	16,476
Net changes in assets / liabilities:
Tenant accounts receivable	(497)	1,234	(4,806)
Prepaid expenses and other assets	(3,108)	(809)	426
Accounts payable, accrued expenses and other liabilities	9,189	892	1,437

Net cash provided by operating activities	38,645	39,525	37,316

Cash flows from investing activities:
Expenditures for acquisitions and improvements	(21,380)	(25,341)	(36,081)
Proceeds from disposition of property and equipment	255	—	—
Payment of lease origination costs	(1,050)	(1,893)	(5,236)
Repayments of (advances to) related parties	8,011	(12,946)	(1,238)
Restricted cash	(4,822)	814	(788)
Investments in unconsolidated joint ventures	(10,320)	(10,063)	(2,022)
Distributions received from unconsolidated joint ventures	2,785	3,012	2,090

Net cash used in investing activities	(26,521)	(46,417)	(43,275)

Cash flows from financing activities:
Advances from (repayments to) related party note payable	(946)	(872)	22,760
Advances from (repayments to) related parties	2,439	(285)	(3,944)
Proceeds from mortgage financings and notes payable	2,060	2,310	5,351
Principal payments on mortgages and notes payable	(19,107)	(16,955)	(12,781)
Payments of debt financing costs	(296)	(124)	(72)
Capital contributions from owners	20,471	37,170	4,623
Capital contributions from non-controlling interest	1,500	—	—
Distributions to owners	(5,156)	(13,785)	(11,111)
Distributions to non-controlling interest	(194)	(7)	(90)

Net cash provided by financing activities	771	7,452	4,736

Net increase (decrease) in cash	12,895	560	(1,223)
Cash and cash equivalents at beginning of year	4,842	4,282	5,505

Cash and cash equivalents at end of year	$17,737	$4,842	$4,282

Cash paid for interest	$27,401	$26,179	$28,717
Supplemental schedule of non-cash investing and financing activities:
Non-cash change in accrued capital expenditures	449	739	(1,995)
Non-cash change in deferred charges	902	—	—
Assumed debt	81,000	—	2,667
Assets assumed, net of liabilities in conjunction with acquisitions	251	—	—
Related party note payable exchanged for equity contribution	1,169	—	—
Related party note payable exchanged for equity distribution	—	—	(53,753)
Acquisition of non-controlling interest’s deficit	(2,924)	—	—

See accompanying notes to combined financial statements

NOTE 1.	ORGANIZATION

The Schottenstein Realty Trust, Inc. Predecessor (the “Predecessor”) is not a legal entity but rather a combination of entities that currently own interests in certain properties, which interests Schottenstein Realty Trust, Inc., a Maryland corporation (the “Company”), will own after the completion of the formation transactions described in this prospectus (the “Existing Entities”) and Schottenstein Property Group, Inc. (the “Management Company”). The Predecessor is an owner, operator, acquirer and redeveloper of power/big box, community and neighborhood shopping centers in major population centers throughout the United States predominantly anchored by national retailers. The Predecessor derives revenues primarily from rents and reimbursement payments for property operating expenses and real estate taxes received from tenants under leases at its properties. The Predecessor also derives revenues from providing management, leasing, and construction services to affiliates. The Predecessor’s operating results therefore depend materially on the ability of its tenants to make required rental payments, conditions in the United States retail sector and overall real estate market conditions.

As of December 31, 2010, the Predecessor owned 95 retail properties with approximately 10.3 million square feet (unaudited) of gross leasable area (“GLA”), 10 office/industrial properties with approximately 4.5 million square feet (unaudited) of GLA, three undeveloped land parcels and joint venture interests in 45 unconsolidated properties with approximately 6.5 million square feet (unaudited) of GLA located in 27 states.

Future Initial Public Filing

The Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (“SEC”) with respect to a proposed initial public offering of its common stock (the “Offering”). The Company will conduct substantially all of its business activities through Schottenstein Realty LP, a Delaware limited partnership (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership.

Prior to or concurrently with the completion of the expected Offering, the Company will affect the formation transactions, which are designed to:

•	consolidate the ownership of a portfolio of shopping centers and office/industrial properties (the “Predecessor’s Portfolio”) and the Management Company into the Operating Partnership and acquire the Predecessor’s joint venture partners’ equity interest in certain assets;

•	repay existing indebtedness related to certain properties and other obligations;

•	convert certain related party debt to equity;

•	and enable the Company to qualify as a real estate investment trust (“REIT”) for federal income tax purposes commencing with the taxable period ending December 31, 2011; and

Pursuant to the formation transactions, among other matters, holders of equity interests in the Predecessor will exchange their interests for units of limited partnership interest in the Operating Partnership (“Operating Partnership Units”) and cash.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Combination

The Existing Entities and the Management Company have been combined on the basis that, for the periods presented, these entities were under common control. Common control exists because each entity was under the control of Jay L. Schottenstein. Control of an investment is demonstrated by, among other factors, (i) the ability of Mr. Schottenstein to manage day-to-day operations, (ii) Mr. Schottenstein’s role as trustee of various family trusts which ultimately own the entities comprising the Predecessor group, (iii) Mr. Schottenstein’s ability to make determinations to refinance debt and sell investments, and (iv) the general inability of any other owner to replace Mr. Schottenstein’s ability to control. All significant intercompany transactions and balances between the combined entities have been eliminated in the accompanying combined financial statements.

All dollar amounts in these footnotes are in thousands except per share information.

Reclassifications

The accompanying combined balance sheets include two immaterial reclassifications to 2009. These reclassifications have been made to conform to the 2010 presentation and have been made to reclassify (i) $348 of land that was classified in building and improvements and (ii) $990 of lease origination costs and $57 of related amortization to deferred charges that were classified in leasehold interests and accumulated depreciation and amortization. These reclassifications were considered immaterial and had no impact to the Predecessor’s combined results of operations or cash flows for any of the periods presented herein.

Use of Estimates

The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities, the reported amounts of assets and liabilities at the date of the combined financial statements, and the reported amounts of revenue and expenses during the periods covered by the combined financial statements. The most significant assumptions and estimates relate to the valuation of real estate and related intangible assets and liabilities, including the assessment of impairments for combined and equity method investments, as well as depreciable lives, revenue recognition and the collectability of trade accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties, and, as a result, actual results could differ from these estimates.

Real Estate Investments

Real estate investments are carried at cost less accumulated depreciation. Expenditures for improvements that substantially extend the useful lives or increase the value of the properties are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

Real estate investments include costs of development and redevelopment activities, and construction in progress. Capitalized costs, including interest and other carrying costs during the construction and/or renovation periods, are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. A variety of costs are incurred in the acquisition, development and leasing of a property, such as pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs, and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. The Predecessor ceases capitalization on the portions substantially completed and occupied, or held available for occupancy, and capitalizes only those costs associated with the portions under development. The Predecessor considers a construction project to be substantially completed and held available for occupancy upon the completion of tenant improvements, but not later than one year from cessation of major construction activity.

The provision for depreciation is calculated using the straight-line method based upon the following estimated useful lives of the respective assets:

Buildings	40 years
Building and leasehold improvements	5 – 40 years
Land improvements	20 years
Tenant improvements	Shorter of lease term or useful life

Management of the Predecessor reviews each real estate investment for impairment whenever triggering events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. In addition to identifying any specific circumstances which may affect a property or properties, management considers other criteria for determining which properties may require assessment for potential impairment. Examples of triggering events include decreased occupancy, significant near-term lease expirations, current and historical operating and/or cash flow losses, near-term mortgage debt maturities, significant declines in market rents and market values since acquisition or other factors that might impact the Company’s intent and ability to hold the property. The review of recoverability is based on an estimate of the future undiscounted cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition, changes in market rental rates, costs to operate each property and other factors. If an impairment event exists due to the projected inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair value. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in its impairment analyses may not be achieved, and the actual losses or impairments may be realized in the future.

Purchase Accounting Allocation

The Predecessor accounts for all acquisitions in accordance with the authoritative guidance for business combinations. The Predecessor allocates the cost of a real estate acquisition, including the assumption of liabilities, to tangible assets such as land, buildings and improvements and intangible assets and liabilities for in-place leases, above- and below-market leases, and tenant relationships, based on their estimated fair values. In certain circumstances allocating fair value of the properties results in bargain purchase gains. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant.

Above- and below-market and in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases, plus any extended term for leases with below-market renewal options when these renewals are expected to be exercised. Management assesses the likelihood of a tenant exercising its below market renewal option by reviewing whether the lease allows for the lessee, at its option, to renew the lease at a rental rate sufficiently lower than the estimated market rental rate to be in effect during the option term such that the tenant would be economically compelled to exercise the option (i.e., renewal is reasonably assured) and would be considered in a market participant’s estimate of fair value. While the Company recognizes the subjective nature of estimating market rent into the future, we consider a 15% or greater discount from projected market rent during the renewal period to be sufficiently lower than market to economically compel the tenant to exercise the option. Additionally, for leases that have estimated discounts that are less than 15% from projected market rent, management would considers the materiality of the potential below market lease liability as well as other qualitative factors on a lease by lease basis which would be indicative that the exercise of the renewal option would have a high probability. Those factors include, but are not limited to, (i) the length of time left remaining in the current lease term with greater consideration placed upon those leases scheduled to renew in the next five years (the sooner the renewal option will become operative, the more confident management can be in its conclusions); (ii) the tenant’s financial condition at the time of acquisition; (iii) tenant composition in the shopping center at the time of acquisition; and (iv) for major retailers with a significant history of renewal, any knowledge of that tenant’s performance in that location.

In estimating the value of tenant relationships, management considers the nature and extent of the existing tenant relationship, the expectation of lease renewals, growth prospects and tenant credit quality, among other factors. Other intangible assets for in-place leases include estimates of carrying costs, such as real estate taxes, insurance, other operating expenses, and lost rental revenue during the hypothetical expected lease-up periods based on the evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs. Under authoritative guidance for business combinations through December 31, 2008, the Predecessor capitalized costs associated with acquisitions. Beginning January 1, 2009 costs associated with acquisitions were expensed.

Intangible Leasing Assets and Liabilities

The value of above-market and below-market lease values are amortized to rents on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases when these renewals are expected to be exercised. The value of other in-place lease intangible assets is amortized to depreciation and amortization expense on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases when these renewals are expected to be exercised. If a lease terminates prior to its expected expiration, all unamortized amounts relating to that lease are recognized in operations at that time.

Cash and Cash Equivalents

The Predecessor considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Cash and cash equivalents balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Predecessor believes it mitigates risk by investing in or through major financial institutions and primarily in funds that are currently U.S. federal government insured. Recoverability of investments is dependent upon the performance of the issuers.

Restricted Cash

The terms of several of the Predecessor’s mortgage loans payable require the Predecessor to escrow certain replacement and other reserves with its lenders. Such restricted cash is generally available only for property-level requirements for which the reserves have been established and is not available to fund other property-level or Predecessor-level obligations.

Deferred Costs, net

Deferred costs represent unamortized leasing costs, financing costs and lease inducements. Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized to depreciation and amortization expense on a straight-line basis over the related lease term. Deferred financing costs consisting of commitment fees, legal and other third-party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements on a straight-line basis, which approximates the effective interest rate method, to interest expense. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity. Deferred costs also include lease inducements related to incentives offered to tenants that do not represent landlord assets. These costs are capitalized and amortized as a reduction to revenue over the applicable lease term.

Investments in Unconsolidated Joint Ventures

The Predecessor includes entities that hold interests in both consolidated and unconsolidated joint ventures, which primarily own retail properties consistent with the Predecessor’s core business. The Predecessor combines joint ventures where it exhibits financial or operational control. Control is determined using accounting standards related to the consolidation of joint ventures and variable interest entities. None of the joint ventures are variable interest entities. Management evaluates joint ventures under the voting interest model by first considering whether the Predecessor is the general partner or a limited partner (or the equivalent in such investments which are not structured as partnerships). For certain joint ventures where the Predecessor is the general partner (or the equivalent), but does not control the joint venture as the other partners (or the equivalent) hold substantive participating rights, the Predecessor uses the equity method of accounting. For joint ventures where the Predecessor is a limited partner (or the equivalent), management considers factors such as ownership interest, voting control, authority to make decisions, and contractual and substantive participating rights of the partners (or the equivalent) to determine if the presumption that the general partner controls the entity is overcome. In instances where these factors indicate the Predecessor controls the joint venture, the Predecessor consolidates the joint venture; otherwise it uses the equity method of accounting.

The Predecessor accounts for its investments in unconsolidated joint ventures under the equity method of accounting as the Predecessor exercises significant influence, but does not control these entities. These investments are initially recorded at cost and subsequently adjusted for net equity in income or loss, cash contributions, cash distributions and impairments. Earnings for each investment are recognized in accordance with each respective investment agreement and are based on the Predecessor’s ownership percentage.

To recognize the character of distributions from equity investees the Predecessor looks at the nature of the cash distribution to determine the proper character of cash flow distributions as either returns on investment, which are included in operating activities or returns of investment, which are included in investing activities in the combined statement of cash flows.

When circumstances indicate there may have been a loss in value of an equity investment, the Predecessor evaluates the investment for impairment by estimating the Predecessor’s ability to recover its investment and if the loss in value is other than temporary. To evaluate whether an impairment is other than temporary, the Predecessor considers relevant factors, including, but not limited to, the period of time in any unrealized loss position, the likelihood of a future recovery, and the Predecessor’s intent and ability to hold the investment until the forecasted recovery. If the Predecessor determines the loss in value is other than temporary, the Predecessor recognizes an impairment charge to reflect the investment at fair value. Fair value is determined through various valuation techniques, including, but not limited to, discounted cash flow models. The basis difference that results from the impairment charge is amortized on a straight-line basis over the estimated useful lives of the equity investment’s assets against the Predecessor’s equity income pick-up of the impaired joint venture.

Rental Revenue

Management has determined that the Predecessor’s leases with its various tenants are operating leases. Rental revenue with scheduled rent increases is recognized using the straight-line method over the respective terms of the leases commencing when the tenant takes possession of the premises. The aggregate excess of rental revenue recognized on a straight-line basis over base rents under applicable lease provisions is included in straight-line rents receivable on the combined balance sheets.

Leases generally contain provisions under which the tenants reimburse the Predecessor for a portion of property operating expenses and real estate taxes incurred; such income is recognized as the expenses are incurred. The reimbursements are recognized and presented gross, as the Predecessor is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay, as additional rent, a percentage of their sales in excess of a specified amount. The Predecessor defers recognition of contingent rental revenue until those specified sales targets are met and notification is received from the tenant.

The Predecessor makes estimates as to the collectability of its accounts receivable related to base rent, straight-line rent, percentage rent, expense reimbursements and other revenues. When management analyzes accounts receivable and evaluates the adequacy of the allowance for doubtful accounts, it considers such things as historical bad debts, tenant creditworthiness, current economic trends and changes in tenants’ payment patterns. If amounts are determined to be uncollectible they are written off and charged as bad debt expense, which is included in property operating and maintenance expense in the combined statements of operations, at that time. The Predecessor has reserves for estimated uncollectible accounts receivable of $839 and $500 as of December 31, 2010 and 2009, respectively.

Related Party Management Fees

The Predecessor has been engaged under agreements with affiliates and certain unconsolidated joint ventures to provide management services for retail properties, office/industrial properties and multi-family properties. The fees are generally calculated as a percentage of revenues earned by the properties managed, and are recognized as revenue by the Predecessor in the period when all of the following has occurred: (i) services have been rendered; (ii) fees can be reasonably determined; and (iii) collectability is reasonably assured.

Non-controlling Interests

Non-controlling interests represent the portion of equity that the Predecessor does not own in the controlled entities included in the combined financial statements. The Predecessor identifies its non-controlling interests separately within the equity section on the combined balance sheets. The amounts of consolidated net earnings attributable to the Predecessor and to the non-

controlling interests are presented on the Predecessor’s combined statements of operations. Certain non-controlling interest holders are obligated to fund deficits. During 2010 the Predecessor acquired the non-controlling interest in one property. The carrying value of the non- controlling interest was $(2,924) and the Predecessor paid $186.

Income Taxes

During the periods presented, the entities included in the combined financial statements are treated as partnerships, limited liability companies or S corporations for federal and state income tax purposes and, accordingly, are not subjected to a company-level income tax. The Predecessor’s taxable income or loss is allocated to its owners. Therefore, no provision or liability for federal or state income taxes has been included in the accompanying combined financial statements.

Fair Value Measurements

The Predecessor applies the authoritative guidance for measuring fair value for financial assets and liabilities that are recognized or disclosed at fair value in financial statements on a recurring basis.

The Predecessor uses the following hierarchy for measuring fair value:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. The classifications are based on the lowest level of input that is significant to the fair value measurement.

Organization Costs

Costs incurred to organize the Company are expensed as incurred and are included in general and administrative expense in the combined statements of operations. For the year ended December 31, 2010, these costs were $3,689.

Offering Costs

In connection with this offering, certain contributors have advanced funds for professional services, which will be reimbursed by us upon consummation of this offering. These costs of $1,460 are included in prepaid expenses and will be reimbursed by us after consummation of the offering.

Segment Information

The Predecessor’s operations are comprised of two reportable segments: (i) retail properties and (ii) office/industrial properties. The Company’s real estate portfolio is located throughout the

United States (U.S.); management does not distinguish or group its operations on a geographical basis for purposes of allocating resources or measuring performance.

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) amended the guidance for determining whether an entity is a Variable Interest Entity (“VIE”) and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance is effective for the first annual reporting period that begins after November 15, 2009, with early adoption prohibited. The adoption of this guidance, effective January 1, 2010, did not have any effect on the Predecessor’s combined financial statements.

NOTE 3.	INVESTMENTS IN REAL ESTATE

During 2010, the Predecessor acquired two real estate properties, which included an 85% controlling interest in the Foothills Mall property (“Foothills”) located in Tucson, Arizona on August 2, 2010 and a property located in Nashua, New Hampshire (“Webster Square”) on March 26, 2010. In addition, on November 22, 2010 the Predecessor acquired the remaining 50% interest in Broad Parsons, a property that was previously accounted for by the Predecessor as an unconsolidated joint venture. The Predecessor recorded a gain of $62 as a result of remeasuring its $32, 50% interest, in Broad Parsons at the time of acquisition to fair value. The following table summarizes the consideration paid for the acquired real estate properties in 2010:

			Webster
	Foothills	Broad Parsons	Square	Total

Cash	$8,569	$94	$2,550	$11,213
Net assets assumed	251	—	—	251
Equity interest	—	94	—	94
Mortgage debt assumed	81,000	—	—	81,000

Total consideration	$89,820	$188	$2,550	$92,558

The fair value of the net assets acquired for Foothills, Broad Parsons and Webster Square in 2010 were as follows:

			Webster
	Foothills	Broad Parsons	Square	Total

Land	$14,416	$69	$1,433	$15,918
Buildings and improvements	53,994	75	1,117	55,186
Intangible lease assets	24,167	44	—	24,211
Intangible lease liabilities	(2,638)	—	—	(2,638)
Mortgage fair value adjustment	(119)	—	—	(119)

Total net assets acquired	$89,820	$188	$2,550	$92,558

In addition to the above acquisitions, during 2010, the Predecessor acquired additional land parcels adjacent to existing properties totaling $555.

In connection with the above 2010 acquisitions, the Predecessor expensed approximately $419 of acquisition costs, including broker, attorney and accounting fees, that are not included in the fair value of the assets acquired.

The following unaudited pro forma results of operations for Foothills for the years ended December 31, 2010 and 2009 assume the acquisition occurred on January 1, 2009. The pro forma results of operations are not necessarily indicative of the results of operations if the acquisition had been completed on the assumed date. The unaudited pro forma results of operations are as follows:

	Year Ended December 31,
	2010	2009

Total revenues	$138,630	$134,860
Net income attributable to Predecessor owners	$6,611	$15,372

For the year ended December 31, 2010, approximately $5,705 of revenues and $2,639 of net loss was included in the Predecessor’s combined statements of operations associated with the Foothills acquisition.

On September 8, 2009, the Predecessor acquired a 96,347 (unaudited) square foot shopping center located in Plainfield, Indiana (“Plainfield”) for cash consideration of $3,300. As a result of a below market purchase price, the Predecessor recognized a gain of $1,843 included in other non-operating gains (losses), net on the combined statements of operations. The below market purchase was the result of purchasing a property out of foreclosure in an off market transaction. The gain represents the difference between the fair value of the property, using Level 3 inputs, and the consideration paid. The following table summarizes the fair value of assets acquired and the calculation of the recognized gain for Plainfield:

Land	$2,772
Buildings and improvements	1,749
Intangible lease assets	622

Total assets acquired	5,143
Purchase price (cash consideration)	3,300

Gain on below market purchase	$1,843

In connection with the Plainfield acquisition, the Predecessor expensed approximately $158 of acquisition costs, including broker, attorney and accounting fees, that are not included in the fair value of the assets acquired.

For the year ended December 31, 2009, approximately $2,133 of revenues and $1,487 of net income (including the gain on below market purchase of $1,843) was included in the Predecessor’s combined statements of operations associated with the Plainfield acquisition.

During 2008, the Predecessor acquired three real estate properties. The following table summarizes the consideration paid for the acquired real estate properties in 2008:

	Annapolis	Yearling	Woodbridge	Total

Cash	$6,000	$3,500	$3,368	$12,868
Mortgage debt assumed	—	—	2,667	2,667

Total consideration	$6,000	$3,500	$6,035	$15,535

The fair value of the net assets acquired for the above 2008 acquisitions was as follows:

	Annapolis	Yearling	Woodbridge	Total

Land	$—	$513	$5,187	$5,700
Leasehold interest	6,649	—	—	6,649
Buildings and improvements	—	2,987	2,460	5,447
Intangible lease assets	314	—	593	907
Intangible lease liabilities	(963)	—	(2,205)	(3,168)

Total net assets acquired	$6,000	$3,500	$6,035	$15,535

During the fourth quarter of 2010, management’s intent with respect to the hold period of one property changed. While the change in intent does not meet the criteria for the property to be considered as held for sale due to certain constraints currently placed on the property by the mortgage debt, the Predecessor intends to pay off the mortgage debt with proceeds from the offering and will consider marketing the property after the debt is repaid. As a result of this change in the hold period, management’s estimate of the undiscounted cash flows for the property no longer exceeds the net book value of the property and the Predecessor wrote down the investment in this property to fair value. The fair value was based on the analysis of the present value of the estimated future cash flows, which used level 3 inputs, and resulted in an impairment charge of $1,421 being recorded.

Management performed an analysis of the long lived assets and determined there was no other impairment charge to be recorded for the year ended December 31, 2010 or for the years ended December 31, 2009 or 2008.

During 2010, management of the Predecessor committed to teardown a building that housed utilities at the Aircenter property. As a result, the Predecessor wrote off the net book value of the building and improvements of $740, which is included in depreciation and amortization on the combined statements of operations.

NOTE 4.	INTANGIBLE LEASE ASSETS AND LIABILITIES, NET

The following summarizes the Predecessor’s net lease intangible assets and liabilities:

	December 31,
	2010	2009

Above market leases	$1,514	$—
Accumulated amortization	126	—

Above market leases, net	1,388	—

Tenant relationships	11,293	—
Accumulated amortization	451	—

Tenant relationships, net	10,842	—

In-place leases	13,126	1,950
Accumulated amortization	2,010	346

In-place leases, net	11,116	1,604

Net intangible lease assets	$23,346	$1,604

Below market leases	$6,774	$4,280
Accumulated amortization	1,344	887

Below market leases, net	5,430	3,393

Net intangible lease liabilities	$5,430	$3,393

As a result of recording intangible lease assets, (i) amortization expense was increased by $2,343, $135 and $289 for the years ended December 31, 2010, 2009 and 2008, respectively, relating to the amortization of in-place leases and tenant relationships, (ii) revenues were increased by $600, $337 and $751 for the years ended December 31, 2010, 2009 and 2008, respectively, relating to the amortization of net below-market leases, and (iii) revenues were decreased by $126 for the year ended December 31, 2010 relating to the amortization of net above-market leases.

The unamortized balance of above-market lease assets at December 31, 2010 will be charged to rental revenue through 2020 as follows:

Year Ended December 31,	Amount

2011	$300
2012	287
2013	204
2014	174
2015	153
Thereafter	270

Total	$1,388

The unamortized balance of tenant relationships at December 31, 2010 will be charged to amortization expense through 2034 as follows:

Year Ended December 31,	Amount

2011	$1,088
2012	1,088
2013	1,088
2014	1,088
2015	1,064
Thereafter	5,426

Total	$10,842

The unamortized balance of in-place leases at December 31, 2010 will be charged to amortization expense through 2028 as follows:

Year Ended December 31,	Amount

2011	$3,677
2012	2,540
2013	1,447
2014	912
2015	717
Thereafter	1,823

Total	$11,116

The unamortized balance of below-market lease liabilities at December 31, 2010 will be amortized as a net increase to rental revenue through 2028 as follows:

Year Ended December 31,	Amount

2011	$680
2012	635
2013	455
2014	371
2015	314
Thereafter	2,975

Total	$5,430

NOTE 5.	DEFERRED COSTS, NET

Deferred costs, net is comprised of the following:

	December 31,
	2010	2009

Lease origination costs	$21,220	$20,372
Accumulated amortization	8,737	7,783

Lease origination costs, net	12,483	12,589

Lease inducements	2,593	2,473
Accumulated amortization	674	628

Lease inducements, net	1,919	1,845

Financing costs	5,813	5,944
Accumulated amortization	3,559	3,408

Financing costs, net	2,254	2,536

Net deferred charges	$16,656	$16,970

As a result of capitalizing deferred lease origination cost, (i) amortization expense was increased by $1,937, $1,503 and $1,441 for the years ended December 31, 2010, 2009 and 2008, respectively, relating to the amortization of lease origination costs; (ii) revenues were decreased by $46, $385, and $244 for the years ended December 31, 2010, 2009 and 2008, respectively, relating to the amortization of lease inducements and (iii) interest expense was increased by $579, $550 and $623 for the years ended December 31, 2010, 2009 and 2008, respectively, relating to amortization of deferred financing.

NOTE 6.	MORTGAGE LOANS PAYABLE

Mortgage loans payable is comprised of the following:

			December 31,
	Maturity		2010		2009
Property-collateral for loan	Date		Rate	Balance	Rate	Balance

River Oaks West Mall	10/01/11	(i)	1.76%	$11,000	1.73%	$11,000
Springdale Plaza	01/01/12		7.38%	13,460	7.38%	14,176
Crossings at Taylor	01/01/12		7.29%	8,802	7.29%	9,274
Harvard Park	07/01/12	(l)	5.50%	26,635	5.50%	27,760
Biscayne Center	08/01/12	(j)	1.71%	17,000	1.68%	17,000
Crossways Shopping Center	09/01/12		6.55%	20,468	6.55%	21,540
Plainfield Crossing	10/01/12	(l)	5.50%	2,310	5.50%	2,310
Shoppes at Rivergate	12/01/12		6.20%	3,680	6.20%	3,873
Huntington Mall	12/31/22	(g)	6.13%	2,093	6.13%	2,204
Lynnhaven East S.C., North Mall Shops	08/31/13		6.00%	9,063	6.00%	9,200
Roberts Road Industrial Park	01/01/13		7.75%	3,185	7.75%	4,541
Lakeview Plaza Value City Furniture	04/30/13		5.25%	683	5.25%	738
Crossroads Shopping Center	04/30/13		5.25%	3,197	5.25%	3,455
West Broad Street Plaza II	05/11/26	(f)	6.08%	3,181	6.08%	3,297
Crossings at Westland		(a)	—	—	6.08%	5,562
The Columbus Aircenter	01/01/14		6.15%	45,243	6.15%	46,496
Prince William Plaza	01/01/14		6.02%	2,475	6.02%	2,545

			December 31,
	Maturity		2010		2009
Property-collateral for loan	Date		Rate	Balance	Rate	Balance

Coolsprings Plaza	03/11/14		5.59%	$3,927	5.59%	$4,116
Cranberry Mall	04/11/14		5.56%	4,793	5.56%	5,022
Chesterfield Town Court	06/01/14		5.09%	4,229	5.09%	4,435
Mentor Center	06/15/14		7.75%	1,720	7.75%	1,849
Columbia Mall	06/15/14		7.75%	1,417	7.75%	1,523
Boardman Mall	06/15/14		7.75%	1,418	7.75%	1,524
Market Place	06/15/14		7.75%	1,229	7.75%	1,320
Woodyard Crossing	08/01/14		5.86%	38,874	5.86%	40,618
Ruther Glen Warehouse	08/15/14		7.90%	7,235	7.90%	7,755
Northlake Commons	09/01/14		8.39%	1,945	8.39%	2,071
Monroe Street Crossings	09/01/14		8.39%	1,979	8.39%	2,107
University Park Shopping Center	07/01/15		6.42%	1,066	6.42%	1,255
Fossil Creek Plaza	02/15/15		8.80%	3,236	8.80%	3,438
Webster Square	09/01/15	(k)	3.76%	2,060		—
Sun Center	01/01/16		8.25%	9,778	8.25%	10,375
Foothills Mall	07/01/16		6.08%	81,000		—
Crossings at Hobart	05/28/17		5.75%	56,357	5.75%	58,316
Barboursville Crossings	08/11/17		7.75%	1,480	7.75%	1,643
Crown Point Burlington Coat Factory	08/11/17		7.75%	2,987	7.75%	3,316
Fairfield Commons	01/01/22	(b)	7.83%	2,796	7.83%	2,940
Golden Triangle Mall	06/01/24		5.34%	2,049	5.34%	2,147
Colerain Hills Shopping Center Loan — A	08/01/27		5.91%	10,128	5.91%	10,475
Colerain Hills Shopping Center Loan — B	08/01/27		8.38%	2,579	8.38%	2,648
Page Manor, Fairborn, Miamisburg Plaza, Park S.C	04/01/28	(c)	8.85%	8,010	8.85%	8,666
Burlington East	04/01/28	(d)	8.50%	3,430	8.50%	3,719
TJ Maxx Centre	04/01/28	(e)	8.50%	5,444	8.50%	5,903
Shoppes of Beavercreek	04/11/30	(h)	7.89%	8,077	7.89%	8,603

Total Mortgage Loans, net				441,718		380,755
Unamortized Premiums				567		661

Total Mortgage Loans, Gross/weighted average interest			6.10%	$442,285	6.11%	$381,416

(a)	The Predecessor bought this mortgage loan for $1,953 in May 2010, resulting in a gain on extinguishment of $2,990.

(b)	The interest rate on this loan increases to the greater of 9.83% or Treasury Index +4.7% in January 2012.

(c)	The interest rate on this loan increases to the greater of 13.9% or Treasury Index +6.6% in April 2013.

(d)	The interest rate on this loan increases to 13.5% in April 2013.

(e)	The interest rate on this loan increases to the greater of 13.5% or Treasury Index +6.6% in April 2013.

(f)	The interest rate on this loan increases to 11.08% in May 2013.

(g)	The interest rate on this loan increases to the greater of 8.13% or Treasury Index +4.1% in December 2012.

(h)	The interest rate on this loan increases to the greater of 12.89% or Treasury Index +6.85% in April 2015.

(i)	The loan has a variable interest rate of Daily Libor +1.5%.

(j)	The loan has a variable interest rate of Daily Libor +1.45%.

(k)	The loan has a variable interest rate of Daily Libor +3.5%.

(l)	These loans have a variable interest rate of Daily Libor +4% with a floor of 5.5%.

As of December 31, 2010 and 2009, respectively, $488,113 and $438,326 of the Predecessor’s net investment in real estate was pledged as collateral for mortgage loans payable.

Scheduled principal payments on mortgage loans payable at December 31, 2010, due on various dates from 2011 to 2030, are as follows:

Year Ended December 31,	Amount

2011	$29,033
2012	108,721
2013	41,108
2014	106,623
2015	15,530
Thereafter	140,703

Total	$441,718

Scheduled principal payments on notes with interest rates scheduled to escalate in the future are reflected in the table above as being repaid when the escalating rate becomes effective.

Related Party Notes Payable

Included in related party notes payable is $122,174 and $122,424 at December 31, 2010 and 2009, respectively, owed to Jubilee, an entity controlled by Jay L. Schottenstein, that is contributing properties in the formation transaction to the Company. Jubilee has borrowed on Jubilee’s Line to make investments, which included the acquisition of and improvements to properties included in the Predecessor. Jubilee’s borrowings and repayments under Jubilee’s Line have been recorded by the Predecessor as advances and repayments of the related party note payable with Jubilee. Borrowings made and repayments on Jubilee’s Line that are not related to the Existing Entities are included as contributions and distributions, respectively, on the combined statements of equity. During 2008 there were $53,753 of borrowings on Jubilee’s Line not related to the Existing Entities that are reflected as distributions on the combined statements of equity.

The outstanding balance and the terms of the Predecessor’s related party note payable due to Jubilee mirror the outstanding balance and terms of Jubilee’s Line. As of December 31, 2010, Jubilee also has outstanding letters of credit totaling $2,500 for the benefit of properties included in the Predecessor and $276 for the benefit of entities that are not related to the Existing Entities. The related party note payable to Jubilee matures on December 17, 2011 and requires interest only payments. Borrowings on the note require variable interest payments based on a formula. The interest rate was 2.01% and 1.98% at December 31, 2010 and 2009, respectively.

Jubilee’s Line, as it is currently structured, requires repayment upon Jubilee relinquishing ownership in the properties, which will occur with the formation transactions described in Note 1. Jubilee is currently in negotiations with its lender to restructure the Jubilee Line and remove this repayment provision, at which time Jubilee will convert the related party note payable reflected in the Predecessor to equity in the Predecessor. In the event Jubilee is unsuccessful in amending the Jubilee Line prior to the formation transactions taking place, Jubilee intends to repay the Jubilee Line prior the formation transactions and convert the corresponding related party note payable reflected in the Predecessor to equity in the Predecessor.

In the event that the offering is not completed prior to the maturity date of the Jubilee Line, management believes it will be able to negotiate an extension of the Jubilee Line. While management believes that based on the current loan to value of the properties, its compliance with current loan covenants and the guarantees currently provided by certain trusts that have beneficial ownership in the properties of Jubilee, it will be able to extend the maturity date of the Jubilee Line, there is no assurance that it will be able to extend the maturity date. If management were unsuccessful in obtaining the extension of the maturity date of the Jubilee Line, or obtaining other financing, Jubilee intends to repay the Jubilee Line. If Jubilee did not repay the line and other financing was not available, the Predecessor’s financial condition and operating results could be materially, adversely affected.

Refer to note 14 for additional details on the Jubilee Line that occurred in the period subsequent to December 31, 2010.

The remaining balance included in related party notes payable are loans owed to Schottenstein Stores Corporation (“SSC”) totaling $4,553 and $5,499, at December 31, 2010 and 2009, respectively, with interest rates ranging from 7.0% to 8.5% maturing between March 2012 and July 2026.

NOTE 7.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, restricted cash, rents and other receivables, other assets, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term nature of these instruments.

The fair value of the Predecessor’s fixed-rate mortgage loans was estimated using available market information and discounted cash flows analyses based on borrowing rates that the Predecessor believes it could obtain with similar terms and maturities and considers the measurement to be based on Level 3 inputs. As of December 31, 2010 and 2009, the aggregate fair values of the Predecessor’s mortgage loans payable was as follows:

	Fixed rate mortgages		Variable rate mortgages
	Fair value	Carrying value	Fair value	Carrying value

December 31, 2010	$391,430	$383,280	$56,878	$59,005
December 31, 2009	$318,402	$323,346	$52,133	$58,070

NOTE 8.	RENTAL INCOME

Annual future minimum rents due to be received under non-cancelable operating leases in effect at December 31, 2010 are as follows:

Year Ended December 31,	Amount

2011	$94,650
2012	86,875
2013	75,855
2014	66,959
2015	55,358
Thereafter	213,840

Total	$593,537

Total future base rents do not include expense recoveries for real estate taxes and operating costs, or percentage rents based upon tenants’ sales volumes. Such other rentals amounted to $29,636, $25,102 and $28,576, for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, such amounts do not include amortization of above or below-market lease liabilities.

NOTE 9.	INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

The Predecessor uses joint ventures to finance properties, develop new properties, and diversify risk in a particular property or portfolio. The Predecessor held unconsolidated joint venture ownership interests in 45 properties at December 31, 2010 and 30 properties at December 31, 2009, in which it owns between 13 percent and 50 percent. These joint venture properties are accounted for using the equity method of accounting.

The following table presents the Predecessor’s investment in each unconsolidated joint ventures:

	Investment in Unconsolidated
	Joint Ventures as of
	Ownership
	percentage
Unconsolidated Joint Venture	Dec. 31, 2010		Dec. 31, 2010	Dec. 31, 2009

Dillon Drive Plaza	50.00%		$892	$797
Heritage Plaza	50.00%		821	750
Southside Square	32.50%		539	561
Hamilton Crossing Shopping Center	32.50%		459	470
Gateway Commerce Center	32.50%		401	460
Westmoreland Mall South	32.50%		266	394
Ridgewood Court Shopping Center	32.50%		331	310
West Oak I	32.50%		267	286
Oakwood Plaza	32.50%		136	153
Argyle Village Shopping Center	32.50%		62	49
California Mall Properties	33.33%		1,511	1,992
El Cajon Kohl’s Shopping Center	50.00%		14	4
Valencia Lowe’s Shopping Center	18.00%		935	891
Tustin Kmart Shopping Center	18.00%		783	661
Kenai Home Depot Shopping Center	18.00%		755	649
Valdosta Lowe’s Shopping Center	18.00%		716	673
Greenwood Village	18.00%		520	468
Parmer Crossing	18.00%		406	347
Folsom Kohl’s Shopping Center	18.00%		365	313
Marana Ina Lowe’s Shopping Center	18.00%		105	117
Morgan Hill Home Depot Center	18.00%		55	8
The Marketplace at Factoria Mall	50.00	%(c)	17,422	15,681
Maplehill Mall	50.00%		3,083	3,358
MacArthur Town Center	50.00%		699	654
Jerome Realty	50.00%		160	132
Broad Parsons	—		—	28
Sequoia Mall	50.00	%(a),(d)	(363)	(219)
Kroger Center at Sawmill Hard	50.00	%(a)	(1,242)	(1,373)
Bloomfield Park Gateway	50.00	%(b)	2,006	—
Kimco/Big JV	13.40%		4,376	—

Totals			$36,480	$28,614

(a)	These equity investments in joint ventures are negative because the Predecessor expects or is required to continue to provide financial support.

(b)	The unconsolidated joint venture owns a mortgage note with unpaid principal balance of $10,700 secured by one retail property.

(c)	The Predecessor has provided a guarantee on $26,167 of the unconsolidated joint venture’s debt at December 31, 2010.

(d)	The Predecessor has provided a guarantee on $5,787 of the unconsolidated joint venture’s debt at December 31, 2010.

During 2008, two of the Predecessor’s investments in unconsolidated joint ventures were identified to have other-than-temporary declines in their fair value resulting from a decline in the real estate markets. As the carrying value of the Predecessor’s investments exceeded their fair value, the investments were written down to fair value based on an analysis of the present values of the estimated future cash flows, which used level 3 inputs, resulting in a $16,476 aggregate impairment being recorded.

No impairment charge was recognized for the years ended December 31, 2010 or 2009.

Combined Condensed Financial Information

Combined condensed balance sheets for the Predecessor’s unconsolidated joint ventures are as follows:

	December 31,
	2010	2009

Assets:
Investments in real estate, net	$764,302	$360,827
Other assets	23,003	7,949
Intangible lease assets, net	18,790	8,157
Deferred costs, net	3,849	3,865

Total assets	$809,944	$380,798

Liabilities and Equity:
Liabilities:
Mortgage loans payable	$614,571	$247,793
Accounts payable, accrued expenses, and other liabilities	17,447	12,687
Intangible lease liabilities, net	29,127	11,753

Total liabilities	661,145	272,233

Equity	148,799	108,565

Total liabilities and equity	$809,944	$380,798

Predecessor’s Share of unconsolidated joint venture equity	$52,412	$44,818
Impairment/basis difference	(15,932)	(16,204)

Predecessor’s investment in of unconsolidated joint ventures	$36,480	$28,614

Combined condensed statements of operations for the Predecessor’s unconsolidated joint ventures are as follows:

	For The Year Ended December 31,
	2010	2009

Revenues	$59,240	$37,968
Operating expenses	(17,608)	(9,793)
Depreciation and amortization	(17,764)	(12,479)
Cost associated with acquisitions	(2,736)	—
Interest expense	(24,500)	(12,703)

Net income (loss)	$(3,368)	$2,993

Predecessor’s share of equity income (loss) in unconsolidated joint ventures	$91	$130
Amortization of basis differences	272	272

	$363	$402

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk

Financial instruments that potentially subject the Predecessor to concentrations of credit risk consist primarily of cash and restricted cash in excess of insured amounts and tenant receivables. The Predecessor places its cash and restricted cash with high quality financial institutions. Management performs credit evaluations of its tenants and requires certain tenants to provide security deposits. These security deposits are insufficient to meet the terminal value of a tenant’s lease obligations.

The properties in the Predecessor’s real estate portfolio are located in 27 states, primarily in the Midwest, Southeast, Southwest/West and Northeast regions of the United States. The tenants located in these Properties operate in various industries. The following table summarizes the percentage of annual combined revenues from tenants whose percentage of total revenues exceed 10%, both of which are affiliates.

	For The Year Ended December 31,
	2010	2009	2008

American Signature, Inc.	17.0%	17.9%	15.7%
DSW, Inc.	11.8%	12.6%	12.7%

Litigation

The Predecessor is a party to certain legal proceedings that arise in the ordinary course of business. The Predecessor records a liability when a loss is considered probable and the amount can be reasonably estimated. Management does not expect there to be adverse consequences from these proceedings that would have a material adverse impact on the Predecessor’s combined financial statements.

Lease Commitments

As of December 31, 2010, a total of 10 of the combined properties are subject to rental payments under ground leases and leasehold interests. The termination dates of these leases range from 2011 to 2029. These leases generally require us to make fixed annual rental payments, or a fixed annual rental plus a percentage rent component based upon the revenues or total sales of the property. Some of these leases also include escalation clauses and renewal options. Rent expense related to leases was $3,186, $3,153 and $3,011 for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in property operating and maintenance expense. Ground lease expense is recorded on a straight-line basis.

Future minimum lease payments due under these leases for the years ending December 31, excluding applicable extension options, are as follows:

Year Ended December 31,	Amount

2011	$2,811
2012	2,810
2013	2,471
2014	2,398
2015	2,306
Thereafter	11,948

Total	$24,744

Tenant Lease Commitments

Certain leases that the Predecessor has entered into require the Predecessor to perform improvements, up to a certain cap, to properties per the terms of the tenants’ leases. As of December 31, 2010, the Predecessor has unfunded commitments related to tenant allowances and lease commissions of $4,036, of which $2,360 is escrowed and included in restricted cash on the combined balance sheet.

Investments in Unconsolidated Joint Ventures

These joint ventures typically obtain non-recourse third-party financing on their property investments, thus contractually limiting the Predecessor’s exposure to losses primarily to the amount of its equity investment. The Predecessor’s exposure to losses associated with its unconsolidated joint ventures is primarily limited to its carrying value in these investments. The Predecessor has provided guarantees to two unconsolidated joint ventures related to joint venture debt totaling $31,954, maturing in 2012.

NOTE 11.	TRANSACTIONS WITH AFFILIATES

Members of the Schottenstein family and various partnerships and corporations owned or controlled by the Schottenstein family are parties to transactions with the Predecessor.

Related Party Rental Income

The Predecessor has leased space to American Signature, Inc., a division of Schottenstein Stores Corporation (“SSC”), which operates Value City Furniture and American Signature Home Stores. The Predecessor also leased space to Retail Ventures, Inc., an affiliate of SSC, which currently operates DSW stores and previously operated Value City Department Stores and Filene’s Basement. Value City Department Stores was sold in February 2008 and Filene’s Basement was sold in April 2009. Total rental income, expense recoveries, and percentage rents from these tenants totaled $38,088, $36,926 and $37,065, for the years ended December 31, 2010, 2009 and 2008 respectively.

Accounts receivable and prepaid rents related to these tenants for the periods presented were as follows:

	December 31,
	2010	2009

Tenant accounts receivable	$3,393	$4,143
Straight-line rent receivables	$7,921	$8,245
Prepaid rents	$(3,027)	$(2,971)

Related party management fees

The Predecessor receives management fees, payroll reimbursements and other fees from certain affiliates. For the years ended December 31, 2010, 2009 and 2008, the Predecessor received, $4,230, $5,730 and $4,723, respectively, of income and reimbursements from these affiliates. In addition, the Predecessor paid fees for services provided by affiliates. For the years ended December 31, 2010, 2009 and 2008, the Predecessor paid $919, $860 and $869, respectively, for these services.

Other Related Party Payables and Receivables

The Management Company manages properties and joint ventures affiliated with the Predecessor, but not included in the Predecessor, resulting in related party receivables and payables. Loans to family members represent advances to or (from) Schottenstein family members. American Signature, Inc (“ASI”) is controlled by Jay L. Schottenstein. The demand note from ASI relates to reimbursement for building improvements. The table below shows the balances included in other related party payables.

	Related Party (Payables)/Receivables
	As of December 31,
	2010		2009
Amounts due from/(owed to) non-Predecessor properties managed by the Management Company	$9,917	$(25,104)	$18,542	$(22,562)
Advances to (from) Schottenstein family members	14,563	(9,875)	14,055	(9,978)
ASI demand note receivable	2,195	—	2,490	—
Other receivables (payables) to affiliates	2,093	—	1,692	—

Total related party receivable (payable)	$28,768	$(34,979)	$36,779	$(32,540)

Refer to Note 6 for a description of the related party note payable.

NOTE 12.	COMPENSATION AND BENEFITS

Profit Interests

The Predecessor granted profit interests to certain members of the executive management team, which provide for a participation right on cash flows of two properties. These awards are accounted for as liability awards and are adjusted to fair value at each reporting period. Distributions to management team members are made once the Predecessor has been returned its invested capital and are subject to discretionary adjustments based on available cash and future liquidity needs. The fair value of future profit interest awards, determined using Level 3 inputs, of $1,962 and $2,092 is included in accounts payable, accrued expenses and other liabilities at December 31, 2010 and 2009, respectively. The fair value adjustments and distributions paid are included in general and administrative expense and amounted to $(130), $632 and $(1,075), for the years ended December 31, 2010, 2009 and 2008, respectively.

Severance

The Predecessor entered into a severance agreement with an employee, who was terminated during 2007, payable over a six year payout period. Additionally, the Predecessor recorded an additional severance accrual of approximately $1,322 for severance costs associated with employee terminations during 2010. The severance accrual totaled $2,092, $1,388 and $1,780 as of December 31, 2010, 2009, and 2008, respectively, and is included in accounts payable, accrued expenses, and other liabilities on the combined balance sheets.

401(k) Retirement Plan

The Predecessor has a 401(k) and profit sharing retirement plan (the “Plan”) which permits all eligible employees to defer a portion of their compensation under the Code. Pursuant to the provisions of the Plan, the Predecessor may make discretionary matching contributions on behalf of eligible employees. The Predecessor made matching contributions to the Plan of $153, $20 and $166 for the years ended December 31, 2010, 2009 and 2008, respectively. Matching contributions to the Plan were temporarily suspended for the period beginning February, 2009 through January, 2010.

NOTE 13.	SEGMENT REPORTING

The Predecessor’s reporting segments consist of two types of commercial real estate for which its chief operating decision makers evaluate operating performance and financial results: (i) retail properties and (ii) office/industrial properties. The Predecessor evaluates performance based upon property net operating income from continuing operations (“NOI”) of the combined properties in each reportable segment. The Predecessor defines NOI as rents, expense recoveries and percentage rents and other revenues for the property, less property level operating, maintenance and management expenses and real estate and other taxes. There were no intersegment sales or transfers during the years ended December 31, 2010, 2009, and 2008.

Summary information for the reportable segments for the year ended December 31, 2010 is as follows:

		Office/
	Retail	Industrial
	Properties	Properties	Total

Rents	$75,382	$21,131	$96,513
Expense recoveries from tenants	23,927	5,117	29,044
Percentage rents	587	5	592
Other revenue	466	154	620

Total revenue	100,362	26,407	126,769
Operating expenses	41,183	10,678	51,861

Net operating income	$59,179	$15,729	$74,908

Summary information for the reportable segments for the year ended December 31, 2009 is as follows:

		Office/
	Retail	Industrial
	Properties	Properties	Total

Rents	$70,143	$19,295	$89,438
Expense recoveries from tenants	20,159	4,256	24,415
Percentage rents	667	20	687
Other revenue	406	637	1,043

Total revenue	91,375	24,208	115,583
Operating expenses	35,158	9,939	45,097

Net operating income	$56,217	$14,269	$70,486

Summary information for the reportable segments for the year ended December 31, 2008 is as follows:

		Office/
	Retail	Industrial
	Properties	Properties	Total

Rents	$72,420	$19,166	$91,586
Expense recoveries from tenants	23,028	4,979	28,007
Percentage rents	569	—	569
Other revenue	85	330	415

Total revenue	96,102	24,475	120,577
Operating expenses	39,372	11,544	50,916

Net operating income	$56,730	$12,931	$69,661

The following is a reconciliation from NOI to reported net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Year Ended December 31,
	2010	2009	2008

Net operating income	$74,908	$70,486	$69,661
Related party management fees	4,230	5,730	4,723
Depreciation and amortization	(27,404)	(21,705)	(21,066)
General and Administrative	(17,144)	(12,025)	(8,418)
Cost associated with acquisitions	(419)	(158)	—
Impairment on investment in real estate	(1,421)	—	—
Interest expense	(29,385)	(26,416)	(31,163)
Interest income	662	395	478
Other non-operating gains, net	3,204	1,843	—
Impairment on unconsolidated joint ventures	—	—	(16,476)
Income (loss) from unconsolidated joint ventures	363	402	(432)

Net income (loss)	7,594	18,552	(2,693)

Less: Net income (loss) attributable to non-controlling interests	(268)	62	67

Net income (loss) attributable to Predecessor owners	$7,862	$18,490	$(2,760)

The following table summarizes the Predecessor’s total gross real estate investments by segment as of December 31, 2010 and 2009:

	December 31,
Total gross real estate investment	2010	2009

Retail Properties	$687,565	$609,086
Office/Industrial Properties	161,846	163,000

Total gross real estate investment	$849,411	$772,086

NOTE 14.	SUBSEQUENT EVENTS

In February 2011, the Predecessor entered into an agreement to purchase an 80% interest in a property for $5,600 that it plans to control. The purchase is expected to close in connection with the offering.

In February 2011, a property in the Predecessor had a fire which resulted in approximately 25% of the property being destroyed. The Predecessor intends to rebuild the center with insurance proceeds. The net book value of the affected area of the property approximated $297 at December 31, 2010.

NOTE 15.	SUBSEQUENT EVENTS (UNAUDITED)

On March 28, 2011, Jubilee obtained a waiver from its lender under Jubilee’s Line consenting to Jubilee’s contribution of its select real estate assets to the Operating Partnership as part of this offering and eliminating the repayment provision included in Jubilee’s line that would have otherwise been triggered in connection with the contribution. As such, Jubilee intends to exchange the $122.2 million outstanding Related Party Note for equity in the Predecessor in connection with this offering.

SCHOTTENSTEIN REALTY TRUST, INC. PREDECESSOR
Schedule III
Real Estate and Accumulated Depreciation
Year Ended December 31, 2010
(In thousands)

							Gross Amount at which Carried
			Year Built/	Initial Cost to Company		Subsequent	at December 31, 2010
		Year	Year Last		Building and	Cost		Building and		Accumulated	Amount of
Property	State	Acquired	Renovated	Land	Improvements	Capitalized	Land	Improvements	Total	Depreciation	Encumbrance

Retail Properties
Foothills Mall	AZ	2010	1982/2006	$14,416	$53,994	$(10)	$14,416	$53,984	$68,400	$993	$81,000
Crossings at Hobart	IN	1994	1990/2003	4,531	10,388	33,020	5,473	42,466	47,939	18,744	56,357
Woodyard Crossings	MD	1999	1995/2001	5,667	21,965	19,466	5,667	41,431	47,098	11,413	38,874
Harvard Park	OH	2005	2006	9,563	—	23,936	9,563	23,936	33,499	3,752	26,635
Crossways Shopping Center	VA	2000	1988/2006	5,364	21,458	5,305	5,364	26,763	32,127	6,749	20,468
Crossings at Taylor	MI	1999	1995/2009	2,982	6,939	10,661	3,776	16,806	20,582	3,891	8,802
Springdale Plaza	OH	2000	1974/2010	2,021	8,141	9,516	2,021	17,657	19,678	4,811	13,460
Shoppes of Beavercreek	OH	1996	1997/2005	3,748	—	14,484	3,748	14,484	18,232	6,402	8,077
Colerain Hills Shopping Center	OH	1963	1967/2008	70	—	17,294	745	16,619	17,364	4,755	12,707
Biscayne Center	FL	2007	1996/2008	6,772	5,818	4,466	6,772	10,284	17,056	791	17,000
Greenwood Pavilion	IN	1977	1968/2009	58	380	15,500	2,084	13,854	15,938	2,605	—
Shoppes at Main and 270	OH	1972	1986/2005	382	—	13,967	1,212	13,137	14,349	6,016	—
Sun Center	OH	1999	1995/2000	1,465	5,696	6,725	1,465	12,421	13,886	3,934	9,778
TJ Maxx Centre	ND	1993	1987/2009	1,360	5,441	7,072	1,858	12,015	13,873	3,986	5,444
River Oaks West Mall	IL	1996	1974/2009	1,267	2,078	9,909	3,067	10,187	13,254	2,924	11,000
Lynnhaven East Shopping Center	VA	2006	1985/2007	3,697	7,106	1,663	3,697	8,769	12,466	1,566	1,436	(1)
Crossings Mall	IN	1992	1984/2009	235	3,774	8,168	446	11,731	12,177	3,632	—
Kentwood Town Center	MI	2005	1988/2010	1,461	5,844	3,996	1,461	9,840	11,301	1,511	—
Park Shopping Center	OH	1983	1958/1998	481	1,228	9,447	504	10,652	11,156	5,348	5,170	(2)
Latonia Centre	KY	1972	1975/1987	365	—	9,203	784	8,784	9,568	4,589	—
Crossings at Westland	MI	1999	1995/2003	2,523	6,424	546	2,523	6,970	9,493	2,229	—
Prince William Plaza	VA	2008	1996	5,187	2,591	86	5,273	2,591	7,864	192	2,475
Fossil Creek Plaza	CO	1997	1979/2003	678	1,149	5,921	678	7,070	7,748	1,953	3,236

							Gross Amount at which Carried
			Year Built/	Initial Cost to Company		Subsequent	at December 31, 2010
		Year	Year Last		Building and	Cost		Building and		Accumulated	Amount of
Property	State	Acquired	Renovated	Land	Improvements	Capitalized	Land	Improvements	Total	Depreciation	Encumbrance

Kohl’s Shopping Center	MD	2008	1973/2009	$—	$6,649	$1,046	$—	$7,695	$7,695	$935	$—
Dixie Hwy	KY	1988	1970/2008	425	1,250	5,104	425	6,354	6,779	3,852	—
Burlington East	OH	1970	1987/2008	333	—	6,247	591	5,989	6,580	3,105	3,430
Chesterfield Town Court	VA	2003	1994/2004	1,050	4,199	1,309	1,050	5,508	6,558	1,223	4,229
Cranberry Mall	PA	2002	1980/2003	935	4,538	1,043	935	5,581	6,516	1,399	4,793
Lafayette Center	IN	1971	1972/2000	331	—	5,983	615	5,699	6,314	3,383	—
Burlington Place	KY	2007	2008	2,020	—	4,200	2,112	4,108	6,220	340	—
Crossroads Shopping Center	NC	2002	1991/2003	923	3,694	1,409	923	5,103	6,026	1,283	3,197
Shoppes at Rivergate	TN	2002	1988/2002	924	3,698	1,284	924	4,982	5,906	1,280	3,680
Value City Center	IN	1971	1968/2005	508	—	5,231	508	5,231	5,739	3,726	—
Plainfield Crossing	IN	2009	1985/2006	2,771	1,750	1,212	3,240	2,493	5,733	84	2,310
Springdale Crossing	OH	1971	1972/1989	357	—	4,728	357	4,728	5,085	3,627	—
Miamisburg Plaza Shopping Center	OH	1983	1959/1997	915	1,432	2,659	915	4,091	5,006	2,131	1,207	(2)
Crown Point Burlington Coat Factory	NC	1995	1988/2008	500	4,500	—	500	4,500	5,000	1,748	2,987
Fairfield Commons	OH	2000	1995/2002	978	3,912	—	978	3,912	4,890	982	2,796
West Broad Street Crossings	VA	2000	1993/2000	783	3,130	891	783	4,021	4,804	1,246	—
Coolsprings Plaza	TN	2001	1992/2004	772	3,087	942	772	4,029	4,801	982	3,927
Latonia Plaza II	KY	1972	1973/2008	252	—	4,075	252	4,075	4,327	2,191	—
West Oaks Crossing	MI	1999	1986/2001	—	1,999	2,318	—	4,317	4,317	1,153	—
Baileys Crossroads Shopping Center	VA	1999	1974/2000	—	2,410	1,654	—	4,064	4,064	1,467	—
Latonia Plaza I	KY	1963	1964/2004	205	—	3,565	205	3,565	3,770	2,239	—
Beckley Shopping Center	WV	1989	1970/2009	316	2,163	1,275	316	3,438	3,754	1,530	—
West Broad Street Plaza II	OH	1998	1963/1999	643	2,577	476	643	3,053	3,696	1,126	3,181
Crown Point Value City Furniture	NC	1995	1988/1995	701	2,803	175	701	2,978	3,679	1,096	—
Spring Meadow Shopping Center	OH	1999	1987/2004	514	2,058	1,073	514	3,131	3,645	819	—
Mid Rivers Mall	MO	1996	1984/1999	641	2,565	327	641	2,892	3,533	960	—
Barboursville Crossings	WV	1989	1986/2009	—	2,337	1,000	—	3,337	3,337	1,421	1,480

							Gross Amount at which Carried
			Year Built/	Initial Cost to Company		Subsequent	at December 31, 2010
		Year	Year Last		Building and	Cost		Building and		Accumulated	Amount of
Property	State	Acquired	Renovated	Land	Improvements	Capitalized	Land	Improvements	Total	Depreciation	Encumbrance

Mentor Center	OH	1998	1975	$645	$2,581	$—	$645	$2,581	$3,226	$777	$1,720
Market Place	IL	1994	1978/1995	356	1,422	1,356	356	2,778	3,134	1,214	1,229
Boardman Mall	OH	1998	1993/1998	608	2,431	—	608	2,431	3,039	757	1,418
Monroe Street Crossings	OH	1999	1987/2000	593	2,371	—	593	2,371	2,964	674	1,979
Golden Triangle Mall	TX	1998	1980/2004	219	876	1,812	219	2,688	2,907	840	2,049
Northlake Commons	IL	1999	1995/2000	580	2,318	—	580	2,318	2,898	659	1,945
West Broad Street Plaza I	OH	2006	1987/2009	426	1,491	945	428	2,434	2,862	261	—
Huntington Mall	WV	1999	2002	420	—	2,138	420	2,138	2,558	597	2,093
Webster Square	NH	2010	1991/2010	1,433	1,117	—	1,433	1,117	2,550	22	2,060
Fairborn Shopping Center	OH	1983	1960/2006	314	679	854	314	1,533	1,847	1,423	797	(2)
Page Manor Shopping Center	OH	1983	1953/1994	161	279	1,951	161	2,230	2,391	1,074	836	(2)
Polaris Outparcel	OH	2002	2002	—	2,381	—	—	2,381	2,381	889	—
Chapel Hill Shopping Center	OH	1993	1986	395	1,806	95	395	1,901	2,296	818	—
Tollgate Shopping Center	OH	1982	1974/2010	—	708	1,561	340	1,929	2,269	1,231	—
Best Buy Shopping Center	PA	2000	1972/2000	—	801	1,357	—	2,158	2,158	1,169	—
Value City Furniture Center	IL	1996	1976/1997	321	1,282	525	321	1,807	2,128	638	—
Morse & Tamarack Shopping Center	OH	1962	1968/1984	75	—	1,988	91	1,972	2,063	1,489	—
Monroeville Shopping Center	PA	1991	1962/1997	—	1,684	361	—	2,045	2,045	1,873	—
Lynnhaven North Mall Shoppes	VA	2006	1987	696	1,337	—	696	1,337	2,033	266	7,627	(1)
University Park Shopping Center	PA	1990	1968/1995	—	—	1,947	—	1,947	1,947	682	1,066
Marion Plaza	OH	1980	1968/2000	138	413	1,293	203	1,641	1,844	725	—
River Oaks Market Place	IL	1993	1984/2008	307	1,227	291	307	1,518	1,825	638	—
Lakeview Center	WV	1989	1985/2001	64	1,534	201	64	1,735	1,799	851	—
Tremont Center	OH	1957	1958/2003	90	—	1,652	400	1,342	1,742	779	—
Oakland Square Shopping Center	MI	2002	1986/2003	—	398	1,301	—	1,699	1,699	842	—

							Gross Amount at which Carried
			Year Built/	Initial Cost to Company		Subsequent	at December 31, 2010
		Year	Year Last		Building and	Cost		Building and		Accumulated	Amount of
Property	State	Acquired	Renovated	Land	Improvements	Capitalized	Land	Improvements	Total	Depreciation	Encumbrance

Gallia Street Shoppes	OH	1965	1966/2000	$246	$—	$1,414	$408	$1,252	$1,660	$908	$—
Lakeview Plaza Value City Furniture	IL	2002	1986/2002	—	1,233	7	—	1,240	1,240	268	683
Columbia Mall	SC	1998	1991/1999	231	924	—	231	924	1,155	289	1,417
Route 20 Big Lots	OH	1983	1972/1998	229	576	285	229	861	1,090	505	—
Marguerite Plaza	CA	2000	1979/1985	—	1,020	4	—	1,024	1,024	587	—
Greenville Kroger Shopping Center	MS	1969	1969	188	—	759	188	759	947	637	—
Colerain Hills Ford	OH	1963	1964	37	—	871	387	521	908	521	—
Pleasant Valley Plaza	PA	1992	1961/1994	146	507	174	146	681	827	287	—
Lockbourne and Frebis	OH	1958	1959/1999	32	—	745	102	675	777	449	—
Hart Road Plaza	CO	1999	1979/2000	—	92	525	—	617	617	315	—
Market Street Plaza	OH	1974	1900	53	223	195	53	418	471	217	—
Third Street Plaza	IN	1967	1968	177	245	13	177	258	435	253	—
East Main Street Plaza	OH	1969	1992/2004	122	—	266	122	266	388	132	—
Hendrix Drive	OH	1971	1971	31	—	178	31	178	209	153	—
Broad Parsons	OH	2010	1979/1993	69	75	2	69	77	146	1
East Gay Street Plaza	OH	1970	1900/2007	61	16	29	61	45	106	35	—
Broadway	NY	1980	1930/1979	90	15	—	90	15	105	12	—
Gallia Street Plaza	OH	1965	1959/1985	44	—	6	44	6	50	4	—
Sandusky Street Plaza	OH	1967	1885	4	16	19	4	35	39	21	—
Other Retail Properties				576	—	3,368	1,443	2,501	3,944	725	—

Total Retail Properties				$102,267	$265,243	$320,055	$113,856	$573,709	$687,565	$175,621	$386,055
Industrial / Office Properties
The Columbus Aircenter	OH	1997	1941/2009	$2,803	$11,820	$86,268	$2,924	$97,967	$100,891	$26,147	$45,243
Roberts Road Industrial Park	OH	1990	1990/1997	1,340	—	21,792	1,340	21,792	23,132	10,147	3,185
Ruther Glen Warehouse	VA	1998	1999	881	—	11,260	881	11,260	12,141	3,407	7,235
Dearborn Park Corporate Center VI and VII	OH	1991	1989/2008	501	3,506	1,581	501	5,087	5,588	2,213	—
Lakeview Plaza	OH	1991	1986/2006	616	2,390	2,433	616	4,823	5,439	1,660	—
Tuller Ridge Commerce Park	OH	1991	1990/2005	316	1,284	3,116	316	4,400	4,716	1,667	—

							Gross Amount at which Carried
			Year Built/	Initial Cost to Company		Subsequent	at December 31, 2010
		Year	Year Last		Building and	Cost		Building and		Accumulated	Amount of
Property	State	Acquired	Renovated	Land	Improvements	Capitalized	Land	Improvements	Total	Depreciation	Encumbrance

5th Avenue and Yearling Road	OH	2008	1989/2009	$516	$3,023	$—	$516	$3,023	$3,539	$205	$—
Creek Run	OH	1991	1986/2004	616	2,390	430	616	2,820	3,436	1,239	—
Dearborn Park Corporate Center V	OH	1991	1989/2006	219	1,787	553	219	2,340	2,559	1,003	—
Thomas Street Warehouse	PA	1971	1971/2006	66	—	339	66	339	405	236	—

Total Industrial / Office Properties				$7,874	$26,200	$127,772	$7,995	$153,851	$161,846	$47,924	$55,663

Grand Total, excluding CIP				$110,141	$291,442	$447,827	$121,851	$727,560	$849,411	$223,545	$441,718

(1)	Properties cross collateralized.

(2)	Properties cross collateralized.

SCHOTTENSTEIN REALTY TRUST, INC. PREDECESSOR

Notes to Schedule III
As of December 31, 2010
(In thousands)

(1)	Reconciliation of Real Estate Properties:

The changes in real estate assets for the years ended December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009

Cost:
Balance, beginning of year	$772,086	$738,973
Properties acquired	71,659	4,521
Improvements and betterments	9,924	29,160
Impairment of property carrying values	(1,421)	—
Dispositions and writeoffs	(2,837)	(568)

Balance, end of period	$849,411	$772,086

The Aggregate Cost for Federal Income Tax purposes was approximately $846,000 at December 31, 2010.

(2)	Reconciliation of Accumulated Depreciation:

The changes in accumulated depreciation and amortization for the years ended December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009

Accumulated depreciation:
Balance, beginning of year	$203,156	$183,744
Depreciation and amortization expense	23,124	19,980
Dispositions and writeoffs	(2,735)	(568)

Balance, end of period	$223,545	$203,156

The provision for depreciation is calculated using the straight-line method based upon the following estimated useful lives of the respective assets:

Buildings	40 years
Building and leasehold improvements	5 – 40 years

Report of Independent Auditors

To the Owners of Schottenstein Realty Trust, Inc. Predecessor:

We have audited the accompanying statement of revenues and certain expenses (the “Statement”) of Foothills Mall (the “Property”) for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Schottenstein Realty Trust, Inc., as described in Note 1 and is not intended to be a complete presentation of the Property’s revenues and expenses).

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/  PricewaterhouseCoopers LLP
Columbus, Ohio
December 20, 2010

FOOTHILLS MALL

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2009
(In thousands)

	Six Months Ended	Year Ended
	June 30,	December 31,
	2010	2009
	(Unaudited)

Revenues:
Rents	$3,792	$7,954
Expense recoveries	2,435	5,177
Percentage rents	99	235
Other	68	54

Total revenues	6,394	13,420

Certain expenses:
Property operating expenses	2,602	5,240

Revenues in excess of certain expenses	$3,792	$8,180

See accompanying notes to statement of revenues and certain expenses

FOOTHILLS MALL

NOTES TO THE STATEMENTS OF REVENUES AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2009
(In thousands)

NOTE 1.	BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses relate to the operations of a retail shopping center located in Tucson, Arizona (the “Foothills Mall” or the “Company”). The Foothills Mall was acquired on August 2, 2010 by an entity that is included in the Schottenstein Realty Trust, Inc. Predecessor (the “Predecessor”). The Property was acquired for $89,820 and has 514,989 square feet (unaudited) of gross leasable area.

The accompanying statements of revenues and certain expenses relate to the Foothills Property and are prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, these statements are not representative of the actual operations for the period presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred to the future operations of the Foothills Property, have been excluded. Such excluded items include depreciation, amortization, management fees, interest expense, interest income general and administrative expenses, and amortization of above- and below-market leases. In the opinion of management, all adjustments, consisting only of normal and recurring adjustments considered necessary for a fair statement, have been included.

The accompanying interim statement of revenues and certain expenses for the six months ended June 30, 2010, is unaudited. In the opinion of management, all adjustments, consisting only of normal and recurring adjustments considered necessary for a fair statement, have been included. The reported results are not necessarily indicative of the results that may be expected for the full year.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Rental income with scheduled rent increases is recognized using the straight-line method over the respective terms of leases commencing when the tenant takes possession of the premises. The impact of the straight line rent adjustment increased revenue by approximately $(79) and $63 for the six months ended June 30, 2010 (unaudited) and the year ended December 31, 2009. Leases generally contain certain provisions under which the tenants reimburse the Company for a portion of operating expenses and real estate taxes incurred; such income is recognized in the periods earned. The reimbursements are recognized and presented gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party supplies, has the discretion in selecting the supplier and bears the associated credit risk. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount. The Company defers recognition of contingent rental income until those specified sales targets are met and notification is received from the tenant.

Use of Estimates

Management makes assumptions and estimates relating to the reporting and disclosure of revenues and certain expenses to prepare the statement of revenues and certain expenses in accordance with GAAP. Actual results could differ from those estimates.

NOTE 3.	RENTAL INCOME

Future base rents due under non-cancelable operating leases in effect at December 31, 2009 are as follows:

Year Ended December 31,	Amount

2010	$7,421
2011	6,512
2012	5,531
2013	4,187
2014	3,233
Thereafter	8,638

TOTAL	$35,522

Total future base rents do not include expense recoveries for real estate taxes and operating costs, or percentage rents based upon tenants sales volume. In addition, such amounts do not include amortization of above or below-market lease assets and liabilities.

NOTE 4.	TENANT CONCENTRATION

For the six months ended June 30, 2010 and for the year ended December 31, 2009 one tenant represented 17% of rental income, during both of the respective periods.

NOTE 5.	SUBSEQUENT EVENTS

Management has evaluated the events and transactions that have occurred through December 20, 2010, the date the financial statements were issued, and determined that there have not been any events that have occurred that would require adjustments to or disclosure in the statement of revenue and certain expenses.

Report of Independent Registered Public Accounting Firm

To the Stockholders of Schottenstein Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheet of Schottenstein Realty Trust, Inc. (the “Company”) as of December 31, 2010. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Schottenstein Realty Trust, Inc. at December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/  PricewaterhouseCoopers LLP
Columbus, Ohio
March 14, 2011

SCHOTTENSTEIN REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEET
As of December 31, 2010

ASSETS
Cash	$100

Total assets	$100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 10 shares issued and outstanding	$—
Additional paid-in capital	100

Total stockholders’ equity	$100

See accompanying notes to consolidated financial statements.

SCHOTTENSTEIN REALTY TRUST, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Schottenstein Realty Trust, Inc. (the “Company”) was incorporated in the State of Maryland on July 28, 2010 and capitalized on December 20, 2010 with the contribution of $100 in issuance of 10 shares of common stock. The Company has not had any business activity since its formation. The predecessor of the Company, for accounting purposes, is the Schottenstein Realty Trust, Inc. Predecessor (the “Predecessor”), which is not a legal entity but rather a combination of entities or interests in entities controlled by Jay L. Schottenstein that currently own interests in the properties that the Company will own after the completion of the formation transactions described in this prospectus and Schottenstein Property Group, LLC. The Predecessor is a vertically-integrated, self-administered and self-managed owner, operator, acquirer and redeveloper of high quality power/big box, community and neighborhood shopping centers in major population centers throughout the United States predominantly anchored by national retail tenants.

The Company expects to file a registration statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering of its common stock (the “Offering”). The Company will conduct substantially all of its business activities through Schottenstein Realty LP, a Delaware limited partnership (the “Operating Partnership”). The Company will initially be the sole general partner of the Operating Partnership upon completion of this Offering and the formation transactions described in this prospectus. At such time, the Company, as the general partner of the Operating Partnership, will control the Operating Partnership and will consolidate the Operating Partnership’s assets, liabilities and results of operations.

Prior to or concurrently with the completion of the expected Offering, the Company will effect the formation transactions, which are designed to:

•	consolidate the ownership of a portfolio of shopping centers and office/industrial properties (the Predecessor’s portfolio) and Schottenstein Property Group, LLC into the Operating Partnership and acquire the Predecessor’s joint venture partners’ equity interest in certain assets;

•	facilitate this Offering;

•	raise the necessary capital to repay existing indebtedness related to certain properties and other obligations;

•	and enable the Company to qualify as a real estate investment trust for federal income tax purposes commencing with the taxable year ending December 31, 2011.

Pursuant to the formation transactions, among other matters, holders of equity interests in the Predecessor will exchange their interests for units of limited partnership interest in the Operating Partnership and cash.

It is the intent of the Company to elect the status of and qualify as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company after the completion of the Formation Transactions will be fully integrated, self-administered, and self-managed.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated balance sheets and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statement includes the accounts of the Company and the Operating Partnership. All significant intercompany balances and transactions have been eliminated in combination.

Underwriting Commissions and Costs

Underwriting commissions and costs that have been or will be incurred in connection with this Offering and future common stock offerings will generally be reflected as a reduction of additional paid in capital.

Organization Costs

Costs incurred to organize the Company are expensed as incurred and are included in general and administrative expense in the combined statements of operations of the Predecessor were $3,689 during the Predecessor’s year ended December 31, 2010.

Offering Costs

In connection with the Offering, certain contributors have advanced funds for professional services, which will be reimbursed by the Company upon consummation of the Offering. These costs of $1,460 will be reimbursed by the Company after the offering occurs.

Income Taxes

As a REIT, the Company will be permitted to deduct dividends paid to its shareholders, eliminating the federal taxation of income represented by such distributions at the Company level, provided certain requirements are met. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, we believe that we are organized and will operate in such a manner as to qualify for treatment as a REIT.

NOTE 3.	SUBSEQUENT EVENTS

Management has evaluated the events and transactions that have occurred through March 14, 2011, the date the financial statements were issued, and noted no additional items requiring adjustment to the consolidated balance sheet or additional disclosure.

Barnes & Noble
Booksellers
Shoppes of Beavercreek

FILENE'S
BASEMENT
Biscayne Center

Greenwood Pavilion

BED BATH &
BEYOND
TJ Maxx Centre

The Columbus Aircenter

The Kroger Centre at Sawmill Hard

Marshalls
Schottenstein
REALTY TRUST, INC.
Crossways Shopping Center

Until           (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

26,666,667 Shares

Common Stock

PROSPECTUS

Raymond James
BofA Merrill Lynch
Wells Fargo Securities
KeyBanc Capital Markets
Credit Suisse
PNC Capital Markets LLC

                 , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the Securities and Exchange Commission, or the SEC, registration fee, and the Financial Industry Regulatory Authority, Inc. filing fee are estimated.

Securities and Exchange Commission registration fee	$36,897
Financial Industry Regulatory Authority, Inc. filing fee	52,250
New York Stock Exchange listing fee	156,934
Legal fees and expenses (including Blue Sky fees)	4,735,100
Accounting fees and expenses	2,885,000
Printing and engraving expenses	500,000
Transfer agent fees and expenses	15,000
Miscellaneous	1,318,584

Total	$9,699,765

*	To be filed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On December 20, 2010, Benton E. Kraner, our President and Chief Operating Officer, purchased 10 shares of our common stock for a purchase price of $100 in a private offering. We will repurchase these shares at cost upon completion of this offering. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Prior to or concurrently with the completion of this offering, an aggregate of 19,785,540 operating partnership units will be issued to certain persons and entities owning interests in the entities that own the properties comprising our portfolio of properties in connection with the formation transactions. All of such persons and entities had substantive, pre-existing relationships with us. All of such persons and entities are “accredited investors” as defined in Regulation D of the Securities Act. The issuance of such operating partnership units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or recission.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company. In addition, our 2011 incentive plan requires us to indemnify our directors and members of our compensation committee in connection with the performance of their duties, responsibilities and obligations under our 2011 incentive plan, to the maximum extent permitted by Maryland law.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our operating partnership’s partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. Furthermore, following completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Exhibit Description

1	.1*	Underwriting Agreement among Schottenstein Realty Trust, Inc. and the underwriters named therein
3	.1†	Form of Articles of Amendment and Restatement of Schottenstein Realty Trust, Inc.
3	.2†	Form of Bylaws of Schottenstein Realty Trust, Inc.
4	.1†	Form of Specimen Common Stock Certificate of Schottenstein Realty Trust, Inc.
5	.1*	Opinion of Venable LLP (including consent of such firm)
8	.1*	Tax Opinion of Greenberg Traurig, LLP (including consent of such firm)
10	.1†	Form of Agreement of Limited Partnership of Schottenstein Realty LP
10	.2†	Form of Registration Rights Agreement among Schottenstein Realty Trust, Inc. and the persons named therein
10	.3†	Schottenstein Realty Trust, Inc. 2011 Incentive Plan
10	.4†	Form of Restricted Stock Agreement
10	.5†	Form of LTIP Agreement
10	.6†	Form of Tax Protection Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P. and each of the persons named on the signature page thereto
10	.7†	Form of Indemnification Agreement among Schottenstein Realty Trust, Inc. and its directors and officers
10	.8†	Form of Second Amended and Restated Contribution Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P., and the persons named on the signature page thereto
10	.9†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jay L. Schottenstein
10	.10†	Employment Agreement between Schottenstein Realty Trust, Inc. and Benton E. Kraner
10	.11†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jeffrey S. Gould
10	.12†	Employment Agreement between Schottenstein Realty Trust, Inc. and James A. Fleming
10	.13†	Employment Agreement between Schottenstein Realty Trust, Inc. and Joseph A. Schottenstein
10	.14†	Employment Agreement between Schottenstein Realty Trust, Inc. and Tod H. Friedman
10	.15†	Employment Agreement between Schottenstein Realty Trust, Inc. and Mark S. Ungar
10	.16†	Employment Agreement between Schottenstein Realty Trust, Inc. and Charles M. Seall, Jr.
10	.17†	Form of Management Agreement
10	.18†	Form of Shared Services Agreement between Schottenstein Realty Trust, Inc. and American Signature, Inc.
21	.1*	List of Subsidiaries of Schottenstein Realty Trust, Inc.
23	.1*	Consent of Venable LLP (included in Exhibits 5.1)
23	.2*	Consent of Greenberg Traurig LLP (included in Exhibit 8.1)
23.3		Consent of PricewaterhouseCoopers LLP
23	.4†	Consent of Rosen Consulting Group
23	.5†	Consent of Seth R. Johnson
23	.6†	Consent of Jerry W. Levin
23	.7†	Consent of David J. Nettina
23	.8†	Consent of Dale Anne Reiss
23	.9†	Consent of James L. Weisman
23	.10†	Consent of Malcolm I. Hoenlein
24	.1†	Power of Attorney (included on the signature page to the registration statement)

†	Previously filed.

*	To be filed by amendment.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 2, 2011.

Schottenstein Realty Trust, Inc.

By:	/s/ Jay L. Schottenstein
Name:     Jay L. Schottenstein

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Jay L. Schottenstein Jay L. Schottenstein	Chairman and Chief Executive Officer (Principal Executive Officer)	May 2, 2011

By:	/s/ Benton E. Kraner Benton E. Kraner	Director, President and Chief Operating Officer	May 2, 2011

By:	/s/ Joseph A. Schottenstein Joseph A. Schottenstein	Director and Executive Vice President — Acquisitions and Leasing	May 2, 2011

By:	/s/ James A. Fleming James A. Fleming	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2011

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1*	Underwriting Agreement among Schottenstein Realty Trust, Inc. and the underwriters named therein
3	.1†	Form of Articles of Amendment and Restatement of Schottenstein Realty Trust, Inc.
3	.2†	Form of Bylaws of Schottenstein Realty Trust, Inc.
4	.1†	Form of Specimen Common Stock Certificate of Schottenstein Realty Trust, Inc.
5	.1*	Opinion of Venable LLP (including consent of such firm)
8	.1*	Tax Opinion of Greenberg Traurig, LLP (including consent of such firm)
10	.1†	Form of Agreement of Limited Partnership of Schottenstein Realty LP
10	.2†	Form of Registration Rights Agreement among Schottenstein Realty Trust, Inc. and the persons named therein
10	.3†	Schottenstein Realty Trust, Inc. 2011 Incentive Plan
10	.4†	Form of Restricted Stock Agreement
10	.5†	Form of LTIP Agreement
10	.6†	Form of Tax Protection Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P. and each of the persons named on the signature page thereto
10	.7†	Form of Indemnification Agreement among Schottenstein Realty Trust, Inc. and its directors and officers
10	.8†	Form of Second Amended and Restated Contribution Agreement among Schottenstein Realty Trust, Inc., Schottenstein Realty, L.P., and the persons named on the signature page thereto
10	.9†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jay L. Schottenstein
10	.10†	Employment Agreement between Schottenstein Realty Trust, Inc. and Benton E. Kraner
10	.11†	Employment Agreement between Schottenstein Realty Trust, Inc. and Jeffrey S. Gould
10	.12†	Employment Agreement between Schottenstein Realty Trust, Inc. and James A. Fleming
10	.13†	Employment Agreement between Schottenstein Realty Trust, Inc. and Joseph A. Schottenstein
10	.14†	Employment Agreement between Schottenstein Realty Trust, Inc. and Tod H. Friedman
10	.15†	Employment Agreement between Schottenstein Realty Trust, Inc. and Mark S. Ungar
10	.16†	Employment Agreement between Schottenstein Realty Trust, Inc. and Charles M. Seall, Jr.
10	.17†	Form of Management Agreement
10	.18†	Form of Shared Services Agreement between Schottenstein Realty Trust, Inc. and American Signature, Inc.
21	.1*	List of Subsidiaries of Schottenstein Realty Trust, Inc.
23	.1*	Consent of Venable LLP (included in Exhibits 5.1)
23	.2*	Consent of Greenberg Traurig LLP (included in Exhibit 8.1)
23.3		Consent of PricewaterhouseCoopers LLP
23	.4†	Consent of Rosen Consulting Group
23	.5†	Consent of Seth R. Johnson
23	.6†	Consent of Jerry W. Levin
23	.7†	Consent of David J. Nettina
23	.8†	Consent of Dale Anne Reiss
23	.9†	Consent of James L. Weisman
23	.10†	Consent of Malcolm I. Hoenlein
24	.1†	Power of Attorney (included on the signature page to the registration statement)

†	Previously filed.

*	To be filed by amendment.